            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                               January 4, 2000.

                                                               FILE NO. 33-53690
                                                               FILE NO. 811-7310

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM N-1A

                       REGISTRATION STATEMENT UNDER THE
                          SECURITIES ACT OF 1933 /X/
                          PRE-EFFECTIVE AMENDMENT / /
                      POST-EFFECTIVE AMENDMENT NO. 23 /X/
                                      AND
                       REGISTRATION STATEMENT UNDER THE
                      INVESTMENT COMPANY ACT OF 1940 /X/

                             AMENDMENT NO. 21 /X/

                                   ARK FUNDS
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                           ONE FREEDOM VALLEY DRIVE
                                OAKS, PA 19456
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                         REGISTRANT'S TELEPHONE NUMBER
                                1-610-676-1000

                            LYNDA J. STRIEGEL, ESQ.
                         VICE PRESIDENT AND SECRETARY
                                   ARK FUNDS
                           ONE FREEDOM VALLEY DRIVE
                                OAKS, PA 19456
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                  COPIES TO:
                             ALAN C. PORTER, ESQ.
                      PIPER MARBURY RUDNICK & WOLFE L.L.P.
                            36 SOUTH CHARLES STREET
                           BALTIMORE, MARYLAND 21201

            IT IS PROPOSED THAT THIS FILING WILL BECOME EFFECTIVE:

             / / IMMEDIATELY UPON FILING PURSUANT TO PARAGRAPH (b)
                    / / ON [DATE] PURSUANT TO PARAGRAPH (b)
            / / 60 DAYS AFTER FILING PURSUANT TO PARAGRAPH (a) (1)

             /X/ 75 DAYS AFTER FILING PURSUANT TO PARAGRAPH (a)(2)
              / / ON [DATE] PURSUANT TO PARAGRAPH (a) OF RULE 485

                   IF APPROPRIATE, CHECK THE FOLLOWING BOX:

    / / THIS POST-EFFECTIVE AMENDMENT DESIGNATES A NEW EFFECTIVE DATE FOR A
                   PREVIOUSLY FILED POST-EFFECTIVE AMENDMENT

                                   ARK Funds

                                 Retail Shares

                              Class A and Class B

                                  Prospectus

                               March _____, 2000

                     U.S. Treasury Money Market Portfolio
                    U.S. Government Money Market Portfolio
                            Money Market Portfolio
                        Tax-Free Money Market Portfolio
                 PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO
                         Short-Term Treasury Portfolio
                          Maryland Tax-Free Portfolio
                        Pennsylvania Tax-Free Portfolio
                      Intermediate Fixed Income Portfolio
                        U.S. Government Bond Portfolio
                               Income Portfolio
                              Balanced Portfolio
                            Equity Income Portfolio
                            Value Equity Portfolio
                            Equity Index Portfolio
                          Blue Chip Equity Portfolio
                           Capital Growth Portfolio
                           Mid-Cap Equity Portfolio
                          Small-Cap Equity Portfolio
                   International Equity Selection Portfolio
                        International Equity Portfolio
                       Emerging Markets Equity Portfolio


                             Investment Advisors:
                       Allied Investment Advisors, Inc.
                      AIB Govett Asset Management Limited

               (subadviser to the International Equity Portfolio
                    and Emerging Markets Equity Portfolio)

    The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus.
            Any representation to the contrary is a crime offense.

                          How to Read This Prospectus

ARK Funds is a mutual fund family that offers different classes of shares in separate investment portfolios (Portfolios). The Portfolios have individual investment goals and strategies. This prospectus gives you important information about the Retail Class A and Class B Shares of the Portfolios that you should know before investing. Please read this prospectus and keep it for future reference.

Class A and Class B Shares have different expenses and other characteristics, allowing you to choose the class that best suits your needs. You should consider the amount you want to invest, how long you plan to have it invested, and whether you plan to make additional investments.

This prospectus has been arranged into different sections so that you can easily review this important information. On the next page, there is some general information you should know about the Portfolios. For more detailed information about each Portfolio, please see:

                                                   Page
  U.S. Treasury Money Market Portfolio............ XXX
  U.S. Government Money Market Portfolio.......... XXX
  Money Market Portfolio.......................... XXX
  Tax-Free Money Market Portfolio................. XXX
  Tax-Free Money Market Portfolio................. XXX
  Pennsylvania Tax-Free Money Market Portfolio.....XXX
  Short-Term Treasury Portfolio................... XXX
  Maryland Tax-Free Portfolio..................... XXX
  Pennsylvania Tax-Free Portfolio................. XXX
  Intermediate Fixed Income Portfolio............. XXX
  U.S. Government Bond Portfolio.................. XXX
  Income Portfolio................................ XXX
  Balanced Portfolio.............................. XXX
  Equity Income Portfolio......................... XXX
  Value Equity Portfolio.......................... XXX
  Equity Index Portfolio.......................... XXX
  Blue Chip Equity Portfolio...................... XXX
  Capital Growth Portfolio........................ XXX
  Mid-Cap Equity Portfolio........................ XXX
  Small-Cap Equity Portfolio...................... XXX
  International Equity Selection Portfolio........ XXX
  International Equity Portfolio.................. XXX
  Emerging Markets Equity Portfolio............... XXX

  More information about risk..........................  XXX
  Each Portfolio's other investments...................  XXX
  Investment Advisor...................................  XXX
  Purchasing, Selling and Exchanging Portfolio shares..  XXX
  Distribution of Portfolio Shares.....................  XXX
  Dividends and Distributions..........................  XXX
  Taxes................................................  XXX
  Financial Highlights.................................  XXX
  How to obtain more information about ARK Funds.......  Back Cover

INTRODUCTION - INFORMATION COMMON TO ALL PORTFOLIOS

Each Portfolio is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Portfolio has its own investment goal and strategies for reaching that goal. The investment advisor invests each Portfolio's assets in a way that it believes will help a Portfolio achieve its goal. Still, investing in each Portfolio involves risk, and there is no guarantee that a Portfolio will achieve its goal. The investment advisor's judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the investment advisor does, you could lose money on your investment in a Portfolio, just as you could with other investments. A Portfolio share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The value of your investment in a Portfolio (other than a money market fund Portfolio) is based on the market prices of the securities the Portfolio holds. These prices change daily due to economic and other events that affect particular companies and other issuers. These price movements, sometimes called volatility, may be greater or lesser depending on the types of securities a Portfolio owns and the markets in which they trade. The effect on a Portfolio of a change in the value of a single security will depend on how widely the Portfolio diversifies its holdings.

The U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio and Pennsylvania Tax-Free Money Market Portfolio try to maintain a constant price per share of $1.00, but there is no guarantee that these Portfolios will achieve this goal.

ARK U.S. TREASURY MONEY MARKET PORTFOLIO

Portfolio Summary


Investment Goal                   Maximizing current income and providing
                                  liquidity and security of principal

Investment Focus                  Short-term U.S. Treasury securities

Share Price Volatility            Very low

Principal Investment Strategy     Investing in U.S. Treasury obligations

Investor Profile                  Conservative investors seeking current income
                                  through a low-risk, liquid investment


Investment Strategy of the U.S. Treasury Money Market Portfolio

The U.S. Treasury Money Market Portfolio seeks its investment goal by investing exclusively in U.S. Treasury obligations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Treasury Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for four years.

                         1996             4.77%
                         1997             4.77%
                         1998             4.55%
                         1999             ____%


                     Best Quarter      Worst Quarter
                           %               %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data 100% U.S. Treasury Average.

Class A Shares                                       1 Year     Since Inception
-------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio                   %            %*
IBC/Financial Data 100% U.S. Treasury Average          %            %**

*  Since December 15, 1995.
** Since November 30, 1995.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data 100% U.S. Treasury Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                           Class A Shares
------------------------------------------------------------------------------
     Investment Advisory Fees                                  0.25%
     Distribution (12b-1) Fees                                 0.25%
     Other Expenses                                            0.34%
                                                               ----
Total Annual Portfolio Operating Expenses                      0.84%
     Fee Waivers and Expense Reimbursements                    0.12%
                                                               ----
Total Net Operating Expenses                                   0.72%*
                                                               ----

------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.72% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


     U.S. Treasury Money Market Portfolio - Class A Shares       0.69%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

           1 Year            3 Years         5 Years         10 Years
            $74               $256            $454            $1,026

ARK U.S. GOVERNMENT MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                    Maximizing current income and providing
                                   liquidity and security of principal

Investment Focus                   Short-term U.S. government securities

Share Price Volatility             Very low

Principal Investment Strategy      Investing in U.S. government obligations and
                                   repurchase agreements

Investor Profile                   Conservative investors seeking current income
                                   through a low-risk, liquid investment

Investment Strategy of the U.S. Government Money Market Portfolio

The U.S. Government Money Market Portfolio seeks its investment goal by investing exclusively in obligations issued by the U.S. government and its agencies and instrumentalities and in repurchase agreements.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Government Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows the performance of the Portfolio's Class A Shares from year to year for two years.

                    1998            4.96%
                    1999                %

                 Best Quarter     Worst Quarter
                      %                %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data U.S. Government and Agencies Average.

Class A Shares                                                1 Year   Since Inception
---------------------------------------------------------------------------------------
U.S. Government Money Market Portfolio                          %           %*
IBC/Financial Data U.S. Government and Agencies Average         %           %**

*  Since July 7, 1997.
** Since June 30, 1997.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data U.S. Government and Agencies Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                   Class A Shares
------------------------------------------------------------------------------
     Investment Advisory Fees                          0.25%
     Distribution (12b-1) Fees                         0.25%
     Other Expenses                                    0.33%
                                                       ----
Total Annual Portfolio Operating Expenses              0.83%
     Fee Waivers and Expense Reimbursements            0.17%
                                                       ----
Total Net Operating Expenses                           0.66%*
                                                       ----

------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.66% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

    U.S. Government Money Market Portfolio - Class A Shares     0.63%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year            3 Years            5 Years           10 Years
           $67                $248              $444              $1,010

ARK MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                   Maximizing current income and providing
                                  liquidity and security of principal

Investment Focus                  Short-term money market instruments

Share Price Volatility            Very low

Principal Investment Strategy     Investing in high-quality U.S. dollar-
                                  denominated money market securities

Investor Profile                  Conservative investors seeking current income
                                  through a low-risk, liquid investment


Investment Strategy of the Money Market Portfolio

The Money Market Portfolio seeks its investment goal by investing primarily in high-quality, short-term U.S. dollar-denominated debt securities issued by corporations, the U.S. government and banks, including U.S. and foreign branches of U.S. banks and U.S. branches of foreign banks. At least 95% of such securities are rated in the highest rating category by two or more nationally recognized statistical rating organizations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for five years. The Portfolio's Class B Shares commenced operations on January 22, 1999 and do not have a full calendar year of performance.


                    1995             5.65%
                    1996             5.04%
                    1997             5.21%
                    1998             5.12%
                    1999                 %

                 Best Quarter     Worst Quarter
                      %                %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data First Tier Average.

                                            1 Year     5 Years     Since Inception
--------------------------------------------------------------------------------------------------------------------
Money Market Portfolio Class A Shares            %          %*          %*
IBC/Financial Data First Tier Average            %          %**         %**

*  Since March 2, 1994.
** Since February 28, 1994.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data First Tier Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                Class A Shares    Class B Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                      0.25%              0.25%
     Distribution (12b-1) Fees                     0.25%              0.75%
     Other Expenses                                0.32%              0.42%
                                                   ----               ----
Total Annual Portfolio Operating Expenses          0.82%              1.42%
     Fee Waivers and Expense Reimbursements        0.20%              0.11%
                                                   ----               ----
Total Net Operating Expenses                       0.62%*             1.31%*
                                                   ----               ----
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A and Class B Shares in order to keep total operating expenses from exceeding 0.62% and 1.31%, respectively, until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


     Money Market Portfolio - Class A Shares        0.59%
     Money Market Portfolio - Class B Shares        1.28%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example
This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:

                           1 Year     3 Years     5 Years       10 Years
Class A Shares             $ 63        $242         $435         $  995
Class B Shares*            $633        $739         $966         $1,452

If you do not sell your shares at the end of the period:

                           1 Year     3 Years     5 Years       10 Years
Class A Shares             $ 63        $242        $435          $  995
Class B Shares*            $133        $439        $766          $1,452

* In certain circumstances involving redemptions of Class B Shares that were obtained by exchanging Class B Shares of another Portfolio for Class B Shares of the Money Market Portfolio, a contingent deferred sales charge will apply. The contingent deferred sales charge applied will be equal to the charge that would have applied had Class B Shares of another Portfolio not been exchanged for Class B Shares of the Money Market Portfolio. See "Selling Fund Shares."

ARK TAX-FREE MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                  Maximizing current income exempt from Federal
                                 income taxes and providing liquidity and security of principal

Investment Focus                 Short-term, high-quality municipal money market
                                 obligations

Share Price Volatility           Very low

Principal Investment Strategy    Investing in tax-exempt U.S. dollar-denominated
                                 money market securities

Investor Profile                 Conservative investors seeking tax-exempt
                                 income through a low-risk, liquid investment


Investment Strategy of the Tax-Free Money Market Portfolio

The Tax-Free Money Market Portfolio seeks its investment goal by investing substantially all of its assets in a broad range of high-quality, short-term municipal money market instruments that pay interest that is exempt from Federal income taxes. The issuers of these securities may be state and local governments and agencies located in any of the 50 states, the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is well diversified among issuers and comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the Alternative Minimum Tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Tax-Free Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for five years.


               1995            3.55%
               1996            3.08%
               1997            3.14%
               1998            2.92%
               1999                %

           Best Quarter     Worst Quarter
                %                %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data Stockbroker & General Purpose Average.

Class A Shares                                               1 Year       5 Years        Since Inception
-----------------------------------------------------------------------------------------------------------
Tax-Free Money Market Portfolio                                 %           %*                %*
IBC/Financial Data Stockbroker & General Purpose Average        %           %**               %**

*  Since March 15, 1994.
** Since February 28, 1994.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data Stockbroker & General Purpose Average is a composite of mutual funds with goals similar to the Portfolio's goals.

ARK PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                    Maximizing current income exempt from Federal
                                   and Pennsylvania state income taxes and
                                   providing liquidity and security of principal

Investment Focus                   Short-term, high-quality Pennsylvania
                                   municipal money market obligations

Share Price Volatility             Very low

Principal Investment Strategy      Investing in tax-exempt U.S. dollar-
                                   denominated money market securities of
                                   Pennsylvania issuers

Investor Profile                   Conservative investors seeking income exempt
                                   from Federal and Pennsylvania state income taxes through a low-risk, liquid investment

Investment Strategy of the Pennsylvania Tax-Free Money Market Portfolio

The Pennsylvania Tax-Free Money Market Portfolio seeks its investment goal by investing substantially all of its assets in a broad range of high-quality, short-term municipal money market instruments that pay interest exempt from Federal and Pennsylvania state income taxes. The principal issuers of these securities may be state and local governments and agencies located in Pennsylvania, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the Alternative Minimum Tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Pennsylvania Tax-Free Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

The Portfolio's concentration of investments in securities of issuers located in Pennsylvania subjects the Portfolio to the effects of economic and government policies of Pennsylvania.


Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                               Class A Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                                      0.25%
     Distribution (12b-1) Fees                                     0.25%
     Other Expenses                                                0.35%
                                                                   ----
Total Annual Portfolio Operating Expenses                          0.85%
     Fee Waivers and Expense Reimbursements                        0.22%
                                                                   ----
Total Net Operating Expenses                                       0.63%*
                                                                   ----
________________________________________________________________________________
* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.63% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Pennsylvania Tax-Free Money Market Portfolio - Class          0.60%
     A Shares

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

       1 Year               3 Years               5 Years             10 Years
         $                     $                      $                   $

ARK SHORT-TERM TREASURY PORTFOLIO

Portfolio Summary

Investment Goal                    Current income with relative stability of
                                   principal

Investment Focus                   Short-term U.S. Treasury securities

Share Price Volatility             Low

Principal Investment Strategy      Investing in short-term fixed income
                                   securities issued or guaranteed by the U.S.
                                   Treasury

Investor Profile                   Investors seeking to preserve principal and
                                   earn current income


Investment Strategy of the Short-Term Treasury Portfolio

The Short-Term Treasury Portfolio seeks its investment goal by investing exclusively in fixed income securities issued directly by the U.S. Treasury. The Portfolio's Advisor will select securities that are backed by the U.S. Treasury that pay interest that is exempt from state and local taxes. The Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions. The Portfolio normally invests in short-term securities, and the Portfolio will typically have a dollar-weighted average maturity of approximately two years.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, as well as its capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decrease in interest rates.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Short-Term Treasury Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for three years.

                         1997                   5.71%
                         1998                   6.20%
                         1999                   ____%

                     Best Quarter           Worst Quarter
                             %                      %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman 1-3 Year Government Bond Index.

Class A Shares                                   1 Year        Since Inception
------------------------------------------------------------------------------
Short-Term Treasury Portfolio                         %                  %*
Lehman 1-3 Year Government Bond Index                 %                  %**

*    Since September 9, 1996.
**   Since August 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman 1-3 Year Government Bond Index is a widely recognized index of U.S. government obligations with maturities of between one and three years.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                             Class A Shares
------------------------------------------------------------------------------

     Investment Advisory Fees                                     0.35%
     Distribution (12b-1) Fees                                    0.40%
     Other Expenses                                               0.38%
                                                                  ----
Total Annual Portfolio Operating Expenses                         1.13%
     Fee Waivers and Expense Reimbursements                       0.21%
                                                                  ----
Total Net Operating Expenses                                      0.92%*
                                                                  ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.92% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Short-Term Treasury Portfolio - Class A Shares               0.83%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

       1 Year                3 Years              5 Years               10 Years
         $94                   $338                 $602                 $1,356

ARK MARYLAND TAX-FREE PORTFOLIO

Portfolio Summary

Investment Goal                         Current income exempt from Federal and
                                        Maryland state and local income taxes

Investment Focus                        Maryland municipal securities

Share Price Volatility                  Low to medium

Principal Investment Strategy           Investing in attractively priced
                                        Maryland municipal securities

Investor Profile                        Investors seeking income exempt from
                                        Federal and Maryland state and local
                                        income taxes


Investment Strategy of the Maryland Tax-Free Portfolio

The Maryland Tax-Free Portfolio seeks its investment goal by investing primarily in municipal securities that generate income exempt from Federal and Maryland state and local income taxes. The principal issuers of these securities are state and local governments and agencies located in Maryland, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio normally invests in securities with long and intermediate maturities, and the Portfolio will typically have a dollar-weighted average maturity of seven to 12 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities, the Portfolio's Advisor considers the future direction of interest rates and the shape of the yield curve, as well as credit quality and sector allocation issues. Normally, the Portfolio's assets will be invested in securities that are not subject to Federal taxes, including the Alternative Minimum Tax.

Principal Risks of Investing in the Maryland Tax-Free Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

The Portfolio's concentration of investments in securities of issuers located in Maryland subjects the Portfolio to the effects of economic and government policies of Maryland.

The Portfolio is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Portfolio may be more susceptible to a single adverse economic or political occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. The bar chart which follows shows changes in the performance of the Portfolio's Class A Shares from year to year for two years. The Portfolio's Class B Shares commenced operations on September 1, 1999, and do not have a full calendar year of performance.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                         1998                     5.46%
                         1999                     ____%

                     Best Quarter             Worst Quarter
                             %                        %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman 10 Year Municipal Bond Index and the Lehman 7 Year Municipal Bond Index.

                                                   1 Year    Since Inception
--------------------------------------------------------------------------------
Maryland Tax-Free Portfolio - Class A Shares            %                  %*
Lehman 10 Year Municipal Bond Index                     %                  %**
Lehman 7 Year Municipal Bond Index                      %                  %**
Maryland Tax-Free Portfolio - Class B Shares            %                  %***
Lehman 10 Year Municipal Bond Index                     %                  %****
Lehman 7 Year Municipal Bond Index                      %                  %****

*    Since January 2, 1997.
**   Since December 31, 1996.
*** Class B Shares of the Portfolio were offered beginning September 1, 1999. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares, which were offered beginning November 15, 1996. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the maximum contingent deferred sales charge applicable to Class B Shares in year one only, but does not reflect the Class B Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
**** Since November 30, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman 10 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between eight and 12 years. The Lehman 7 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between six and eight years.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                              Class A Shares    Class B Shares
--------------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                4.50%*            None
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)          None              5.00%**
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                              None              None
Redemption Fee (as a percentage of amount redeemed, if applicable)                 None              None
Exchange Fee                                                                       None              None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."
** A sales charge is imposed if you sell Class B Shares within six years of your purchase. See "Selling Fund Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.


Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                  Class A Shares  Class B Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                          0.65%           0.65%
     Distribution (12b-1) Fees                         0.30%           0.75%
     Other Expenses                                    0.35%           0.45%**
                                                       ----            ----
Total Annual Portfolio Operating Expenses              1.30%           1.85%
     Fee Waivers and Expense Reimbursements            0.27%           0.07%
                                                       ----            ----
Total Net Operating Expenses                           1.03%*          1.78%*
                                                       ----            ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A and Class B Shares in order to keep total operating expenses from exceeding 1.03% and 1.78%, respectively, until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Maryland Tax-Free Portfolio - Class A Shares      0.94%
     Maryland Tax-Free Portfolio - Class B Shares      1.69%

**   Other Expenses for Class B shares are estimated for the current fiscal year.

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:

                             1 Year      3 Years         5 Years       10 Years
Class A Shares                $550         $818           $1,106        $1,925
Class B Shares                $681         $875           $1,194        $1,953

If you do not sell your shares at the end of the period:

                             1 Year      3 Years         5 Years       10 Years
Class A Shares                $550         $818           $1,106        $1,925
Class B Shares                $181         $575           $  994        $1,953

ARK PENNSYLVANIA TAX-FREE PORTFOLIO

Portfolio Summary

Investment Goal                         Current income exempt from Federal and
                                        Pennsylvania state income taxes

Investment Focus                        Pennsylvania municipal securities

Share Price Volatility                  Low to medium

Principal Investment Strategy           Investing in attractively priced
                                        Pennsylvania municipal securities

Investor Profile                        Investors seeking income exempt from
                                        Federal and Pennsylvania state income
                                        taxes


Investment Strategy of the Pennsylvania Tax-Free Portfolio

The Pennsylvania Tax-Free Portfolio seeks its investment goal by investing primarily in municipal securities that generate income exempt from Federal and Pennsylvania state income taxes. The principal issuers of these securities are state and local governments and agencies located in Pennsylvania, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio normally invests in securities with long and intermediate maturities, and the Portfolio will typically have a dollar-weighted average maturity of seven to 12 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities, the Portfolio's Advisor considers the future direction of interest rates and the shape of the yield curve, as well as credit quality and sector allocation issues. Normally, the Portfolio's assets will be invested in securities that are not subject to Federal taxes, including the Alternative Minimum Tax.

Principal Risks of Investing in the Pennsylvania Tax-Free Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

The Portfolio's concentration of investments in securities of issuers located in Pennsylvania subjects the Portfolio to the effects of economic and government policies of Pennsylvania.

The Portfolio is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Portfolio may be more susceptible to a single adverse economic or political occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. The bar chart shows changes in the performance of the Portfolio's Class A Shares for the most recent year. The Portfolio's Class B Shares commenced operations on September 1, 1999, and do not have a full calendar year of performance.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                              1997                     6.63%
                              1998                     5.09%
                              1999                     ____%

                           Best Quarter            Worst Quarter
                                  %                        %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman 10 Year Municipal Bond Index and the Lehman 7 Year Municipal Bond Index.

                                                      1 Year    Since Inception
-------------------------------------------------------------------------------
Pennsylvania Tax-Free Portfolio - Class A Shares           %*              %*
Pennsylvania Tax-Free Portfolio - Class B Shares           %**             %**
Lehman 10 Year Municipal Bond Index                        %               %***
Lehman 7 Year Municipal Bond Index                         %               %***

* Class A Shares of the Pennsylvania Tax-Free Portfolio were offered beginning March 23, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares. For Institutional Class Shares, performance presented prior to March 22, 1998, reflects the performance of the Marketvest Pennsylvania Intermediate Municipal Bond Fund shares, which were offered beginning March 31, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the sales charge applicable to Class A Shares, but does not reflect the Class A Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
** Class B Shares of the Portfolio were offered beginning September 1, 1999. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares. For Institutional Class Shares, performance presented prior to March 22, 1998, reflects the performance of the Marketvest Pennsylvania Intermediate Municipal Bond Fund shares, which were offered beginning March 31, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance for the Institutional Class Shares has been adjusted for the maximum contingent deferred sales charge applicable to Class B shares in year one only, but does not reflect the Class B Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
***  Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman 10 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between eight and 12 years. The Lehman 7 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between six and eight years.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                            Class A Shares   Class B Shares
-----------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                              4.50%*          None
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)        None            5.00%**
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
     Distributions (as a percentage of offering price)                           None            None
Redemption Fee (as a percentage of amount redeemed, if applicable)               None            None
Exchange Fee                                                                     None            None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."
** A sales charge is imposed if you sell Class B Shares within six years of your purchase. See "Selling Fund Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.


Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                  Class A Shares  Class B Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                           0.65%          0.65%
     Distribution (12b-1) Fees                          0.30%          0.75%
     Other Expenses                                     0.35%          0.45%**
                                                        ----           ----
Total Annual Portfolio Operating Expenses               1.30%          1.85%
                                                                       ----
     Fee Waivers and Expense Reimbursements             0.11%
                                                        ----
Total Net Operating Expenses                            1.19%*
                                                        ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A Shares in order to keep total operating expenses from exceeding 1.19% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Pennsylvania Tax-Free Portfolio - Class A Shares   1.10%

**   Other Expenses for Class B shares are estimated for the current fiscal year.

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:

                         1 Year         3 Years        5 Years        10 Years
Class A Shares            $566            $833          $1,121         $1,938
Class B Shares            $688            $882          $1,201         $1,958

If you do not sell your shares at the end of the period:

                         1 Year         3 Years        5 Years        10 Years
Class A Shares            $566           $833           $1,121         $1,938
Class B Shares            $188           $582           $1,001         $1,958

ARK INTERMEDIATE FIXED INCOME PORTFOLIO

Portfolio Summary

Investment Goal                         Current income

Investment Focus                        Intermediate-term investment-grade fixed
                                        income securities

Share Price Volatility                  Low to medium

Principal Investment Strategy           Investing in U.S. intermediate-term
                                        government and corporate fixed income
                                        securities

Investor Profile                        Investors seeking current income who are
                                        willing to accept the risks of investing in fixed income securities


Investment Strategy of the Intermediate Fixed Income Portfolio

The Intermediate Fixed Income Portfolio seeks its investment goal by investing primarily in U.S. investment-grade corporate and government fixed income securities, including mortgage-backed securities. The Portfolio's Advisor will select investment-grade fixed income securities and unrated securities determined to be of comparable quality. The Portfolio normally invests in securities with intermediate maturities, and the Portfolio will typically have a dollar-weighted average maturity of three to 10 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, credit quality, capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decline in interest rates.

Principal Risks of Investing in the Intermediate Fixed Income Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore calculate how they will respond to changes in interest rates. The Portfolio may have to reinvest prepaid amounts at lower interest rates. This risk of prepayment is an additional risk of mortgage-backed securities.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does note necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class Shares from year to year for three years. The Portfolio's Class A shares have not commenced operations.

                         1997                7.58%
                         1998                7.63%
                         1999                ____%

                     Best Quarter       Worst Quarter
                             %                   %


The table which follows compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman Intermediate Government/Corporate Bond Index.

Class A Shares                                          1 Year   Since Inception
--------------------------------------------------------------------------------
Intermediate Fixed Income Portfolio                          %            %*
Lehman Intermediate Government/Corporate Bond Index          %            %**

* The performance information shown represents performance of the Intermediate Fixed Income Portfolio's Institutional Class Shares, which were offered beginning November 18, 1996. Class A Shares are not currently being offered. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the sales charge applicable to Class A Shares, but does not reflect the Class A Shares' Rule 12b-1 fees and expenses. With these adjustments, performance would be lower than that shown.
**   Since November 30, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman Intermediate Government/Corporate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. Treasury securities, U.S. government agency obligations, corporate debt securities backed by the U.S. government and fixed-rate nonconvertible corporate debt securities backed by the U.S. government, fixed-rate nonconvertible debt securities issued by or guaranteed by foreign governments and agencies. All securities in the index are rated investment-grade
(BBB) or higher, with maturities of one to 10 years.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                 Class A Shares
-----------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                    4.50%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None
Exchange Fee                                                                           None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                               Class A Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                                     0.60%
     Distribution (12b-1) Fees                                    0.30%
     Other Expenses                                               0.36%
                                                                  ----
Total Annual Portfolio Operating Expenses                         1.26%
     Fee Waivers and Expense Reimbursements                       0.22%
                                                                  ----
Total Net Operating Expenses                                      1.04%*
                                                                  ----
________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.04% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


    Intermediate Fixed Income Portfolio - Class A Shares     0.95%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

      1 Year            3 Years             5 Years               10 Years
      $551              $811                $1,090                $1,886

ARK U.S. GOVERNMENT BOND PORTFOLIO

Portfolio Summary

Investment Goal                              Current income

Investment Focus                             U.S. government securities

Share Price Volatility                       Low to medium

Principal Investment Strategy                Investing in U.S. government fixed income securities

Investor Profile                             Investors seeking current income who are willing to accept the risks of investing in fixed income securities

Investment Strategy of the U.S. Government Bond Portfolio

The U.S. Government Bond Portfolio seeks its investment goal by investing primarily in fixed income securities issued or guaranteed by the U.S. government and its agencies or instrumentalities, including mortgage-backed securities. The Portfolio also invests in a range of investment-grade corporate fixed income securities. The Portfolio normally invests in securities with intermediate maturities, and the Portfolio will typically have a dollar-weighted maturity of between three and 10 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, as well as its capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decrease in interest rates.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the U.S. Government Bond Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore calculate how the securities will respond to changes in interest rates. The Portfolio may have to reinvest prepaid amounts at lower interest rates. This risk of prepayment is an additional risk of mortgage-backed securities.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Class A Shares for the most recent year.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                        1997                   6.70%
                        1998                  15.36%
                        1999                       %

                     Best Quarter           Worst Quarter
                           %                        %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman Intermediate
Government/Corporate Bond Index.

Class A Shares                                                 1 Year                 Since Inception
--------------------------------------------------------------------------------------------------------------------
U.S. Government Bond Portfolio                                     %*                         %*
Lehman Intermediate Government/Corporate Bond Index                %                          %**

* Class A Shares of the U.S. Government Bond Portfolio were offered beginning April 1, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares. For Institutional Class Shares, performance presented prior to March 22, 1998 reflects the performance of the Marketvest U.S. Government Bond Fund shares, which were offered beginning March 31, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the sales charge applicable to Class A Shares, but does not reflect the Class A Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
**   Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman Intermediate Government/Corporate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. Treasury securities, U.S. Government agency obligations, corporate debt securities, fixed-rate nonconvertible corporate debt securities, Yankee bonds and nonconvertible corporate debt securities issued by or guaranteed by foreign governments and agencies. All securities in the index are rated investment-grade
(BBB) or higher, with maturities of one to 10 years.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                     Class A Shares
---------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                       4.50%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)                 None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                     None
Redemption Fee (as a percentage of amount redeemed, if applicable)                        None
Exchange Fee                                                                              None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                Class A Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                                       0.75%
     Distribution (12b-1) Fees                                      0.30%
     Other Expenses                                                 0.34%
                                                                    ----
Total Annual Portfolio Operating Expenses                           1.39%
     Fee Waivers and Expense Reimbursements                         0.20%
                                                                    ----
Total Net Operating Expenses                                        1.19%*
                                                                    ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.19% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     U.S. Government Bond Portfolio - Class A Shares                 1.10%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year                       3 Years                       5 Years                       10 Years
           $566                          $851                         $1,158                         $2,027

ARK INCOME PORTFOLIO

Portfolio Summary

Investment Goal                                 Current income and capital growth

Investment Focus                                Investment-grade fixed income securities

Share Price Volatility                          Medium

Principal Investment Strategy                   Investing in U.S. government and corporate fixed income
                                                securities with varying maturities

Investor Profile                                Investors seeking current income and growth of capital
                                                who are willing to accept the risks of investing in fixed
                                                income securities

Investment Strategy of the Income Portfolio

The Income Portfolio seeks its investment goal by investing primarily in U.S. investment-grade corporate and government fixed income securities, including mortgage-backed securities. The Portfolio's Advisor will generally select investment-grade fixed income securities and unrated securities determined to be of comparable quality, but also may invest a limited percentage of the Portfolio's assets in lower rated debt securities (or "junk bonds"). The dollar-weighted average maturity of the Portfolio's investments will vary depending on market conditions, but will typically be between five and 20 years.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, credit quality, capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decline in interest rates.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Income Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore calculate how the securities will respond to changes in interest rates. The Portfolio may have to reinvest prepaid amounts at lower interest rates. This risk of prepayment is an additional risk of mortgage-backed securities.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Junk bonds involve greater risks of default or downgrade and are more volatile than investment-grade securities. Junk bonds involve a greater risk of price declines than investment-grade securities due to actual or perceived changes in an issuer's creditworthiness. In addition, issuers of junk bonds may be more susceptible than other issuers to economic downturns. Junk bonds are subject to the risk that the issuer may not be able to pay interest and ultimately to repay principal upon maturity. Discontinuation of these payments could substantially adversely affect the market value of the security.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for five years and the Portfolio's Class B Shares for the most recent year.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                        1995                17.99%
                        1996                 2.60%
                        1997                 9.22%
                        1998                 6.66%
                        1999                     %

                 Best Quarter            Worst Quarter
                          %                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman Aggregate Bond Index.

                                            1 Year             5 Year         Since Inception
----------------------------------------------------------------------------------------------
Income Portfolio Class A Shares              %                   %                %*
Lehman Aggregate-Bond Index                  %                   %                %**
Income Portfolio Class B Shares              %***                %***             %***
Lehman Aggregate Bond Index                  %                   %                %****

*    Since April 12, 1994.
**   Since March 31, 1994.
*** Class B Shares of the Income Portfolio were offered beginning September 14, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares, which were offered beginning July 16, 1993. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the maximum contingent deferred sales charge applicable to Class B Shares in year one only, but does not reflect the Class B Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
**** Since July 31, 1993.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman Aggregate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. government obligations, corporate debt securities, and AAA-rated mortgage-backed securities. All securities in the index are rated investment-grade (BBB) or higher, with maturities of at least one year.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares    Class B Shares
-------------------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                    4.50%*            None
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None              5.00%**
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None              None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None              None
Exchange Fee                                                                           None              None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."
** A sales charge is imposed if you sell Class B Shares within six years of your purchase. See "Selling Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                    Class A Shares         Class B Shares
--------------------------------------------------------------------------------------------------------------------------
     Investment Advisory Fees                                                  0.60%                   0.60%
     Distribution (12b-1) Fees                                                 0.30%                   0.75%
     Other Expenses                                                            0.35%                   0.45%
                                                                               ----                    ----
Total Annual Portfolio Operating Expenses                                      1.25%                   1.80%**
                                                                                                       ----
     Fee Waivers and Expense Reimbursements                                    0.20%
                                                                               ----
Total Net Operating Expenses                                                   1.05%*
                                                                               ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A Shares in order to keep total operating expenses from exceeding 1.05% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Income Portfolio - Class A Shares                  0.96%

**   The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Income Portfolio - Class B Shares                  1.71%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                           $552                  $810                $1,087                $1,876
Class B Shares                           $683                  $866                $1,175                $1,904

If you do not sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                           $552                  $810                $1,087                $1,876
Class B Shares                           $183                  $566                $  975                $1,904

ARK BALANCED PORTFOLIO

Portfolio Summary

Investment Goal                                      Long-term total return

Investment Focus                                     Common stocks and fixed income securities

Share Price Volatility                               Medium

Principal Investment Strategy                        Investing in stocks and bonds to generate total return

Investor Profile                                     Investors seeking total return by investing in a balanced
                                                     portfolio of fixed income and equity securities with
                                                     lower volatility than an all equity portfolio

Investment Strategy of the Balanced Portfolio

The Balanced Portfolio seeks its investment goal by investing primarily in a diverse portfolio of common stocks and investment-grade fixed income securities. The Portfolio's Advisor will select common stocks of established companies and mid-size and large companies. In evaluating securities for the Portfolio, the Advisor considers each company's current financial strength, revenue, earnings growth, and relative valuation of its stock. The Advisor will also purchase investment-grade fixed income securities with varying maturities, including corporate and government securities and mortgage-backed securities. The Advisor will adjust the Portfolio's asset mix based on its analysis of relative attractiveness and risk of bonds and stocks in connection with economic, financial and other market trends.

In selecting securities for the Portfolio, the Advisor attempts to maximize total return by purchasing a combination of common stocks and fixed income securities of U.S. issuers. The Advisor will also attempt to minimize price declines during equity market downturns by reallocating assets to fixed income securities. The dollar-weighted average maturity of the Portfolio's fixed income securities may vary depending on market conditions, but will typically be between five and 20 years.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Balanced Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The Portfolio is also subject to the risk that the Advisor's asset allocation decisions will not anticipate market trends successfully. For example, investing too heavily in common stocks during a stock market decline may result in a failure to preserve capital. Conversely, investing too heavily in fixed income securities during a period of stock market appreciation may result in lower total return.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. The bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for five years and the Portfolio's Class B Shares for the most recent year.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                        1995                     21.29%
                        1996                      7.83%
                        1997                     22.30%
                        1998                     24.61%
                        1999                          %

                    Best Quarter                 Worst Quarter
                           %                          %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index, Lehman Aggregate Bond Index and 60/40 Hybrid of the S&P 500 and Lehman Aggregate indices.

                                                                      1 Year               5 Years           Since Inception
-------------------------------------------------------------------------------------------------------------------------------
Balanced Portfolio Class A Shares                                       %                                          %*
S&P 500 Composite Index                                                 %                    %                     %**
Lehman Aggregate Bond Index                                             %                    %                     %**
60/40 Hybrid of the S&P 500 and Lehman Aggregate Bond                   %                    %                     %**
Balanced Portfolio Class B Shares                                       %***                 %***                  %***
S&P 500 Composite Index                                                 %                    %                     %****
Lehman Aggregate Bond Index                                             %                    %                     %****
60/40 Hybrid of the S&P 500 and Lehman Aggregate Bond                   %                    %                     %****

*    Since March 9, 1994.
**   Since February 28, 1994.
*** Class B Shares of the Portfolio were offered beginning September 14, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares which commenced operations on July 16, 1993. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the maximum contingent deferred sales charge applicable to Class B Shares in year one only, but does not reflect the Class B Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
**** Since July 31, 1993.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings. The Lehman Aggregate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. government obligations, corporate debt securities, and AAA-rated mortgage-backed securities. All securities in the index are rated investment-grade (BBB) or higher, with maturities of at least one year. The 60/40 Hybrid of the S&P 500 and Lehman Aggregate benchmark is comprised of two unmanaged indexes, weighted 60% S&P 500 Composite Index and 40% Lehman Aggregate Bond Index. The Portfolio uses a blended index because it is better suited to the Portfolio's objective.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares    Class B Shares
--------------------------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                    4.75%*            None
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None              5.00%**
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None              None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None              None
Exchange Fee                                                                           None              None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares.
** A sales charge is imposed if you sell Class B Shares within six years of your purchase. See "Selling Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                    Class A Shares         Class B Shares
--------------------------------------------------------------------------------------------------------------------------
     Investment Advisory Fees                                           0.65%                   0.65%
     Distribution (12b-1) Fees                                          0.40%                   0.75%
     Other Expenses                                                     0.36%                   0.46%
                                                                        ----                    ----
Total Annual Portfolio Operating Expenses                               1.41%                   1.86%**
                                                                                                ----
     Fee Waivers and Expense Reimbursements                             0.30%
                                                                        ----
Total Net Operating Expenses                                            1.11%*
                                                                        ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A Shares in order to keep total operating expenses from exceeding 1.11% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

    Balanced Portfolio - Class A Shares                 1.02%

**   The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Balanced Portfolio - Class B Shares                1.77%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                           $583                  $872                $1,182                $2,061
Class B Shares                           $689                  $885                $1,206                $2,008

If you do not sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                           $583                  $872                $1,182                $2,061
Class B Shares                           $189                  $585                $1,006                $2,008

ARK EQUITY INCOME PORTFOLIO

Portfolio Summary

Investment Goal                                      Current income and growth of capital

Investment Focus                                     Dividend-paying U.S. common stocks

Share Price Volatility                               Medium to high

Principal Investment Strategy                        Investing in stocks which have an above-average dividend
                                                     yield relative to the broad stock market

Investor Profile                                     Investors seeking current income and growth of capital who can tolerate the share price volatility of equity investing

Investment Strategy of the Equity Income Portfolio

The Equity Income Portfolio seeks its investment goal by investing primarily in dividend-paying U.S. common stocks and other equity securities. The Portfolio may, to a limited extent, purchase convertible and preferred stocks and investment-grade fixed income securities. The Portfolio's Advisor will build a broadly diversified portfolio of stocks of mid-size and large companies that have an above-average dividend yield relative to the broad stock market.

In selecting securities for the Portfolio, the Advisor purchases stocks of companies that have consistently paid dividends. In addition, the Advisor will generally invest in stocks of companies whose securities are attractively valued relative to comparable investments.

Principal Risks of Investing in the Equity Income Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows the performance of the Portfolio's Class A Shares from year to year for two years.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                        1998               8.43%
                        1999                   %

                    Best Quarter       Worst Quarter
                          %                    %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

Class A Shares                                    1 Year        Since Inception
--------------------------------------------------------------------------------
Equity Income Portfolio                             %                 %*
S&P 500 Composite Index                             %                 %**

*    Since May 9, 1997.
**   Since April 30, 1997.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares
--------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                    4.75%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None
Exchange Fee                                                                           None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                        Class A Shares
-----------------------------------------------------------------------------------------
     Investment Advisory Fees                                               0.70%
     Distribution (12b-1) Fees                                              0.40%
     Other Expenses                                                         0.33%
                                                                            ----
Total Annual Portfolio Operating Expenses                                   1.43%
     Fee Waivers and Expense Reimbursements                                 0.27%
                                                                            ----
Total Net Operating Expenses                                                1.16%*
                                                                            ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.16% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

    Equity Income Portfolio - Class A Shares            1.07%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year                       3 Years                       5 Years                       10 Years
           $588                         $881                         $1,195                         $2,085

ARK VALUE EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                                Growth of principal

Investment Focus                               U.S. common stocks

Share Price Volatility                         Medium to high

Principal Investment Strategy                  Investing in undervalued stocks of U.S. companies

Investor Profile                               Investors seeking long-term growth of principal who can
                                               tolerate the share price volatility of equity investing

Investment Strategy of the Value Equity Portfolio

The Value Equity Portfolio seeks its investment goal by investing primarily in a diversified portfolio of common stocks and other equity securities of U.S. issuers. The Portfolio's Advisor purchases stocks whose prices appear low when compared to measures such as present and/or future earnings and cash flows, as well as other out-of-favor stocks that the Advisor believes are undervalued by the market.

In selecting investments for the Portfolio, the Advisor emphasizes stocks with higher-than-average sales growth, higher-than-average return on equity, above-average free cash flow, and return on invested capital that exceeds the cost of capital. The Advisor will also weigh corporate management's ability to adjust to the dynamics of rapidly changing economic and business conditions. The Advisor's investment approach is based on the conviction that, over the long term, broad-based economic growth will be reflected in the growth of the revenues and earnings of publicly held corporations.

Principal Risks of Investing in the Value Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. This bar chart shows changes in the performance of the Portfolio's Class A Shares and Class B Shares for the most recent year.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                     1999                                    %

                 Best Quarter                          Worst Quarter
                      %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

                                                      1 Year        Since Inception
----------------------------------------------------------------------------------------
Value Equity Portfolio - Class A Shares                 %                %*
Value Equity Portfolio - Class B Shares                 %**              %**
S&P 500 Composite Index                                 %                %***

* Class A Shares of the Value Equity Portfolio were offered beginning April 1, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares. For Institutional Class Shares, performance presented prior to March 29, 1998 reflects the performance of the Marketvest Equity Fund shares, which were offered beginning March 31, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the sales charge applicable to Class A Shares, but does not reflect the Class A Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
** Class B Shares of the Portfolio were offered beginning September 14, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares. For Institutional Class Shares, performance presented prior to March 29, 1998 reflects the performance of the Marketvest Equity Fund shares, which were offered beginning March 31, 1996. The performance of the Institutional Class Shares has been adjusted for the maximum contingent deferred sales charge applicable to Class B Shares in year one only, but does not reflect the Class B Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
*** Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares    Class B Shares
-------------------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                   4.75%*            None
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)             None              5.00%**
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
  Distributions (as a percentage of offering price)                                   None              None
Redemption Fee (as a percentage of amount redeemed, if applicable)                    None              None
Exchange Fee                                                                          None              None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."
** A sales charge is imposed if you sell Class B Shares within six years of your purchase. See "Selling Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                  Class A Shares         Class B Shares
----------------------------------------------------------------------------------------------------------
     Investment Advisory Fees                                       1.00%                   1.00%
     Distribution (12b-1) Fees                                      0.40%                   0.75%
     Other Expenses                                                 0.34%                   0.44%
                                                                    ----                    ----
Total Annual Portfolio Operating Expenses                           1.74%                   2.19%
     Fee Waivers and Expense Reimbursements                         0.34%                   0.04%
                                                                    ----                    ----
Total Net Operating Expenses                                        1.40%*                  2.15%*
                                                                    ----                    ----
----------------------------------------------------------------------------------------------------------


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A and Class B Shares in order to keep total operating expenses from exceeding 1.40% and 2.15%, respectively, until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

    Value Equity Portfolio - Class A Shares                  1.31%
    Value Equity Portfolio - Class B Shares                  2.06%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                          $611                  $965                 $1,344                $2,402
Class B Shares                          $718                  $981                 $1,371                $2,354

If you do not sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                          $611                  $965                 $1,344                $2,402
Class B Shares                          $218                  $681                 $1,171                $2,354

ARK EQUITY INDEX PORTFOLIO

Portfolio Summary

Investment Goal                                      Investment results that correspond to the performance of
                                                     the S&P 500 Composite Index (S&P 500)

Investment Focus                                     U.S. common stocks

Share Price Volatility                               Medium to high

Principal Investment Strategy                        Attempts to replicate the performance of the S&P 500

Investor Profile                                     Investors seeking growth of capital who can tolerate the
                                                     share price volatility of equity investing

Investment Strategy of the Equity Index Portfolio

The Equity Index Portfolio seeks its investment goal by investing exclusively in securities listed in the S&P 500, which is comprised of 500 selected securities (mostly common stocks). The Portfolio is managed by utilizing a computer program that identifies which stocks should be purchased or sold in order to replicate, as closely as practicable, the composition of the S&P 500. The Portfolio will approximate the industry and sector weightings of the S&P 500 by matching the weightings of the stocks included in the S&P 500.

Although the Portfolio will not replicate the performance of the S&P 500 precisely, it is anticipated that there will be a close correlation between the Portfolio's performance and that of the S&P 500 in both rising and falling markets. The size and timing of cash flows and the level of expenses are the principal factors that contribute to the lack of precise correlation between the S&P 500 and the Portfolio.

Principal Risks of Investing in the Equity Index Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The Advisor may not be able to match the performance of the Portfolio's benchmark.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows the performance of the Portfolio's Class A Shares from year to year for two years.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.


                    1998                   29.01%
                    1999                        %

                 Best Quarter            Worst Quarter
                      %                        %



This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.


Class A Shares                                   1 Year       Since Inception
------------------------------------------------------------------------------
Equity Index Portfolio                             %                %*
S&P 500 Composite Index                            %                % **

*    Since November 3, 1997.
**   Since October 31, 1997.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares
-------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                   4.75%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None
Exchange Fee                                                                           None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)


                                                             Class A Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                                      0.20%
     Distribution (12b-1) Fees                                     0.40%
     Other Expenses                                                0.43%
                                                                   ----
Total Annual Portfolio Operating Expenses                          1.03%
     Fee Waivers and Expense Reimbursements                        0.44%
                                                                   ----
Total Net Operating Expenses                                       0.59%*
                                                                   ----
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.59% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


    Equity Index Portfolio - Class A Shares                  0.50%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:


      1 Year             3 Years             5 Years                10 Years
       $532               $746                $976                   $1,637

ARK BLUE CHIP EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                         Long-term capital appreciation

Investment Focus                        Large capitalization U.S. common stocks

Share Price Volatility                  Medium to high

Principal Investment Strategy           Investing in stocks of established large
                                        capitalization companies

Investor Profile                        Investors seeking capital appreciation
                                        who can tolerate the share price
                                        volatility of equity investing


Investment Strategy of the Blue Chip Equity Portfolio

The Blue Chip Equity Portfolio seeks its investment goal by investing primarily in common stocks and other equity securities of established U.S. companies with market capitalizations in excess of $5 billion. The Portfolio's Advisor generally purchases stocks of companies with at least 10 years of operating history that are recognized leaders in their respective markets. The Portfolio also may, to a limited extent, purchase stocks of rapidly growing companies in developing industries, convertible and preferred stocks, and investment-grade fixed income securities.

In selecting investments for the Portfolio, the Advisor will purchase securities of large companies with strong balance sheets and prospects for above-average growth. The Advisor will also purchase securities of issuers based on their current financial strength and their market valuations relative to their competitors.

Principal Risks of Investing in the Blue Chip Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for three years and the Portfolio's Class B shares for the most recent year.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.


                    1997                32.75%
                    1998                26.26%
                    1999                     %

                 Best Quarter        Worst Quarter
                      %                    %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.


                                                  1 Year        Since Inception
--------------------------------------------------------------------------------
Blue Chip Equity Portfolio - Class A Shares            %                 %*
S&P 500 Composite Index                                %                 %**
Blue Chip Equity Portfolio - Class B Shares            %***              %***
S&P 500 Composite Index                                %                 %****


*    Since May 16, 1996.
**   Since April 30, 1996.
*** Class B Shares of the Portfolio were offered beginning July 31, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares, which were offered beginning April 1, 1996. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the maximum contingent deferred sales charge applicable to Class B Shares in year one only, but does not reflect the Class B Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
**** Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares    Class B Shares
-------------------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                   4.75%*             None
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None              5.00%**
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None              None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None              None
Exchange Fee                                                                           None              None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."
** A sales charge is imposed if you sell Class B Shares within six years of your purchase. See "Selling Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table which follows describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)


                                             Class A Shares      Class B Shares
--------------------------------------------------------------------------------
     Investment Advisory Fees                    0.70%                0.70%
     Distribution (12b-1) Fees                   0.55%                0.75%
     Other Expenses                              0.38%                0.48%
                                                 ----                 ----
Total Annual Portfolio Operating Expenses        1.63%                1.93%
     Fee Waivers and Expense Reimbursements      0.46%                0.01%
                                                 ----                 ----
Total Net Operating Expenses                     1.17%*               1.92%*
                                                 ----                 ----
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A and Class B Shares in order to keep total operating expenses from exceeding 1.17% and 1.92%, respectively, until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


    Blue Chip Equity Portfolio - Class A Shares           1.08%
    Blue Chip Equity Portfolio - Class B Shares           1.83%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:


                         1 Year        3 Years        5 Years         10 Years
Class A Shares            $589          $922           $1,278          $2,279
Class B Shares            $695          $905           $1,241          $2,139


If you do not sell your shares at the end of the period:


                         1 Year        3 Years        5 Years         10 Years
Class A Shares            $589          $922           $1,278          $2,279
Class B Shares            $195          $605           $1,041          $2,139

ARK CAPITAL GROWTH PORTFOLIO

Portfolio Summary

Investment Goal                    Long-term capital appreciation

Investment Focus                   U.S. common stocks of various market
                                   capitalizations

Share Price Volatility             Medium to high

Principal Investment Strategy      Investing in stocks that offer above-average
                                   growth potential

Investor Profile                   Investors seeking capital appreciation who
                                   can tolerate the share price volatility of equity investing


Investment Strategy of the Capital Growth Portfolio

The Capital Growth Portfolio seeks its investment goal by investing primarily in common stocks and other equity securities. The Portfolio's Advisor will build a broadly diversified portfolio of stocks with above-average capital growth potential.

In selecting securities for the Portfolio, the Advisor purchases securities of well-known, established companies and small and mid-size companies. In evaluating securities for the Portfolio, the Advisor considers each company's current financial strength, as well as its revenue and earnings growth and the valuation of its stock.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Capital Growth Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The smaller capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small-cap stocks may be more volatile than those of larger companies. These securities may be traded over-the-counter or listed on an exchange and may or may not pay dividends.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The performance of Class A and Class B Shares will differ due to differences in expenses. This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for five years and the Portfolio's Class B Shares for the most recent year.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.


                    1995                   22.85%
                    1996                   17.64%
                    1997                   29.07%
                    1998                   40.93%
                    1999                        %

                 Best Quarter            Worst Quarter
                      %                        %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

                                                 1 Year            5 Years         Since Inception
----------------------------------------------------------------------------------------------------
Capital Growth Portfolio Class A Shares             %                                     %*
S&P 500 Composite Index                             %                  %                  %**
Capital Growth Portfolio Class B Shares             %***               %***               %***
S&P Composite Index                                 %                  %                  %****

*    Since March 9, 1994.
**   Since February 28, 1994.
*** Class B Shares of the Capital Growth Portfolio were offered beginning September 14, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares, which were offered beginning July 16, 1993. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the maximum contingent deferred sales charge applicable to Class B Shares in year one only, but does not reflect the Class B Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.
**** Since July 31, 1993.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares    Class B Shares
-------------------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                   4.75%*             None
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None             5.00%**
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None              None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None              None
Exchange Fee                                                                           None              None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

** A sales charge is imposed if you sell Class B Shares within six years of your purchase. See "Selling Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                    Class A Shares         Class B Shares
-------------------------------------------------------------------------------------------------------------------------
     Investment Advisory Fees                                             0.70%                0.70%
     Distribution (12b-1) Fees                                            0.40%                0.75%
     Other Expenses                                                       0.37%                0.47%
                                                                          ----                 ----
Total Annual Portfolio Operating Expenses                                 1.47%                1.92%**
     Fee Waivers and Expense Reimbursements                               0.26%                ----
                                                                          ----
Total Net Operating Expenses                                              1.21%*
                                                                          ----
-------------------------------------------------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses of the Class A Shares in order to keep total operating expenses from exceeding 1.21% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Capital Growth Portfolio - Class A Shares                 1.12%

** The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


     Capital Growth Portfolio - Class B Shares                 1.87%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

If you sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                           $592                  $893                $1,216                 $2,128
Class B Shares                           $695                  $903                $1,237                 $2,072

If you do not sell your shares at the end of the period:

                                        1 Year               3 Years               5 Years               10 Years
Class A Shares                           $592                  $893                $1,216                 $2,128
Class B Shares                           $195                  $603                $1,037                 $2,072

ARK MID-CAP EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                         Long-term capital appreciation

Investment Focus                        Medium capitalization U.S. common stocks

Share Price Volatility                  High

Principal Investment Strategy           Investing in stocks of mid-sized
                                        companies that have significant growth
                                        potential

Investor Profile                        Investors seeking growth of capital who
                                        can tolerate the share price volatility
                                        of mid-cap equity investing


Investment Strategy of the Mid-Cap Equity Portfolio

The Mid-Cap Equity Portfolio seeks its investment goal by investing primarily in common stocks and other equity securities of U.S. issuers. The Portfolio's Advisor chooses stocks of companies with market capitalizations of between $500 million and $8 billion that have significant growth potential.

In selecting securities for the Portfolio, the Advisor purchases securities of companies that have not reached full maturity, but which have above-average sales and earnings growth. The Advisor also looks for medium-sized companies with relatively low or unrecognized market valuations.

Principal Risks of Investing in the Mid-Cap Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The medium capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these mid-sized companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, mid-cap stocks may be more volatile than those of larger companies. These securities may be traded over-the-counter or listed on an exchange and may or may not pay dividends.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class Shares from year to year for three years.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                      1997                            31.39%
                      1998                            22.07%
                      1999                                 %

                 Best Quarter                          Worst Quarter
                      %                                      %

The table which follows compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 400 Mid-Cap Index.

Class A Shares                                1 Year       Since Inception
---------------------------------------------------------------------------
Mid-Cap Equity Portfolio                        %*               %*
S&P 400 Mid-Cap Index                           %                %**

* The performance information shown represents performance of the Mid-Cap Equity Portfolio's Institutional Class Shares, which were offered beginning November 18, 1996. Class A Shares of the Portfolio were offered beginning September 1, 1999. Institutional Class Shares are not offered by this prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the sales charge applicable to Class A Shares, but does not reflect the Class A Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.

**  Since November 30, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 400 Mid-Cap Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 400 medium capitalization stocks.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares
-------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                   4.75%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None
Redemption Fee (as a percentage of amount redeemed, if applicable)                     None
Exchange Fee                                                                           None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table which follows describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                    Class A Shares
-------------------------------------------------------------------------------------------------
     Investment Advisory Fees                                            0.80%
     Distribution (12b-1) Fees                                           0.40%
     Other Expenses                                                      0.39%
                                                                         ----
Total Annual Portfolio Operating Expenses                                1.59%
     Fee Waivers and Expense Reimbursements                              0.27%
                                                                         ----
Total Net Operating Expenses                                             1.32%*
                                                                         ----
-------------------------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.32% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Mid-Cap Equity Portfolio - Class A Shares               1.23%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year                       3 Years                       5 Years                       10 Years
           $603                          $928                        $1,275                         $2,253

ARK SMALL-CAP EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                         Long-term capital appreciation

Investment Focus                        Common stock of small-capitalization
                                        U.S. issuers

Share Price Volatility                  High

Principal Investment Strategy           Investing in stocks of smaller companies
                                        with long-term earnings growth potential

Investor Profile                        Investors seeking long-term capital
                                        appreciation who can tolerate the share
                                        price volatility of small-cap equity
                                        investing

Investment Strategy of the Small-Cap Equity Portfolio

The Small-Cap Equity Portfolio seeks its investment strategy by investing primarily in common stocks and other equity securities of U.S. issuers. The Portfolio's Advisor purchases stocks of smaller companies that are in the early stages of development and which the Advisor believes have the potential to achieve substantial long-term earnings growth. Generally, the Portfolio invests in companies with market capitalizations of $2.0 billion or less at the time of investment. The Portfolio may also invest a limited percentage of its assets in securities rated below investment-grade ("junk bonds") and in foreign securities.

In selecting investments for the Portfolio, the Advisor purchases securities of small-cap U.S. companies with strong earnings growth potential. The Advisor may also purchase stocks of companies that are experiencing unusual, non-repetitive "special" situations (such as mergers or spin-offs) or that have valuable fixed assets whose value is not fully reflected in a stock's price. The Advisor may also purchase stocks of smaller companies that it believes are undervalued relative to their assets, earnings or growth potential.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities

Principal Risks of Investing in the Small-Cap Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The smaller capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small-cap stocks may be more volatile than those of larger companies. These securities may be traded over-the-counter or listed on an exchange and may or may not pay dividends.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Class A Shares from year to year for three years.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                     1997                               5.36%
                     1998                              19.05%
                     1999                                   %


                 Best Quarter                          Worst Quarter
                      %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Russell 2000 Growth Index.

Class A Shares                              1 Year        Since Inception
--------------------------------------------------------------------------
Small-Cap Equity Portfolio                    %                 %*
Russell 2000 Growth Index                     %                 %**

*   Since May 16, 1996.
**  Since May 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Russell 2000 Growth Index is a widely recognized, capitalization-weighted (companies with larger market capitalizations have more influence than those with smaller market capitalizations) index of large U.S. companies with high growth rates and price-to-book ratios.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                            Class A Shares
------------------------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                              4.75%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)                        None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                            None
Redemption Fee (as a percentage of amount redeemed, if applicable)                               None
Exchange Fee                                                                                     None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                    Class A Shares
----------------------------------------------------------------------------------------
     Investment Advisory Fees                                           0.80%
     Distribution (12b-1) Fees                                          0.40%
     Other Expenses                                                     0.46%
                                                                        ----
Total Annual Portfolio Operating Expenses                               1.66%
     Fee Waivers and Expense Reimbursements                             0.22%
                                                                        ----
Total Net Operating Expenses                                            1.44%*
                                                                        ----
----------------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.44% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Small-Cap Equity Portfolio - Class A Shares              1.35%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year                       3 Years                       5 Years                       10 Years
           $615                          $953                        $1,315                         $2,329

ARK INTERNATIONAL EQUITY SELECTION PORTFOLIO

Portfolio Summary

Investment Goal                         Long-term capital appreciation

Investment Focus                        Investment companies that invest in
                                        equity securities of non-U.S. issuers

Share Price Volatility                  High

Principal Investment Strategy           Investing in investment companies that
                                        purchase stocks of companies located
                                        outside the U.S.

Investor Profile                        Investors seeking capital appreciation
                                        who want to diversify their portfolio by investing overseas and who can tolerate the risks of international investing

Investment Strategy of the International Equity Selection Portfolio

The International Equity Selection Portfolio seeks its investment goal by investing primarily in shares of mutual funds that purchase common stocks and other equity securities of companies located in countries outside the United States. The Portfolio's Advisor will attempt to build a managed portfolio of international equity funds which presents the greatest long-term capital growth potential by investing in various funds managed by different advisors. In addition to investing in funds that purchase securities of companies in developed foreign countries, the Portfolio may also purchase shares of funds that invest in emerging market countries and individual country funds and, to a limited extent, in global funds and domestic equity and debt funds.

In selecting funds for the Portfolio to purchase, the Advisor attempts to develop a portfolio offering investors exposure to different global markets and equity investment styles. To achieve this diversity, the Advisor selects international funds based on screening criteria such as fund investment styles, investment objectives and policies, and fund management methodology and consistency. The Advisor also considers past performance, rankings by independent third parties, fund size, historic volatility, manager tenure, and operating and transaction expenses, as well as geographic diversity and current global economic conditions.

Principal Risks of Investing in the International Equity Selection Portfolio

Since it purchases shares of funds that buy equity securities, the Portfolio is subject to the risk that stock prices will decline over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the mutual fund shares that the Portfolio owns may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of a Portfolio's investments in fund shares. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.

Since the Portfolio purchases shares of other funds, shareholders will bear the costs of the underlying funds and the costs of the Portfolio.

Performance Information

The bar chart and the performance table which follow illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Class A Shares for the most recent year.

The chart does not reflect sales charges. If sales charges had been reflected, returns would be less than those shown below.

                    1999                                   %

                 Best Quarter                          Worst Quarter
                      %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Morgan Stanley Capital International
(MSCI) EAFE Index.

Class A Shares                                               1 Year           5 Years       Since Inception
------------------------------------------------------------------------------------------------------------
International Equity Selection Portfolio                       %*                %*               %*
MSCI EAFE Index                                                %                 %                %**

* Class A Shares of the International Equity Selection Portfolio were offered beginning April 1, 1998. The performance information shown prior to that date represents performance of the Portfolio's Institutional Class Shares. For Institutional Class Shares, performance presented prior to March 29, 1998, reflects the performance of the Marketvest International Equity Fund shares, which is the successor to a collective trust fund. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company. The performance information shown includes performance of the collective trust fund for the period from May 31, 1991 (the inception date of the collective trust fund), to March 31, 1997, when the Portfolio's registration statement became effective. The investment objective and policies of the collective trust fund were substantially the same as those of the Marketvest fund. Institutional Class shares are not offered by the prospectus; however, because they are invested in the same portfolio of securities, the annual returns for the two classes would be substantially similar. The performance of the Institutional Class Shares has been adjusted for the sales charge applicable to Class A Shares, but does not reflect the Class A Shares' Rule 12b-1 fees and expenses. With those adjustments, performance would be lower than that shown.

**  Since May 31, 1991.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Morgan Stanley Capital International EAFE Index is a widely recognized, capitalization-weighted (companies with larger market capitalizations have more influence than those with smaller market capitalizations) index of over 900 securities listed on stock exchanges in Europe, Australia, New Zealand and the Far East.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                                  Class A Shares
-------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                                   1.50%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)              None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                                  None


Redemption Fee (as a percentage of amount redeemed, if applicable)                     None
Exchange Fee                                                                           None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                    Class A Shares

------------------------------------------------------------------------------------
     Investment Advisory Fees                                                   0.65%
     Distribution (12b-1) Fees                                                  0.40%
     Other Expenses                                                             0.40%
                                                                                ----
Total Annual Portfolio Operating Expenses                                       1.45%
     Fee Waivers and Expense Reimbursements                                     0.31%
                                                                                ----
Total Net Operating Expenses                                                    1.14%*
------------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.14% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

    International Equity Selection Portfolio - Class A Shares       1.05%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year                       3 Years                       5 Years                       10 Years
           $264                          $572                          $901                         $1,833

ARK INTERNATIONAL EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                    Long-term capital appreciation

Investment Focus                   Equity securities of non-U.S. issuers

Share Price Volatility             High

Principal Investment Strategy      Investing in equity securities of foreign
                                   issuers located in countries other than the U.S.

Investor Profile                   Investors seeking capital appreciation who
                                   want to diversify their portfolio by
                                   investing overseas and who can tolerate the risks of international investing


Investment Strategy of the International Equity Portfolio

The International Equity Portfolio seeks its investment goal by investing primarily in equity securities of companies located throughout the world. The Portfolio invests in common stocks and other equity securities of issuers located in at least three countries other than the U.S. The Portfolio invests in issuers located in any country other than the U.S. and may invest in issuers of any size.

The Portfolio's Subadvisor applies a blend of "top-down" and "bottom-up" decision making in selecting portfolio investments. It first looks at trends in the global economy and attempts to identify countries and sectors that offer high growth potential. Then it uses extensive research and analysis to select stocks in those countries and sectors with attractive valuations and good growth potential.

Do to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the International Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of a Portfolio's investments. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.


Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

This table describes the shareholder fees that you may pay if you purchase or sell Portfolio shares. You would pay these fees directly from your investment in the Portfolio.

                                                                Class A Shares
------------------------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
(as a percentage of offering price)                                               4.75%*
Maximum Deferred Sales Charge (Load) (as a percentage of net asset value)         None
Maximum Sales Charge (Load) Imposed on Reinvested Dividends and other
    Distributions (as a percentage of offering price)                             None
Redemption Fee (as a percentage of amount redeemed, if applicable)                None
Exchange Fee                                                                      None

* This sales charge varies depending upon how much you invest. See "Purchasing Portfolio Shares."

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                      Class A Shares
------------------------------------------------------------------------------------------------
     Investment Advisory Fees                          1.00%
     Distribution (12b-1) Fees                         0.40%
     Other Expenses                                        %
                                                       ----
Total Annual Portfolio Operating Expenses                  %
     Fee Waivers and Expense Reimbursements                %
                                                       ----
Total Net Operating Expenses                               %*
                                                       ----

    The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:



International Equity Portfolio - Class A Shares                         _____%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:


          1 Year          3 Years          5 Years          10 Years
             $               $                $                 $

ARK EMERGING MARKETS EQUITY PORTFOLIO



Investment Goal                        Long-term capital appreciation

Investment Focus                       Equity securities located in emerging
                                       markets

Share Price Volatility                 High

Principal Investment Strategy          Investing in equity securities of issuers
                                       located in emerging or developing markets throughout the world

Investor Profile                       Investors seeking long-term capital
                                       appreciation who want to diversify their portfolio by investing overseas and who can tolerate the risks of investing in emerging markets


Investment Strategy of the Emerging Markets Equity Portfolio

The Emerging Markets Equity Portfolio seeks its investment goal by investing primarily in equity securities of issuers located in emerging markets. The Portfolio invests in common stocks and other equity securities of issuers located in at least three emerging market countries. The Portfolio's Subadvisor uses the World Bank's classification system to determine the potential universe of emerging markets. The Portfolio may invest in issuers of any size.

The Subadvisor applies a blend of "top-down" and "bottom-up" decision making in selecting portfolio investments. It first looks at trends in the global economy and attempts to identify countries and sectors that offer high growth potential. Then it uses extensive research and analysis to select stocks in those countries and sectors with attractive valuations and good growth potential.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Emerging Markets Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Investing in foreign countries poses additional risks since political economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of the Portfolio's investments. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table which follows describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)



                                                           Class A Shares
-----------------------------------------------------------------------------
Investment Advisory Fees                                           1.00%
Distribution (12b-1) Fees                                          0.40%
Other Expenses                                                         %
                                                                   ----
Total Annual Portfolio Operating Expenses                              %
Fee Waivers and Expense Reimbursements                                 %
                                                                   ----
Net Total Operating Expenses                                           %*
                                                                   ----


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:



     Emerging Markets Equity Portfolio -- Institutional Class     _____%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year           3 Years          5 Years          10 Years
             $                $                $                 $

More Information About Risk

Risks                                                     Portfolios Affected by the Risks

Equity Risk -- Equity securities include publicly and     Balanced Portfolio
privately issued equity securities, common and            Equity Income Portfolio
preferred stocks, warrants, rights to subscribe to        Value Equity Portfolio
common stock and convertible securities, as well as       Equity Index Portfolio
instruments that attempt to track the price movement of   Blue Chip Equity Portfolio
equity indices.  Investments in equity securities and     Capital Growth Portfolio
equity derivatives in general are subject to market       Mid-Cap Equity Portfolio
risks that may cause their prices to fluctuate over       Small-Cap Equity Portfolio
time.  Equity derivatives may be more volatile and        International Equity Selection Portfolio
increase portfolio risk.  The value of securities         International Equity Portfolio
convertible into equity securities, such as warrants or   Emerging Markets Equity Portfolio
convertible debt, is also affected by prevailing
interest rates, the credit quality of the issuer and
any call provision.  Fluctuations in the value of
equity securities in which a mutual fund invests will
cause its portfolio's net asset value to fluctuate.  An
investment in a Portfolio of equity securities may be
more suitable for long-term investors who can bear the
risk of these share price fluctuations.


Fixed Income Risk -- The market values of fixed income    Short-Term Treasury Portfolio
investments change in response to interest rate changes   Maryland Tax-Free Portfolio
and other factors.  During periods of falling interest    Pennsylvania Tax-Free Portfolio
rates, the values of outstanding fixed income             Intermediate Fixed Income Portfolio
securities generally rise.  Moreover, while securities    U.S. Government Bond Portfolio
with longer maturities tend to produce higher yields,     Income Portfolio
the prices of longer maturity securities are also         Balanced Portfolio
subject to greater market fluctuations as a result of
changes in interest rates.  In addition to these
fundamental risks, different types of fixed income
securities may be subject to the following additional
risks:

     Call Risk -- During periods of falling interest      Maryland Tax-Free Portfolio
     rates, certain debt obligations with high interest   Pennsylvania Tax-Free Portfolio
     rates may be prepaid (or "called") by the issuer     Intermediate Fixed Income Portfolio
     prior to maturity.  This may cause a Portfolio's     U.S. Government Bond Portfolio
     average weighted maturity to fluctuate, and may      Income Portfolio
     require a Portfolio to invest the resulting          Balanced Portfolio
     proceeds at lower interest rates.

     Credit Risk -- The possibility that an
     issuer will be unable to make timely payments of      Maryland Tax-Free Portfolio
     either principal or interest.                         Pennsylvania Tax-Free Portfolio
                                                           Intermediate Fixed Income Portfolio
                                                           U.S. Government Bond Portfolio
                                                           Income Portfolio
                                                           Balanced Portfolio


     Event Risk -- Securities may suffer declines in      Maryland Tax-Free Portfolio
     credit quality and market value due to issuer        Pennsylvania Tax-Free Portfolio
     restructurings or other factors.  This risk should   Intermediate Fixed Income Portfolio
     be reduced because of a Portfolio's multiple         U.S. Government Bond Portfolio
     holdings.                                            Income Portfolio
                                                          Balanced Portfolio0


     Mortgage-Backed Securities Risk -- Mortgage-backed   Intermediate Fixed Income Portfolio
     securities are fixed income securities representing  U.S. Government Bond Portfolio an interest in a pool of underlying mortgage loans.  Income Portfolio
     They are sensitive to changes in interest rates,     Balanced Portfolio
     but may respond to these changes differently from
     other fixed income securities due to the
     possibility of prepayment of the underlying
     mortgage loans.  As a result, it may not be
     possible to determine in advance the actual
     maturity date or average life of a mortgage-backed
     security.  Rising interest rates tend to discourage
     refinancings, with the result that the average life
     and volatility of the security will increase,
     exacerbating its decrease in market price.  When
     interest rates fall, however, mortgage-backed
     securities may not gain as much in market value
     because of the expectation of additional mortgage
     prepayments that must be reinvested at lower
     interest rates.  Prepayment risk may make it
     difficult to calculate the average maturity of a
     portfolio of mortgage-backed securities and,
     therefore, to assess the volatility risk of that
     portfolio.

     Municipal Issuer Risk -- There may be economic or    Tax-Free Money Market Portfolio
     political changes that impact the ability of         Pennsylvania Tax-Free Money Market
     municipal issuers to repay principal and to make     Portfolio
     interest payments on municipal securities.           Maryland Tax-Free Portfolio
     Changes to the financial condition or credit         Pennsylvania Tax-Free Portfolio
     rating of municipal issuers may also adversely
     affect the value of a Portfolio's municipal
     securities.  Constitutional or legislative limits
     on borrowing by municipal issuers may result in
     reduced supplies of municipal securities.
     Moreover, certain municipal securities are backed
     only by a municipal issuer's ability to levy and
     collect taxes.

     In addition, a Portfolio's concentration of          Pennsylvania Tax-Free Money Market
     investments in issuers located in a single state     Portfolio
     makes the Portfolio more susceptible to adverse      Maryland Tax-Free Portfolio
     political or economic developments affecting that    Pennsylvania Tax-Free Portfolio
     state.  Such a Portfolio also may be riskier than
     mutual funds that buy securities of issuers in
     numerous states.


Foreign Security Risks -- Investments in securities of                            Small-Cap Equity Portfolio
foreign companies or governments can be more volatile                             International Equity Selection Portfolio
than investments in U.S. companies or governments.                                International Equity Portfolio
Diplomatic, political, or economic developments,                                  Emerging Markets Equity Portfolio
including nationalization or appropriation, could
affect investments in foreign countries.  Foreign
securities markets generally have less trading volume
and less liquidity than U.S. markets.  In addition, the
value of securities denominated in foreign currencies,
and of dividends from such securities, can change
significantly when foreign currencies strengthen or
weaken relative to the U.S. dollar.  Foreign companies
or governments generally are not subject to uniform
accounting, auditing, and financial reporting standards
comparable to those applicable to U.S. companies or
governments. Transaction costs are generally higher
than those in the U.S. and expenses for custodial
arrangements of foreign securities may be somewhat
greater than typical expenses for custodial
arrangements of similar U.S. securities.  Some foreign
governments levy withholding taxes against dividend and
interest income.  Although in some countries a portion
of these taxes are recoverable, the non-recovered
portion will reduce the income received from the
securities comprising the Portfolio.

In addition to these risks, certain foreign securities may be subject to the following additional risks factors:

     Currency Risk -- Investments in foreign securities                           Small Cap Equity Portfolio
     denominated in foreign currencies involve                                    International Equity Selection Portfolio
     additional risks, including:                                                 International Equity Portfolio
     Emerging Markets Equity Portfolio
  .  The value of a Portfolio's assets measured in U.S.
     dollars may be affected by changes in currency rates
     and in exchange control regulations.
  .  A Portfolio may incur substantial costs in connection
     with conversions between various currencies.
  .  A Portfolio may be unable to hedge against possible
     variations in foreign exchange rates or to hedge a
     specific security transaction or portfolio position.
  .  Only a limited market currently exists for hedging
     transactions relating to currencies in certain emerging
     markets.

Tracking Error Risk -- Factors such as Portfolio                                  Equity Index Portfolio
expenses, imperfect correlation between the Portfolio's
investments and those of their benchmarks, rounding of
share prices, changes to the benchmark, regulatory
policies, and leverage, may affect their ability to
achieve perfect correlation.  The magnitude of any
tracking error may be affected by a higher portfolio
turnover rate.  Because an index is just a composite of
the prices of the securities it represents rather than
an actual portfolio of those securities, an index will
have no expenses.  As a result, a Portfolio, which will
have expenses such as custody, management fees and
other operational costs, and brokerage expenses, may
not achieve its investment objective of accurately
correlating to an index.

Year 2000 Risk -- The Portfolios depend on the smooth                             All Portfolios
functioning of computer systems in almost every aspect
of their business. Like other mutual funds, businesses
and individuals around the world, the Portfolios could
be adversely affected if the computer systems used by
their service providers do not properly process dates
on and after January 1, 2000, and do not distinguish
between the year 2000 and the year 1900.  The
Portfolios have asked their mission-critical service
providers whether they expect to have their computer
systems adjusted for the year 2000 transition, and have
sought and received assurances from such service
providers that they are devoting significant resources
to prevent material adverse consequences to the
Portfolios.  While such assurances have been received,
the Portfolios and their shareholders may experience
losses if these assurances prove to be incorrect or as
a result of year 2000 computer difficulties experienced
by issuers of portfolio securities or third parties,
such as custodians, banks, broker-dealers or others
with which the Portfolios do business.


Furthermore, many foreign countries are not as prepared                           Small-Cap Equity Portfolio
as the U.S. for the year 2000 transition.  As a result,                           International Equity Selection Portfolio
computer difficulties in foreign markets and with                                 International Equity Portfolio
foreign institutions as a result of the year 2000 may                             Emerging Markets Equity Portfolio
add to the possibility of losses to the Portfolio and
its shareholders.

Each Portfolio's Other Investments

This prospectus describes the Portfolios' primary strategies, and the Portfolios will normally invest at least 65% (80% for the money market fund Portfolios) of their assets in the types of securities described in this prospectus. However, each Portfolio also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information. Of course, there is no guarantee that any Portfolio will achieve its investment goal.

The investments and strategies described in this prospectus are those that we use under normal conditions. During unusual economic or market conditions, or for temporary defensive or liquidity purposes, each Portfolio may invest up to 100% of its assets in cash and short-term securities that may not ordinarily be consistent with a Portfolio's objectives. A Portfolio will do so only if the Portfolio's advisor believes that the risk of loss outweighs the opportunity for capital gains or higher income. The Portfolio may not be able to meet its investment goal when it is employing a temporary defensive strategy.

Investment Advisor

The Portfolio's Investment Advisor makes (or supervises any subadvisor who makes) investment decisions for the Portfolios and continuously reviews, supervises and administers the Portfolios' respective investment programs. The Board of Trustees of ARK Funds supervises the Advisor and any subadvisor and establishes policies that the Advisor and any subadvisor must follow in its management activities.

Allied Investment Advisors, Inc. (AIA), a wholly-owned subsidiary of Allfirst Bank (formerly, First National Bank of Maryland) (Allfirst), serves as the Advisor to the Portfolios. As of December 31, 1999, AIA had approximately $_______ billion in assets under management. For the fiscal year ended April 30, 1999, AIA received advisory fees of:

  U.S. Treasury Money Market Portfolio                              0.19%
  U.S. Government Money Market Portfolio                            0.14%
  Money Market Portfolio                                            0.11%
  Tax-Free Money Market Portfolio                                   0.09%
  Pennsylvania Tax-Free Money Market Portfolio                      0.25%*
  Short-Term Treasury Portfolio                                     0.35%
  Maryland Tax-Free Portfolio                                       0.49%
  Pennsylvania Tax-Free Portfolio                                   0.65%
  Intermediate Fixed Income Portfolio                               0.49%
  U.S. Government Bond Portfolio                                    0.66%
  Income Portfolio                                                  0.51%
  Balanced Portfolio                                                0.56%
  Equity Income Portfolio                                           0.64%
  Value Equity Portfolio                                            0.87%
  Equity Index Portfolio                                            0.06%
  Blue Chip Equity Portfolio                                        0.60%
  Capital Growth Portfolio                                          0.65%

  Mid-Cap Equity Portfolio                                             0.74%
  Small-Cap Equity Portfolio                                           0.79%
  International Equity Selection Portfolio                             0.55%
  International Equity Portfolio                                       1.00%*
  Emerging Markets Equity Portfolio                                    1.00%*


* The Portfolios commenced operations on the date of this prospectus and have not paid any advisory fees. The Board of Directors has approved an investment advisory fee of 0.25% for the Pennsylvania Tax-Free Money Market Portfolio and 1.00% for the International Equity Portfolio and Emerging Markets Equity Portfolio. The Portfolios' Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.63% for the Pennsylvania Tax-Free Money Market Portfolio, _____% for the International Equity Portfolio and _____% for the Emerging Markets Equity Portfolio until September 1, 2000. With these fee waivers, the actual advisory fees received by AIA would be lower than those shown in the table above.

AIA and Allfirst are indirect wholly owned subsidiaries of Allied Irish Banks, p.l.c. (AIB). AIB is the largest bank in the Republic of Ireland, with assets of approximately $___ billion at December 31, 1999.

Investment Subadvisor

AIB Govett Asset Management Limited (AIB Govett), an indirect majority owned subsidiary of AIB, is the Subadvisor for the International Equity Portfolio and the Emerging Markets Equity Portfolio. It provides day-to-day management services and makes investment decisions on behalf of these Portfolios in accordance with their respective investment policies. In accordance with an investment subadvisory agreement, AIA pays AIB Govett subadvisory fees from the fees it receives from the International Equity Portfolio and the Emerging Markets Equity Portfolio.

A money manager since the 1920s, AIB Govett has developed special expertise in investing in emerging markets and smaller companies worldwide. AIB Govett had, as of December 31, 1999, approximately $___ billion under management, primarily in non-U.S. funds. AIB Govett is part of a broad network of offices worldwide, with principal offices located in London, Dublin, San Francisco, and Singapore. These offices are supported by a global network of investment/research offices in Baltimore, Budapest, Rio de Janeiro, Poznan and Taipei. AIB Govett serves as investment subadvisor to two other U.S. mutual fund portfolios.

James M. Hannan is a Principal of AIA and manager of the U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio and Tax-Free Cash Management Portfolio. He is responsible for several separately managed institutional portfolios which he has managed since 1992. He has served as a Vice President of Allfirst since 1987. Prior to 1987 he served as the Treasurer for the city of Hyattsville, Maryland.

Susan L. Schnaars is a Principal of AIA and manager of the Intermediate Fixed Income Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio. Ms. Schnaars is also responsible for managing several large institutional accounts. Prior to 1992, Ms. Schnaars managed institutional and commingled fixed income portfolios, including the RAF

Fixed Income Fund for PNC Investment Management and Research (formerly known as Provident National Bank). Ms. Schnaars is a Chartered Financial Analyst and a Certified Public Accountant.

Steven M. Gradow is a Managing Director of, and Director of Fixed Income Investments for, AIA and manager of the Income Portfolio, co-manager, with Ms. Volk, of the U.S. Government Bond Portfolio, and co-manager of the ARK Funds Institutional Class Short-Term Bond Portfolio. Prior to joining Allfirst in January 1996, Mr. Gradow was responsible for the management of $15 billion of fixed income pension assets for Washington State Investment Board in Seattle for four years. Mr. Gradow's experience also includes five years fixed income management for the Public Employees Retirement System of California (CALPERS).

N. Beth Volk is a Principal of AIA and Senior Fixed Income Credit Analyst responsible for leading the corporate research efforts of the Fixed Income Group. Ms. Volk is co-manager, with Mr. Gradow, of the U.S. Government Bond Portfolio. Prior to 1996, she was the head of corporate fixed income research at Alex. Brown & Sons. Ms. Volk has over 18 years experience in the industry and is a Chartered Financial Analyst.

Charles E. Knudsen is a Managing Director of AIA and manager of the Balanced Portfolio. He follows several equity industry groups. In addition, he is a senior portfolio manager for key, tax-free institutional accounts, including pension and profit-sharing plans, foundations, and endowments. Mr. Knudsen has more than 10 years of investment management experience with Allfirst. Mr. Knudsen is a Chartered Financial Analyst.

Clyde L. Randall is a Principal of AIA and co-manager, with Mr. Ashcroft, of the Blue Chip Equity Portfolio and manager of the Equity Income Portfolio. Prior to March 1995, Mr. Randall was an equity analyst and portfolio manager for more than five years at Mercantile Safe Deposit and Trust Company, Baltimore, Maryland. Mr. Randall is a Chartered Financial Analyst.

Allen J. Ashcroft, Jr. is a Principal of AIA and co-manager, with Mr. Randall, of the Blue Chip Equity Portfolio and manager of the Equity Income Portfolio. Prior to joining Allfirst, Mr. Ashcroft was an equity analyst and portfolio manager for McGlinn Capital Management, Wyomissing, Pennsylvania, for 12 years. Mr. Ashcroft has more than 18 years of experience in investment research and equity analysis.

H. Giles Knight is a Principal of AIA and manager of the Small-Cap Equity Portfolio. Prior to joining Allfirst, Mr. Knight was with ASB Capital Management, a subsidiary of Nations Bank, from 1990 to 1994. He was Director of Special Equity Investments, Capital Markets Division, where he was responsible for one mutual fund and six employee benefit and personal trust common stock funds. Mr. Knight has nearly 30 years of investment experience.

Christopher E. Baggini is a Principal of AIA and manager of the Mid-Cap Equity Portfolio and the Capital Growth Portfolio. Prior to joining Allfirst, Mr. Baggini served as portfolio manager and research analyst for First Metropolitan Development Corporation. He has more than 12 years of experience in investment management, including more than four years at Salomon Brothers with responsibilities in equity research, sales and trading. Mr. Baggini is a Chartered Financial Analyst.

                                Page 100 0f 128

J. Eric Leo is the Chief Investment Officer of AIA and Managing Director of Equity Research responsible for overseeing the equity investment process for the organization. Mr. Leo is the manager of the Value Equity Portfolio and the Equity Index Portfolio. He has over 26 years experience managing portfolios and equity assets, most recently as Executive Vice President and Chief Investment Officer of Legg Mason Capital Management. He earned his B.S. degree from University of Richmond School of Business Administration.

Clarence W. Woods, Jr. is a Principal of and Chief Equity Trader for AIA and co-manager, with Mr. Hastings, of the Equity Index Portfolio. He heads the equity-trading unit and oversees the management of $4.5 billion of indexed portfolios. Prior to joining AIA, Mr. Woods was the Chief Equity Trader for Mercantile Bankshares, Baltimore, Maryland for seven years. Mr. Woods has over 15 years experience in the investment industry.

Peter C. Hastings is a Vice President of AIA and co-manager, with Mr. Woods, of the Equity Index Portfolio and the Value Equity Portfolio. His responsibilities include trading and the management of $4.5 billion of indexed portfolios.
Prior to moving to the trading area, Mr. Hastings created and sold indexed products as part of the marketing unit. Mr. Hastings has 4 years of investment experience.

Brett A. Hoffacker is a Principal of AIA and the manager of the International Equity Selection Portfolio. Prior to 1997, he was a Vice President of Dauphin Deposit Bank and Trust Company responsible for managing four equity funds as well as various individual, institutional, employee benefit and personal trust portfolios. Mr. Hoffacker is a Certified Financial Planner and Certified Retirement Plan Specialist.

The International Equity Portfolio and the Emerging Markets Equity Portfolio are managed by a portfolio management team under the supervision of John Murray, the Managing Director of Investments of AIB Govett. Each team's investment process is based on interaction among regional specialist desks. The Global Investment Policy Committee, consisting of the Chief Investment Officers of the principal offices, sets overall investment policies and strategy for AIB Govett group and coordinates implementation in accordance with each Portfolio's investment goals, policies and regulatory requirements. With this structure, the firm seeks consistent implementation of process and continuity of investment management staff for each Portfolio.

Mr. Murray graduated with a BA in finance and business studies from the University of the South Bank. Prior to joining AIB Govett as a Director in 1994, he was a Director at Henderson Administration from 1990, most recently responsible for managing pension funds in excess of (Pounds)400 million. He also served as a fund manager at Crown Financial Management and as Head of Research at Provident Life.

Purchasing, Selling and Exchanging Portfolio Shares

This section tells you how to purchase, sell (sometimes called "redeem") or exchange Class A and Class B Shares of the Portfolios.

  Class A Shares of the Money Market Fund Portfolios

  .  No sales charge
  .  12b-1 fees and shareholder servicing fees

  Class A Shares of the other Portfolios
  .  Front-end sales charge
  .  12b-1 fees and shareholder servicing fees

  Class B Shares
  .  Contingent deferred sales charge
  .  Higher 12b-1 fees and shareholder servicing fees

The classes have different expenses and other characteristics.

Class A and Class B Shares are for individual investors and businesses.

There are four ways to invest in the ARK Funds:

 .  Through Allfirst Brokerage Corporation
 .  Through the ARK Funds Employee Investment Program
 .  Directly with the Fund
 .  Through Authorized Brokers or Other Institutions

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day). Shares cannot be purchased by Federal Reserve wire on days when either the NYSE or the Federal Reserve is closed.

A Portfolio may reject any purchase order if it is determined that accepting the order would not be in the best interests of the Portfolio or its shareholders.

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Portfolio receives your purchase order plus, in the case of Class A Shares, the applicable front-end sales charge.

The U.S. Treasury Money Market Portfolio, Tax-Free Money Market Portfolio, and Pennsylvania Tax-Free Money Market Portfolio calculate NAV each Business Day at 12:00 noon Eastern time and 4:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive your order and Federal funds (readily available funds) before 12:00 noon Eastern time. For orders received and accepted after 12:00 noon Eastern time but before 4:00 p.m. Eastern time, you will begin earning dividends on the next Business Day.

The Money Market Portfolio and U.S. Government Money Market Portfolio calculate their NAV each Business Day at 5:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive your order and Federal funds before 5:00 p.m. Eastern time.

The fixed income and equity Portfolios each calculate its NAV each Business Day at 4:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive your order and Federal funds before 4:00 p.m. Eastern time.

When the NYSE or the Federal Reserve Bank of New York (for the money market fund Portfolios only) close early, the Portfolios will advance the time on any such day by which purchase orders must be received.

How We Calculate NAV

NAV for one Portfolio share is the value of that share's portion of all of the net assets in the Portfolio.

In calculating NAV, each non-money market fund Portfolio generally values its securities at its market price. If market prices are unavailable or the Portfolios think that they are unreliable, fair value prices may be determined in good faith using methods approved by the Board of Trustees.

In calculating NAV for the U.S. Treasury Money Market, U.S. Government Money Market, Tax-Free Money Market, Money Market Portfolio and Pennsylvania Tax-Free Money Market Portfolio, we generally value their investment portfolios using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, a Portfolio may value its securities at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Some Portfolios hold securities that are listed on foreign exchanges. These securities may trade on weekends or other days when the Portfolios do not calculate NAV. As a result, the market value of these Portfolios' investments may change on days when you cannot purchase or sell Portfolio shares.

Sales Charges

Alternative Sales Charge Options

You may purchase Class A or Class B Shares of the Portfolios at a price equal to their net asset value per share plus any applicable sales charge. Class A Shares include an initial sales charge. Class B Shares may pay a contingent deferred sales charge (CDSC). The classes have the same rights and are identical in all respects except that: (i) Class B Shares may pay deferred sales charges and pay higher distribution and service fees; (ii) each class has exclusive voting rights with respect to approvals of its Rule 12b-1 plan (although Class B shareholders may be entitled to vote on any distribution fees imposed on Class A Shares so long as Class B Shares convert into Class A Shares); (iii) only Class B Shares carry a conversion feature; and (iv) each class has different exchange privileges.

Front-End Sales Charges -- Class A Shares

The offering price of Class A Shares is the NAV next calculated after a Portfolio receives your request, plus the front-end sales load.

The amount of any front-end sales charge included in your offering price varies, depending on the amount of your investment:

                                              U.S. Government Bond, Income, Maryland Tax-Free and Pennsylvania Tax-Free Portfolios
                                           Your Sales Charge as a Percentage of        Your Sales Charge as a Percentage of Your Net
If Your Investment is:                                Offering Price                                    Investment
----------------------------------------------------------------------------------------------------------------------------------
Less than  $50,000                                    4.50%                                             4.71%
$50,000 but less than $100,000                        4.00%                                             4.17%
$100,000 but less than $250,000                       3.00%                                             3.09%
$250,000 but less than $500,000                       2.50%                                             2.56%
$500,000 but less than $1,000,000                     2.00%                                             2.04%
$1,000,000 and above                                  0.00%                                             0.00%

No initial sales charge applies to purchases of Class A Shares of $1 million or more. However, you will pay a redemption fee of 1.00% if you sell your shares within one year of the date of purchase, or of 0.50% if you sell your shares between one and two years of the date of purchase.


                                            Balanced, Equity Income, Equity Index, Blue Chip Equity, Value Equity, Capital Growth,
                                       Mid-Cap Equity, Small-Cap Equity, International Equity and Emerging Markets Equity Portfolios
                                           Your Sales Charge as a Percentage of       Your Sales Charge as a Percentage of Your Net
If Your Investment is:                                Offering Price                                    Investment
----------------------------------------------------------------------------------------------------------------------------------
Less than  $50,000                                    4.75%                                              4.99%
$50,000 but less than $100,000                        4.50%                                              4.71%
$100,000 but less than $250,000                       3.50%                                              3.63%
$250,000 but less than $500,000                       2.50%                                              2.56%
$500,000 but less than $1,000,000                     2.00%                                              2.04%
$1,000,000 and above                                  0.00%                                              0.00%

No initial sales charge applies to purchases of Class A Shares of $1 million or more. However, you will pay a redemption fee of 1.00% if you sell your shares within one year of the date of purchase, or of 0.50% if you sell your shares between one and two years of the date of purchase.

                                                                    International Equity Selection Portfolio
                                           Your Sales Charge as a Percentage of        Your Sales Charge as a Percentage of Your Net
If Your Investment is:                                Offering Price                                    Investment
----------------------------------------------------------------------------------------------------------------------------------
Less than $100,000                                    1.50%                                             1.52%
$100,000 but less than $250,000                       1.00%                                             1.01%
$250,000 but less than $500,000                       0.75%                                             0.76%
$500,000 but less than $1,000,000                     0.50%                                             0.50%
$1,000,000 and above                                  0.00%                                             0.00%

No initial sales charge applies to purchases of Class A Shares of $1 million or more. However, you will pay a redemption fee of 1.00% if you sell your shares within one year of the date of purchase, or of 0.50% if you sell your shares between one and two years of the date of purchase.

Waiver of Front-End Sales Charge -- Class A Shares

The front-end sales charge will be waived on Class A Shares purchased:

(1) by a bank trust officer, registered representative, or other employee (or a member of their immediate families) of authorized institutions;

(2) by a charitable organization (as defined in Section 501(c)(3) of the Internal Revenue Code) investing $100,000 or more;

(3) for a charitable remainder trust or life income pool established for the benefit of a charitable organization (as defined in Section 501(c)(3) of the Internal Revenue Code);

(4) for an account affiliated with Allfirst, with the proceeds of a distribution from certain employee benefit plans;

(5) for any state, county or city, or any governmental instrumentality, department, authority or agency;

(6) with redemption proceeds from other mutual fund complexes on which you have previously paid an initial or contingent deferred sales charge;

(7) for use in a broker-dealer managed account program, provided the broker-dealer has executed a participation agreement with the Portfolios' distributor specifying certain qualifications;

(8) as part of an employee benefit plan having more than 25 eligible employees or a minimum of $250,000 of plan assets invested in the Portfolios;

(9) as part of an employee benefit plan through an intermediary that has signed a participation agreement with the Portfolios' distributor specifying certain qualifications; and

(10) on a discretionary basis by a registered investment advisor that is not part of an organization primarily engaged in the brokerage business and that has executed a participation agreement with the Portfolios' distributor specifying certain qualifications.

Repurchase of Class A Shares

You may repurchase any amount of Class A Shares of any Portfolio at NAV (without the normal front-end sales charge), up to the limit of the value of any amount of Class A Shares (other than those which were purchased with reinvested dividends and distributions) that you redeemed within the past 30 days. In effect, this allows you to reacquire shares that you have redeemed, without paying the front-end sales charge a second time. To exercise this privilege, the Portfolio must receive your purchase order within 30 days of your redemption. In addition, you must notify the Portfolio when you send in your purchase order that you are repurchasing shares.

Reduced Sales Charges -- Class A Shares

                                Page 105 0f 128

Rights of Accumulation. In calculating the appropriate sales charge rate, this right allows you to add the value of the Class A Shares you already own to the amount that you are currently purchasing. The Portfolio will combine the value of your current purchases with the current value of any Class A Shares you purchased previously for (i) your account, (ii) your spouse's account, (iii) a joint account with your spouse, or (iv) your minor children's trust or custodial accounts. A fiduciary purchasing shares for the same fiduciary account, trust or estate may also use this right of accumulation. The Portfolio will consider the value of Class A Shares purchased previously only if they were sold subject to a sales charge. To be entitled to a reduced sales charge based on shares already owned, you must ask us for the reduction at the time of purchase. You must provide the Portfolio with your account number(s) and, if applicable, the account numbers for your spouse and/or children (and provide the children's ages). The Portfolio may amend or terminate this right of accumulation at any time. Rights of accumulation do not apply to purchases of Class A Shares of the U.S. Treasury Money Market, U.S. Government Money Market, Money Market, Tax-Free Money Market, Pennsylvania Tax-Free Money Market and Short-Term Treasury Portfolios.

Letter of Intent. You may purchase Class A Shares at the sales charge rate applicable to the total amount of the purchases you intend to make over a 13-month period. In other words, a Letter of Intent allows you to purchase Class A Shares of a Portfolio over a 13-month period and receive the same sales charge as if you had purchased all the shares at the same time. The Portfolio will only consider the value of Class A Shares sold subject to a sales charge. As a result, Class A Shares purchased with dividends or distributions will not be included in the calculation. To be entitled to a reduced sales charge based on shares you intend to purchase over the 13-month period, you must send the Portfolio a Letter of Intent. In calculating the total amount of purchases, you may include in your Letter purchases made up to 90 days before the date of the Letter. The 13-month period begins on the date of the first purchase, including those purchases made in the 90-day period before the date of the Letter. Please note that the purchase price of these prior purchases will not be adjusted.

You are not legally bound by the terms of your Letter of Intent to purchase the amount of your shares stated in the Letter. The Letter does, however, authorize the Portfolio to hold in escrow 5% of the total amount you intend to purchase. If you do not complete the total intended purchase at the end of the 13-month period, the Portfolio's transfer agent will redeem the necessary portion of the escrowed shares to make up the difference between the reduced rate sales charge (based on the amount you intended to purchase) and the sales charge that would normally apply (based on the actual amount you purchased).

Combined Purchase/Quantity Discount Privilege. When calculating the appropriate sales charge rate, the Portfolio will combine same-day purchases of Class A Shares (that are subject to a sales charge) made by you, your spouse and your minor children (under age 21). This combination also applies to Class A Shares you purchase with a Letter of Intent.

Contingent Deferred Sales Charges -- Class B Shares

You do not pay a sales charge when you purchase Class B Shares. The offering price of Class B Shares is simply the next calculated NAV. But if you sell your shares within six years after your purchase, you will pay a contingent deferred sales charge as described in the table below for either (1) the NAV of the shares at the time of purchase, or (2) NAV of the shares next calculated after the Portfolio receives your sale request, whichever is less. The sales charge does not apply to shares you purchase through reinvestment of dividends or distributions. So, you never pay a deferred sales charge on any increase in your investment above the initial offering price. This sales charge does not apply to exchanges of Class B Shares of one Portfolio for Class B Shares of another Portfolio.

At the end of eight years from the date of purchase, Class B Shares convert to Class A Shares based on their relative net asset value. Class A Shares pay lower expenses than Class B Shares.

  Year Since          Contingent Deferred Sales Charge as a Percentage of Dollar Amount
  Purchase            Subject to Charge

---------------------------------------------------------------------------------------------
  First                           5%
  Second                          4%
  Third                           3%
  Fourth                          3%
  Fifth                           2%
  Sixth                           1%
  Seventh and after               0%

The contingent deferred sales charge will be waived if you sell your Class B Shares for the following reasons:
 .   to make certain withdrawals from a retirement plan (not including IRAs);
 .   because of death or disability; or
 .   for certain payments under the Automatic Withdrawal Plan (which is discussed later).

General Information About Sales Charges

Your securities dealer is paid a commission when you buy your shares and is paid a servicing fee as long as you hold your shares. Your securities dealer or servicing agent may receive different levels of compensation depending on which class of shares you buy.

From time to time, some financial institutions including brokerage firms affiliated with Allfirst may be reallowed up to the entire sales charge. Firms that receive a reallowance of the entire sales charge may be considered underwriters for the purpose of Federal securities law.

No CDSC is imposed on redemptions of Class B Shares received from the reinvestment of distributions on Class B Shares or exchanged for shares of another Portfolio. However, Class B Shares acquired in exchanges (including shares of the Money Market Portfolio) will continue to remain subject to the CDSC, if applicable, until the applicable holding period expires. Class B Shares not subject to a CDSC will always be redeemed first.

The CDSC will be computed using the schedule of the Portfolio with the highest CDSC owned by you. In computing the CDSC, the length of time you owned the shares will be measured from the date of original purchase and will not be affected by exchanges. To exchange into another Portfolio, you must meet the $500 minimum initial investment.

Through Allfirst Brokerage Corporation

How to Purchase Portfolio Shares

To set up an account through an Allfirst Brokerage Corporation representative, visit your local Allfirst Bank branch or call 1-800-ARK-FUND. Regular investment accounts and IRA accounts are available. You will need to complete an Allfirst Brokerage Corporation application and other documents.

The minimum investment in a Portfolio through Allfirst Brokerage Corporation is $500. An Automatic Investment Plan and checkwriting on the money market fund Portfolios are also available. Contact your Allfirst Brokerage Corporation representative for details.

How to Sell Your Portfolio Shares

Contact your Allfirst Brokerage Corporation representative at your local Allfirst Bank branch or call 1-800-ARK-FUND.

How to Exchange Your Portfolio Shares

To exchange your Portfolio shares, contact your Allfirst Brokerage Corporation representative. Exchange requests must be for an amount of at least $500 per Portfolio.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolios receive your exchange request.

Class A Shares

You may exchange Class A Shares of any Portfolio for Class A Shares of any other Portfolio. If you exchange shares that you purchased without a sales charge, or with a lower sales charge, into a Portfolio with a sales charge or with a higher sales charge, the exchange is subject to an incremental sales charge (e.g., the difference between the lower and higher applicable sales charges). If you exchange your shares into a Portfolio with the same, lower or no sales charge, there is not an incremental sales charge for the exchange.

Class B Shares

You may exchange Class B Shares of any Portfolio for Class B Shares of any other Portfolio. No contingent deferred sales charge is imposed on redemptions of shares you acquire in an exchange, provided you hold your shares for at least six years from your initial purchase. Upon redemption, CDSC charges may apply. For purposes of computing CDSC, the length of time the investor owned the shares will be measured from the date of the original purchase and will not be affected by any exchange.

Before making an exchange, shareholders should consider the investment objective, policies and restrictions of the Portfolio into which they are exchanging, as set forth in the prospectus. Any telephone exchange must satisfy the requirements relating to the minimum initial investment amounts of the Portfolio involved. The Fund reserves the right to reject any telephone exchange request and to modify or terminate the telephone exchange privilege at any time, upon 60 days' written notice.

An exchange between classes of a particular Portfolio is generally not permitted, unless a shareholder becomes eligible to purchase shares of another class. The Fund reserves the right to require shareholders to complete an Account Application or other documentation in connection with the exchange.

Through the ARK Funds Employee Investment Program

How to Purchase Portfolio Shares

Class A Shares of the Portfolios may be purchased without a sales charge in an ARK Funds Employee Investment Account. Employees are defined as current and former trustees and officers of the Fund, current and retired officers, directors and regular employees of Allied Irish Banks, p.l.c., and its direct and indirect subsidiaries, including Allfirst and its affiliates, and their spouses and minor children. Employees may open an account directly with the Fund by making a lump sum investment of $100 or more in Class A Shares of any Portfolio or $50 per Portfolio per month if they participate in the Automatic Investment Plan. Call 1-888-4ARKFUND to request an information kit which includes an Account Application. Regular and IRA accounts are available.

Automatic Investment Plan (AIP)

Employees and investors may arrange on any Business Day for periodic investment in the Portfolio through automatic deductions from a checking or savings account by completing the appropriate section of the Account Application.

How to Sell Your Portfolio Shares

You may sell your shares on any Business Day by contacting the Fund directly by mail at ARK Funds, P.O. Box 8525, Boston, MA 02266-8525 or by telephone at 1-888-4ARKFUND. There is no minimum amount for telephone redemptions.

Redemption by Mail

Along with your written request, the transfer agent may require a signature guarantee if: (a) the redemption request is for $25,000 or more; (b) you ask us to send redemption proceeds to a name and/or address that differs from the name or address of record; or (c) you request a transfer of registration.

Receiving Your Money

Normally, we send your sale proceeds within three Business Days after we receive your request. Your proceeds can be wired to your bank account or sent to you by check. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 15 days from the date of your purchase). You may not close your account by telephone.

Redemption By Checkwriting

Checkwriting is available for accounts investing in Class A Shares of a money market fund Portfolio. If you wish to use this checkwriting feature, you should check the appropriate box on the Account Application which includes a signature card, and mail the completed form to ARK Funds, P.O. Box 8525, Boston, MA 02266-8525. You will be subject to the applicable rules and regulations of the clearing bank.

Checks in the amount of $500 or more drawn on one of the money market fund Portfolios may be made payable to the order of any payee. You should be aware that, as the case with regular bank checks, certain banks may not provide cash at the time of deposit, but will wait until they have received payment from the clearing bank. When a check is presented to the clearing bank for payment, subject to the Fund's acceptance of the check, the clearing bank causes the Fund to redeem, at the next NAV, a sufficient number of shares to cover the amount of the check. Checks will be returned by the clearing bank if there are not sufficient shares available. There is no charge for the checks, although the clearing bank will impose its customary overdraft fee in connection with checks returned for insufficient funds. As of the date of this prospectus, the overdraft fee is $20.

Automatic Withdrawal Plan (AWP)

The AWP may be used by investors who wish to receive regular distributions from their accounts. Upon commencement of the AWP, an account must have a current value of $5,000 or more. Investors may elect to receive automatic payments of $100 or more via check or direct deposit to a checking account on a monthly, quarterly or annual basis. Automatic withdrawals are normally processed on the 25/th/ day of the month (or on the next Business Day). To arrange an AWP, you must complete the appropriate section of an Account Change Form.

How to Exchange Your Portfolio Shares

To exchange your Portfolio shares, contact the Fund directly at 1-888-4ARKFUND. You may exchange your shares on any Business Day.

If you recently purchased shares by check, you may not be able to exchange your shares until your check has cleared (which may take up to 15 days from your date of purchase). This exchange privilege may be changed or canceled at any time upon 60 day's notice.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolios receive your exchange request.

Directly with the Fund

How to Purchase Portfolio Shares

To purchase shares directly from us, please call 1-888-4ARKFUND, or complete and send in a Direct Investment Account Application. The minimum investment in a Portfolio is $500. Unless you arrange to pay by wire, write your check to "ARK Funds" and include the name of the appropriate Portfolio(s) on the check. A Portfolio cannot accept third-party checks, credit cards, credit card checks, or cash.

You can buy shares by sending a completed Account Application along with a check and investment instructions to:

ARK Funds
P.O. Box 8525
Boston, MA 02266-8525

All purchases made by check should be in U.S. dollars and made payable to ARK Funds or, for an IRA account, to ARK Funds FBO (account holder's name). Redemptions of shares purchased through the Automatic Investment Plan will be delayed until the investment has been in the account for 15 calendar days.

Purchases By Wire

You can buy shares by wiring money to:

State Street Bank and Trust Company
Boston, MA
ABA 011000028
Account Number:      99051609
Attention:           [ARK Portfolio Name]
Further Credit to:   [Account Name and Number]

You should notify the Fund's transfer agent at 1-888-4ARKFUND by 12:00 noon if you plan to wire money. This way, an order to purchase shares by wire will be deemed to have been received on the day of the wire.

How to Sell Your Portfolio Shares

If you own shares directly, you may sell your shares on any Business Day by contacting the Fund directly by mail at ARK Funds, P.O. Box 8525, Boston, MA 02266-8525 or by telephone at 1-888-4ARKFUND. There is no minimum amount for telephone redemptions.

You may not close your account by telephone.

                                Page 111 0f 128

Redemption by Mail

Along with your written request, the transfer agent may require a signature guarantee if: (a) the redemption request is for $25,000 or more; (b) you ask us to send redemption proceeds to a name and/or address that differs from the name or address of record; or (c) you request a transfer of registration.

Receiving Your Money

Normally, we send your sale proceeds within three Business Days after we receive your request. Your proceeds can be wired to your bank account (subject to a $10 fee) or sent to you by check. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 15 days from the date of your purchase).

Redemption By Checkwriting

Checkwriting is available for accounts investing in Class A Shares of a money market fund Portfolio. If you wish to use this checkwriting feature, you should check the appropriate box on the Account Application which includes a signature card, and mail the completed form to ARK Funds, P.O. Box 8525, Boston, MA 02266-8525. You will be subject to the applicable rules and regulations of the clearing bank.

Checks in the amount of $500 or more drawn on one of the money market fund Portfolios may be made payable to the order of any payee. You should be aware that, as the case with regular bank checks, certain banks may not provide cash at the time of deposit, but will wait until they have received payment from the clearing bank. When a check is presented to the clearing bank for payment, subject to the Fund's acceptance of the check, the clearing bank causes the Fund to redeem, at the next NAV, a sufficient number of shares to cover the amount of the check. Checks will be returned by the clearing bank if there are not sufficient shares available. There is no charge for the checks, although the clearing bank will impose its customary overdraft fee in connection with checks returned for insufficient funds. As of the date of this prospectus, the overdraft fee is $20.

Automatic Withdrawal Plan (AWP)

The AWP may be used by investors who wish to receive regular distributions from their accounts. Upon commencement of the AWP, an account must have a current value of $5,000 or more. Investors may elect to receive automatic payments of $100 or more via check or direct deposit to a checking account on a monthly, quarterly or annual basis. Automatic withdrawals are normally processed on the 25th day of the month (or on the next Business Day). To arrange an AWP, you must complete the appropriate section of an Account Change Form.

If you withdraw 10% or less of your Class B Shares in one year pursuant to the AWP, your redemptions will not be subject to the CDSC. Because automatic withdrawals of Class B Shares in amounts greater than 10% of the initial value of the account will be subject to the CDSC, Class B shareholders should not participate in the AWP.

How to Exchange Your Portfolio Shares

To exchange your Portfolio shares, contact the Fund directly at 1-888-4ARKFUND.

Before making an exchange, shareholders should consider the investment objective, policies and restrictions of the Portfolio into which they are exchanging, as set forth in the prospectus. Any telephone exchange must satisfy the requirements relating to the minimum initial investment amounts of the Portfolio involved. The Fund reserves the right to reject any telephone exchange request and to modify or terminate the telephone exchange privilege at any time, upon 60 days' written notice.

An exchange between classes of a particular Portfolio is generally not permitted, unless a shareholder becomes eligible to purchase shares of another class. The Fund reserves the right to require shareholders to complete an Account Application or other documentation in connection with the exchange.

Through Authorized Brokers or Other Institutions

How to Purchase Portfolio Shares

You may also buy shares through accounts with brokers and other institutions that are authorized to place trades in Portfolio shares for their customers. If you invest through an authorized institution, you will have to follow its procedures. Your institution may charge a fee for its services, in addition to the fees charged by the Portfolio. You will also generally have to address your correspondence or questions regarding a Portfolio to your institution. For more information, contact the broker or institution directly.

How to Sell Your Portfolio Shares

If you own shares through an account with a broker or other institution, contact that broker or institution to sell your shares.

How to Exchange Your Portfolio Shares

You may exchange your shares on any Business Day. If you own shares through an account with a broker or other institution, contact that broker or institution to exchange your shares. Exchange requests must be for an amount of at least $500 per Portfolio.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolios receive your exchange request.

Class A Shares

You may exchange Class A Shares of any Portfolio for Class A Shares of any other Portfolio. If you exchange shares that you purchased without a sales charge, or with a lower sales charge, into a Portfolio with a sales charge or with a higher sales charge, the exchange is subject to an incremental sales charge (e.g., the difference between the lower and higher applicable sales charges.) If you exchange your shares into a Portfolio with the same, lower or no sales charge, there is not an incremental sales charge for the exchange.

Class B Shares

You may exchange Class B Shares of any Portfolio for Class B Shares of any other Portfolio. No contingent deferred sales charge is imposed on redemptions of shares you acquire in an exchange, provided you hold your shares for at least six years from your initial purchase. Upon redemption, CDSC charges may apply. For purposes of computing CDSC, the length of time the investor owned the shares will be measured from the date of the original purchase and will not be affected by any exchange.

Before making an exchange, shareholders should consider the investment objective, policies and restrictions of the Portfolio into which they are exchanging, as set forth in the prospectus. Any telephone exchange must satisfy the requirements relating to the minimum initial investment amounts of the Portfolio involved. The Fund reserves the right to reject any telephone exchange request and to modify or terminate the telephone exchange privilege at any time, upon 60 days' written notice.

An exchange between classes of a particular Portfolio is generally not permitted, unless a shareholder becomes eligible to purchase shares of another class. The Fund reserves the right to require shareholders to complete an Account Application or other documentation in connection with the exchange.

Other Policies

Telephone Transactions

Purchasing, selling and exchanging Portfolio shares over the telephone is extremely convenient but not without risk. Although the Fund has certain safeguards and procedures to confirm the identity of the callers and the authenticity of instructions, the Fund is not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with the Fund over the telephone, you will generally bear the risk of any loss.

Suspension of Your Right to Sell Your Shares

A Portfolio may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

Involuntary Sales of Your Shares

If your account drops below $500 because of redemptions you may be required to sell your shares. But, we will always give you at least 30 days, written notice to give you time to add to your account and avoid the sale of your shares.

Distribution of Portfolio Shares

Each Portfolio has adopted a distribution plan that allows the Portfolios to pay distribution and service fees for the sale and distribution of its shares, and for services provided to shareholders. Because these fees are paid out of a Portfolio's assets continuously, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Distribution fees, as a percentage of average daily net assets, are as follows:

For Class A Shares

U.S. Treasury Money Market Portfolio         0.25%
U.S. Government Money Market Portfolio       0.25%
Money Market Portfolio                       0.25%
Tax-Free Money Market Portfolio              0.25%
Pennsylvania Tax-Free Money Market           0.25%
 Portfolio
Short-Term Treasury Portfolio                0.40%
Maryland Tax-Free Portfolio                  0.30%
Pennsylvania Tax-Free Portfolio              0.30%
Intermediate Fixed Income Portfolio          0.30%
U.S. Government Bond Portfolio               0.30%
Income Portfolio                             0.30%
Balanced Portfolio                           0.40%
Equity Income Portfolio                      0.40%
Value Equity Portfolio                       0.40%
Equity Index Portfolio                       0.40%
Blue Chip Equity Portfolio                   0.55%
Capital Growth Portfolio                     0.40%
Mid-Cap Equity Portfolio                     0.40%
Small-Cap Equity Portfolio                   0.40%
International Equity Selection Portfolio     0.40%
International Equity Portfolio               0.40%
Emerging Markets Equity Portfolio            0.40%

For Class B Shares

Money Market Portfolio                       0.75%
Maryland Tax-Free Portfolio                  0.75%
Pennsylvania Tax-Free Portfolio              0.75%
Income Portfolio                             0.75%
Balanced Portfolio                           0.75%
Value Equity Portfolio                       0.75%
Blue Chip Equity Portfolio                   0.75%
Capital Growth Portfolio                     0.75%

In addition, for Class A and Class B Shares, shareholder services fees, as a percentage of average daily net assets, may be up to 0.25%.

The Distributor may, from time to time at its sole discretion, institute one or more promotional incentive programs for dealers, which will be paid for by the Distributor from any sales charge it receives or from any other source available to it. Under any such program, the Distributor may provide incentives, in the form of cash or other compensation, including merchandise, airline vouchers, trips and vacation packages, to dealers selling shares of a Portfolio.

Dividends and Distributions

Dividends are declared and paid according to the following schedules:

-----------------------------------------------------------------------------------------
                                                    Frequency of          Frequency of
                                                   Declaration of          Payment of
Portfolio                                            Dividends             Dividends
-----------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio              Daily                  Monthly
-----------------------------------------------------------------------------------------
U.S. Government Money Market Portfolio            Daily                  Monthly
-----------------------------------------------------------------------------------------
Money Market Portfolio                            Daily                  Monthly
-----------------------------------------------------------------------------------------
Tax-Free Money Market Portfolio                   Daily                  Monthly
-----------------------------------------------------------------------------------------
Pennsylvania Tax-Free Money Market Portfolio      Daily                  Monthly
-----------------------------------------------------------------------------------------
Short-Term Treasury Portfolio                     Daily                  Monthly
-----------------------------------------------------------------------------------------
Maryland Tax-Free Portfolio                       Daily                  Monthly
-----------------------------------------------------------------------------------------
Pennsylvania Tax-Free Portfolio                   Daily                  Monthly
-----------------------------------------------------------------------------------------
Intermediate Fixed Income Portfolio               Daily                  Monthly
-----------------------------------------------------------------------------------------
U.S. Government Bond Portfolio                    Daily                  Monthly
-----------------------------------------------------------------------------------------
Income Portfolio                                  Daily                  Monthly
-----------------------------------------------------------------------------------------
Balanced Portfolio                                Quarterly              Quarterly
-----------------------------------------------------------------------------------------
Equity Income Portfolio                           Monthly                Monthly
-----------------------------------------------------------------------------------------
Value Equity Portfolio                            Quarterly              Quarterly
-----------------------------------------------------------------------------------------
Equity Index Portfolio                            Quarterly              Quarterly
-----------------------------------------------------------------------------------------
Blue Chip Equity Portfolio                        Quarterly              Quarterly
-----------------------------------------------------------------------------------------
Capital Growth Portfolio                          Annually               Annually
-----------------------------------------------------------------------------------------
Mid-Cap Equity Portfolio                          Quarterly              Quarterly
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Small-Cap Equity Portfolio                        Annually               Annually
-----------------------------------------------------------------------------------------
International Equity Selection Portfolio          Annually               Annually
-----------------------------------------------------------------------------------------
International Equity Portfolio                    Annually               Annually
-----------------------------------------------------------------------------------------
Emerging Markets Portfolio                        Annually               Annually
-----------------------------------------------------------------------------------------

Each Portfolio makes distributions of capital gains, if any, at least annually. If you own Portfolio shares on a Portfolio's record date, you will be entitled to receive the distribution.

You may elect to receive dividends and distributions in the form of additional Portfolio shares or in cash. You must notify the Portfolio in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after the Portfolio receives your written notice. To cancel your election, simply send the Portfolio written notice.

Taxes

Please consult your tax advisor regarding your specific questions about Federal, state and local income taxes. Below we have summarized some important tax issues that affect the Portfolios and their shareholders. This summary is based on current tax laws, which may change.

Each Portfolio will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to Federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Portfolio may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. Each sale or exchange of shares is a taxable event.

The Tax-Free Money Market, Pennsylvania Tax-Free Money Market, Maryland Tax-Free and Pennsylvania Tax-Free Portfolios intend to distribute Federally tax-exempt income. These Portfolios may invest a portion of their assets in securities that generate taxable income for Federal or state income taxes. Income exempt from Federal tax may be subject to state and local taxes. Any capital gains distributed by these Portfolios may be taxable.

More information about taxes is in the Statement of Additional Information.

Financial Highlights

The table that follows presents performance information about Class A and, if applicable, Class B Shares of the Portfolios. This information is intended to help you understand each Portfolio's financial performance for the past five years, or, if shorter, the period of the Portfolio's operations. Some of this information reflects financial information for a single Portfolio share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in a Portfolio, assuming you reinvested all of your dividends and distributions. This information has been audited by KPMG LLP, independent auditors. The information for the six months ended October 31, 1999 (unaudited) appears in the Portfolios' Semi-Annual Report. The Annual Report and the Semi-Annual Report, along with each Portfolio's financial statements, accompanies our Statement of Additional Information. You can obtain the Portfolios' Annual Report and the Semi-Annual Report, which contain more performance information, at no charge by calling 1-888-4ARK-FUND.

For the Period ended October 31,


                                      Realized and
                Net Asset             Unrealized     Distributions                                                   Ratio of
                Value,     Net        Gains or       from Net      Distributions Net Asset              Net Assets,  Expenses
                Beginning  Investment (Losses)       Investment    from Capital  Value, End   Total     End of       to Average
                of Period  Income     on Investments Income        Gains         of Period    Return(A) Period (000) Net Assets
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio
Retail Class A
1999                                      --                           --
1998                                      --                           --
1997                                      --                           --
1996 (1)                                  --                           --

U.S. Government Money Market Portfolio
Retail Class A
1999                                      --                           --
1998 (2)                                  --                           --

Money Market Portfolio
Retail Class A
1999                                      --                           --
1998                                      --                           --
1997                                      --                           --
1996                                      --                           --
1995 (3)                                  --                           --
Retail Class B
1999 (4)                                  --                           --

                Ratio of    Ratio
                Net         of Expenses
                Investment  to Average
                Income to   Net Assets   Portfolio
                Average     (Excluding   Turnover
                Net Assets  Waivers)     Rate
------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio
Retail Class A
1999                                       --
1998                                       --
1997                                       --
1996 (1)                                   --

U.S. Government Money Market Portfolio
Retail Class A
1999                                       --
1998 (2)                                   --

Money Market Portfolio
Retail Class A
1999                                       --
1998                                       --
1997                                       --
1996                                       --
1995 (3)                                   --
Retail Class B
1999 (4)                                   --

+    Returns are for the period indicated and have not been annualized.
*    Annualized.
(A) Total return for the retail class does not include the one-time sales charge.
(1)  Commenced operations on December 15, 1995.
(2)  Commenced operations on July 7, 1997.
(3)  Commenced operations on March 2, 1994.
(4)  Commenced operations on January 22, 1999.
(5)  Commenced operations on March 15, 1994.
(6)  Commenced operations on September 9, 1996.
(7)  Commenced operations on January 2, 1997.
(8)  Commenced operations on March 23, 1998.
(9)  Commenced operations on April 1, 1998.
(10) Commenced operations on April 12, 1994.
(11) Commenced operations on September 14, 1998.
(12) Commenced operations on March 9, 1994.
(13) Commenced operations on May 9, 1997.
(14) Commenced operations on November 3, 1997.
(15) Commenced operations on May 16, 1996.
(16) Commenced operations on July 31, 1998.

For the Period ended October 31,


                                      Realized and
                Net Asset             Unrealized     Distributions                                                   Ratio of
                Value,     Net        Gains or       from Net      Distributions Net Asset              Net Assets,  Expenses
                Beginning  Investment (Losses)       Investment    from Capital  Value, End   Total     End of       to Average
                of Period  Income     on Investments Income        Gains         of Period    Return(A) Period (000) Net Assets
------------------------------------------------------------------------------------------------------------------------------------
Tax-Free Money Market Portfolio
Retail Class A
1999                                      --                           --
1998                                      --                           --
1997                                      --                           --
1996                                      --                           --
1995 (5)                                  --                           --

Short-Term Treasury Portfolio
Retail Class A
1999
1998
1997 (6)

Maryland Tax-Free Portfolio
Retail Class A
1999
1998
1997(7)                                                                --

                Ratio of    Ratio
                Net         of Expenses
                Investment  to Average
                Income to   Net Assets   Portfolio
                Average     (Excluding   Turnover
                Net Assets  Waivers)     Rate
------------------------------------------------------------------------
Tax-Free Money Market Portfolio
Retail Class A
1999                                       --
1998                                       --
1997                                       --
1996                                       --
1995 (5)                                   --

Short-Term Treasury Portfolio
Retail Class A
1999
1998
1997 (6)

Maryland Tax-Free Portfolio
Retail Class A
1999
1998
1997(7)

+    Returns are for the period indicated and have not been annualized.
*    Annualized.
(A) Total return for the retail class does not include the one-time sales charge.
(1)  Commenced operations on December 15, 1995.
(2)  Commenced operations on July 7, 1997.
(3)  Commenced operations on March 2, 1994.
(4)  Commenced operations on January 22, 1999.
(5)  Commenced operations on March 15, 1994.
(6)  Commenced operations on September 9, 1996.
(7)  Commenced operations on January 2, 1997.
(8)  Commenced operations on March 23, 1998.
(9)  Commenced operations on April 1, 1998.
(10) Commenced operations on April 12, 1994.
(11) Commenced operations on September 14, 1998.
(12) Commenced operations on March 9, 1994.
(13) Commenced operations on May 9, 1997.
(14) Commenced operations on November 3, 1997.
(15) Commenced operations on May 16, 1996.
(16) Commenced operations on July 31, 1998.

For the Period ended October 31,

                                   Net Asset                    Realized and         Distributions                       Net Asset
                                   Value,        Net            Unrealized           from Net          Distributions     Value, End
                                   Beginning     Investment     Gains or (Losses)    Investment        from Capital      of
                                   of Period     Income         on Investments       Income            Gains             Period
------------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Tax-Free Portfolio
Retail Class A
1999
1998 (8)                                                                                                    -

U.S. Government Bond Portfolio
Retail Class A
1999                                                                                                        -
1998 (9)                                                                                                    -

Income Portfolio
Retail Class A
1999                                                                                                        -
1998                                                                                                        -
1997                                                                                                        -
1996                                                                                                        -
1995 (10)
Retail Class B
1999 (11)                                                                                                   -


                                                                                    Ratio of        Ratio
                                                                                    Net             of Expenses
                                                                    Ratio of        Investment      to Average
                                                  Net Assets,       Expenses        Income to       Net Assets       Portfolio
                                   Total          End of            to Average      Average         (Excluding       Turnover
                                   Return(A)      Period (000)      Net Assets      Net Assets      Waivers)         Rate
------------------------------------------------------------------------------------------------------------------------------------
Pennsylvania Tax-Free Portfolio
Retail Class A
1999
1998 (8)

U.S. Government Bond Portfolio
Retail Class A
1999
1998 (9)

Income Portfolio
Retail Class A
1999
1998
1997
1996
1995 (10)
Retail Class B
1999 (11)

+             Returns are for the period indicated and have not been annualized.
*              Annualized.
(A)           Total return for the retail class does not include the one-time sales charge.
(1)           Commenced operations on December 15, 1995.
(2)           Commenced operations on July 7, 1997.
(3)           Commenced operations on March 2, 1994.
(4)           Commenced operations on January 22, 1999.
(5)           Commenced operations on March 15, 1994.
(6)           Commenced operations on September 9, 1996.
(7)           Commenced operations on January 2, 1997.
(8)           Commenced operations on March 23, 1998.
(9)           Commenced operations on April 1, 1998.
(10)          Commenced operations on April 12, 1994.
(11)          Commenced operations on September 14, 1998.
(12)          Commenced operations on March 9, 1994.
(13)          Commenced operations on May 9, 1997.
(14)          Commenced operations on November 3, 1997.
(15)          Commenced operations on May 16, 1996.
(16)          Commenced operations on July 31, 1998.

For the Period ended October 31,


                                           Realized and
                     Net Asset             Unrealized     Distributions                                                   Ratio of
                     Value,     Net        Gains or       from Net      Distributions Net Asset              Net Assets,  Expenses
                     Beginning  Investment (Losses)       Investment    from Capital  Value, End   Total     End of       to Average
                     of Period  Income     on Investments Income        Gains         of Period    Return(A) Period (000) Net Assets
------------------------------------------------------------------------------------------------------------------------------------
Balanced Portfolio
Retail Class A
1999
1998
1997
1996
1995 (12)
Retail Class B
1999 (11)

                             Ratio of    Ratio
                             Net         of Expenses
                             Investment  to Average
                             Income to   Net Assets   Portfolio
                             Average     (Excluding   Turnover
                             Net Assets  Waivers)     Rate
------------------------------------------------------------------
Balanced Portfolio
Retail Class A
1999
1998
1997
1996
1995 (12)
Retail Class B
1999 (11)


+     Returns are for the period indicated and have not been annualized.
*     Annualized.
(A) Total return for the retail class does not include the one-time sales charge.
(1)   Commenced operations on December 15, 1995.
(2)   Commenced operations on July 7, 1997.
(3)   Commenced operations on March 2, 1994.
(4)   Commenced operations on January 22, 1999.
(5)   Commenced operations on March 15, 1994.
(6)   Commenced operations on September 9, 1996.
(7)   Commenced operations on January 2, 1997.
(8)   Commenced operations on March 23, 1998.
(9)   Commenced operations on April 1, 1998.
(10)  Commenced operations on April 12, 1994.
(11)  Commenced operations on September 14, 1998.
(12)  Commenced operations on March 9, 1994.
(13)  Commenced operations on May 9, 1997.
(14)  Commenced operations on November 3, 1997.
(15)  Commenced operations on May 16, 1996.
(16)  Commenced operations on July 31, 1998.

For the Period ended October 31,

                        Net Asset      Net           Realized and         Distributions
                        Value,         Investment    Unrealized           from Net         Distributions     Net Asset
                        Beginning      Income        Gains or (Losses)    Investments      from Capital      Value,End
                        of Period      (Loss)        on Investment        Income           Gains             of Period
------------------------------------------------------------------------------------------------------------------------
Equity Income Portfolio
Retail Class A
1999
1998 (13)

Value Equity Portfolio
Retail Class A
1999
1998 (9)                                   --                                      --               --
Retail Class B
1999 (11)

Equity Index Portfolio
Retail Class A
1999
1998 (14)                                                                                           --


                                                                     Ratio of
                                                                     Net          Ratio
                                                                     Investment   of Expenses
                                                      Ratio of       Income       to Average
                                       Net Assets,    Expenses       (Loss)       Net Assets   Portfolio
                        Total          End of         to             to Average   (Excluding   Turnover
                        Return(A)      Period (000)   Average        Net          Waivers)     Rate
                                                      Net            Assets
                                                      Assets
------------------------------------------------------------------------------------------------------------------------

Equity Income Portfolio
Retail Class A

1999
1998 (13)

Value Equity Portfolio
Retail Class A
1999
1998 (9)
Retail Class B
1999 (11)

Equity Index Portfolio
Retail Class A
1999
1998 (14)

+ Returns are for the period indicated and have not been annualized.
*                   Annualized.
(A) Total return for the retail class does not include the one-time sales charge.
(1)                 Commenced operations on December 15, 1995.
(2)                 Commenced operations on July 7, 1997.
(3)                 Commenced operations on March 2, 1994.
(4)                 Commenced operations on January 22, 1999.
(5)                 Commenced operations on March 15, 1994.
(6)                 Commenced operations on September 9, 1996.
(7)                 Commenced operations on January 2, 1997.
(8)                 Commenced operations on March 23, 1998.
(9)                 Commenced operations on April 1, 1998.
(10)                Commenced operations on April 12, 1994.
(11)                Commenced operations on September 14, 1998.
(12)                Commenced operations on March 9, 1994.
(13)                Commenced operations on May 9, 1997.
(14)                Commenced operations on November 3, 1997.
(15)                Commenced operations on May 16, 1996.
(16)                Commenced operations on July 31, 1998.

For the Period ended October 31,

                          Net Asset   Net         Realized and      Distributions
                          Value,      Investment  Unrealized        from Net       Distributions  Net Asset              Net Assets
                          Beginning   Income      Gains or (Losses) Investment     from Capital   Value, End  Total      End of
                          of Period   (Loss)      on Investments    Income         Gains          of Period   Return(A)  Period
------------------------------------------------------------------------------------------------------------------------------------
Blue Chip Equity Portfolio
Retail Class A
1999
1998
1997 (15)
Retail Class B
1999 (16)

Capital Growth Portfolio
Retail Class A
1999
1998
1997
1996
1995 (12)
Retail Class B
1999 (11)

                                                                        Ratio of
                                                                        Net             Ratio
                                                                        Investment      of Expenses
                                                         Ratio of       Income          to Average
                                        Net Assets       Expenses       (Loss)          Net Assets      Portfolio
                          Total         End of           to Average     to Average      (Excluding      Turnover
                          Return(A)     Period (000)     Net Assets     Net Assets      Waivers)        Rate
----------------------------------------------------------------------------------------------------------------------
Blue Chip Equity Portfolio
Retail Class A
1999
1998
1997 (15)
Retail Class B
1999 (16)

Capital Growth Portfolio
Retail Class A
1999
1998
1997
1996
1995 (12)
Retail Class B
1999 (11)

+    Returns are for the period indicated and have not been annualized.
*    Annualized.
(A) Total return for the retail class does not include the one-time sales charge.
(1)  Commenced operations on December 15, 1995.
(2)  Commenced operations on July 7, 1997.
(3)  Commenced operations on March 2, 1994.
(4)  Commenced operations on January 22, 1999.
(5)  Commenced operations on March 15, 1994.
(6)  Commenced operations on September 9, 1996.
(7)  Commenced operations on January 2, 1997.
(8)  Commenced operations on March 23, 1998.
(9)  Commenced operations on April 1, 1998.
(10) Commenced operations on April 12, 1994.
(11) Commenced operations on September 14, 1998.
(12) Commenced operations on March 9, 1994.
(13) Commenced operations on May 9, 1997.
(14) Commenced operations on November 3, 1997.
(15) Commenced operations on May 16, 1996.
(16) Commenced operations on July 31, 1998.

For the Period ended October 31,

                            Net Asset    Net          Realized and       Distributions
                            Value,       Investment   Unrealized         from Net        Distributions    Net Asset
                            Beginning    Income       Gains or (Losses)  Investment      from Capital     Value, End
                            of Period    (Loss)       on Investments     Income          Gains            of Period
-----------------------------------------------------------------------------------------------------------------------
Small-Cap Equity Portfolio
Retail Class A
1999                                                                             --
1998                                                                             --
1997 (15)                                                                        --

International Equity Selection Portfolio
Retail Class A
1999                                           --                                --            --
1998 (9)



                                                                      Ratio of
                                                                      Net             Ratio
                                                        Ratio of      Investment      of Expenses
                                                        Expenses      Income          to Average
                            Total        Net Assets,    to Average    (Loss)          Net Assets    Portfolio
                            Return(A)    End of         Net Assets    to Average      (Excluding    Turnover
                                         Period (000)                 Net Assets      Waivers)      Rate
-------------------------------------------------------------------------------------------------------------------
Small-Cap Equity Portfolio
Retail Class A
1999
1998
1997 (15)

International Equity Selection Portfolio
Retail Class A
1999
1998 (9)

+ Returns are for the period indicated and have not been annualized.
*                   Annualized.
(A) Total return for the retail class does not include the one-time sales charge.
(1)                 Commenced operations on December 15, 1995.
(2)                 Commenced operations on July 7, 1997.
(3)                 Commenced operations on March 2, 1994.
(4)                 Commenced operations on January 22, 1999.
(5)                 Commenced operations on March 15, 1994.
(6)                 Commenced operations on September 9, 1996.
(7)                 Commenced operations on January 2, 1997.
(8)                 Commenced operations on March 23, 1998.
(9)                 Commenced operations on April 1, 1998.
(10)                Commenced operations on April 12, 1994.
(11)                Commenced operations on September 14, 1998.
(12)                Commenced operations on March 9, 1994.
(13)                Commenced operations on May 9, 1997.
(14)                Commenced operations on November 3, 1997.
(15)                Commenced operations on May 16, 1996.
(16)                Commenced operations on July 31, 1998.

                                   ARK Funds

Investment Advisor

Allied Investment Advisors, Inc.
100 E. Pratt Street
Baltimore, MD 21202

Investment Subadvisor
(to the International Equity Portfolio and Emerging Markets Equity Portfolio)

AIB Govett Asset Management Limited
Shackleton House
4 Battle Bridge Lane
London, England SE1 2HR

Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, PA 19456

Legal Counsel

Piper Marbury Rudnick & Wolfe LLP
36 South Charles Street
Baltimore, MD 21201

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02210

More information about the Portfolios is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated March _____, 2000, includes detailed information about ARK Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports list each Portfolio's holdings and contain information from the Portfolio's managers about strategies and recent market conditions and trends and their impact on performance. The reports also contain detailed financial information about the Portfolios.

To Obtain More Information:

By Telephone: Call 1-888-4ARK-FUND

By Mail:  Write to us
ARK Funds
P.O. Box 8525
Boston, MA 02266-8525

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual Reports, as well as other information about ARK Funds, from the SEC's website (http://www.sec.gov). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information call 1-800-SEC-0330). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009. ARK Funds' Investment Company Act registration number is 811-7310.

                                   ARK Funds

                              Institutional Class

                                  Prospectus
                               March _____, 2000

                     U.S. Treasury Money Market Portfolio
                    U.S. Government Money Market Portfolio
                            Money Market Portfolio
                        Tax-Free Money Market Portfolio
                 PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO
                         Short-Term Treasury Portfolio
                           Short-Term Bond Portfolio
                          Maryland Tax-Free Portfolio
                        Pennsylvania Tax-Free Portfolio
                     Intermediate Fixed Income Portfolio
                        U.S. Government Bond Portfolio
                               Income Portfolio
                              Balanced Portfolio
                            Equity Income Portfolio
                            Value Equity Portfolio
                            Equity Index Portfolio
                          Blue Chip Equity Portfolio
                           Capital Growth Portfolio
                           Mid-Cap Equity Portfolio
                          Small-Cap Equity Portfolio
                   International Equity Selection - Portfolio
                        International Equity Portfolio
                       Emerging Markets Equity Portfolio

                             Investment Advisors:
                       Allied Investment Advisors, Inc.
                      AIB Govett Asset Management Limited
               (subadvisor to the International Equity Portfolio
                    and Emerging Markets Equity Portfolio)

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

                          How to Read This Prospectus

ARK Funds is a mutual fund family that offers Institutional Class shares in separate investment portfolios (Portfolios). The Portfolios have individual investment goals and strategies. This prospectus gives you important information about the Institutional Class Shares of the Portfolios that you should know before investing. Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can easily review this important information. For more detailed information about each Portfolio, please see:

                                                                       Page

  U.S. Treasury Money Market Portfolio................................ XXX
  U.S. Government Money Market Portfolio.............................. XXX
  Money Market Portfolio.............................................. XXX
  Tax-Free Money Market Portfolio..................................... XXX
  Pennsylvania Tax-Free Money Market Portfolio........................ XXX
  Short-Term Treasury Portfolio....................................... XXX
  Short-Term Bond Portfolio........................................... XXX
  Maryland Tax-Free Portfolio......................................... XXX
  Pennsylvania Tax-Free Portfolio..................................... XXX
  Intermediate Fixed Income Portfolio................................. XXX
  U.S. Government Bond Portfolio...................................... XXX
  Income Portfolio.................................................... XXX
  Balanced Portfolio.................................................. XXX
  Equity Income Portfolio............................................. XXX
  Value Equity Portfolio.............................................. XXX
  Equity Index Portfolio.............................................. XXX
  Blue Chip Equity Portfolio.......................................... XXX
  Capital Growth Portfolio............................................ XXX
  Mid-Cap Equity Portfolio............................................ XXX
  Small-Cap Equity Portfolio.......................................... XXX
  International Equity Selection Portfolio............................ XXX
  International Equity Portfolio...................................... XXX
  Emerging Markets Equity Portfolio................................... XXX
  More information about risk......................................... XXX
  Each Portfolio's other investments.................................. XXX
  Investment Advisor.................................................. XXX
  Purchasing, Selling and Exchanging Portfolio shares................. XXX
  Distribution of Portfolio Shares.................................... XXX
  Dividends and Distributions......................................... XXX
  Taxes............................................................... XXX
  Financial highlights................................................ XXX
  How to obtain more information about ARK Funds...................... Back Cover

INTRODUCTION - INFORMATION COMMON TO ALL PORTFOLIOS

Each Portfolio is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Portfolio has its own investment goal and strategies for reaching that goal. The investment advisor invests each Portfolio's assets in a way that it believes will help each Portfolio achieve its goal. Still, investing in each Portfolio involves risk, and there is no guarantee that a Portfolio will achieve its goal. The investment advisor's judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the investment advisor does, you could lose money on your investment in a Portfolio, just as you could with other investments. A Portfolio share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The value of your investment in a Portfolio (other than a money market fund Portfolio) is based on the market value of the securities the Portfolio holds. These prices change daily due to economic and other events that affect particular companies and other issuers. These price movements, sometimes called volatility, may be greater or lesser depending on the types of securities a Portfolio owns and the markets in which they trade. The effect on a Portfolio of a change in the value of a single security will depend on how widely the Portfolio diversifies its holdings.

The U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio and Pennsylvania Tax-Free Money Market Portfolio try to maintain a constant price per share of $1.00, but there is no guarantee that these Portfolios will achieve this goal.

ARK U.S. TREASURY MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                                Maximizing current income and providing liquidity and
                                               security of principal

Investment Focus                               Short-term U.S. Treasury securities

Share Price Volatility                         Very low

Principal Investment Strategy                  Investing in U.S. Treasury obligations

Investor Profile                               Conservative investors seeking current income through a
                                               low-risk, liquid investment

Investment Strategy of the U.S. Treasury Money Market Portfolio

The U.S. Treasury Money Market Portfolio seeks its investment goal by investing exclusively in U.S. Treasury obligations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Treasury Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for six years.

               1994                               3.75%
               1995                               5.48%
               1996                               5.00%
               1997                               5.09%
               1998                               4.82%
               1999                                   %

               Best Quarter                       Worst Quarter
                      %                                   %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data 100% U.S. Treasury Average.

Institutional Class                                       1 Year             5 Years         Since Inception
--------------------------------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio                         %                  %                   %*
IBC/Financial Data 100% U.S. Treasury Average                %                  %                   %**

*    Since June 14, 1993.
**   Since May 31, 1993.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data 100% U.S. Treasury Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                             Institutional Class
--------------------------------------------------------------------------------
     Investment Advisory Fees                                     0.25%
     Distribution (12b-1) Fees                                    None
     Other Expenses                                               0.34%
                                                                  ----
Total Annual Portfolio Operating Expenses                         0.59%
     Fee Waivers and Expense Reimbursements                       0.10%
                                                                  ----
Net Total Operating Expenses                                      0.49%*
                                                                  ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.49% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     U.S. Treasury Money Market Portfolio -- Institutional Class         0.46%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year           3 Years             5 Years               10 Years
      $50              $179                $319                   $728

ARK U.S. GOVERNMENT MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                                      Maximizing current income and providing liquidity and
                                                     security of principal

Investment Focus                                     Short-term U.S. government securities

Share Price Volatility                               Very low

Principal Investment Strategy                        Investing in U.S. government obligations and repurchase
                                                     agreements

Investor Profile                                     Conservative investors seeking current income through a
                                                     low-risk, liquid investment

Investment Strategy of the U.S. Government Money Market Portfolio

The U.S. Government Money Market Portfolio seeks its investment goal by investing exclusively in obligations issued by the U.S. government and its agencies and instrumentalities and in repurchase agreements.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Government Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates.

Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for six years.

     1994                                       4.13%
     1995                                       5.83%
     1996                                       5.24%
     1997                                       5.39%
     1998                                       5.22%
     1999                                           %

     Best Quarter                          Worst Quarter
          %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data Government Only Institutions Only Average.

Institutional Class                                                     1 Year        5 Years       Since Inception
---------------------------------------------------------------------------------------------------------------------
U.S. Government Money Market Portfolio                                    %              %                %*
IBC/Financial Data Government Only Institutions Only Average              %              %                %**

*    Since June 14, 1993.
**   Since May 31, 1993.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data Government Only Institutions Only Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                           Institutional Class
--------------------------------------------------------------------------------
     Investment Advisory Fees                                     0.25%
     Distribution (12b-1) Fees                                    None
     Other Expenses                                               0.33%
                                                                  ----
Total Annual Portfolio Operating Expenses                         0.58%
     Fee Waivers and Expense Reimbursements                       0.15%
                                                                  ----
Net Total Operating Expenses                                      0.43%*
                                                                  ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.43% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  U.S. Government Money Market Portfolio -- Institutional Class          0.40%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year            3 Years               5 Years                10 Years
       $44               $171                  $309                   $711

ARK MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                                 Maximizing current income and providing liquidity and
                                                security of principal

Investment Focus                                Short-term money market instruments

Share Price Volatility                          Very low

Principal Investment Strategy                   Investing in high-quality U.S. dollar-denominated money
                                                market securities

Investor Profile                                Conservative investors seeking current income through a
                                                low-risk, liquid investment

Investment Strategy of the Money Market Portfolio

The Money Market Portfolio seeks its investment goal by investing primarily in high-quality, short-term U.S. dollar-denominated debt securities issued by corporations, the U.S. government and banks, including U.S. and foreign branches of U.S. banks and U.S. branches of foreign banks. At least 95% of such securities are rated in the highest rating category by two or more nationally recognized statistical rating organizations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for six years.

     1994                                       4.26%
     1995                                       5.97%
     1996                                       5.37%
     1997                                       5.53%
     1998                                       5.38%
     1999                                           %

     Best Quarter                          Worst Quarter
          %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1998, to those of the IBC/Financial Data First Tier Institutions Only Average.

Institutional Class                                             1 Year               5 Years         Since Inception
----------------------------------------------------------------------------------------------------------------------
Money Market Portfolio                                            %                     %                   %*
IBC/Financial Data First Tier Institutions Only Average           %                     %                  %**

*    Since June 14, 1993.
**   Since May 31, 1993.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data First Tier Institutions Only Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                            Institutional Class
--------------------------------------------------------------------------------
     Investment Advisory Fees                                     0.25%
     Distribution (12b-1) Fees                                    None
     Other Expenses                                               0.32%
                                                                  ----
Total Annual Portfolio Operating Expenses                         0.57%
     Fee Waivers and Expense Reimbursements                       0.18%
                                                                  ----
Net Total Operating Expenses                                      0.39%*
                                                                  ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.39% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Money Market Portfolio -- Institutional Class                          0.36%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year             3 Years              5 Years               10 Years
       $40                $164                 $300                  $696

ARK TAX-FREE MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                              Maximizing current income exempt from Federal income taxes and providing liquidity and security of principal

Investment Focus                             Short-term, high-quality municipal money market obligations

Share Price Volatility                       Very low

Principal Investment Strategy                Investing in tax-exempt U.S. dollar-denominated money
                                             market securities

Investor Profile                             Conservative investors seeking tax-exempt income through a low-risk, liquid investment

Investment Strategy of the Tax-Free Money Market Portfolio

The Tax-Free Money Market Portfolio seeks its investment goal by investing substantially all of its assets in a broad range of high-quality, short-term municipal money market instruments that pay interest that is exempt from Federal income taxes. The issuers of these securities may be state and local governments and agencies located in any of the 50 states, the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is well diversified among issuers and comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the Alternative Minimum Tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements.
Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Tax-Free Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for six years.

     1994                                       2.74%
     1995                                       3.76%
     1996                                       3.30%
     1997                                       3.46%
     1998                                       3.18%
     1999                                           %

     Best Quarter                          Worst Quarter
          %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data Tax-Free Institutions Only Average.

Institutional Class                                              1 Year        5 Years       Since Inception
---------------------------------------------------------------------------------------------------------------
Tax-Free Money Market Portfolio                                    %              %                %*
IBC/Financial Data Tax-Free Institutions Only Average              %              %                %**

*    Since June 14, 1993.
**   Since May 31, 1993.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data Tax-Free Institutions Only Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                     Institutional Class
-------------------------------------------------------------------------------------------
     Investment Advisory Fees                                            0.25%
     Distribution (12b-1) Fees                                           None
     Other Expenses                                                      0.35%
                                                                       ------
Total Annual Portfolio Operating Expenses                                0.60%
     Fee Waivers and Expense Reimbursements                              0.20%
                                                                       ------
Net Total Operating Expenses                                             0.40%*
                                                                       ------

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.40% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Tax-Free Money Market Portfolio -- Institutional Class           0.37%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

    1 Year                3 Years             5 Years              10 Years
    $41                   $172                $315                 $731

ARK PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                           Maximizing current income exempt from Federal and
                                          Pennsylvania state income taxes and providing
                                          liquidity and security of principal

Investment Focus                          Short-term, high-quality Pennsylvania municipal money
                                          market obligations

Share Price Volatility                    Very low

Principal Investment Strategy             Investing in tax-exempt U.S. dollar-denominated money
                                          market securities of Pennsylvania issuers

Investor Profile                          Conservative investors seeking income exempt from
                                          Federal and Pennsylvania state income taxes through a
                                          low-risk, liquid investment

Investment Strategy of the Pennsylvania Tax-Free Money Market Portfolio

The Pennsylvania Tax-Free Money Market Portfolio seeks its investment goal by investing substantially all of its assets in a broad range of high-quality, short-term municipal money market instruments that pay interest exempt from Federal and Pennsylvania state income taxes. The principal issuers of these securities may be state and local governments and agencies located in Pennsylvania, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the Alternative Minimum Tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Pennsylvania Tax-Free Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

The Portfolio's concentration of investments in securities of issuers located in Pennsylvania subjects the Portfolio to the effects of economic and government policies of Pennsylvania.

The Portfolio is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Portfolio may be more susceptible to a single adverse economic or political occurrence affecting one of more of these issuers, and may experience increased volatility due to its investments in those securities.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                     Institutional Class
----------------------------------------------------------------------------------------
     Investment Advisory Fees                                             0.25%
     Distribution (12b-1) Fees                                            None
     Other Expenses                                                           %
                                                                        ------
Total Annual Portfolio Operating Expenses                                     %
     Fee Waivers and Expense Reimbursements                                   %
                                                                        ------
Net Total Operating Expenses                                                  %*
                                                                        ------


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


  Pennsylvania Tax-Free Money Market Portfolio -- Institutional Class   _____%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:


          1 Year             3 Years               5 Years        10 Years
             -                  -                     -               -

ARK SHORT-TERM TREASURY PORTFOLIO

Portfolio Summary

Investment Goal                             Current income with relative stability of principal

Investment Focus                            Short-term U.S. Treasury securities

Share Price Volatility                      Low

Principal Investment Strategy               Investing in short-term fixed income securities issued or
                                            guaranteed by the U.S. Treasury

Investor Profile                            Investors seeking to preserve principal and earn current
                                            income

Investment Strategy of the Short-Term Treasury Portfolio

The Short-Term Treasury Portfolio seeks its investment goal by investing exclusively in fixed income securities issued directly by the U.S. Treasury. The Portfolio's Advisor will select securities that are backed by the U.S. Treasury that pay interest that is exempt from state and local taxes. The Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions. The Portfolio normally invests in short-term securities, and the Portfolio will typically have a dollar-weighted average maturity of approximately two years.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decrease in interest rates.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Short-Term Treasury Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                     1997                                 5.95%
                     1998                                 6.50%
                     1999                                _____%

                 Best Quarter                          Worst Quarter
                      %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman 1-3 Year Government Bond Index.

Institutional Class                                       1 Year                 Since Inception
-----------------------------------------------------------------------------------------------------
Short-Term Treasury Portfolio                               %                          %*
Lehman 1-3 Year Government Bond Index                       %                          %**

*    Since March 20, 1996.
**   Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman 1-3 Year Government Bond Index is a widely recognized index of U.S. government obligations with maturities between one and three years.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                     Institutional Class
-----------------------------------------------------------------------------------------
     Investment Advisory Fees                                                       0.35%
     Distribution (12b-1) Fees                                                      None
     Other Expenses                                                                 0.38%
                                                                                    ----
Total Annual Portfolio Operating Expenses                                           0.73%
     Fee Waivers and Expense Reimbursements                                         0.06%
                                                                                    ----
Net Total Operating Expenses                                                        0.67%*
                                                                                    ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.67% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Short-Term Treasury Portfolio -- Institutional Class              0.64%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year                3 Years             5 Years           10 Years
            $68                  $227                $400               $901

ARK SHORT-TERM BOND PORTFOLIO

Portfolio Summary

Investment Goal                              Current income

Investment Focus                             Short-term fixed income securities

Share Price Volatility                       Low

Principal Investment Strategy                Investing in short-term investment-grade fixed income
                                             securities of U.S. issuers

Investor Profile                             Investors seeking current income who are willing to accept the risks of investing in fixed income securities

Investment Strategy of the Short-Term Bond Portfolio

The Short-Term Bond Portfolio seeks its investment goal by investing primarily in U.S. corporate and government securities, including mortgage- and asset-backed securities. The Portfolio's Advisor will select investment-grade securities and unrated securities determined to be of comparable quality. The dollar-weighted average maturity of the Portfolio's investments will vary depending on market conditions, but will typically be between one and three years.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decline in interest rates.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Short-Term Bond Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore calculate how they will respond to changes in interest rates. The Portfolio may have to reinvest prepaid amounts at lower interest rates. This risk of prepayment is an additional risk of mortgage-backed securities.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the

U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                    1997                     5.66%
                    1998                     6.00%
                    1999                     ____%

                 Best Quarter             Worst Quarter
                       %                         %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman 1-3 Year Government Bond Index.

Institutional Class                                  1 Year              Since Inception
-----------------------------------------------------------------------------------------------
Short-Term Bond Portfolio                               %                      %*
Lehman 1-3 Year Government Bond Index                   %                      %**

* Performance presented prior to March 23, 1998 reflects the performance of the Marketvest Short-Term Bond Fund shares, which were offered beginning April 1, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company.
**   Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman 1-3 Year Government Bond Index is a widely recognized index of U.S. government obligations with maturities between one and three years.


Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                  Institutional Class
--------------------------------------------------------------------------------------
     Investment Advisory Fees                                                     0.75%
     Distribution (12b-1) Fees                                                    None
     Other Expenses                                                               0.37%
                                                                                  ----
Total Annual Portfolio Operating Expenses                                         1.12%
  Fee Waivers and Expense Reimbursements                                          0.11%
                                                                                  ----
Net Total Operating Expenses                                                      1.01%*
                                                                                  ----

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.01% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Short-Term Bond Portfolio -- Institutional Class            0.98%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year              3 Years                5 Years           10 Years
           $103                 $345                   $606              $1,353

ARK MARYLAND TAX-FREE PORTFOLIO

Portfolio Summary

Investment Goal                                      Current income exempt from Federal and Maryland state and
                                                     local income taxes

Investment Focus                                     Maryland municipal securities

Share Price Volatility                               Low to medium

Principal Investment Strategy                        Investing in attractively priced Maryland municipal
                                                     securities

Investor Profile                                     Investors seeking income exempt from Federal and Maryland
                                                     state and local income taxes

Investment Strategy of the Maryland Tax-Free Portfolio

The Maryland Tax-Free Portfolio seeks its investment goal by investing primarily in municipal securities that generate income exempt from Federal and Maryland state and local income taxes. The principal issuers of these securities are state and local governments and agencies located in Maryland, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio normally invests in securities with long and intermediate maturities, and the Portfolio will typically have a dollar-weighted average maturity of seven to 12 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities, the Portfolio's Advisor considers the future direction of interest rates and the shape of the yield curve, as well as credit quality and sector allocation issues. Normally, the Portfolio's assets will be invested in securities that are not subject to Federal taxes, including the Alternative Minimum Tax.

Principal Risks of Investing in the Maryland Tax-Free Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

The Portfolio's concentration of investments in securities of issuers located in Maryland subjects the Portfolio to the effects of economic and government policies of Maryland.

The Portfolio is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Portfolio may be more susceptible to a single adverse economic or political occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                    1997              8.12%
                    1998              5.64%
                    1999              ____%

                 Best Quarter      Worst Quarter
                      %                 %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman 10 Year Municipal Bond Index and the Lehman 7 Year Municipal Bond Index.

Institutional Class                             1 Year        Since Inception
------------------------------------------------------------------------------
Maryland Tax-Free Portfolio                       %                 %*
Lehman 10 Year Municipal Bond Index               %                 %**
Lehman 7 Year Municipal Bond Index                %                 %**

*    Since November 18, 1996.
**   Since November 30, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman 10 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between eight and 12 years. The Lehman 7 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between six and eight years.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                     Institutional Class
----------------------------------------------------------------------------------------
     Investment Advisory Fees                                                       0.65%
     Distribution (12b-1) Fees                                                      None
     Other Expenses                                                                 0.35%
                                                                                  ------
Total Annual Portfolio Operating Expenses                                           1.00%
     Fee Waivers and Expense Reimbursements                                         0.16%
                                                                                  ------
Net Total Operating Expenses                                                        0.84%*
                                                                                  ------

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.84% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

      Maryland Tax-Free Bond Portfolio -- Institutional Class         0.81%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year            3 Years              5 Years            10 Years
            $86               $302                 $537              $1,210

ARK PENNSYLVANIA TAX-FREE PORTFOLIO

Portfolio Summary

Investment Goal                                      Current income exempt from Federal and Pennsylvania state
                                                     income taxes

Investment Focus                                     Pennsylvania municipal securities

Share Price Volatility                               Low to medium

Principal Investment Strategy                        Investing in attractively priced Pennsylvania municipal
                                                     securities

Investor Profile                                     Investors seeking income exempt from Federal and
                                                     Pennsylvania state income taxes

Investment Strategy of the Pennsylvania Tax-Free Portfolio

The Pennsylvania Tax-Free Portfolio seeks its investment goal by investing primarily in municipal securities that generate income exempt from Federal and Pennsylvania state income taxes. The principal issuers of these securities are state and local governments and agencies located in Pennsylvania, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio normally invests in securities with long and intermediate maturities, and the Portfolio will typically have a dollar-weighted average maturity of seven to 12 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities, the Portfolio's Advisor considers the future direction of interest rates and the shape of the yield curve, as well as credit quality and sector allocation issues. Normally, the Portfolio's assets will be invested in securities that are not subject to Federal taxes, including the Alternative Minimum Tax.

Principal Risks of Investing in the Pennsylvania Tax-Free Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

The Portfolio's concentration of investments in securities of issuers located in Pennsylvania subjects the Portfolio to the effects of economic and government policies of Pennsylvania.

The Portfolio is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Portfolio may be more susceptible to a single adverse economic or political occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                       1997                     6.63%
                       1998                     5.24%
                       1999                     ____%

                 Best Quarter             Worst Quarter
                      %                        %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman 10 Year Municipal Bond Index and the Lehman 7 Year Municipal Bond Index.

Institutional Class                                                           1 Year        Since Inception
------------------------------------------------------------------------------------------------------------
Pennsylvania Tax-Free Portfolio                                                 %                 %*
Lehman 10 Year Municipal Bond Index                                             %                 %**
Lehman 7 Year Municipal Bond Index                                              %                 %**

* Performance presented prior to March 23, 1998 reflects the performance of the Marketvest Pennsylvania Intermediate Municipal Bond Fund shares, which were offered beginning April 1, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company.
**   Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman 10 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between eight and 12 years. The Lehman 7 Year Municipal Bond Index is a widely recognized index of long-term investment-grade tax-exempt bonds. The index includes general obligation bonds, revenue bonds, insured bonds and prefunded bonds with maturities between six and eight years.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                    Institutional Class
-------------------------------------------------------------------------------
Investment Advisory Fees                                    0.65%
Distribution (12b-1) Fees                                   None
Other Expenses                                              0.35%
                                                            ----
Total Annual Portfolio Operating Expenses                   1.00%
Fee Waivers and Expense Reimbursements                      0.01%
                                                            ----
Total Net Operating Expenses                                0.99%*
                                                            ----
-------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep the total operating expenses from exceeding 0.99% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Pennsylvania Tax-Free Bond Portfolio -- Institutional Class          0.96%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year           3 Years           5 Years           10 Years
          $101             $317              $551              $1,224

ARK INTERMEDIATE FIXED INCOME PORTFOLIO

Portfolio Summary

Investment Goal                                       Current income

Investment Focus                                      Intermediate-term investment-grade fixed income securities

Share Price Volatility                                Low to medium

Principal Investment Strategy                         Investing in U.S. intermediate-term government and
                                                      corporate fixed income securities

Investor Profile                                      Investors seeking current income who are willing to
                                                      accept the risks of investing in fixed income securities

Investment Strategy of the Intermediate Fixed Income Portfolio

The Intermediate Fixed Income Portfolio seeks its investment goal by investing primarily in U.S. investment-grade corporate and government fixed income securities, including mortgage-backed securities. The Portfolio's Advisor will select investment-grade fixed income securities and unrated securities determined to be of comparable quality. The Portfolio normally invests in securities with intermediate maturities, and the Portfolio will typically have a dollar-weighted average maturity of three to 10 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, credit quality, capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decrease in interest rates.

Principal Risks of Investing in the Intermediate Fixed Income Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore calculate how they will respond to changes in interest rates. The Portfolio may have to reinvest prepaid amounts at lower interest rates. This risk of prepayment is an additional risk of mortgage-backed securities.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the

U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                    1997                   7.58%
                    1998                   7.63%
                    1999                       %

                 Best Quarter              Worst Quarter
                      %                          %



This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman Intermediate
Government/Corporate Bond Index.

Institutional Class                                            1 Year        Since Inception
--------------------------------------------------------------------------------------------------
Intermediate Fixed Income Portfolio                               %                 %*
Lehman Intermediate Government/Corporate Bond Index               %                 %**

*    Since November 18, 1996.
**   Since November 30, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman Intermediate Government/Corporate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. Treasury securities, U.S. government agency obligations, corporate debt securities backed by the U.S. government, fixed-rate nonconvertible corporate debt securities, Yankee bonds and nonconvertible debt securities issued by or guaranteed by foreign governments and agencies. All securities in the index are rated investment-grade (BBB) or higher, with maturities of one to 10 years.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                        Institutional Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                     0.60%
  Distribution (12b-1) Fees                                    None
  Other Expenses                                               0.36%
                                                               ----
Total Annual Portfolio Operating Expenses                      0.96%
  Fee Waivers and Expense Reimbursements                       0.12%
                                                               ----
Net Total Operating Expenses                                   0.84%*
                                                               ----
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.84% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Intermediate Fixed Income Portfolio -- Institutional Class         0.81%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year           3 Years           5 Years           10 Years
          $86              $294              $519              $1,167

ARK U.S. GOVERNMENT BOND PORTFOLIO

Portfolio Summary

Investment Goal                                     Current income

Investment Focus                                    U.S. government securities

Share Price Volatility                              Low to medium

Principal Investment Strategy                       Investing in U.S. government fixed income securities

Investor Profile                                    Investors seeking current income who are willing to
                                                    accept the risks of investing in fixed income securities

Investment Strategy of the U.S. Government Bond Portfolio

The U.S. Government Bond Portfolio seeks its investment goal by investing primarily in fixed income securities issued or guaranteed by the U.S. government and its agencies or instrumentalities, including mortgage-backed securities.
The Portfolio also invests in a range of investment-grade corporate fixed income securities. The Portfolio normally invests in intermediate-term securities, and the Portfolio will typically have a dollar-weighted average maturity of between three and 10 years. However, the Portfolio has no maturity restrictions, and the average maturity of the Portfolio's investments will vary depending on market conditions.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decrease in interest rates.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the U.S. Government Bond Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore calculate how they will respond to changes in interest rates. The Portfolio may have to reinvest prepaid amounts at lower interest rates. This risk of prepayment is an additional risk of mortgage-backed securities.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                    1997                  6.70%
                    1998                  7.02%
                    1999                      %

                 Best Quarter            Worst Quarter
                      %                       %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman Intermediate
Government/Corporate Bond Index.

Institutional Class                                       1 Year        Since Inception
---------------------------------------------------------------------------------------------------
U.S. Government Bond Portfolio                              %                 %*
Lehman Intermediate Government/Corporate Bond Index         %                 %**

* Performance presented prior to March 23, 1998 reflects the performance of the Marketvest Intermediate U.S. Government Bond Fund shares, which were offered beginning April 1, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company.

*    Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman Intermediate Government/Corporate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. Treasury securities, U.S. government agency obligations, corporate debt securities, fixed-rate nonconvertible securities, Yankee bonds and nonconvertible debt securities issued by or guaranteed by foreign governments and agencies. All securities in the index are rated investment-grade (BBB) or higher, with maturities of one to 10 years.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table which follows describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                      Institutional Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                    0.75%
  Distribution (12b-1) Fees                                   None
  Other Expenses                                              0.34%
                                                              ----
Total Annual Portfolio Operating Expenses                     1.09%
  Fee Waivers and Expense Reimbursements                      0.10%
                                                              ----
Net Total Operating Expenses                                  0.99%*
                                                              ----
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.99% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     U.S. Government Bond Portfolio -- Institutional Class                0.96%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year            3 Years           5 Years           10 Years
          $101              $337              $591              $1,320

ARK INCOME PORTFOLIO

Portfolio Summary

Investment Goal                                      Current income and capital growth

Investment Focus                                     Investment-grade fixed income securities

Share Price Volatility                               Medium

Principal Investment Strategy                        Investing in U.S. government and corporate fixed income
                                                     securities with varying maturities

Investor Profile                                     Investors seeking current income and growth of capital
                                                     who are willing to accept the risks of investing in fixed
                                                     income securities

Investment Strategy of the Income Portfolio

The Income Portfolio seeks its investment goal by investing primarily in U.S. investment-grade corporate and government fixed income securities, including mortgage-backed securities. The Portfolio's Advisor will generally select investment-grade fixed income securities and unrated securities determined to be of comparable quality, but also may invest a limited percentage of the Portfolio's assets in lower rated debt securities (or "junk bonds"). The dollar-weighted average maturity of the Portfolio's investments will vary depending on market conditions, but will typically be between five and 20 years.

In selecting securities for the Portfolio, the Advisor considers a security's current yield, credit quality, capital appreciation potential, maturity and yield to maturity. The Advisor will monitor changing economic conditions and trends, including interest rates, and may sell securities in anticipation of an increase in interest rates or purchase securities in anticipation of a decrease in interest rates.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Income Portfolio

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore calculate how the securities will respond to changes in interest rates. The Portfolio may have to reinvest prepaid amounts at lower interest rates. This risk of prepayment is an additional risk of mortgage-backed securities.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Junk bonds involve greater risks of default or downgrade and are more volatile than investment-grade securities. Junk bonds involve a greater risk of price declines than investment-grade securities due to actual or perceived changes in an issuer's creditworthiness. In addition, issuers of junk bonds may be more susceptible than other issuers to economic downturns. Junk bonds are subject to the risk that the issuer may not be able to pay interest and ultimately to repay principal upon maturity. Discontinuation of these payments could substantially adversely affect the market value of the security.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for six years.

                    1994                         -1.90%
                    1995                         18.00%
                    1996                          2.75%
                    1997                          9.60%
                    1998                          6.76%
                    1999                              %

                 Best Quarter                  Worst Quarter
                      %                             %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Lehman Aggregate Bond Index.

Institutional Class            1 Year            5 Years         Since Inception
--------------------------------------------------------------------------------
Income Portfolio                 %                  %                  %*
Lehman Aggregate Bond Index      %                  %                  %**

*    Since July 16, 1993.
**   Since July 31, 1993.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Lehman Aggregate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. government obligations, corporate debt securities, and AAA-rated mortgage-backed securities. All securities in the index are rated investment-grade (BBB) or higher, with maturities of at least one year.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                       Institutional Class
----------------------------------------------------------------------------
  Investment Advisory Fees                                    0.60%
  Distribution (12b-1) Fees                                   None
  Other Expenses                                              0.35%
                                                              ----
Total Annual Portfolio Operating Expenses                     0.95%
  Fee Waivers and Expense Reimbursements                      0.09%
                                                              ----
Net Total Operating Expenses                                  0.86%*
                                                              ----
----------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.86% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Income Portfolio -- Institutional Class                    0.83%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year          3 Years           5 Years            10 Years
          $88             $294              $517               $1,158

ARK BALANCED PORTFOLIO

Portfolio Summary

Investment Goal                         Long-term total return

Investment Focus                        Common stocks and fixed income
                                        securities

Share Price Volatility                  Medium

Principal Investment Strategy           Investing in stocks and bonds to
                                        generate total return

Investor Profile                        Investors seeking total return by
                                        investing in a balanced portfolio of
                                        fixed income and equity securities with
                                        lower volatility than an all equity
                                        portfolio


Investment Strategy of the Balanced Portfolio

The Balanced Portfolio seeks its investment goal by investing primarily in a diverse portfolio of common stocks and investment-grade fixed income securities. The Portfolio's Advisor will select common stocks of established companies and mid-size and large companies. In evaluating securities for the Portfolio, the Advisor considers each company's current financial strength, revenue, earnings growth, and relative valuation of its stock. The Advisor will also purchase investment-grade fixed income securities with varying maturities, including corporate and government securities and mortgage-backed securities. The Advisor will adjust the Portfolio's asset mix based on its analysis of the relative attractiveness and risk of bonds and stocks in connection with economic, financial and other market trends.

In selecting securities for the Portfolio, the Advisor attempts to maximize total return by purchasing a combination of common stocks and fixed income securities of U.S. issuers. The Advisor will also attempt to minimize price declines during equity market downturns by reallocating assets to fixed income securities. The dollar-weighted average maturity of the Portfolio's fixed income securities may vary depending on market conditions, but will typically be between five and 20 years.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Balanced Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise. The volatility of lower rated securities is even greater than that of higher rated securities. Also, securities with longer maturities are generally more volatile, so the average maturity of the Portfolio's securities affects risk.

The Portfolio is also subject to the risk that the Advisor's asset allocation decisions will not anticipate market trends successfully. For example, investing too heavily in common stocks during a stock market decline may result in a failure to preserve capital. Conversely, investing too heavily in fixed income securities during a period of stock market appreciation may result in lower total return.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for six years.

                    1994             -4.65%
                    1995             21.92%
                    1996              8.12%
                    1997             22.59%
                    1998             24.83%
                    1999                  %

                 Best Quarter     Worst Quarter
                      %                %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index, the Lehman Aggregate Bond Index and 60/40 Hybrid of the S&P 500 Composite and Lehman Aggregate Bond indices.

Institutional Class                                   1 Year      5 Years     Since Inception
------------------------------------------------------------------------------------------------------
Balanced Portfolio                                         %            %              %*
S&P 500 Composite Index                                    %            %              %**
Lehman Aggregate Bond Index                                %            %              %**
60/40 Hybrid of the S&P 500 and Lehman Aggregate           %            %              %**

*    Since July 16, 1993.
**   Since July 31, 1993.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings. The Lehman Aggregate Bond Index is a widely recognized, market value-weighted (higher market value bonds have more influence than lower market value bonds) index of U.S. government obligations, corporate debt securities, and AAA-rated mortgage-backed securities. All securities in the index are rated investment-grade (BBB) or higher, with maturities of at least one year. The 60/40 Hybrid of the S&P 500 and Lehman Aggregate benchmark is comprised of two unmanaged indices, weighted 60% S&P 500 Composite Index and 40% Lehman Aggregate Bond Index. The Portfolio uses a blended index because it is better suited to the Portfolio's objective.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                             Institutional Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                          0.65%
  Distribution (12b-1) Fees                                         None
  Other Expenses                                                    0.36%
                                                                    ----
Total Annual Portfolio Operating Expenses                           1.01%
  Fee Waivers and Expense Reimbursements                            0.07%
                                                                    ----
Net Total Operating Expenses                                        0.94%*
                                                                    ----

--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.94% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

   Balanced Portfolio -- Institutional Class                         0.91%


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year             3 Years           5 Years          10 Years
            $96                $315              $551            $1,230

ARK EQUITY INCOME PORTFOLIO

Portfolio Summary

Investment Goal                          Current income and growth of capital

Investment Focus                         Dividend-paying U.S. common stocks

Share Price Volatility                   Medium to high

Principal Investment Strategy            Investing in stocks which have an
                                         above-average dividend yield relative
                                         to the broad stock market

Investor Profile                         Investors seeking current income and
                                         growth of capital who can tolerate the
                                         share price volatility of equity
                                         investing

Investment Strategy of the Equity Income Portfolio

The Equity Income Portfolio seeks its investment goal by investing primarily in dividend-paying U.S. common stocks and other equity securities. The Portfolio may, to a limited extent, purchase convertible and preferred stocks and investment-grade fixed income securities. The Portfolio's Advisor will build a broadly diversified portfolio of stocks of mid-size and large companies that have an above-average dividend yield relative to the broad stock market.

In selecting securities for the Portfolio, the Advisor purchases stocks of high-quality companies that have consistently paid dividends. In addition, the Advisor will generally invest in stocks of companies whose securities are attractively valued relative to comparable investments.

Principal Risks of Investing in the Equity Income Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                          1997                   32.28%
                          1998                    8.62%
                          1999                        %

                      Best Quarter               Worst Quarter
                           %                           %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

Institutional Class                               1 Year        Since Inception
--------------------------------------------------------------------------------
Equity Income Portfolio                                %                %*
S&P 500 Composite Index                                %                %**

*    Since November 18, 1996.
**   Since November 30, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                         Institutional Class
------------------------------------------------------------------------------
  Investment Advisory Fees                                      0.70%
  Distribution (12b-1) Fees                                     None
  Other Expenses                                                0.33%
Total Annual Portfolio Operating Expenses                       1.03%
  Fee Waivers and Expense Reimbursements                        0.04%
Net Total Operating Expenses                                    0.99%*

______________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.99% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Equity Income Portfolio -- Institutional Class                  0.96%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

       1 Year         3 Years             5 Years             10 Years
        $101            $324                $565               $1,256

ARK VALUE EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                            Growth of principal

Investment Focus                           U.S. common stocks

Share Price Volatility                     Medium to high

Principal Investment Strategy              Investing in undervalued stocks of
                                           U.S. companies

Investor Profile                           Investors seeking long-term growth of
                                           principal who can tolerate the share
                                           price volatility of equity investing


Investment Strategy of the Value Equity Portfolio

The Value Equity Portfolio seeks its investment goal by investing primarily in a diversified portfolio of common stocks and other equity securities of U.S. issuers. The Portfolio's Advisor purchases stocks whose prices appear low when compared to measures such as present and/or future earnings and cash flows, as well as other out-of-favor stocks that the Advisor believes are undervalued by the market.

In selecting investments for the Portfolio, the Advisor emphasizes stocks with higher-than-average sales growth, higher-than-average return on equity, above-average free cash flow, and return on invested capital that exceeds the cost of capital. The Advisor will also weigh corporate management's ability to adjust to the dynamics of rapidly changing economic and business conditions. The Advisor's investment approach is based on the conviction that, over the long term, broad-based economic growth will be reflected in the growth of the revenues and earnings of publicly held corporations.

Principal Risks of Investing in the Value Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                               1997             29.40%
                               1998             19.63%
                               1999                  %

                           Best Quarter         Worst Quarter
                                    %                    %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

Institutional Class                            1 Year           Since Inception
--------------------------------------------------------------------------------
Value Equity Portfolio                            %                   %*
S&P 500 Composite Index                           %                   %**

* Performance presented prior to March 30, 1998 reflects the performance of the Marketvest Equity Fund shares, which were offered beginning April 1, 1996. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company.
**   Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                            Institutional Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                         1.00%
  Distribution (12b-1) Fees                                        None
  Other Expenses                                                   0.34%
Total Annual Portfolio Operating Expenses                          1.34%
  Fee Waivers and Expense Reimbursements                           0.11%
Net Total Operating Expenses                                       1.23%*

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.23% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

   Value Equity Portfolio -- Institutional Class                   1.20%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year           3 Years           5 Years          10 Years
           $125              $414             $724             $1,603

                                 Page 52 0f 99

ARK EQUITY INDEX PORTFOLIO

Portfolio Summary

Investment Goal                           Investment results that correspond to
                                          the performance of the Standard &
                                          Poor's 500 Composite Index (S&P 500)

Investment Focus                          U.S. common stocks

Share Price Volatility                    Medium to high

Principal Investment Strategy             Attempts to replicate the performance
                                          of the S&P 500

Investor Profile                          Investors seeking growth of capital
                                          who can tolerate the share price
                                          volatility of equity investing

Investment Strategy of the Equity Index Portfolio

The Equity Index Portfolio seeks its investment goal by investing exclusively in securities listed in the S&P 500, which is comprised of 500 selected securities (mostly common stocks). The Portfolio is managed by utilizing a computer program that identifies which stocks should be purchased or sold in order to replicate, as closely as practicable, the composition of the S&P 500. The Portfolio will approximate the industry and sector weightings of the S&P 500 by matching the weightings of the stocks included in the S&P 500.

Although the Portfolio will not replicate the performance of the S&P 500 precisely, it is anticipated that there will be a close correlation between the Portfolio's performance and that of the S&P 500 in both rising and falling markets. The size and timing of cash flows and the level of expenses are the principal factors that contribute to the lack of precise correlation between the S&P 500 and the Portfolio.

Principal Risks of Investing in the Equity Index Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The Advisor may not be able to match the performance of the Portfolio's benchmark.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows the performance of the Portfolio's Institutional Class shares from year to year for two years.

                            1998             29.34%
                            1999                  %

                        Best Quarter         Worst Quarter
                                  %                   %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

Institutional Class                                 1 Year       Since Inception
--------------------------------------------------------------------------------
Equity Index Portfolio                                   %                 %*
S&P 500 Composite Index                                  %                 %**

*    Since October 1, 1997.
**   Since September 30, 1997.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                          Institutional Class
------------------------------------------------------------------------------
  Investment Advisory Fees                                     0.20%
  Distribution (12b-1) Fees                                     None
  Other Expenses                                               0.43%
                                                               ------
Total Annual Portfolio Operating Expenses                      0.63%
  Fee Waivers and Expense Reimbursements                       0.35%
                                                               ------
Net Total Operating Expenses                                   0.28%*
                                                               ------
------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.28% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Equity Index Portfolio -- Institutional Class              0.25%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

            1 Year           3 Years           5 Years          10 Years
              $29               $166              $317              $753

ARK BLUE CHIP EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                        Long-term capital appreciation

Investment Focus                       Large capitalization U.S. common stocks

Share Price Volatility                 Medium to high

Principal Investment Strategy          Investing in stocks of established large
                                       capitalization companies

Investor Profile                       Investors seeking capital appreciation
                                       who can tolerate the share price
                                       volatility of equity investing

Investment Strategy of the Blue Chip Equity Portfolio

The Blue Chip Equity Portfolio seeks its investment goal by investing primarily in common stocks and other equity securities of established U.S. companies with market capitalizations in excess of $5 billion. The Portfolio's Advisor generally purchases stocks of companies with at least 10 years of operating history that are recognized leaders in their respective markets. The Portfolio also may, to a limited extent, purchase stocks of rapidly growing companies in developing industries, convertible and preferred stocks, and investment-grade fixed income securities.

In selecting investments for the Portfolio, the Advisor will purchase securities of large companies with strong balance sheets and prospects for above-average growth. The Advisor will also purchase securities of issuers based on their current financial strength and their market valuations relative to their competitors.

Principal Risks of Investing in the Blue Chip Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                                        1997         32.98%
                                        1998         26.54%
                                        1999              %

                                     Best Quarter     Worst Quarter
                                              %               %



This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

Institutional Class                              1 Year        Since Inception
-------------------------------------------------------------------------------
Blue Chip Equity Portfolio                            %             %*
S&P 500 Composite Index                               %             %**

*   Since April 1, 1996.
*   Since March 31, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                       Institutional Class
-------------------------------------------------------------------------------
     Investment Advisory Fees                                0.70%
     Distribution (12b-1) Fees                               None
     Other Expenses                                          0.38%
                                                             ------
Total Annual Portfolio Operating Expenses                    1.08%
  Fee Waivers and Expense Reimbursements                     0.08%
                                                             ------
Net Total Operating Expenses                                 1.00%*
                                                             ------
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.00% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Blue Chip Equity Portfolio -- Institutional Class       0.97%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year             3 Years         5 Years       10 Years
            $102                $336            $588         $1,310

ARK CAPITAL GROWTH PORTFOLIO

Portfolio Summary

Investment Goal               Long-term capital appreciation

Investment Focus              U.S common stocks of various maket capitalizations

Share Price Volatility        Medium to high

Principal Investment Strategy Investing in stocks that offer above-average growth potential

Investor Profile              Investors seeking capital appreciation who can
                              tolerate the share price volatility of equity investing

Investment Strategy of the Capital Growth Portfolio

The Capital Growth Portfolio seeks its investment goal by investing primarily in common stocks and other equity securities. The Portfolio's Advisor will build a broadly diversified portfolio of stocks with above-average capital growth potential.

In selecting securities for the Portfolio, the Advisor purchases securities of well-known, established companies and small- and mid-size companies. In evaluating securities for the Portfolio, the Advisor considers each company's current financial strength, as well as its revenue and earnings growth and the valuation of its stock.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Capital Growth Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The smaller capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small-cap stocks may be more volatile than those of larger companies. These securities may be traded over-the-counter or listed on an exchange and may or may not pay dividends.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for six years.

                                               1994          -9.88%
                                               1995          23.27%
                                               1996          17.82%
                                               1997          29.33%
                                               1998          41.21%
                                               1999               %

                                            Best Quarter     Worst Quarter
                                                   %                 %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 500 Composite Index.

Institutional Class             1 Year        5 Years      Since Inception
--------------------------------------------------------------------------------
Capital Growth Portfolio             %             %         %*
S&P 500 Composite Index              %             %         %**

Since July 16, 1993.
Since July 31, 1993.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 500 Composite Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 500 stocks designed to mimic the overall equity market's industry weightings.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)
                                                       Institutional Class
------------------------------------------------------------------------------
  Investment Advisory Fees                                   0.70%
  Distribution (12b-1) Fees                                  None
  Other Expenses                                             0.37%
                                                             ------
Total Annual Portfolio Operating Expenses                    1.07%
  Fee Waivers and Expense Reimbursements                     0.03%
                                                             ------
Net Total Operating Expenses                                 1.04%*
                                                             ------
------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.04% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Capital Growth Portfolio -- Institutional Class             1.01%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year           3 Years         5 Years         10 Years
           $106              $337            $587           $1,303

ARK MID-CAP EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                   Long-term capital appreciation

Investment Focus                  Medium capitalization U.S. common stocks

Share Price Volatility            High

Principal Investment Strategy     Investing in stocks of mid-sized companies
                                  that have significant growth potential


Investor Profile                  Investors seeking growth of capital who can
                                  tolerate the share price volatility of mid-cap equity investing

Investment Strategy of the Mid-Cap Equity Portfolio

The Mid-Cap Equity Portfolio seeks its investment goal by investing primarily in common stocks and other equity securities of U.S. issuers. The Portfolio's Advisor chooses stocks of companies with market capitalizations of between $500 million and $8 billion that have significant growth potential.

In selecting securities for the Portfolio, the Advisor purchases securities of companies that have not reached full maturity, but which have above-average sales and earnings growth. The Advisor also looks for medium-sized companies with relatively low or unrecognized market valuations.

Principal Risks of Investing in the Mid-Cap Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The medium capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these mid-sized companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, mid-cap stocks may be more volatile than those of larger companies. These securities may be traded over-the-counter or listed on an exchange and may or may not pay dividends.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for three years.

                                                1997            31.39%
                                                1998            22.07%
                                                1999                 %

                                             Best Quarter       Worst Quarter
                                                     %               %


This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the S&P 400 Mid-Cap Index.

Institutional Class                    1 Year             Since Inception
---------------------------------------------------------------------------
Mid-Cap Equity Portfolio               %                     %*
S&P 400 Mid-Cap Index                  %                     %**

*     Since November 18, 1996.
**    Since November 30, 1996.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The S&P 400 Mid-Cap Index is a widely recognized, market value-weighted (higher market value stocks have more influence than lower market value stocks) index of 400 medium capitalization stocks.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                     Institutional Class
------------------------------------------------------------------------------
   Investment Advisory Fees                                0.80%
   Distribution (12b-1) Fees                               None
   Other Expenses                                          0.39%
                                                           ------
Total Annual Portfolio Operating Expenses                  1.19%
  Fee Waivers and Expense Reimbursements                   0.04%
                                                           ------
Net Total Operating Expenses                               1.15%*
                                                           ------
------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 1.15% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Mid-Cap Equity Portfolio -- Institutional Class         1.12%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year        3 Years          5 Years           10 Years
      $117         $ 374             $650              $1,440

ARK SMALL-CAP EQUITY PORTFOLIO

Portfolio Summary

Investment Goal                  Long-term capital appreciation

Investment Focus                 Common stock of small-capitalization U.S.
                                 issuers

Share Price Volatility           High

Principal Investment Strategy    Investing in stocks of smaller companies with
                                 long-term earnings growth potential

Investor Profile                 Investors seeking long-term capital
                                 appreciation who can tolerate the share price volatility of small-cap equity investing


Investment Strategy of the Small-Cap Equity Portfolio

The Small-Cap Equity Portfolio seeks its investment goal by investing primarily in common stocks and other equity securities of U.S. issuers. The Portfolio's Advisor purchases stocks of smaller companies that are in the early stages of development and which the Advisor believes have the potential to achieve substantial long-term earnings growth. Generally, the Portfolio invests in companies with market capitalizations of $2.0 billion or less at the time of investment. The Portfolio may also invest a limited percentage of its assets in securities rated below investment-grade ("junk bonds") and in foreign securities.

In selecting investments for the Portfolio, the Advisor purchases securities of small-cap U.S. companies with strong earnings growth potential. The Advisor may also purchase stocks of companies that are experiencing unusual, non-repetitive "special" situations (such as mergers or spin-offs) or that have valuable fixed assets whose value is not fully reflected in a stock's price. The Advisor may also purchase stocks of smaller companies that it believes are undervalued relative to their assets, earnings or growth potential.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Small-Cap Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

The smaller capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small-cap stocks may be more volatile than those of larger companies. These securities may be traded over-the-counter or listed on an exchange and may or may not pay dividends.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional Class shares from year to year for four years.

                                                 1996      14.82%
                                                 1997       5.55%
                                                 1998       9.31%
                                                 1999           %

                                           Best Quarter    Worst Quarter
                                                   %               %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Russell 2000 Growth Index.

Institutional Class                1 Year        Since Inception
----------------------------------------------------------------
Small-Cap Equity Portfolio             %                   %*
Russell 2000 Growth Index              %                   %**

*     Since July 13, 1995.
*     Since June 30, 1995.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. The Russell 2000 Growth Index is a widely recognized, capitalization-weighted (companies with larger market capitalizations have more influence than those with smaller market capitalizations) index of large U.S. companies with high growth rates and price-to-book ratios.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                        Institutional Class
------------------------------------------------------------------------------
  Investment Advisory Fees                              0.80%
  Distribution (12b-1) Fees                             None
  Other Expenses                                        0.46%
                                                        ------
Total Annual Portfolio Operating Expenses               1.26%*
                                                        ------
------------------------------------------------------------------------------
* The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Small-Cap Equity Portfolio -- Institutional Class     1.24%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year       3 Years      5 Years         10 Years
           $128          $400         $692           $1,523

ARK INTERNATIONAL EQUITY SELECTION PORTFOLIO

Investment Goal                   Long-term capital appreciation

Investment Focus                  Investment companies that invest in equity
                                  securities of non-U.S. issuers

Share Price Volatility            High

Principal Investment Strategy     Investing in investment companies that
                                  purchase stocks of companies located outside the U.S.

Investor Profile                  Investors seeking capital appreciation who
                                  want to diversify their portfolio by investing overseas and who can tolerate the risks of international investing


Investment Strategy of the International Equity Portfolio

The International Equity Selection Portfolio seeks its investment goal by investing primarily in shares of mutual funds that purchase common stocks and other equity securities of companies located in countries outside the United States. The Portfolio's Advisor will attempt to build a managed portfolio of international equity funds which presents the greatest long-term capital growth potential by investing in various funds managed by different advisors. In addition to investing in funds that purchase securities of companies in developed foreign countries, the Portfolio may also purchase shares of funds that invest in emerging market countries and individual country funds and, to a limited extent, in global funds and domestic equity and debt funds.

In selecting funds for the Portfolio to purchase, the Advisor attempts to develop a portfolio offering investors exposure to different global markets and equity investment styles. To achieve this diversity, the Advisor selects international funds based on screening criteria such as fund investment styles, investment objectives and policies, and fund management methodology and consistency. The Advisor also considers past performance, rankings by independent third parties, fund size, historic volatility, manager tenure, and operating and transaction expenses, as well as geographic diversity and current global economic conditions.

Principal Risks of Investing in the International Equity Portfolio

Since it purchases shares of funds that buy equity securities, the Portfolio is subject to the risk that stock prices will decline over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the mutual fund shares that the Portfolio owns may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of a Portfolio's investments in fund shares. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.

Since the Portfolio purchases shares of other funds, shareholders will bear the costs of the underlying funds and the costs of the Portfolio.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

The bar chart shows the performance of the Portfolio's Institutional Class Shares from year to year for eight years.

                    1992            -4.58%
                    1993            37.76%
                    1994             1.80%
                    1995            11.55%
                    1996            17.22%
                    1997             7.05%
                    1998             8.21%
                    1999                 %


                 Best Quarter                          Worst Quarter
                      %                                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the Morgan Stanley Capital International
(MSCI) EAFE Index.

Institutional Class                        1 Year     5 Years   Since Inception
-------------------------------------------------------------------------------
International Equity Selection Portfolio     %           %            %*
MSCI EAFE Index                              %           %            %**


* Shares of the International Equity Selection Portfolio were offered beginning March 29, 1998. The performance information shown prior to that date represents the performance of the Marketvest International Equity Fund shares, which is the successor to a collective trust fund. The assets of the Marketvest fund were reorganized into the Portfolio in 1998 following the acquisition by Allfirst of Dauphin Deposit Bank and Trust Company. The performance information shown includes performance of the collective trust for the period May 31, 1991 (the inception date of the collective trust fund), to March 31, 1997, when the Fund's registration statement became effective. The investment objectives and policies of the collective trust fund were substantially the same as those of the Marketvest fund.

**       Since May 31, 1991.

What is an Index?

An index measures the market prices of a specific group of securities in a particular market or securities in a market sector. You cannot invest directly in an index. Unlike a mutual fund, an index does not have an investment advisor and does not pay any commissions or expenses. If an index had expenses, its performance would be lower. Morgan Stanley Capital International EAFE Index is a widely recognized, capitalization-weighted (companies with larger market capitalizations have more influence than those with smaller market capitalizations) index of over 900 securities listed on the stock exchanges in Europe, Australia, New Zealand and the Far East.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table which follows describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual  Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                     Institutional Class
________________________________________________________________________________
Investment Advisory Fees                                    0.65%
Distribution (12b-1) Fees                                   None
Other Expenses                                              0.40%
                                                            ------
Total Annual Portfolio Operating Expenses                   1.05%
Fee Waivers and Expense Reimbursements                      0.08%
                                                            ------
Net Total Operating Expenses                                0.97%*

________________________________________________________________________________

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.97% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  International Equity Selection Portfolio -- Institutional Class     0.94%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

The expenses set forth above do not reflect the costs of the underlying funds that are borne by the Portfolio and its shareholders.

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

       1 Year             3 Years           5 Years           10 Years
        $99                $326              $572              $1,275

ARK INTERNATIONAL EQUITY PORTFOLIO

Investment Goal                    Long-term capital appreciation

Investment Focus                   Equity securities of non-U.S. issuers

Share Price Volatility             High

Principal Investment Strategy      Investing in equity securities of foreign
                                   issuers located in countries other than the U.S.

Investor Profile                   Investors seeking capital appreciation who
                                   want to diversify their portfolio by
                                   investing overseas and who can tolerate the risks of international investing

Investment Strategy of the International Equity Portfolio

The International Equity Portfolio seeks its investment goal by investing primarily in equity securities of companies located throughout the world. The Portfolio invests in common stocks and other equity securities of issuers located in any country other than the U.S. Normally, the Portfolio invests in issuers located in at least three countries. The Portfolio may invest in issuers of any size.

The Portfolio's Subadvisor applies a blend of "top-down" and "bottom-up" decision making in selecting portfolio investments. It first looks at trends in the global economy and attempts to identify countries and sectors that offer high growth potential. Then it uses extensive research and analysis to select stocks in those countries and sectors with attractive valuations and good growth potential.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the International Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will decline over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the mutual fund shares that the Portfolio owns may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Investing in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of a Portfolio's investments. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table which follows describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                 Institutional Class
Investment Advisory Fees                               1.00%
Distribution (12b-1) Fees                              None
Other Expenses                                          %
                                                     ------
Total Annual Portfolio Operating Expenses               %
Fee Waivers and Expense Reimbursements                  %
                                                     ------
Net Total Operating Expenses                            %*
                                                     ------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

International Equity Portfolio -- Institutional Class            _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year           3 Years            5 Years           10 Years
        $                $                  $                 $

ARK EMERGING MARKETS EQUITY PORTFOLIO

Investment Goal                       Long-term capital appreciation

Investment Focus                      Equity securities located in emerging
                                      markets

Share Price Volatility                High

Principal Investment Strategy         Investing in equity securities of issuers
                                      located in emerging or developing markets throughout the world

Investor Profile                      Investors seeking long-term capital
                                      appreciation who want to diversify their portfolio by investing overseas and who can tolerate the risks of investing in emerging markets

Investment Strategy of the Emerging Markets Equity Portfolio

The Emerging Markets Equity Portfolio seeks its investment goal by investing primarily in equity securities of issuers located in emerging markets. The Portfolio invests in common stocks and other equity securities of issuers located in at least three emerging market countries. The Portfolio's Subadvisor uses the World Bank's classification system to determine the potential universe of emerging markets. The Portfolio may invest in issuers of any size.

The Subadvisor applies a blend of "top-down" and "bottom-up" decision making in selecting portfolio investments. It first looks at trends in the global economy and attempts to identify countries and sectors that offer high growth potential. Then it uses extensive research and analysis to select stocks in those countries and sectors with attractive valuations and good growth potential.

Due to its investment strategy, the Portfolio may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liabilities.

Principal Risks of Investing in the Emerging Markets Equity Portfolio

Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate significantly from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio.

Investing in foreign countries poses additional risks since political economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign countries are generally denominated in a foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of the Portfolio's investments. These currency movements may happen separately from and in response to events that do not otherwise affect the value of the security in the issuer's home country. These various risks will be even greater for investments in emerging market countries since political turmoil and rapid changes in economic conditions are more likely to occur in these countries.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. The table which follows describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                      Institutional Class
--------------------------------------------------------------------------------
Investment Advisory Fees                                    1.00%
Distribution (12b-1) Fees                                   None
Other Expenses                                                %
                                                           -------
Total Annual Portfolio Operating Expenses                     %
Fee Waivers and Expense Reimbursements                        %
                                                           -------
Net Total Operating Expenses                                  %*
                                                           -------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

   Emerging Markets Equity Portfolio -- Institutional Class _______%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

      1 Year           3 Years            5 Years             10 Years
         $                $                  $                   $

More Information About Risk

Risks                                                                Portfolios Affected by the Risks

Equity Risk -- Equity securities include publicly and                Balanced Portfolio
privately issued equity securities, common and                       Equity Income Portfolio
preferred stocks, warrants, rights to subscribe to                   Value Equity Portfolio
common stock and convertible securities, as well as                  Equity Index Portfolio
instruments that attempt to track the price movement of              Blue Chip Equity Portfolio
equity indices.  Investments in equity securities and                Capital Growth Portfolio
equity derivatives in general are subject to market                  Mid-Cap Equity Portfolio
risks that may cause their prices to fluctuate over                  Small-Cap Equity Portfolio
time.  Equity derivatives may be more volatile and                   International Equity Selection Portfolio
increase portfolio risk.  The value of securities                    International Equity Portfolio
convertible into equity securities, such as warrants or              Emerging Markets Equity Portfolio
convertible debt, is also affected by prevailing
interest rates, the credit quality of the issuer and
any call provision.  Fluctuations in the value of
equity securities in which a mutual fund invests will
cause its portfolio's net asset value to fluctuate.  An
investment in a portfolio of equity securities may be
more suitable for long-term investors who can bear the
risk of these share price fluctuations.

Fixed Income Risk -- The market values of fixed income               Short-Term Treasury Portfolio
investments change in response to interest rate changes              Short-Term Bond Portfolio
and other factors.  During periods of falling interest               Maryland Tax-Free Portfolio
rates, the values of outstanding fixed income                        Pennsylvania Tax-Free Portfolio
securities generally rise.  Moreover, while securities               Intermediate Fixed Income Portfolio
with longer maturities tend to produce higher yields,                U.S. Government Bond Portfolio
the prices of longer maturity securities are also                    Income Portfolio
subject to greater market fluctuations as a result of                Balanced Portfolio
changes in interest rates.  In addition to these
fundamental risks, different types of fixed income
securities may be subject to the following additional
risks:

     Call Risk -- During periods of falling interest                 Short-Term Bond Portfolio
     rates, certain debt obligations with high interest              Maryland Tax-Free Portfolio
     rates may be prepaid (or "called") by the issuer                Pennsylvania Tax-Free Portfolio
     prior to maturity.  This may cause a Portfolio's                Intermediate Fixed Income Portfolio
     average weighted maturity to fluctuate, and may                 U.S. Government Bond Portfolio
     require a Portfolio to invest the resulting                     Income Portfolio
     proceeds at lower interest rates.                               Balanced Portfolio

     Credit Risk -- The possibility that an issuer will be           Short-Term Bond Portfolio
     unable to make timely payments of either principal or           Maryland Tax-Free Portfolio
     interest.                                                       Pennsylvania Tax-Free Portfolio
                                                                     Intermediate Fixed Income Portfolio
                                                                     U.S. Government Bond Portfolio
                                                                     Income Portfolio
                                                                     Balanced Portfolio

     Event Risk -- Securities may suffer declines in            Short-Term Bond Portfolio
     credit quality and market value due to issuer              Maryland Tax-Free Portfolio
     restructurings or other factors.  This risk should         Pennsylvania Tax-Free Portfolio
     be reduced because of a Portfolio's multiple               Intermediate Fixed Income Portfolio
     holdings.                                                  U.S. Government Bond Portfolio
                                                                Income Portfolio
                                                                Balanced Portfolio

     Mortgage-Backed Securities Risk -- Mortgage-backed         Short-Term Bond Portfolio
     securities are fixed income securities                     Intermediate Fixed Income Portfolio
     representing an interest in a pool of underlying           U.S. Government Bond Portfolio
     mortgage loans.  They are sensitive to changes in          Income Portfolio
     interest rates, but may respond to these changes           Balanced Portfolio
     differently from other fixed income securities due
     to the possibility of prepayment of the underlying
     mortgage loans.  As a result, it may not be
     possible to determine in advance the actual
     maturity date or average life of a mortgage-backed
     security.  Rising interest rates tend to
     discourage refinancings, with the result that the
     average life and volatility of the security will
     increase, exacerbating its decrease in market
     price.  When interest rates fall, however,
     mortgage-backed securities may not gain as much in
     market value because of the expectation of
     additional mortgage prepayments that must be
     reinvested at lower interest rates.  Prepayment
     risk may make it difficult to calculate the
     average maturity of a portfolio of mortgage-backed
     securities and, therefore, to assess the
     volatility risk of that Portfolio.

     Municipal Issuer Risk -- There may be economic or          Tax-Free Money Market Portfolio
     political changes that impact the ability of               Pennsylvania Tax-Free Money Market
     municipal issuers to repay principal and to make           Portfolio
     interest payments on municipal securities.                 Maryland Tax-Free Portfolio
     Changes to the financial condition or credit               Pennsylvania Tax-Free Portfolio
     rating of municipal issuers may also adversely
     affect the value of a Portfolio's municipal
     securities.  Constitutional or legislative limits
     on borrowing by municipal issuers may result in
     reduced supplies of municipal securities.
     Moreover, certain municipal securities are backed
     only by a municipal issuer's ability to levy and
     collect taxes.


          In addition, a Portfolio's concentration of           Pennsylvania Tax-Free Money Market
          investments in issuers located in a single state      Portfolio
          makes the Portfolio more susceptible to adverse       Maryland Tax-Free Portfolio
          political or economic developments affecting that     Pennsylvania Tax-Free Portfolio
          state.  Such Portfolio also may be riskier than
          mutual funds that buy securities of issuers in
          numerous states.

Foreign Security Risks -- Investments in securities of          Small-Cap Equity Portfolio
foreign companies or governments can be more volatile           International Equity Selection Portfolio
than investments in U.S. companies or governments.              International Equity Portfolio
Diplomatic, political, or economic developments,                Emerging Markets Equity Portfolio
including nationalization or appropriation, could
affect investments in foreign countries.  Foreign
securities markets generally have less trading volume
and less liquidity than U.S. markets.  In addition, the
value of securities denominated in foreign currencies,
and of dividends from such securities, can change
significantly when foreign currencies strengthen or
weaken relative to the U.S. dollar.  Foreign companies
or governments generally are not subject to uniform
accounting, auditing, and financial reporting standards
comparable to those applicable to U.S. companies or
governments. Transaction costs are generally higher
than those in the U.S. and expenses for custodial
arrangements of foreign securities may be somewhat
greater than typical expenses for custodial
arrangements of similar U.S. securities.  Some foreign
governments levy withholding taxes against dividend and
interest income.  Although in some countries a portion
of these taxes are recoverable, the non-recovered
portion will reduce the income received from the
securities comprising the Portfolio.

In addition to these risks, certain foreign securities may be subject to the following additional risks factors:


     Currency Risk -- Investments in foreign                Small Cap Equity Portfolio
     securities denominated in foreign currencies           International Equity Selection Portfolio
     involve additional risks, including:                   International Equity Portfolio
                                                            Emerging Markets Equity Portfolio

 .    The value of a Portfolio's assets measured in U.S.
     dollars may be affected by changes in currency rates and in exchange control regulations.
 .    A Portfolio may incur substantial costs in connection
     with conversions between various currencies.
 .    A Portfolio may be unable to hedge against possible
     variations in foreign exchange rates or to hedge a specific security transaction or portfolio position. Only a limited market currently exists for hedging transactions relating to currencies in certain emerging markets.

Tracking Error Risk -- Factors such as Portfolio                 Equity Index Portfolio
expenses, imperfect correlation between the Portfolio's
investments and those of their benchmarks, rounding of
share prices, changes to the benchmark, regulatory
policies, and leverage, may affect their ability to
achieve perfect correlation.  The magnitude of any
tracking error may be affected by a higher portfolio
turnover rate.  Because an index is just a composite of
the prices of the securities it represents rather than
an actual portfolio of those securities, an index will
have no expenses.  As a result, a Portfolio, which will
have expenses such as custody, management fees and
other operational costs, and brokerage expenses, may
not achieve its investment objective of accurately
correlating to an index.

Year 2000 Risk -- The Portfolios depend on the smooth      All Portfolios
functioning of computer systems in almost every aspect of their business. Like other mutual funds, businesses and individuals around the world, the Portfolios could be adversely affected if the computer systems used by their service providers do not properly process dates on and after January 1, 2000, and do not distinguish between the year 2000 and the year 1900. The
Portfolios have asked their mission-critical service providers whether they expect to have their computer systems adjusted for the year 2000 transition, and have sought and received assurances from such service providers that they are devoting significant resources to prevent material adverse consequences to the Portfolios. While such assurances have been received, the Portfolios and their shareholders may experience losses if these assurances prove to be incorrect or as a result of year 2000 computer difficulties experienced by issuers of portfolio securities or third parties, such as custodians, banks, broker-dealers or others with which the Portfolios do business.


Furthermore, many foreign countries are not as prepared          Small-Cap Equity Portfolio
as the U.S. for the year 2000 transition.  As a result,          International Equity Selection Portfolio
computer difficulties in foreign markets and with                International Equity Portfolio
foreign institutions as a result of the year 2000 may            Emerging Markets Equity Portfolio
add to the possibility of losses to the Portfolio and
its shareholders.

Each Portfolio's Other Investments

This prospectus describes the Portfolios' primary strategies, and the Portfolios will normally invest at least 65% (80% for the money market fund Portfolios) of their assets in the types of securities described in this prospectus. However, each Portfolio also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information. Of course, there is no guarantee that any Portfolio will achieve its investment goal.

The investments and strategies described in this prospectus are those that we use under normal conditions. During unusual economic or market conditions, or for temporary defensive or liquidity purposes, each Portfolio may invest up to 100% of its assets in cash and short-term securities that may not ordinarily be consistent with a Portfolio's objectives. A Portfolio will do so only if the Advisor believes that the risk of loss outweighs the opportunity for capital gains or higher income. The Portfolio may not be able to meet its investment goal when the Advisor is employing a temporary defensive strategy.

Investment Advisor

The Portfolio's Investment Advisor makes (or supervises any subadvisor who makes) investment decisions for the Portfolios and continuously reviews, supervises and administers the Portfolios' respective investment programs. The Board of Trustees of the ARK Funds supervises the Advisor and establishes policies that the Advisor must follow in its management activities.

Allied Investment Advisors, Inc. (AIA), a wholly-owned subsidiary of Allfirst Bank (formerly, First National Bank of Maryland) (Allfirst), serves as the Advisor to the Portfolios. As of December 31, 1999, AIA had approximately $______ billion in assets under management. For the fiscal year ended April 30, 1999, AIA received advisory fees of:

  U.S. Treasury Money Market Portfolio                                   0.19%
  U.S. Government Money Market Portfolio                                 0.14%
  Money Market Portfolio                                                 0.11%
  Tax-Free Money Market Portfolio                                        0.09%
  Pennsylvania Tax-Free Money Market Portfolio                           0.25%*
  Short-Term Treasury Portfolio                                          0.35%
  Short-Term Bond Portfolio                                              0.70%
  Maryland Tax-Free Portfolio                                            0.49%
  Pennsylvania Tax-Free Portfolio                                        0.65%
  Intermediate Fixed Income Portfolio                                    0.49%
  U.S. Government Bond Portfolio                                         0.66%
  Income Portfolio                                                       0.51%
  Balanced Portfolio                                                     0.56%
  Equity Income Portfolio                                                0.64%
  Value Equity Portfolio                                                 0.87%
  Equity Index Portfolio                                                 0.06%
  Blue Chip Equity Portfolio                                             0.60%
  Capital Growth Portfolio                                               0.65%
  Mid-Cap Equity Portfolio                                               0.74%
  Small-Cap Equity Portfolio                                             0.79%

  International Equity Selection Portfolio                                0.55%
  International Equity Portfolio                                          1.00%*
  Emerging Markets Equity Portfolio                                       1.00%*


* The Portfolios commenced operations on the date of this prospectus and have not paid any advisory fees. The Board of Directors has approved an investment advisory fee of 0.25% for the Pennsylvania Tax-Free Money Market Portfolio and 1.00% for the International Equity Portfolio and Emerging Markets Equity Portfolio. The Portfolios' Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% for the Pennsylvania Tax-Free Money Market Portfolio, _____% for the International Equity Portfolio and _____% for the Emerging Markets Equity Portfolio until September 1, 2000. With these fee waivers, the actual advisory fees received by AIA would be lower than those shown in the table above.

AIA and Allfirst are indirect wholly owned subsidiaries of Allied Irish Banks, p.l.c. (AIB). AIB is the largest bank in the Republic of Ireland, with assets of approximately $___ billion at December 31, 1999.

Investment Subadvisor

AIB Govett Asset Management Limited (AIB Govett), an indirect majority owned subsidiary of AIB, is the Subadvisor for the International Equity Portfolio and the Emerging Markets Equity Portfolio. It provides day-to-day management services and makes investment decisions on behalf of these Portfolios in accordance with their respective investment policies. In accordance with an investment subadvisory agreement, AIA pays AIB Govett subadvisory fees from the fees it receives from the International Equity Portfolio and the Emerging Markets Equity Portfolio.

A money manager since the 1920s, AIB Govett has developed special expertise in investing in emerging markets and smaller companies worldwide. AIB Govett had, as of December 31, 1999, approximately $___ billion under management, primarily in non-U.S. funds. AIB Govett is part of a broad network of offices worldwide, with principal offices located in London, Dublin, San Francisco, and Singapore. These offices are supported by a global network of investment/research offices in Baltimore, Budapest, Rio de Janeiro, Poznan and Taipei. AIB Govett serves as investment subadvisor to two other U.S. mutual fund portfolios.

James M. Hannan is a Principal of AIA and manager of the U.S. Treasury Money Market, U.S. Government Money Market, Money Market, Tax-Free Money Market and Pennsylvania Tax-Free Money Market Portfolios, Short-Term Treasury Portfolio, U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio and Tax-Free Cash Management Portfolio. He is also responsible for several separately managed institutional portfolios which he has managed since 1992. He has served as a Vice President of Allfirst since 1987. Prior to 1987 he served as the Treasurer for the city of Hyattsville, Maryland.

Susan L. Schnaars is a Principal of AIA and manager of the Intermediate Fixed Income Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio. Ms. Schnaars is also responsible for managing several large institutional accounts. Prior to 1992, Ms. Schnaars managed institutional and commingled fixed-income portfolios, including the RAF Fixed Income Fund, for PNC Investment Management and Research (formerly known as Provident National Bank). Ms. Schnaars is a Chartered Financial Analyst and a Certified Public Accountant.

Steven M. Gradow is a Managing Director of, and Director of Fixed Income Investments for, AIA and manager of the Income Portfolio, co-manager, with Ms. Volk, of the U.S. Government Bond Portfolio, and co-manager, with Mr. Stith, of the Short-Term Bond Portfolio. Prior to joining Allfirst in January 1996, Mr. Gradow was responsible for the management of $15 billion of fixed income pension assets for Washington State Investment Board in Seattle for four years. Mr. Gradow's experience also includes five years fixed income management for the Public Employees Retirement System of California (CALPERS).

N. Beth Volk is a Principal of AIA and Senior Fixed Income Credit Analyst responsible for leading the corporate research efforts of the Fixed Income Group. Ms. Volk is co-manager, with Mr. Gradow, of the U.S. Government Bond Portfolio. Prior to 1996, she was the head of corporate fixed income research at Alex. Brown & Sons. Ms. Volk has over 18 years experience in the industry and is a Chartered Financial Analyst.

Wilmer C. Stith, III is a Vice President of AIA and co-manager, with Mr. Gradow, of the Short-Term Bond Portfolio. He manages separate account money market accounts, assists in the management of the money market portfolios, and is responsible for analyzing and trading various fixed income securities. Prior to joining AIA he was an investment executive with the Treasury Banking Group of Allfirst.

Charles E. Knudsen is a Managing Director of AIA and manager of the Balanced Portfolio. He follows several equity industry groups. In addition, he is a senior portfolio manager for key, tax-free institutional accounts, including pension and profit-sharing plans, foundations, and endowments. Mr. Knudsen has more than 10 years of investment management experience with Allfirst. Mr. Knudsen is a Chartered Financial Analyst.

Clyde L. Randall is a Principal of AIA and co-manager, with Mr. Ashcroft, of the Equity Income Portfolio and Blue Chip Equity Portfolio. Prior to March 1995, Mr. Randall was an equity analyst and portfolio manager for more than five years at Mercantile Safe Deposit and Trust, Baltimore, Maryland. Mr. Randall is a Chartered Financial Analyst.

Allen J. Ashcroft, Jr. is a Principal of AIA and co-manager, with Mr. Randall, of the Blue Chip Equity Portfolio and manager of the Equity Income Portfolio. Prior to joining Allfirst, Mr. Ashcroft was an equity analyst and portfolio manager for McGlinn Capital Management, Wyomissing, Pennsylvania, for 12 years. Mr. Ashcroft has more than 18 years of experience in investment research and equity analysis.

H. Giles Knight is a Principal of AIA and manager of the Small-Cap Equity Portfolio. Prior to joining Allfirst, Mr. Knight was with ASB Capital Management, a subsidiary of Nations Bank, from 1990 to 1994. He was Director of Special Equity Investments, Capital Markets Division, where he was responsible for one mutual fund and six employee benefit and personal trust common stock funds. Mr. Knight has nearly 30 years of investment experience.

Christopher E. Baggini is a Principal of AIA and manager of the Mid-Cap Equity Portfolio and the Capital Growth Portfolio. Prior to joining Allfirst, Mr. Baggini served as portfolio manager and research analyst for First Metropolitan Development Corporation. He has over 12 years of experience in investment management, including more than four years at Salomon Brothers with responsibilities in equity research, sales and trading. Mr. Baggini is a Chartered Financial Analyst.

J. Eric Leo is the Chief Investment Officer of AIA and Managing Director of Equity Research responsible for overseeing the equity investment process for the organization. Mr. Leo is the manager of the Value Equity Portfolio and the Equity Index Portfolio. He has over 26 years experience managing portfolios and equity assets, most recently as Executive Vice President and Chief Investment Officer of Legg Mason Capital Management.

Clarence W. Woods, Jr. is a Principal of and Chief Equity Trader for AIA and co-manager, with Mr. Hastings, of the Equity Index Portfolio. He heads the equity-trading unit and oversees the management of $4.5 billion of indexed portfolios. Prior to joining AIA, Mr. Woods was the Chief Equity Trader for Mercantile Bankshares, Baltimore, Maryland for seven years. Mr. Woods has over 15 years experience in the investment industry.

Peter C. Hastings is a Vice President of AIA and co-manager, with Mr. Woods, of the Equity Index Portfolio and the Value Equity Portfolio. His responsibilities include trading and the management of $4.5 billion of indexed portfolios.
Prior to moving to the trading area, Mr.

Hastings created and sold indexed products as part of the marketing unit. Mr. Hastings has four years of investment experience.

Brett A. Hoffacker is a Principal of AIA and the manager of the International Equity Selection Portfolio. Prior to 1997, he was a Vice President of Dauphin Deposit Bank and Trust Company responsible for managing four equity funds as well as various individual, institutional, employee benefit and personal trust portfolios. Mr. Hoffacker is a Certified Financial Planner and Certified Retirement Plan Specialist.

The International Equity Portfolio and the Emerging Markets Equity Portfolio are managed by a portfolio management team under the supervision of John Murray, the Managing Director of Investments of AIB Govett. Each team's investment process is based on interaction among regional specialist desks. The Global Investment Policy Committee, consisting of the Chief Investment Officers of the principal offices, sets overall investment policies and strategy for AIB Govett group and coordinates implementation in accordance with each Portfolio's investment goals, policies and regulatory requirements. With this structure, the firm seeks consistent implementation of process and continuity of investment management staff for each Portfolio.

Mr. Murray graduated with a BA in finance and business studies from the University of the South Bank. Prior to joining AIB Govett as a Director in 1994, he was a Director at Henderson Administration from 1990, most recently responsible for managing pension funds in excess of (Pounds)400 million. He also served as a fund manager at Crown Financial Management and as Head of Research at Provident Life.

Purchasing, Selling and Exchanging Portfolio Shares

This section tells you how to purchase, sell (sometimes called "redeem") or exchange Institutional Class Shares of the Portfolios.

Institutional Class Shares are for individuals, financial institutions, corporations and other entities that have established trust, custodial, sweep or money management relationships with Allfirst or its affiliates or correspondent banks. Before you can buy Institutional Class Shares, you must establish a qualified account. If you are a shareholder who obtained Institutional Class Shares through a financial institution that has been purchased by Allfirst, you may have to follow special procedures to transact in Fund shares. For information on fee schedules and agreements for opening qualified accounts, call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

How to Purchase Portfolio Shares

Generally, you must make payment to Allfirst or a correspondent bank, who will forward your purchase orders. You may purchase shares of the money market fund Portfolios directly by Federal funds, wire or other funds immediately available to the Portfolios. For the other Portfolios, payment must be received within three Business Days (as defined below). A Portfolio cannot accept checks, third-party checks, credit cards, credit card checks or cash.

You will have to follow the procedures applicable to qualified accounts. Your qualified account agreement may require you to pay a fee that is in addition to the fees charged by the Portfolios.

It is expected that Allfirst or a correspondent bank will be the record owner of Institutional Class Shares held through qualified accounts. Allfirst or a correspondent bank will supply clients with quarterly statements showing all account activity.

Shareholders may instruct Allfirst to purchase Institutional Class Shares automatically at preset intervals. Allfirst or a correspondent bank may charge additional fees for this and other services, including cash sweeps. For more information, please call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day). Shares of the money market fund Portfolios cannot be purchased by Federal Reserve wire on days when either the NYSE or the Federal Reserve is closed.

A Portfolio or its distributor may reject any purchase order if it is determined that accepting the order would not be in the best interests of the Portfolio or its shareholders.

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Portfolio receives your purchase order. For the money market fund Portfolios, NAV is expected to remain constant at $1.00 per share.

The U.S. Treasury Money Market Portfolio, Tax-Free Money Market Portfolio and Pennsylvania Tax-Free Money Market Portfolio calculate their NAV each Business Day at 12:00 noon Eastern time and 4:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds (readily available funds) before 12:00 noon Eastern time. For orders received and accepted after 12:00 noon Eastern time but before 4:00 p.m. Eastern time, you will begin earning dividends on the next Business Day.

The Money Market Portfolio and U.S. Government Money Market Portfolio calculate their NAV each Business Day at 5:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds before 5:00 p.m. Eastern time.

The fixed income and equity Portfolios each calculate its NAV each Business Day at 4:00 p.m. Eastern time. So, for your order to be effective the day you submit your purchase order, generally the Portfolio must receive your order and Federal funds before 4:00 p.m. Eastern time.

When the NYSE or the Federal Reserve Bank of New York (for the money market fund Portfolios only) close early, the Portfolios will advance the time on any such day by which purchase orders must be received.

How We Calculate NAV

NAV for one Portfolio share is the value of that share's portion of all of the net assets in the Portfolio.

In calculating NAV, each non-money market Portfolio generally values its investment portfolio at its market price. If market prices are unavailable or the Portfolios think that they are unreliable, fair value prices may be determined in good faith using methods approved by the Board of Trustees.

In calculating NAV for the U.S. Treasury Money Market, U.S. Government Money Market, Money Market, Tax-Free Money Market and Pennsylvania Tax-Free Money Market Portfolios, we generally values their investment portfolios using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, a Portfolio may value its securities at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Some Portfolios hold securities that are listed on foreign exchanges. These securities may trade on weekends or other days when the Portfolios do not calculate NAV. As a result, the market value of these Portfolios' investments may change on days when you cannot purchase or sell Portfolio shares.

Minimum Purchases

To purchase shares for the first time, you must invest in any Portfolio at least $100,000. Within six months, you must achieve and maintain an aggregate balance of $250,000. Accounts of individual investors or other master accounts may be aggregated for this purpose. There may be other minimums or restrictions established by Allfirst or a correspondent bank when you open your account.

Your subsequent investments in any Portfolio may be made in any amount.

How to Sell Your Portfolio Shares

Generally, you must request a redemption through Allfirst or a correspondent bank, who will forward your redemption request to the Fund.

If you hold Institutional Class Shares directly with the Fund, you may sell shares by telephone or mail by following procedures established when they opened their qualified account. If you have questions, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or your correspondent bank.

By Mail. To redeem by mail, send a written request to Allfirst Bank Trust Division Banc #101-624, P. O. Box 1596, Baltimore, Maryland 21201, or to your correspondent bank.

By Telephone. To redeem by telephone, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or your correspondent bank.

Receiving Your Money

Normally, if we receive your redemption request by 12:00 noon Eastern time for the U.S. Treasury Money Market and Tax-Free Money Market Portfolios (1:30 p.m. Eastern time for the

U.S. Government Money Market and Money Market Portfolios) on any Business Day, we will send your sale proceeds on that day. For the other Portfolios, if we receive your redemption request before 4:00 p.m. Eastern time, we will wire your redemption proceeds via Federal funds wire on the next Business Day. Currently, Allfirst pays the costs of these wires. Allfirst or a correspondent bank reserves the right to charge wire fees to investors.

Suspension of Your Right to Sell Your Shares

A Portfolio may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

How to Exchange Your Shares

You may exchange your Institutional Class Shares on any Business Day by contacting us directly by telephone by calling 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investment representative at Allfirst or a correspondent bank.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolio receives your exchange request. The Portfolios reserve the right to modify or suspend this exchange privilege.

Investors who are currently Allfirst Personal Trust customers who will be receiving a distribution from their Trust account may exchange their Institutional Class Shares of any Portfolio. ARK Funds has received a private letter ruling from the Internal Revenue Service which provides that exchanges of shares of one class of a Portfolio for shares of another class of the same Portfolio will not be a taxable event.

Telephone Transactions

Purchasing, selling and exchanging Portfolio shares over the telephone is extremely convenient, but not without risk. Although the Fund has certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Fund is not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with the Fund over the telephone, you will generally bear the risk of any loss.

Distribution of Portfolio Shares

The Distributor receives no compensation for its distribution of Institutional Class Shares. For Institutional Class Shares, shareholder service fees, as a percentage of average daily net assets, may be up to 0.15%.

Dividends and Distributions

Dividends are declared and paid according to the following schedule:

___________________________________________________________________________________________
                                                Frequency of
                                               Declaration of      Frequency of Payment
Portfolio                                         Dividends            of Dividends
--------------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio        Daily                  Monthly
--------------------------------------------------------------------------------------------
U.S. Government Money Market Portfolio      Daily                  Monthly
--------------------------------------------------------------------------------------------
Money Market Portfolio                      Daily                  Monthly
--------------------------------------------------------------------------------------------
Tax-Free Money Market Portfolio             Daily                  Monthly
--------------------------------------------------------------------------------------------
Pennsylvania Tax-Free Money Market          Daily                  Monthly
 Portfolio
--------------------------------------------------------------------------------------------
Short-Term Treasury Portfolio               Daily                  Monthly
--------------------------------------------------------------------------------------------
Short-Term Bond Portfolio                   Daily                  Monthly
--------------------------------------------------------------------------------------------
Maryland Tax-Free Portfolio                 Daily                  Monthly
--------------------------------------------------------------------------------------------
Pennsylvania Tax-Free Portfolio             Daily                  Monthly
--------------------------------------------------------------------------------------------
Intermediate Fixed Income Portfolio         Daily                  Monthly
--------------------------------------------------------------------------------------------
U.S. Government Bond Portfolio              Daily                  Monthly
--------------------------------------------------------------------------------------------
Income Portfolio                            Daily                  Monthly
--------------------------------------------------------------------------------------------
Balanced Portfolio                          Quarterly              Quarterly
--------------------------------------------------------------------------------------------
Equity Income Portfolio                     Monthly                Monthly
--------------------------------------------------------------------------------------------
Value Equity Portfolio                      Quarterly              Quarterly
--------------------------------------------------------------------------------------------
Equity Index Portfolio                      Quarterly              Quarterly
--------------------------------------------------------------------------------------------
Blue Chip Equity Portfolio                  Quarterly              Quarterly
--------------------------------------------------------------------------------------------
Capital Growth Portfolio                    Annually               Annually
--------------------------------------------------------------------------------------------
Mid-Cap Equity Portfolio                    Quarterly              Quarterly
--------------------------------------------------------------------------------------------
Small-Cap Equity Portfolio                  Annually               Annually
--------------------------------------------------------------------------------------------
International Equity Selection Portfolio    Annually               Annually
--------------------------------------------------------------------------------------------
International Equity Portfolio              Annually               Annually
--------------------------------------------------------------------------------------------
Emerging Markets Equity Portfolio           Annually               Annually
--------------------------------------------------------------------------------------------

Each Portfolio makes distributions of capital gains, if any, at least annually. If you own Portfolio shares on a Portfolio's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Portfolio shares unless you elect to receive payment in cash. To elect cash payment, you must notify Allfirst or your correspondent bank in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after the Portfolio receives your written notice. To cancel your election, simply send Allfirst or your correspondent bank written notice.

Taxes

Please consult your tax advisor regarding your specific questions about Federal, state and local income taxes. Below we have summarized some important tax issues that affect the Portfolios and their shareholders. This summary is based on current tax laws, which may change.

Each Portfolio will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to Federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Portfolio may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. A sale or exchange of shares is generally a taxable event.

The Tax-Free Money Market, Pennsylvania Tax-Free Money Market, Pennsylvania Tax-Free and Maryland Tax-Free Portfolios intend to distribute Federally tax-exempt income. These Portfolios may invest a portion of their assets in securities that generate taxable income for Federal or state income taxes. Income exempt from Federal tax may be subject to state and local taxes. Any capital gains distributed by the Portfolios may be taxable.

More information about taxes is in the Statement of Additional Information.

Financial Highlights

The table that follows presents performance information about Institutional Class Shares of each Portfolio. This information is intended to help you understand each Portfolio's financial performance for the past five years, or, if shorter, the period of the Portfolio's operations. Some of this information reflects financial information for a single Portfolio share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in a Portfolio, assuming you reinvested all of your dividends and distributions. This information has been audited by KPMG LLP, independent auditors. The information for the six months ended October 31, 1999 (unaudited) appears in the Portfolios' Semi-Annual Report. The Annual Report and the Semi-Annual Report along with each Portfolio's financial statements, accompanies our Statement of Additional Information. You can obtain the Portfolios' Annual Report and Semi-Annual Report, which contain more performance information, at no charge by calling 1-800-624-4116 (inside Maryland 1-800-638-7751).


For the Period Ended October 31,
                                             Realized and
                    Net Asset                Unrealized      Distributions
                    Value,       Net         Gains or        from Net       Distributions    Net Asset             Net Assets,
                    Beginning    Investment  (Losses)        Investment     from Capital     Value, End   Total    End of
                    of Period    Income      on Investments  Income         Gains            of Period    Return   Period (000)
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio
Institutional Class
1999                                             -                                -
1998                                             -                                -
1997                                             -                                -
1996                                             -                                -
1995(1)                                          -                                -

U.S. Government Money Market Portfolio
Institutional Class
1999                                             -                                -
1998                                             -                                -
1997                                             -                                -
1996                                             -                                -
1995(1)                                          -                                -

Money Market Portfolio
Institutional Class
1999                                             -                                -
1998                                             -                                -
1997                                             -                                -
1996                                             -                                -
1995(1)                                          -                                -

Tax-Free Money Market Portfolio
Institutional Class
1999                                             -                                -
1998                                             -                                -
1997                                             -                                -
1996                                             -                                -
1995(1)                                          -                                -

                                                                            Ratio
                                                             Ratio of Net   of Expenses
                                             Ratio of        Investment     to Average
                                             Expenses        Income         Net Assets    Portfolio
                                             to Average      to Average     (Excluding    Turnover
                                             Net Assets      Net Assets     Waivers)      Rate
-------------------------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio
Institutional Class
1999                                                                                           -
1998                                                                                           -
1997                                                                                           -
1996                                                                                           -
1995(1)                                                                                        -

U.S. Government Money Market Portfolio
Institutional Class
1999                                                                                           -
1998                                                                                           -
1997                                                                                           -
1996                                                                                           -
1995(1)                                                                                        -

Money Market Portfolio
Institutional Class
1999                                                                                           -
1998                                                                                           -
1997                                                                                           -
1996                                                                                           -
1995(1)                                                                                        -

Tax-Free Money Market Portfolio
Institutional Class
1999                                                                                           -
1998                                                                                           -
1997                                                                                           -
1996                                                                                           -
1995(1)                                                                                        -

(1)  Commenced operations on June 14, 1993.


For the Period  Ended October 31,
                                             Realized and
                    Net Asset                Unrealized      Distributions
                    Value,       Net         Gains or        from Net       Distributions    Net Asset             Net Assets,
                    Beginning    Investment  (Losses)        Investment     from Capital     Value, End   Total    End of
                    of Period    Income      on Investments  Income         Gains            of Period    Return   Period (000)
----------------------------------------------------------------------------------------------------------------------------------
Short-Term Treasury Portfolio
Institutional Class
1999
1998
1997                                              -
1996(2)                                                                          -

Short-Term Bond Portfolio
Institutional Class
1999                                                                             -
1998                                                                             -
1998++                                                                           -
1997++ (3)                                                                       -

Maryland Tax-Free Portfolio
Institutional Class
1999
1998
1997(4)                                                                          -

Pennsylvania Tax-Free Portfolio
Institutional Class
1999
1998                                                                             -
1998++                                                                           -
1997++(3)                                                                        -

Intermediate Fixed Income Portfolio
Institutional Class
1999
1998
1997(4)                                                                          -

                                                                            Ratio
                                                             Ratio of Net   of Expenses
                                             Ratio of        Investment     to Average
                                             Expenses        Income (Loss)  Net Assets    Portfolio
                                             to Average      to Average     (Excluding    Turnover
                                             Net Assets      Net Assets     Waivers)      Rate
-------------------------------------------------------------------------------------------------------
Short-Term Treasury Portfolio
Institutional Class
1999
1998
1997
1996(2)                                                                                        -

Short-Term Bond Portfolio
Institutional Class
1999
1998
1998++
1997++ (3)

Maryland Tax-Free Portfolio
Institutional Class
1999
1998
1997(4)

Pennsylvania Tax-Free Portfolio
Institutional Class
1999
1998
1998++
1997++(3)

Intermediate Fixed Income Portfolio
Institutional Class
1999
1998
1997(4)

+    Returns are for the period indicated and have not been annualized.
++ Period ended February 28. See Note 9 of Notes to Financial Statements regarding fund mergers.
*    Annualized.
(2)  Commenced operations on March 20, 1996.
(3)  Commenced operations on April 1, 1996.
(4)  Commenced operations on November 18, 1996.


For the Period Ended October 31,
                                             Realized and
                    Net Asset                Unrealized      Distributions
                    Value,       Net         Gains or        from Net       Distributions    Net Asset             Net Assets,
                    Beginning    Investment  (Losses)        Investment     from Capital     Value, End   Total    End of
                    of Period    Income      on Investments  Income         Gains            of Period    Return   Period (000)
----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Bond Portfolio
Institutional Class
1999                                                                             -
1998                                            -                                -
1998++                                                                           -
1997++(3)                                                                        -

Income Portfolio
Institutional Class
1999                                                                             -
1998                                                                             -
1997                                                                             -
1996                                                                             -
1995(5)

Balanced Portfolio
Institutional Class
1999
1998
1997
1996
1995(5)

Equity Income Portfolio
Institutional Class
1999
1998
1997(4)                                                                          -

Value Equity Portfolio
Institutional Class
1999
1998
1998++
1997++ (3)

                                                                            Ratio
                                                             Ratio of Net   of Expenses
                                             Ratio of        Investment     to Average
                                             Expenses        Income         Net Assets    Portfolio
                                             to Average      to Average     (Excluding    Turnover
                                             Net Assets      Net Assets     Waivers)      Rate
-------------------------------------------------------------------------------------------------------
U.S. Government Bond Portfolio
Institutional Class
1999
1998
1998++
1997++(3)

Income Portfolio
Institutional Class
1999
1998
1997
1996
1995(5)

Balanced Portfolio
Institutional Class
1999
1998
1997
1996
1995(5)

Equity Income Portfolio
Institutional Class
1999
1998
1997(4)

Value Equity Portfolio
Institutional Class
1999
1998
1998++
1997++ (3)

+    Returns are for the period indicated and have not been annualized.
++ Period ended February 28. See Note 9 of Notes to Financial Statements regarding fund mergers.
*    Annualized.
(3)  Commenced operations on April 1, 1996.
(4)  Commenced operations on November 18, 1996.
(5)  Commenced operations on July 16, 1993.


For the Period Ended October 31,
                                             Realized and
                    Net Asset    Net         Unrealized      Distributions
                    Value,       Investment  Gains or        from Net       Distributions    Net Asset             Net Assets,
                    Beginning    Income      (Losses)        Investment     from Capital     Value, End   Total    End of
                    of Period    (Loss)      on Investments  Income         Gains            of Period    Return   Period (000)
----------------------------------------------------------------------------------------------------------------------------------
Equity Index Portfolio
Institutional Class
1999
1998(6)                                                                            -

Blue Chip Equity Portfolio
Institutional Class
1999
1998
1997
1996(3)                            -                             -                 -

Capital Growth Portfolio
Institutional Class
1999                                                             -
1998
1997
1996
1995(5)

Mid-Cap Equity Portfolio
Institutional Class
1999
1998
1997(4)                                                                            -

Small-Cap Equity Portfolio
Institutional Class
1999                                                             -
1998                                                             -
1997                                                             -
1996(7)                                                                            -

                                                                            Ratio
                                                             Ratio of Net   of Expenses
                                             Ratio of        Investment     to Average
                                             Expenses        Income         Net Assets    Portfolio
                                             to Average      to Average     (Excluding    Turnover
                                             Net Assets      Net Assets     Waivers)      Rate
-------------------------------------------------------------------------------------------------------
Equity Index Portfolio
Institutional Class
1999
1998(6)

Blue Chip Equity Portfolio
Institutional Class
1999
1998
1997
1996(3)

Capital Growth Portfolio
Institutional Class
1999
1998
1997
1996
1995(5)

Mid-Cap Equity Portfolio
Institutional Class
1999
1998
1997(4)

Small-Cap Equity Portfolio
Institutional Class
1999
1998
1997
1996(7)

+    Returns are for the period indicated and have not been annualized.
*    Annualized.
(3)  Commenced operations on April 1, 1996.
(4)  Commenced operations on November 18, 1996.
(5)  Commenced operations on July 16, 1993.
(6)  Commenced operations on October 1, 1997.
(7)  Commenced operations on July 13, 1995.


For the Period  Ended October 31,
                                             Realized and
                    Net Asset                Unrealized      Distributions
                    Value,       Net         Gains or        from Net       Distributions    Net Asset             Net Assets,
                    Beginning    Investment  (Losses)        Investment     from Capital     Value, End   Total    End of
                    of Period    Income      on Investments  Income         Gains            of Period    Return   Period (000)
----------------------------------------------------------------------------------------------------------------------------------
International Equity Selection Portfolio
Institutional Class
1999
1998                                 -                            -               -
1998++(8)

                                                                            Ratio
                                                             Ratio of Net   of Expenses
                                             Ratio of        Investment     to Average
                                             Expenses        Income         Net Assets    Portfolio
                                             to Average      to Average     (Excluding    Turnover
                                             Net Assets      Net Assets     Waivers)      Rate
-------------------------------------------------------------------------------------------------------
International Equity Selection Portfolio
Institutional Class
1999
1998
1998++(8)

+    Returns are for the period indicated and have not been annualized.
++ Period ended February 28. See Note 9 of Notes to Financial Statements regarding fund mergers.
*    Annualized.
(8)  Commenced operations on April 1, 1997

                                   ARK Funds

Investment Advisor

Allied Investment Advisors, Inc.
100 E. Pratt Street
Baltimore, MD 21202

Investment Subadvisor
(to the Institutional Equity Portfolio and Emerging Markets Equity Portfolio)

AIB Govett Asset Management Limited
Shackleton House
4 Battle Bridge Lane
London, England SE1 2HR


Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, PA 19456

Legal Counsel

Piper Marbury Rudnick & Wolfe LLP
36 South Charles Street
Baltimore, MD 21201

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02110

More information about the Portfolios is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated March _____, 2000, includes detailed information about ARK Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports list each Portfolio's holdings and contain information from the Portfolio's managers about strategies and recent market conditions and trends and their impact on performance. The reports also contain detailed financial information about the Portfolios.

To Obtain More Information:

By Telephone:  Call 1-800-624-4116 (inside Maryland 1-800-638-7751)

By Mail:  Write to us at:

ARK Funds
c/o Allfirst Bank Trust Division
Banc #101-624
P.O. Box 1596
Baltimore, MD 21201

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual Reports, as well as other information about ARK Funds, from the SEC's website (http://www.sec.gov). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information call 1-800-SEC-0330). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009. ARK Funds' Investment Company Act registration number is 811-7310.

                                   ARK Funds

                            Institutional II Class

                                  Prospectus

                               March _____, 2000

                     U.S. Treasury Money Market Portfolio
                    U.S. Government Money Market Portfolio
                            Money Market Portfolio
                        Tax-Free Money Market Portfolio
                 Pennsylvania Tax-Free Money Market Portfolio

                              Investment Advisor:
                       Allied Investment Advisors, Inc.


The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          How to Read This Prospectus

ARK Funds is a mutual fund family that offers shares in separate investment portfolios (Portfolios). The Portfolios have individual investment goals and strategies. This prospectus gives you important information about the Institutional II Class Shares of the Portfolios that you should know before investing. Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can easily review this important information. For more detailed information about each Portfolio, please see:


                                                                 Page
    U.S. Treasury Money Market Portfolio......................   XXX
    U.S. Government Money Market Portfolio....................   XXX
    Money Market Portfolio....................................   XXX
    Tax-Free Money Market Portfolio...........................   XXX
    Pennsylvania Tax-Free Money Market Portfolio..............   XXX
    More information about risk...............................   XXX
    Each Portfolio's Other Investments........................   XXX
    Investment Advisor........................................   XXX
    Purchasing, Selling and Exchanging Portfolio Shares.......   XXX
    Distribution of Portfolio Shares..........................   XXX
    Dividends and Distributions...............................   XXX
    Taxes.....................................................   XXX
    Financial Highlights......................................   XXX
    How To Obtain More Information About ARK Funds............   Back Cover

INTRODUCTION - INFORMATION COMMON TO ALL PORTFOLIOS

Each Portfolio is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Portfolio has its own investment goal and strategies for reaching that goal. The investment advisor invests each Portfolio's assets in a way that it believes will help each Portfolio achieve its goal. Still, investing in each Portfolio involves risk, and there is no guarantee that a Portfolio will achieve its goal. The investment advisor's judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the investment advisor does, you could lose money on your investment in a Portfolio, just as you could with other investments. A Portfolio share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The Portfolios try to maintain a constant price per share of $1.00, but there is no guarantee that these Portfolios will achieve this goal.

ARK U.S. TREASURY MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                         Maximizing current income and providing
                                        liquidity and security of principal

Investment Focus                        Short-term U.S. Treasury securities

Share Price Volatility                  Very low

Principal Investment Strategy           Investing in U.S. Treasury obligations

Investor Profile                        Conservative investors seeking current
                                        income through a low-risk, liquid
                                        investment


Investment Strategy of the U.S. Treasury Money Market Portfolio

The U.S. Treasury Money Market Portfolio seeks its investment goal by investing exclusively in U.S. Treasury obligations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Treasury Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional II Class Shares from year to year for four years.

                         1996                    4.90%
                         1997                    4.98%
                         1998                    4.77%
                         1999                        %

                      Best Quarter           Worst Quarter
                              %                      %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data 100% U.S. Treasury Average.

Institutional II Class                             1 Year       Since Inception
-------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio                  %                %*
IBC/Financial Data 100% U.S. Treasury                 %                %**
Average

*    Since July 28, 1995.
**   Since July 31, 1995.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data 100% U.S. Treasury Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)


                                                        Institutional II Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                        0.25%
  Distribution (12b-1) Fees                                       0.15%
  Other Expenses                                                  0.19%
                                                                  ----
Total Annual Portfolio Operating Expenses                         0.59%
  Fee Waivers and Expense Reimbursements                          0.03%
                                                                  ----
Net Total Operating Expenses                                      0.56%*
                                                                  ----
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.56% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:


  U.S. Treasury Money Market Portfolio -- Institutional II Class        0.53%

For more information about these fees, see "Investment Advisor and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year         3 Years        5 Years        10 Years
            $57            $186          $326            $735

ARK U.S. GOVERNMENT MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                         Maximizing current income and providing
                                        liquidity and security of principal

Investment Focus                        Short-term U.S. government securities

Share Price Volatility                  Very low

Principal Investment Strategy           Investing in U.S. government obligations
                                        and repurchase agreements

Investor Profile                        Conservative investors seeking current
                                        income through a low-risk, liquid
                                        investment


Investment Strategy of the U.S. Government Money Market Portfolio

The U.S. Government Money Market Portfolio seeks its investment goal by investing exclusively in obligations issued by the U.S. government and its agencies and instrumentalities and in repurchase agreements.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Government Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional II Class Shares from year to year for four years.

                         1996                5.13%
                         1997                5.28%
                         1998                5.18%
                         1999                    %

                      Best Quarter        Worst Quarter
                              %                1.20%

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data Government Only Institutions Only Average.

Institutional II Class                            1 Year        Since Inception
--------------------------------------------------------------------------------
U.S. Government Money Market Portfolio                %                   %*
IBC/Financial Data Government Only Institutions
Only Average                                           %                   %**

*    Since July 28, 1995.
**   Since July 31, 1995.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data Government Only Institutions Only Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                        Institutional II Class
------------------------------------------------------------------------------
  Investment Advisory Fees                                      0.25%
  Distribution (12b-1) Fees                                     0.15%
  Other Expenses                                                0.18%
                                                                ----
Total Annual Portfolio Operating Expenses                       0.58%
  Fee Waivers and Expense Reimbursements                        0.08%
                                                                ----
Net Total Operating Expenses                                    0.50%*
                                                                ----
------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.50% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  U.S. Government Money Market Portfolio -- Institutional II Class     0.47%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year         3 Years        5 Years        10 Years
           $51            $178           $316            $718

ARK MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                         Maximizing current income and providing
                                        liquidity and security of principal

Investment Focus                        Short-term money market instruments

Share Price Volatility                  Very low

Principal Investment Strategy           Investing in high-quality U.S. dollar-
                                        denominated money market securities

Investor Profile                        Conservative investors seeking current
                                        income through a low-risk, liquid
                                        investment

Investment Strategy of the Money Market Portfolio

The Money Market Portfolio seeks its investment goal by investing primarily in high-quality, short-term U.S. dollar-denominated debt securities issued by corporations, the U.S. government and banks, including U.S. and foreign branches of U.S. banks and U.S. branches of foreign banks. At least 95% of such securities are rated in the highest rating category by two or more nationally recognized statistical rating organizations.

In selecting securities for the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional II Class Shares from year to year for four years.

                         1996                     5.26%
                         1997                     5.43%
                         1998                     5.34%
                         1999                         %

                     Best Quarter             Worst Quarter
                              %                         %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of IBC/Financial Data First Tier Institutions Only Average.

Institutional II Class                             1 Year      Since Inception
--------------------------------------------------------------------------------
Money Market Portfolio                                  %              %*
IBC/Financial Data First Tier Institutions
  Only Average                                          %              %**


*    Since July 21, 1995.
**   Since July 31, 1995.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data First Tier Institutions Only Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                       Institutional II Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                      0.25%
  Distribution (12b-1) Fees                                     0.15%
  Other Expenses                                                0.17%
                                                                ----
Total Annual Portfolio Operating Expenses                       0.57%
  Fee Waivers and Expense Reimbursements                        0.11%
                                                                ----
Net Total Operating Expenses                                    0.46%*
                                                                ----
--------------------------------------------------------------------------------

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.46% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  Money Market Portfolio -- Institutional II Class             0.43%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year         3 Years        5 Years        10 Years
           $47            $172           $307            $703

ARK TAX-FREE MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                         Maximizing current income exempt from
                                        Federal income taxes and providing
                                        liquidity and security of principal

Investment Focus                        Short-term, high-quality municipal money
                                        market obligations

Share Price Volatility                  Very low

Principal Investment Strategy           Investing in tax-exempt U.S. dollar-
                                        denominated money market securities

Investor Profile                        Conservative investors seeking income
                                        through a low-risk, liquid investment

Investment Strategy of the Tax-Free Money Market Portfolio

The Tax-Free Money Market Portfolio seeks its investment goal by investing substantially all of its assets in a broad range of high quality, short-term municipal money market instruments that pay interest that is exempt from Federal income taxes. The issuers of these securities may be state and local governments and agencies located in any of the 50 states, the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is well diversified among issuers and comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the alternative minimum tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Tax-Free Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

Performance Information

The bar chart and the performance table below illustrate the risks and volatility of an investment in the Portfolio. Of course, the Portfolio's past performance does not necessarily indicate how the Portfolio will perform in the future.

This bar chart shows changes in the performance of the Portfolio's Institutional II Class Shares from year to year for four years.

                         1996                     3.20%
                         1997                     3.36%
                         1998                     3.14%
                         1999                         %

                      Best Quarter            Worst Quarter
                               %                        %

This table compares the Portfolio's average annual total returns for the periods ended December 31, 1999, to those of the IBC/Financial Data Tax-Free Institutions Only Average.

Institutional II Class                             1 Year      Since Inception
--------------------------------------------------------------------------------
Tax-Free Money Market Portfolio                        %              %*
IBC/Financial Data Tax-Free Institutions
    Only Average                                       %              %**

*    Since July 28, 1995.
**   Since July 31, 1995.

What is an Average?

An average measures the share prices of a specific group of mutual funds with a particular investment objective. You cannot invest directly in an average. The IBC/Financial Data Tax-Free Institutions Only Average is a composite of money market mutual funds with investment goals similar to the Portfolio's goals.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                       Institutional II Class
-----------------------------------------------------------------------------
  Investment Advisory Fees                                             0.25%
  Distribution (12b-1) Fees                                            0.15%
  Other Expenses                                                       0.20%
                                                                       ----
Total Annual Portfolio Operating Expenses                              0.60%
  Fee Waivers and Expense Reimbursements                               0.13%
                                                                       ----
Net Total Operating Expenses                                           0.47%*
                                                                       ----

________________________________________________________________________________

* Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding 0.47% until September 1, 2000. The Portfolio's total actual annual operating expenses for the most recent fiscal year were less than the amount shown above because the Advisor is waiving a portion of the fees in order to keep total operating expenses at a specified level. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

   Tax-Free Money Market Portfolio -- Institutional II Class           0.44%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

      1 Year            3 Years             5 Years              10 Years
        $48               $179                $322                 $738

ARK PENNSYLVANIA TAX-FREE MONEY MARKET PORTFOLIO

Portfolio Summary

Investment Goal                         Maximizing current income exempt from
                                        Federal and Pennsylvania state income
                                        taxes and providing liquidity and
                                        security of principal

Investment Focus                        Short-term, high-quality Pennsylvania
                                        municipal money market obligations

Share Price Volatility                  Very low

Principal Investment Strategy           Investing in tax-exempt U.S. dollar-
                                        denominated money market securities of
                                        Pennsylvania issuers

Investor Profile                        Conservative investors seeking income
                                        exempt from Federal and Pennsylvania
                                        state income taxes through a low-risk,
                                        liquid investment


Investment Strategy of the Pennsylvania Tax-Free Money Market Portfolio

The Pennsylvania Tax-Free Money Market Portfolio seeks its investment goal by investing substantially all of its assets in a broad range of high-quality, short-term municipal money market instruments that pay interest exempt from Federal and Pennsylvania state income taxes. The principal issuers of these securities may be state and local governments and agencies located in Pennsylvania, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the Alternative Minimum Tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Pennsylvania Tax-Free Money Market Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

The Portfolio's concentration of investments in securities of issuers located in Pennsylvania subjects the Portfolio to the effects of economic and government policies of Pennsylvania.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                         Institutional II Class
--------------------------------------------------------------------------------

  Investment Advisory Fees                                       0.25%
  Distribution (12b-1) Fees                                      0.20%
  Other Expenses                                                     %
                                                                 ----
Total Annual Portfolio Operating Expenses                            %
  Fee Waivers and Expense Reimbursements                             %
                                                                 ----
Net Total Operating Expenses                                         %*
                                                                 ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Pennsylvania Tax-Free Money Market Portfolio --             ____%
     Institutional II Class


For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

           1 Year            3  Years             5 Years             10 Years

More Information About Risk

Risks                                   Portfolios Affected by the Risks

Municipal Issuer Risk -- There may      Tax-Free Money Market Portfolio
be economic or political changes        Pennsylvania Tax-Free Money Market
that impact the ability of municipal    Portfolio
issuers to repay principal and to
make interest payments on municipal
securities. Changes to the financial
condition or credit rating of
municipal issuers may also adversely
affect the value of the Portfolio's
municipal securities. Constitutional
or legislative limits on borrowing
by municipal issuers may result in
reduced supplies of municipal
securities. Moreover, certain
municipal securities are backed only
by a municipal issuer's ability to
levy and collect taxes.

Year 2000 Risk -- The Portfolios        All Portfolios
depend on the smooth functioning of
computer systems in almost every
aspect of their business. Like other
mutual funds, businesses and
individuals around the world, the
Portfolios could be adversely
affected if the computer systems
used by their mission-critical
service providers do not properly
process dates on and after January
1, 2000, and do not distinguish
between the year 2000 and the year
1900. The Portfolios have asked
their mission-critical service
providers whether they expect to
have their computer systems adjusted
for the year 2000 transition, and
have sought and received assurances
from such service providers that
they are devoting significant
resources to prevent material
adverse consequences to the
Portfolios. While such assurances
have been obtained, the Portfolios
and their shareholders may
experience losses if these
assurances prove to be incorrect or
as a result of year 2000 computer
difficulties experienced by issuers
of portfolio securities or third
parties, such as custodians, banks,
broker-dealers or others with which
the Portfolios do business.

Each Portfolio's Other Investments

This prospectus describes the Portfolios' primary strategies, and each Portfolio will invest at least 80% of its assets in the types of securities described in this prospectus. However, each Portfolio also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information. Of course, there is no guarantee that any Portfolio will achieve its investment goal.



Investment Advisor

The Portfolio's Investment Advisor makes investment decisions for the Portfolios and continuously reviews, supervises and administers the Portfolios' respective investment programs.

The Board of Trustees of the ARK Funds supervises the Advisor and establishes policies that the Advisor must follow in its management activities.

Allied Investment Advisors, Inc. (AIA), a wholly-owned subsidiary of Allfirst Bank (formerly, First National Bank of Maryland) (Allfirst) serves as the Advisor to the Portfolios. As of December 31, 1999, AIA had approximately $__________ billion in assets under management. For the fiscal year ended April 30, 1999, AIA received advisory fees of:

     U.S. Treasury Money Market Portfolio                   0.19%
     U.S. Government Money Market Portfolio                 0.14%
     Money Market Portfolio                                 0.11%
     Tax-Free Money Market Portfolio                        0.09%
     Pennsylvania Tax-Free Money Market Portfolio           0.25%*

_____________________

* The Portfolio commenced operations on the date of this prospectus and has not paid any advisory fees. The Board of Directors has approved an investment advisory fee of 0.25%, however, the Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. With these fee waivers, the actual advisory fees received by AIA would be lower than 0.25%.


James M. Hannan is a Principal of AIA and manager of each Portfolio. He is also manager of the ARK Short-Term Treasury Portfolio, U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio and Tax-Free Cash Management Portfolio and is responsible for several separately managed institutional portfolios which he has managed since 1992. He has served as a Vice President of Allfirst since 1987. Prior to 1987 he served as the Treasurer for the city of Hyattsville, Maryland.

Purchasing, Selling and Exchanging Portfolio Shares

This section tells you how to purchase, sell (sometimes called "redeem") or exchange Institutional II Class Shares of the Portfolios.

Institutional II Class Shares are for individuals, financial institutions, corporations and other entities that have established trust relationships with Allfirst or its affiliates or correspondent banks. Before you can buy Institutional II Class Shares, you must establish a qualified account. For information on fee schedules and agreements for opening qualified accounts, call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

How to Purchase Portfolio Shares

Generally, you must make payment to Allfirst or a correspondent bank, who will forward your purchase orders. You may purchase shares directly by Federal funds, wire or other funds immediately available to the Portfolios. A Portfolio cannot accept checks, third-party checks, credit cards, credit card checks or cash.

You will have to follow the procedures applicable to qualified accounts. Your qualified account agreement may require you to pay a fee that is in addition to the fees charged by the Portfolios.

It is expected that Allfirst, or a correspondent bank, will be the record owner of Institutional II Class Shares held through qualified accounts. Allfirst, or a correspondent bank, will supply clients with quarterly statements showing all account activity.

Shareholders may instruct Allfirst or a correspondent bank to purchase Institutional II Class Shares automatically at preset intervals. Allfirst or a correspondent bank may charge additional fees for this and other services, including cash sweeps. For more information, please call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day). Shares cannot be purchased by Federal Reserve wire on days when either the NYSE or the Federal Reserve is closed.

A Portfolio or its distributor may reject any purchase order if it is determined that accepting the order would not be in the best interests of the Portfolio or its shareholders.

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Portfolio receives your purchase order. We expect that the NAV of the Portfolios will remain constant at $1.00 per share.

The U.S. Treasury Money Market Portfolio, Tax-Free Money Market Portfolio and Pennsylvania Tax-Free Money Market Portfolio calculate their NAV each Business Day at 12:00 noon Eastern time and 4:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds (readily available funds) before 12:00 noon Eastern time. For orders received and accepted after 12:00 noon Eastern time but before 4:00 p.m. Eastern time, you will begin earning dividends on the next Business Day.

The Money Market Portfolio and U.S. Government Money Market Portfolio calculate their NAV each Business Day at 5:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds before 5:00 p.m. Eastern time.

When the NYSE or Federal Reserve Bank of New York close early, the Portfolios will advance the time on any such day by which purchase orders must be received.

How We Calculate NAV

NAV for one Portfolio share is the value of that share's portion of all of the net assets in the Portfolio.

In calculating NAV for the Portfolios, we generally value a Portfolio's investment portfolio using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, a Portfolio may value its securities at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Minimum Purchases

To purchase shares for the first time, you must invest at least $500 in any Portfolio. Your subsequent investments in any Portfolio may be made in any amount. There may be other minimums or restrictions established by Allfirst or a correspondent bank when you open your account.

Your subsequent investments in any Portfolio may be made in any amount.

How to Sell Your Portfolio Shares

Holders of Institutional II Class Shares may sell shares by telephone or by mail on any Business Day by following procedures established when they opened their qualified account. If you have questions, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

By Mail. To redeem by mail, send a written request to Allfirst Bank Trust Division Banc #101-624, P.O. Box 1596, Baltimore, Maryland 21201, or to your correspondent bank and follow their procedures.

By Telephone. To redeem by telephone, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

Receiving Your Money

Normally, if we receive your redemption request by 12:00 noon Eastern time (1:30 p.m. Eastern time for the U.S. Government Money Market and Money Market Portfolios) on any Business Day, we will send your sale proceeds on that day. Your proceeds can be wired to your bank account. For Allfirst clients, currently Allfirst bank pays the costs of these wires. The Portfolios reserve the right to charge wire fees to investors. You may not close your account by telephone.

Suspension of Your Right to Sell Your Shares

A Portfolio may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

How to Exchange Your Shares

You may exchange your Institutional II Class Shares on any Business Day by contacting us directly by telephone by calling 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolio receives your exchange request. The Portfolios reserve the right to modify or suspend this exchange privilege.

An exchange between the Institutional II Class and another class of any Portfolio is generally not permitted, except that an exchange to Class A Shares of a Portfolio will occur if an investor becomes ineligible to hold Institutional II Class Shares. ARK Funds will provide 30 day's notice of any such exchange. ARK Funds have received a private letter ruling from the Internal Revenue Service which provides that exchanges of shares of one class of a Portfolio of shares for another class of the same Portfolio will not be a taxable event.

Telephone Transactions

Purchasing, selling and exchanging Portfolio shares over the telephone is extremely convenient, but not without risk. Although the Fund has certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Fund is not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with the Fund over the telephone, you will generally bear the risk of any loss.

Distribution of Portfolio Shares

Each Portfolio has adopted a distribution plan that allows the Portfolio to pay distribution and service fees for the sale and distribution of its shares, and for services provided to shareholders. Because these fees are paid out of a Portfolio's assets continuously, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Distribution fees, as a percentage of average daily net assets, may be up to 0.75%. The Board has set the distribution fees as follows:

U.S. Treasury Money Market Portfolio                    0.15%
U.S. Government Money Market Portfolio                  0.15%
Money Market Portfolio                                  0.15%
Tax-Free Money Market Portfolio                         0.15%
Pennsylvania Tax-Free Money Market Portfolio            0.15%

Dividends and Distributions

Dividends are declared daily and paid monthly. Each Portfolio makes distributions of capital gains, if any, at least annually. If you own Portfolio shares on a Portfolio's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Portfolio shares unless you elect to receive payment in cash. To elect cash payment, you must notify Allfirst or your correspondent bank in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after Allfirst receives your written notice. To cancel your election, simply send written notice.

Taxes

Please consult your tax advisor regarding your specific questions about Federal, state and local income taxes. Below we have summarized some important tax issues that affect the Portfolios and their shareholders. This summary is based on current tax laws, which may change.

Each Portfolio will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to Federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Portfolio may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. A sale or exchange of shares is generally a taxable event.

The Tax-Free Money Market Portfolio and Pennsylvania Tax-Free Money Market Portfolio intend to distribute Federally tax-exempt income. These Portfolios may invest a portion of their assets in securities that generate taxable income for Federal or state income taxes. Income exempt from Federal tax may be subject to state and local taxes. Any capital gains distributed by the Portfolios may be taxable.

More information about taxes is in the Statement of Additional Information.

Financial Highlights

The table that follows presents performance information about Institutional II Class Shares of each Portfolio. This information is intended to help you understand each Portfolio's financial performance for the past five years, or, if shorter, the period of the Portfolio's operations. Some of this information reflects financial information for a single Portfolio share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in a Portfolio, assuming you reinvested all of your dividends and distributions. This information has been audited by KPMG LLP, independent auditors. Their report, along with each Portfolio's financial statements, appears in the Portfolios' Annual Report. The information for the six months ended October 31, 1999 (unaudited) appears in the Portfolios' Semi-Annual Report. The Annual Report and the Semi-Annual Report, along with each Portfolio's financial statements, accompanies our Statement of Additional Information. You can obtain the Portfolios' Annual Report and the Semi-Annual Report, which contain more performance information, at no charge by calling 1-800-624-4116 (inside Maryland 1-800-638-7751).

For the period ended October 31,

                              Net Asset                  Realized and         Distributions
                              Value,       Net           Unrealized           from Net        Distributions     Net Asset
                              Beginning    Investment    Gains or (Losses)    Investment      from Capital      Value,
                              of Period    Income        on Investments       Income          Gains             End Period
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio
Institutional II Class
1999                                                             --                                 --
1998                                                             --                                 --
1997                                                             --                                 --
1996 (1)                                                         --                                 --

U.S. Government Money Market Portfolio
Institutional II Class
1999                                                             --                                 --
1998                                                             --                                 --
1997                                                             --                                 --
1996 (1)                                                         --                                 --

Money Market Portfolio
Institutional II Class
1999                                                             --                                 --
1998                                                             --                                 --
1997                                                             --                                 --
1996 (2)                                                         --                                 --

Tax-Free Money Market Portfolio
Institutional II Class
1999                                                             --                                 --
1998                                                             --                                 --
1997                                                             --                                 --
1996 (1)                                                         --                                 --

                                                                                              Ratio
                                                                            Ratio of Net      of Expenses
                                                            Ratio of        Investment        to Average
                                           Net Assets,      Expenses        Income            Net Assets
                              Total        End of           to Average      to Average        (Excluding
                              Return       Period (000)     Net Assets      Net Assets        Waivers)
---------------------------------------------------------------------------------------------------------
U.S. Treasury Money Market Portfolio
Institutional II Class
1999
1998
1997
1996 (1)

U.S. Government Money Market Portfolio
Institutional II Class
1999
1998
1997
1996 (1)

Money Market Portfolio
Institutional II Class
1999
1998
1997
1996 (2)

Tax-Free Money Market Portfolio
Institutional II Class
1999
1998
1997
1996 (1)

+    Returns are for the period indicated and have not been annualized.
*    Annualized.
(1)  Commenced operations on July 28, 1995.
(2)  Commenced operations on July 21, 1995.

                                   ARK Funds

Investment Advisor

Allied Investment Advisors, Inc.
100 E. Pratt Street
Baltimore, MD 21202

Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, PA 19456

Legal Counsel

Piper Marbury Rudnick & Wolfe LLP
36 South Charles Street
Baltimore, MD 21201

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02110


More information about the Portfolios is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated March _____, 2000, includes detailed information about ARK Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports list each Portfolio's holdings and contain information from the Portfolio's managers about strategies and recent market conditions and trends and their impact on performance. The reports also contain detailed financial information about the Portfolios.

To Obtain More Information:

By Telephone:  Call 1-800-624-4116 (inside Maryland 1-800-638-7751)

By Mail:  Write to us at:
ARK Funds
c/o Allfirst Bank Trust Division

Banc #101-624
P.O. Box 1596
Baltimore, MD 21201

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual Reports, as well as other information about ARK Funds, from the SEC's website (http://www.sec.gov). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information call 1-800-SEC-0330). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009. ARK Funds' Investment Company Act registration number is 811-7310.

                                   ARK Funds

                                Corporate Class

                                   Prospectus
                               March _____, 2000

                    U.S. Treasury Cash Management Portfolio
                   U.S. Government Cash Management Portfolio
                        Prime Cash Management Portfolio
                       Tax-Free Cash Management Portfolio

                              Investment Advisor:
                        Allied Investment Advisors, Inc.


  The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          How to Read This Prospectus

ARK Funds is a mutual fund family that offers shares in separate investment portfolios (Portfolios). The Portfolios have individual investment goals and strategies. This prospectus gives you important information about the Corporate Class Shares of the Portfolios that you should know before investing. Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can easily review this important information. For more detailed information about each Portfolio, please see:

                                                                Page
  U.S. Treasury Cash Management Portfolio....................... XXX
  U.S. Government Cash Management Portfolio..................... XXX
  Prime Cash Management Portfolio............................... XXX
  Tax-Free Cash Management Portfolio............................ XXX
  More information about risk................................... XXX
  Each Portfolio's Other Investments............................ XXX
  Investment Advisor............................................ XXX
  Purchasing, Selling and Exchanging Portfolio Shares........... XXX
  Distribution of Portfolio Shares.............................. XXX
  Dividends and Distributions................................... XXX
  Taxes......................................................... XXX
  How To Obtain More Information About ARK Funds................ Back Cover

INTRODUCTION - INFORMATION COMMON TO ALL PORTFOLIOS

Each Portfolio is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Portfolio has its own investment goal and strategies for reaching that goal. The investment advisor invests each Portfolio's assets in a way that it believes will help each Portfolio achieve its goal. Still, investing in each Portfolio involves risk, and there is no guarantee that a Portfolio will achieve its goal. The investment advisor's judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the investment advisor does, you could lose money on your investment in a Portfolio, just as you could with other investments. A Portfolio share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The Portfolios try to maintain a constant price per share of $1.00, but there is no guarantee that these Portfolios will achieve this goal.

ARK U.S. TREASURY CASH MANAGEMENT PORTFOLIO

Portfolio Summary
Investment Goal                                Maximizing current income and providing liquidity and
                                               security of principal

Investment Focus                               Short-term U.S. Treasury securities

Share Price Volatility                         Very low

Principal Investment Strategy                  Investing in U.S. Treasury obligations

Investor Profile                               Conservative investors seeking current income through a
                                               low-risk, liquid investment

Investment Strategy of the U.S. Treasury Cash Management Portfolio

The U.S. Treasury Cash Management Portfolio is a money market fund that seeks its investment goal by investing exclusively in U.S. Treasury obligations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Treasury Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                            Corporate Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                     0.08%
  Distribution (12b-1) Fees                                    None
  Other Expenses                                                   %
                                                               ----
Total Annual Portfolio Operating Expenses                          %
  Fee Waivers and Expense Reimbursements                           %
                                                               ----
Net Total Operating Expenses                                       %*
                                                               ----


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     U.S. Treasury Cash Management Portfolio - Corporate Class Shares  _____%

For more information about these fees, see "Investment Advisor and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year             3 Years                 5 Years                10 Years
         -                  -                       -                      -

ARK U.S. GOVERNMENT CASH MANAGEMENT PORTFOLIO


Portfolio Summary
Investment Goal                                      Maximizing current income and providing liquidity and
                                                     security of principal

Investment Focus                                     Short-term U.S. government securities

Share Price Volatility                               Very low

Principal Investment Strategy                        Investing in U.S. government obligations and repurchase
                                                     agreements

Investor Profile                                     Conservative investors seeking current income through a
                                                     low-risk, liquid investment

Investment Strategy of the U.S. Government Cash Management Portfolio

The U.S. Government Cash Management Portfolio is a money market fund that seeks its investment goal by investing exclusively in obligations issued by the U.S. government and its agencies and instrumentalities and in repurchase agreements.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Government Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                       Corporate Class
---------------------------------------------------------------------------------------------

  Investment Advisory Fees                                                 0.08%
  Distribution (12b-1) Fees                                                None
  Other Expenses                                                               %
                                                                           ----
Total Annual Portfolio Operating Expenses                                      %
  Fee Waivers and Expense Reimbursements                                       %
                                                                           ----
Net Total Operating Expenses                                                   %*
                                                                           ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     U.S. Government Cash Management Portfolio - Corporate Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year              3 Years                  5 Years              10 Years
        -                   -                        -                     -

ARK PRIME CASH MANAGEMENT PORTFOLIO


Portfolio Summary
Investment Goal                                 Maximizing current income and providing liquidity and
                                                security of principal

Investment Focus                                Short-term money market instruments

Share Price Volatility                          Very low

Principal Investment Strategy                   Investing in high-quality U.S. dollar-denominated money
                                                market securities

Investor Profile                                Conservative investors seeking current income through a
                                                low-risk, liquid investment

Investment Strategy of the Prime Cash Management Portfolio

The Prime Cash Management Portfolio is a money market fund that seeks its investment goal by investing primarily in high-quality, short-term U.S. dollar-denominated debt securities issued by corporations, the U.S. government and banks, including U.S. and foreign branches of U.S. banks and U.S. branches of foreign banks. At least 95% of such securities are rated in the highest rating category by two or more nationally recognized statistical rating organizations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Prime Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                       Corporate  Class
---------------------------------------------------------------------------------------
  Investment Advisory Fees                                                  0.08%
  Distribution (12b-1) Fees                                                 None
  Other Expenses                                                                %
                                                                            ----
Total Annual Portfolio Operating Expenses                                       %
  Fee Waivers and Expense Reimbursements                                        %
                                                                            ----
Net Total Operating Expenses                                                    %*
                                                                            ----


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Prime Cash Management Portfolio - Corporate Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year                3 Years                    5 Years           10 Years
        -                     -                          -                  -

ARK TAX-FREE CASH MANAGEMENT PORTFOLIO

Portfolio Summary
Investment Goal                              Maximizing current income exempt from Federal income taxes and providing liquidity and security of principal

Investment Focus                             Short-term, high-quality municipal money market obligations

Share Price Volatility                       Very low

Principal Investment Strategy                Investing in tax-exempt U.S. dollar-denominated money
                                             market securities

Investor Profile                             Conservative investors seeking tax-exempt income through a low-risk, liquid investment

Investment Strategy of the Tax-Free Cash Management Portfolio

The Tax-Free Cash Management Portfolio is a money market fund that seeks its investment goal by investing substantially all of its assets in a broad range of high quality, short-term municipal money market instruments that pay interest that is exempt from Federal income taxes. The issuers of these securities may be state and local governments and agencies located in any of the 50 states, the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is well diversified among issuers and comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the alternative minimum tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Tax-Free Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                                       Corporate  Class
------------------------------------------------------------------------------------------------
  Investment Advisory Fees                                                  0.08%
  Distribution (12b-1) Fees                                                 None
  Other Expenses                                                                %
                                                                            ----
Total Annual Portfolio Operating Expenses                                       %
  Fee Waivers and Expense Reimbursements                                        %
                                                                            ----
Net Total Operating Expenses                                                    %*
                                                                            ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Tax-Free Cash Management Portfolio - Corporate Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

     1 Year                  3 Years                5 Years             10 Years
        -                       -                      -                    -

More Information About Risk

Risks                                                      Portfolios Affected by the
                                                           Risks
Municipal Issuer Risk -- There may be economic or          Tax-Free Cash Management Portfolio
political changes that impact the ability of municipal
issuers to repay principal and to make interest
payments on municipal securities.  Changes to the
financial condition or credit rating of municipal
issuers may also adversely affect the value of the
Portfolio's municipal securities.  Constitutional or
legislative limits on borrowing by municipal issuers
may result in reduced supplies of municipal securities.
Moreover, certain municipal securities are backed only
by a municipal issuer's ability to levy and collect
taxes.

Year 2000 Risk -- The Portfolios depend on the smooth      All Portfolios
functioning of computer systems in almost every aspect
of their business. Like other mutual funds, businesses
and individuals around the world, the Portfolios could
be adversely affected if the computer systems used by
their mission-critical service providers do not
properly process dates on and after January 1, 2000,
and do not distinguish between the year 2000 and the
year 1900, or are subject to other date recognition or
similar systems issues. The Portfolios have asked their
mission-critical service providers whether they expect
to have their computer systems adjusted for the year
2000 transition, and have sought and received
assurances from such service providers that they are
devoting significant resources to prevent material
adverse consequences to the Portfolios.  While such
assurances have been obtained, the Portfolios and their
shareholders may experience losses if these assurances
prove to be incorrect or as a result of year 2000
computer difficulties experienced by issuers of
portfolio securities or third parties, such as
custodians, banks, broker-dealers or others with which
the Portfolios do business.

Each Portfolio's Other Investments

This prospectus describes the Portfolios' primary strategies, and each Portfolio will invest at least 80% of its assets in the types of securities described in this prospectus. However, each Portfolio also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information. Of course, there is no guarantee that any Portfolio will achieve its investment goal.

Investment Advisor

The Portfolio's Investment Advisor makes investment decisions for the Portfolios and continuously reviews, supervises and administers the Portfolios' respective investment programs.

The Board of Trustees of the ARK Funds supervises the Advisor and establishes policies that the Advisor must follow in its management activities.

Allied Investment Advisors, Inc. (AIA), a wholly-owned subsidiary of Allfirst Bank (formerly, First National Bank of Maryland) (Allfirst) serves as the Advisor to the Portfolios. As of December 31, 1999, AIA had approximately $_____ billion in assets under management. Under the advisory contract between ARK Funds and AIA, AIA is entitled to receive advisory fees of:

  U.S. Treasury Cash Management Portfolio          0.08%*
  U.S. Government Cash Management Portfolio        0.08%*
  Prime Cash Management Portfolio                  0.08%*
  Tax-Free Cash Management Portfolio               0.08%*

___________________
* The Portfolios commenced operations on the date of this prospectus and have not paid any advisory fees. The Board of Directors has approved an investment advisory fee of 0.08%, however, the Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. With these fee waivers, the actual advisory fees received by AIA would be lower than 0.08%.

James M. Hannan is a Principal of AIA and manager of each Portfolio. He is also manager of the ARK U.S. Treasury Money Market Portfolio, the ARK U.S. Government Money Market Portfolio, the ARK Money Market Portfolio, the ARK Tax-Free Money Market Portfolio, the ARK Pennsylvania Tax-Free Money Market Portfolio, and the ARK Short-Term Treasury Portfolio and is responsible for several separately managed institutional portfolios which he has managed since 1992. He has served as a Vice President of Allfirst since 1987. Prior to 1987 he served as the Treasurer for the city of Hyattsville, Maryland.

Purchasing, Selling and Exchanging Portfolio Shares

This section tells you how to purchase, sell (sometimes called "redeem") or exchange Corporate Class Shares of the Portfolios.

Corporate Class Shares are for individuals, financial institutions, corporations and other entities that have established trust relationships with Allfirst or its affiliates or correspondent banks. Before you can buy Corporate Class Shares, you must establish a qualified account. In addition, purchases of Corporate Class Shares are subject to minimum investment requirements, which are described below. For information on fee schedules and agreements for opening qualified accounts, call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

How to Purchase Portfolio Shares

Generally, you must make payment to Allfirst or a correspondent bank, who will forward your purchase orders. You may purchase shares directly by Federal funds, wire or other funds immediately available to the Portfolios. A Portfolio cannot accept checks, third-party checks, credit cards, credit card checks or cash.

You will have to follow the procedures applicable to qualified accounts. Your qualified account agreement may require you to pay a fee that is in addition to the fees charged by the Portfolios.

It is expected that Allfirst, or a correspondent bank, will be the record owner of Corporate Class Shares held through qualified accounts. Allfirst, or a correspondent bank, will supply clients with quarterly statements showing all account activity.

Shareholders may instruct Allfirst or a correspondent bank to purchase Corporate Class Shares automatically at preset intervals. Allfirst or a correspondent bank may charge additional fees for this and other services, including cash sweeps. For more information, please call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day). Shares cannot be purchased by Federal Reserve wire on days when either the NYSE or the Federal Reserve is closed.

A Portfolio or its distributor may reject any purchase order if it is determined that accepting the order would not be in the best interests of the Portfolio or its shareholders.

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Portfolio receives your purchase order. We expect that the NAV of the Portfolios will remain constant at $1.00 per share.

The U.S. Treasury Cash Management Portfolio and Tax-Free Cash Management Portfolio calculate their NAV each Business Day at 12:00 noon Eastern time and 4:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds (readily available funds) before 12:00 noon Eastern time. For orders received and accepted after 12:00 noon Eastern time but before 4:00 p.m. Eastern time, you will begin earning dividends on the next Business Day.

The Prime Cash Management Portfolio and U.S. Government Cash Management Portfolio calculate their NAV each Business Day at 5:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds before 5:00 p.m. Eastern time.

When the NYSE or Federal Reserve Bank of New York close early, the Portfolios will advance the time on any such day by which purchase orders must be received.

How We Calculate NAV

NAV for one Portfolio share is the value of that share's portion of all of the net assets in the Portfolio.

In calculating NAV for the Portfolios, we generally value a Portfolio's investment portfolio using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, a Portfolio may value its securities at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Minimum Purchases

To purchase shares for the first time, you must invest (through one or more accounts) at least $10,000,000 in any Portfolio. Your subsequent investments in any Portfolio may be made in any amount. There may be other minimums or restrictions established by Allfirst or a correspondent bank when you open your account.

Your subsequent investments in any Portfolio may be in any amount.

How to Sell Your Portfolio Shares

Holders of Corporate Class Shares may sell shares by telephone or by mail on any Business Day by following procedures established when they opened their qualified account. If you have questions, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

By Mail. To redeem by mail, send a written request to Allfirst Bank, Banc #101-624, P.O. Box 1596, Baltimore, Maryland 21201, or to your correspondent bank and follow their procedures.

By Telephone. To redeem by telephone, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

Receiving Your Money

Normally, if we receive your redemption request by 12:00 noon Eastern time (1:30 p.m. Eastern time for the U.S. Government Cash Management and Prime Cash Management Portfolios) on any Business Day, we will send your sale proceeds on that day. Your proceeds can be wired to your bank account. For Allfirst clients, currently Allfirst bank pays the costs of these wires. The Portfolios reserve the right to charge wire fees to investors. You may not close your account by telephone.

Suspension of Your Right to Sell Your Shares

A Portfolio may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

How to Exchange Your Shares

You may exchange your Corporate Class Shares on any Business Day by contacting us directly by telephone by calling 1-800-624-4116 (inside Maryland 1-800-638-
7751) or your investor representative at Allfirst or a correspondent bank.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolio receives your exchange request. The Portfolios reserve the right to modify or suspend this exchange privilege.

An exchange between the Corporate Class and another class of any Portfolio is generally not permitted, except that an exchange to Class A Shares of a Portfolio will occur if an investor becomes ineligible to hold Corporate Class Shares. ARK Funds will provide 30 day's notice of any such exchange. ARK Funds have received a private letter ruling from the Internal Revenue Service which provides that exchanges of shares of one class of a Portfolio of shares for another class of the same Portfolio will not be a taxable event.


Telephone Transactions

Purchasing, selling and exchanging Portfolio shares over the telephone is extremely convenient, but not without risk. Although the Fund has certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Fund is not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with the Fund is over the telephone, you will generally bear the risk of any loss.

Distribution of Portfolio Shares

SEI Investments Distribution Co., the distributor of ARK Funds, receives no compensation for its distribution of Corporate Class Shares.

Dividends and Distributions

Dividends are declared daily and paid monthly. Each Portfolio makes distributions of capital gains, if any, at least annually. If you own Portfolio shares on a Portfolio's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Portfolio shares unless you elect to receive payment in cash. To elect cash payment, you must notify Allfirst or your correspondent bank in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after Allfirst receives your written notice. To cancel your election, simply send written notice.

Taxes

Please consult your tax advisor regarding your specific questions about Federal, state and local income taxes. Below we have summarized some important tax issues that affect the Portfolios and their shareholders. This summary is based on current tax laws, which may change.

Each Portfolio will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to Federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Portfolio may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. A sale or exchange of shares is generally a taxable event.

The Tax-Free Cash Management Portfolio intends to distribute Federally tax-exempt income. Income exempt from Federal tax may be subject to state and local taxes. Any capital gains distributed by the Portfolio may be taxable.

More information about taxes is in the Statement of Additional Information.

                                   ARK Funds

Investment Advisor

Allied Investment Advisors, Inc.
100 E. Pratt Street
Baltimore, MD 21202

Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, PA 19456

Legal Counsel

Piper Marbury Rudnick & Wolfe LLP
36 South Charles Street
Baltimore, MD 21201

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02110


More information about the Portfolios is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated March _____, 2000, includes detailed information about ARK Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports list each Portfolio's holdings and contain information from the Portfolio's managers about strategies and recent market conditions and trends and their impact on performance. The reports also contain detailed financial information about the Portfolios.

To Obtain More Information:

By Telephone:  Call 1-800-624-4116 (inside Maryland 1-800-638-7751)

By Mail:  Write to us at:
ARK Funds
c/o Allfirst Bank
Banc #101-624

P.O. Box 1596
Baltimore, MD 21201

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual Reports, as well as other information about ARK Funds, from the SEC's website (http://www.sec.gov). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information call 1-800-SEC-0330). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009. ARK Funds' Investment Company Act registration number is 811-7310.

                                   ARK Funds

                              Corporate II Class

                                  Prospectus
                               March _____, 2000

                    U.S. Treasury Cash Management Portfolio
                   U.S. Government Cash Management Portfolio
                        Prime Cash Management Portfolio
                      Tax-Free Cash Management Portfolio

                              Investment Advisor:
                       Allied Investment Advisors, Inc.


 The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          How to Read This Prospectus

ARK Funds is a mutual fund family that offers shares in separate investment portfolios (Portfolios). The Portfolios have individual investment goals and strategies. This prospectus gives you important information about the Corporate II Class Shares of the Portfolios that you should know before investing. Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can easily review this important information. For more detailed information about each Portfolio, please see:

                                                                 Page
  U.S. Treasury Cash Management Portfolio....................... XXX
  U.S. Government Cash Management Portfolio..................... XXX
  Prime Cash Management Portfolio............................... XXX
  Tax-Free Cash Management Portfolio............................ XXX
  More information about risk................................... XXX
  Each Portfolio's Other Investments............................ XXX
  Investment Advisor............................................ XXX
  Purchasing, Selling and Exchanging Portfolio Shares........... XXX
  Distribution of Portfolio Shares.............................. XXX
  Dividends and Distributions................................... XXX
  Taxes......................................................... XXX
  How To Obtain More Information About ARK Funds................ Back Cover

INTRODUCTION - INFORMATION COMMON TO ALL PORTFOLIOS

Each Portfolio is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Portfolio has its own investment goal and strategies for reaching that goal. The investment advisor invests each Portfolio's assets in a way that it believes will help each Portfolio achieve its goal. Still, investing in each Portfolio involves risk, and there is no guarantee that a Portfolio will achieve its goal. The investment advisor's judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the investment advisor does, you could lose money on your investment in a Portfolio, just as you could with other investments. A Portfolio share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The Portfolios try to maintain a constant price per share of $1.00, but there is no guarantee that these Portfolios will achieve this goal.

ARK U.S. TREASURY CASH MANAGEMENT PORTFOLIO

Portfolio Summary

Investment Goal                           Maximizing current income and
                                          providing liquidity and security of
                                          principal

Investment Focus                          Short-term U.S. Treasury securities

Share Price Volatility                    Very low

Principal Investment Strategy             Investing in U.S. Treasury obligations

Investor Profile                          Conservative investors seeking current
                                          income through a low-risk, liquid
                                          investment

Investment Strategy of the U.S. Treasury Cash Management Portfolio

The U.S. Treasury Cash Management Portfolio is a money market fund that seeks its investment goal by investing exclusively in U.S. Treasury obligations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Treasury Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                        Corporate II Class
--------------------------------------------------------------------------
 Investment Advisory Fees                                      0.08%
 Distribution (12b-1) Fees                                     0.25%
 Other Expenses                                                    %
                                                               ----
Total Annual Portfolio Operating Expenses                          %
 Fee Waivers and Expense Reimbursements                            %
                                                               ----
Net Total Operating Expenses                                       %*
                                                               ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     U.S. Treasury Cash Management Portfolio - Corporate II Class Shares _____%

For more information about these fees, see "Investment Advisor and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

       1 Year         3 Years            5 Years              10 Years
          -              -                  -                     -

ARK U.S. GOVERNMENT CASH MANAGEMENT PORTFOLIO

Portfolio Summary

Investment Goal                            Maximizing current income and
                                           providing liquidity and security of
                                           principal

Investment Focus                           Short-term U.S. government securities

Share Price Volatility                     Very low

Principal Investment Strategy              Investing in U.S. government
                                           obligations and repurchase agreements

Investor Profile                           Conservative investors seeking
                                           current income through a low-risk,
                                           liquid investment

Investment Strategy of the U.S. Government Cash Management Portfolio

The U.S. Government Cash Management Portfolio is a money market fund that seeks its investment goal by investing exclusively in obligations issued by the U.S. government and its agencies and instrumentalities and in repurchase agreements.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Government Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                      Corporate II Class
------------------------------------------------------------------------
  Investment Advisory Fees                                 0.08%
  Distribution (12b-1) Fees                                0.25%
  Other Expenses                                               %
                                                           ----
Total Annual Portfolio Operating Expenses                      %
  Fee Waivers and Expense Reimbursements                       %
                                                           ----
Net Total Operating Expenses                                   %*
                                                           ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     U.S. Government Cash Management Portfolio - Corporate II Class Shares_____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

        1 Year            3 Years            5 Years               10 Years
           -                 -                  -                      -

ARK PRIME CASH MANAGEMENT PORTFOLIO

Portfolio Summary

Investment Goal                           Maximizing current income and
                                          providing liquidity and security of
                                          principal

Investment Focus                          Short-term money market instruments

Share Price Volatility                    Very low

Principal Investment Strategy             Investing in high-quality U.S. dollar-
                                          denominated money market securities

Investor Profile                          Conservative investors seeking current
                                          income through a low-risk, liquid
                                          investment

Investment Strategy of the Prime Cash Management Portfolio

The Prime Cash Management Portfolio is a money market fund that seeks its investment goal by investing primarily in high-quality, short-term U.S. dollar-denominated debt securities issued by corporations, the U.S. government and banks, including U.S. and foreign branches of U.S. banks and U.S. branches of foreign banks. At least 95% of such securities are rated in the highest rating category by two or more nationally recognized statistical rating organizations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Prime Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                    Corporate II Class
----------------------------------------------------------------------
  Investment Advisory Fees                                0.08%
  Distribution (12b-1) Fees                               0.25%
  Other Expenses                                              %
                                                          ----
Total Annual Portfolio Operating Expenses                     %
  Fee Waivers and Expense Reimbursements                      %
                                                          ----
Net Total Operating Expenses                                  %*
                                                          ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Prime Cash Management Portfolio - Corporate II Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year         3 Years              5 Years              10 Years
             -              -                    -                     -

ARK TAX-FREE CASH MANAGEMENT PORTFOLIO

Portfolio Summary

Investment Goal                      Maximizing current income exempt from
                                     Federal income taxes and providing
                                     liquidity and security of principal

Investment Focus                     Short-term, high-quality municipal money
                                     market obligations

Share Price Volatility               Very low

Principal Investment Strategy        Investing in tax-exempt U.S. dollar-
                                     denominated money market securities

Investor Profile                     Conservative investors seeking tax-exempt
                                     income through a low-risk, liquid
                                     investment

Investment Strategy of the Tax-Free Cash Management Portfolio

The Tax-Free Cash Management Portfolio is a money market funds that seeks its investment goal by investing substantially all of its assets in a broad range of high quality, short-term municipal money market instruments that pay interest that is exempt from Federal income taxes. The issuers of these securities may be state and local governments and agencies located in any of the 50 states, the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is well diversified among issuers and comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the alternative minimum tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Tax-Free Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                     Corporate II Class
-----------------------------------------------------------------------
  Investment Advisory Fees                                  0.08%
  Distribution (12b-1) Fees                                 0.25%
  Other Expenses                                                %
                                                            ----
Total Annual Portfolio Operating Expenses                       %
  Fee Waivers and Expense Reimbursements                        %
                                                            ----
Net Total Operating Expenses                                    %*
                                                            ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1,2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

     Tax-Free Cash Management Portfolio - Corporate II Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

        1 Year            3 Years             5 Years                10 Years
           -                 -                   -                       -

More Information About Risk

Risks                                           Portfolios Affected by the
                                                Risks

Municipal Issuer Risk -- There may be           Tax-Free Cash Management
economic or political changes that impact       Portfolio
the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes to the financial condition or credit rating of municipal issuers may also adversely affect the value of the Portfolio's municipal securities.
Constitutional or legislative limits on
borrowing by municipal issuers may result in reduced supplies of municipal securities.
Moreover, certain municipal securities are backed only by a municipal issuer's ability to levy and collect taxes.

Year 2000 Risk -- The Portfolios depend on      All Portfolios
the smooth functioning of computer systems in almost every aspect of their business.
Like other mutual funds, businesses and
individuals around the world, the Portfolios could be adversely affected if the computer systems used by their mission-critical service providers do not properly process dates on and after January 1, 2000, and do not distinguish between the year 2000 and the year 1900, or are subject to other date recognition or similar systems issues. The Portfolios have asked their mission-critical service providers whether they expect to have their computer systems adjusted for the year 2000 transition, and have sought and received assurances from such service providers that they are devoting significant resources to prevent material adverse consequences to the Portfolios. While such assurances have been obtained, the Portfolios and their shareholders may experience losses if these assurances prove to be incorrect or as a result of year 2000 computer difficulties experienced by issuers of portfolio securities or third parties, such as custodians, banks, broker-dealers or others with which the Portfolios do business.

Each Portfolio's Other Investments

This prospectus describes the Portfolios' primary strategies, and each Portfolio will invest at least 80% of its assets in the types of securities described in this prospectus. However, each Portfolio also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information. Of course, there is no guarantee that any Portfolio will achieve its investment goal.

Investment Advisor

The Portfolio's Investment Advisor makes investment decisions for the Portfolios and continuously reviews, supervises and administers the Portfolios' respective investment programs.

The Board of Trustees of the ARK Funds supervises the Advisor and establishes policies that the Advisor must follow in its management activities.

Allied Investment Advisors, Inc. (AIA), a wholly-owned subsidiary of Allfirst Bank (formerly, First National Bank of Maryland) (Allfirst) serves as the Advisor to the Portfolios. As of December 31, 1999, AIA had approximately $_____ billion in assets under management. Under the advisory contract between ARK Funds and AIA, AIA is entitled to receive advisory fees of:

  U.S. Treasury Cash Management Portfolio                         0.08%*
  U.S. Government Cash Management Portfolio                       0.08%*
  Prime Cash Management Portfolio                                 0.08%*
  Tax-Free Cash Management Portfolio                              0.08%*
___________________________

* The Portfolios commenced operations on the date of this prospectus and have not paid any advisory fees. The Board of Directors has approved an investment advisory fee of 0.08%, however, the Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. With these fee waivers, the actual advisory fees received by AIA would be lower than 0.08%.

James M. Hannan is a Principal of AIA and manager of each Portfolio. He is also manager of the ARK U.S. Treasury Money Market Portfolio, the ARK U.S. Government Money Market Portfolio, the ARK Money Market Portfolio, the ARK Tax-Free Money Market Portfolio, the ARK Pennsylvenia Tax-Free Money Market Portfolio, and the ARK Short-Term Treasury Portfolio and is responsible for several separately managed institutional portfolios which he has managed since 1992. He has served as a Vice President of Allfirst since 1987. Prior to 1987 he served as the Treasurer for the city of Hyattsville, Maryland.

Purchasing, Selling and Exchanging Portfolio Shares

This section tells you how to purchase, sell (sometimes called "redeem") or exchange Corporate II Class Shares of the Portfolios.

Corporate II Class Shares are for individuals, financial institutions, corporations and other entities that have established trust relationships with Allfirst or its affiliates or correspondent banks. Before you can buy Corporate II Class Shares, you must establish a qualified account. In addition, purchases of Corporate II Class Shares are subject to minimum investment requirements, which are described below. For information on fee schedules and agreements for opening qualified accounts, call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

How to Purchase Portfolio Shares

Generally, you must make payment to Allfirst or a correspondent bank, who will forward your purchase orders. You may purchase shares directly by Federal funds, wire or other funds immediately available to the Portfolios. A Portfolio cannot accept checks, third-party checks, credit cards, credit card checks or cash.

You will have to follow the procedures applicable to qualified accounts. Your qualified account agreement may require you to pay a fee that is in addition to the fees charged by the Portfolios.

It is expected that Allfirst, or a correspondent bank, will be the record owner of Corporate II Class Shares held through qualified accounts. Allfirst, or a correspondent bank, will supply clients with quarterly statements showing all account activity.

Shareholders may instruct Allfirst or a correspondent bank to purchase Corporate II Class Shares automatically at preset intervals. Allfirst or a correspondent bank may charge additional fees for this and other services, including cash sweeps. For more information, please call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day). Shares cannot be purchased by Federal Reserve wire on days when either the NYSE or the Federal Reserve is closed.

A Portfolio or its distributor may reject any purchase order if it is determined that accepting the order would not be in the best interests of the Portfolio or its shareholders.

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Portfolio receives your purchase order. We expect that the NAV of the Portfolios will remain constant at $1.00 per share.

The U.S. Treasury Cash Management Portfolio and Tax-Free Cash Management Portfolio calculate their NAV each Business Day at 12:00 noon Eastern time and 4:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds (readily available funds) before 12:00 noon Eastern time. For orders received and accepted after 12:00 noon Eastern time but before 4:00 p.m. Eastern time, you will begin earning dividends on the next Business Day.

The Prime Cash Management Portfolio and U.S. Government Cash Management Portfolio calculate their NAV each Business Day at 5:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds before 5:00 p.m. Eastern time.

When the NYSE or Federal Reserve Bank of New York close early, the Portfolios will advance the time on any such day by which purchase orders must be received.

How We Calculate NAV

NAV for one Portfolio share is the value of that share's portion of all of the net assets in the Portfolio.

In calculating NAV for the Portfolios, we generally value a Portfolio's investment portfolio using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, a Portfolio may value its securities at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Minimum Purchases

To purchase shares for the first time, you must invest (through one or more accounts) at least $10,000,000 in any Portfolio. Your subsequent investments in any Portfolio may be made in any amount. There may be other minimums or restrictions established by Allfirst or a correspondent bank when you open your account.

Your subsequent investments in any Portfolio may be in any amount.

How to Sell Your Portfolio Shares

Holders of Corporate II Class Shares may sell shares by telephone or by mail on any Business Day by following procedures established when they opened their qualified account. If you have questions, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

By Mail. To redeem by mail, send a written request to Allfirst Bank, Banc #101-624, P.O. Box 1596, Baltimore, Maryland 21201, or to your correspondent bank and follow their procedures.

By Telephone. To redeem by telephone, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

Receiving Your Money

Normally, if we receive your redemption request by 12:00 noon Eastern time (1:30 p.m. Eastern time for the U.S. Government Cash Management and Prime Cash Management Portfolios) on any Business Day, we will send your sale proceeds on that day. Your proceeds can be wired to your bank account. For Allfirst clients, currently Allfirst bank pays the costs of these wires. The Portfolios reserve the right to charge wire fees to investors. You may not close your account by telephone.

Suspension of Your Right to Sell Your Shares

A Portfolio may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

How to Exchange Your Shares

You may exchange your Corporate II Class Shares on any Business Day by contacting us directly by telephone by calling 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolio receives your exchange request. The Portfolios reserve the right to modify or suspend this exchange privilege.

An exchange between the Corporate II Class and another class of any Portfolio is generally not permitted, except that an exchange to Class A Shares of a Portfolio will occur if an investor becomes ineligible to hold Corporate II Class Shares. ARK Funds will provide 30 day's notice of any such exchange. ARK Funds have received a private letter ruling from the Internal Revenue Service which provides that exchanges of shares of one class of a Portfolio of shares for another class of the same Portfolio will not be a taxable event.

Telephone Transactions

Purchasing, selling and exchanging Portfolio shares over the telephone is extremely convenient, but not without risk. Although the Fund has certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Fund is not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with the Fund over the telephone, you will generally bear the risk of any loss.

Distribution of Portfolio Shares

Each Portfolio has adopted a distribution plan that allows the Portfolio to pay distribution and service fees for the sale and distribution of its shares, and for services provided to shareholders. Because these fees are paid out of a Portfolio's assets continuously, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Distribution fees, as a percentage of average daily net assets, may be up to 0.75%. The Board has set the distribution fees as follows:

U.S. Treasury Cash Management Portfolio          0.25%
U.S. Government Cash Management                  0.25%
Prime Cash Management  Portfolio                 0.25%
Tax-Free Cash Management Portfolio               0.25%

Dividends and Distributions

Dividends are declared daily and paid monthly. Each Portfolio makes distributions of capital gains, if any, at least annually. If you own Portfolio shares on a Portfolio's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Portfolio shares unless you elect to receive payment in cash. To elect cash payment, you must notify Allfirst or your correspondent bank in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after Allfirst receives your written notice. To cancel your election, simply send written notice.

Taxes

Please consult your tax advisor regarding your specific questions about Federal, state and local income taxes. Below we have summarized some important tax issues that affect the Portfolios and their shareholders. This summary is based on current tax laws, which may change.

Each Portfolio will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to Federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Portfolio may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. A sale or exchange of shares is generally a taxable event.

The Tax-Free Cash Management Portfolio intends to distribute Federally tax-exempt income. Income exempt from Federal tax may be subject to state and local taxes. Any capital gains distributed by the Portfolio may be taxable.

More information about taxes is in the Statement of Additional Information.

                                   ARK Funds

Investment Advisor

Allied Investment Advisors, Inc.
100 E. Pratt Street
Baltimore, MD 21202

Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, PA 19456

Legal Counsel

Piper Marbury Rudnick & Wolfe LLP
36 South Charles Street
Baltimore, MD 21201

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02110


More information about the Portfolios is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated March _____, 2000, includes detailed information about ARK Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports list each Portfolio's holdings and contain information from the Portfolio's managers about strategies and recent market conditions and trends and their impact on performance. The reports also contain detailed financial information about the Portfolios.

To Obtain More Information:

By Telephone: Call 1-800-624-4116 (inside Maryland 1-800-638-7751)

By Mail: Write to us at:

ARK Funds
c/o Allfirst Bank
Banc #101-624
P.O. Box 1596
Baltimore, MD 21201

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual
Reports, as well as other information about ARK Funds, from the SEC's website (http://www.sec.gov). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information call 1-800-SEC-0330). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009. ARK Funds' Investment Company Act registration number is 811-7310.

                                   ARK Funds

                              Corporate III Class

                                   Prospectus

                               March _____, 2000

                    U.S. Treasury Cash Management Portfolio
                   U.S. Government Cash Management Portfolio
                        Prime Cash Management Portfolio
                       Tax-Free Cash Management Portfolio

                              Investment Advisor:
                        Allied Investment Advisors, Inc.


  The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          How to Read This Prospectus

ARK Funds is a mutual fund family that offers shares in separate investment portfolios (Portfolios). The Portfolios have individual investment goals and strategies. This prospectus gives you important information about the Corporate III Class Shares of the Portfolios that you should know before investing.
Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can easily review this important information. For more detailed information about each Portfolio, please see:

                                                                Page
  U.S. Treasury Cash Management Portfolio.....................  XXX
  U.S. Government Cash Management Portfolio...................  XXX
  Prime Cash Management Portfolio.............................  XXX
  Tax-Free Cash Management Portfolio..........................  XXX
  More information about risk.................................  XXX
  Each Portfolio's Other Investments..........................  XXX
  Investment Advisor..........................................  XXX
  Purchasing, Selling and Exchanging Portfolio Shares.........  XXX
  Distribution of Portfolio Shares............................  XXX
  Dividends and Distributions.................................  XXX
  Taxes.......................................................  XXX
  How To Obtain More Information About ARK Funds..............  Back Cover

INTRODUCTION - INFORMATION COMMON TO ALL PORTFOLIOS

Each Portfolio is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Portfolio has its own investment goal and strategies for reaching that goal. The investment advisor invests each Portfolio's assets in a way that it believes will help each Portfolio achieve its goal. Still, investing in each Portfolio involves risk, and there is no guarantee that a Portfolio will achieve its goal. The investment advisor's judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. In fact, no matter how good a job the investment advisor does, you could lose money on your investment in a Portfolio, just as you could with other investments. A Portfolio share is not a bank deposit and it is not insured or guaranteed by the FDIC or any government agency.

The Portfolios try to maintain a constant price per share of $1.00, but there is no guarantee that these Portfolios will achieve this goal.

ARK U.S. TREASURY CASH MANAGEMENT PORTFOLIO

Portfolio Summary


Investment Goal                    Maximizing current income and providing
                                   liquidity and security of principal

Investment Focus                   Short-term U.S. Treasury securities

Share Price Volatility             Very low

Principal Investment Strategy      Investing in U.S. Treasury obligations

Investor Profile                   Conservative investors seeking current income
                                   through a low-risk, liquid investment

Investment Strategy of the U.S. Treasury Cash Management Portfolio

The U.S. Treasury Cash Management Portfolio is a money market fund that seeks its investment goal by investing exclusively in U.S. Treasury obligations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Treasury Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. Treasury securities are not guaranteed against price movements due to changing interest rates.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                          Corporate III Class
--------------------------------------------------------------------------------
 Investment Advisory Fees                                         0.08%
 Distribution (12b-1) Fees                                        0.40%
 Other Expenses                                                       %
                                                                  ----
Total Annual Portfolio Operating Expenses                             %
 Fee Waivers and Expense Reimbursements                               %
                                                                  ----
Net Total Operating Expenses                                          %*
                                                                  ----


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

   U.S. Treasury Cash Management Portfolio - Corporate III Class Shares  _____%

For more information about these fees, see "Investment Advisor and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year            3 Years            5 Years           10 Years
             -                 -                  -                  -

ARK U.S. GOVERNMENT CASH MANAGEMENT PORTFOLIO

Portfolio Summary


Investment Goal                    Maximizing current income and providing
                                   liquidity and security of principal

Investment Focus                   Short-term U.S. government securities

Share Price Volatility             Very low

Principal Investment Strategy      Investing in U.S. government obligations and
                                   repurchase agreements

Investor Profile                   Conservative investors seeking current income
                                   through a low-risk, liquid investment

Investment Strategy of the U.S. Government Cash Management  Portfolio

The U.S. Government Cash Management Portfolio is a money market fund that seeks its investment goal by investing exclusively in obligations issued by the U.S. government and its agencies and instrumentalities and in repurchase agreements.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the U.S. Government Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                          Corporate III Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                        0.08%
  Distribution (12b-1) Fees                                       0.40%
  Other Expenses                                                      %
                                                                  ----
Total Annual Portfolio Operating Expenses                             %
  Fee Waivers and Expense Reimbursements                              %
                                                                  ----
Net Total Operating Expenses                                          %*
                                                                  ----


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

  U.S. Government Cash Management Portfolio - Corporate III Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:

          1 Year            3 Years            5 Years            10 Years
             -                 -                  -                   -

ARK PRIME CASH MANAGEMENT PORTFOLIO

Portfolio Summary

Investment Goal                    Maximizing current income and providing
                                   liquidity and security of principal

Investment Focus                   Short-term money market instruments

Share Price Volatility             Very low

Principal Investment Strategy      Investing in high-quality U.S. dollar-
                                   denominated money market securities

Investor Profile                   Conservative investors seeking current income
                                   through a low-risk, liquid investment

Investment Strategy of the Prime Cash Management Portfolio

The Prime Cash Management Portfolio is a money market fund that seeks its investment goal by investing primarily in high-quality, short-term U.S. dollar-denominated debt securities issued by corporations, the U.S. government and banks, including U.S. and foreign branches of U.S. banks and U.S. branches of foreign banks. At least 95% of such securities is rated in the highest rating category by two or more nationally recognized statistical rating organizations.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Prime Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

The Portfolio's securities are not guaranteed against price movements due to changing interest rates. Obligations issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                          Corporate  III Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                        0.08%
  Distribution (12b-1) Fees                                       0.40%
  Other Expenses                                                      %
                                                                  ----
Total Annual Portfolio Operating Expenses                             %
  Fee Waivers and Expense Reimbursements                              %
                                                                  ----
Net Total Operating Expenses                                          %*
                                                                  ----

* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

       Prime Cash Management Portfolio - Corporate III Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:


          1 Year          3 Years           5 Years           10 Years
             -               -                 -                  -

ARK TAX-FREE CASH MANAGEMENT PORTFOLIO

Portfolio Summary


Investment Goal                    Maximizing current income exempt from Federal
                                   income taxes and providing liquidity and security of principal

Investment Focus                   Short-term, high-quality municipal money
                                   market obligations

Share Price Volatility             Very low

Principal Investment Strategy      Investing in tax-exempt U.S. dollar-
                                   denominated money market securities

Investor Profile                   Conservative investors seeking tax-exempt
                                   income through a low-risk, liquid investment

Investment Strategy of the Tax-Free Cash Management Portfolio

The Tax-Free Cash Management Portfolio is a money market funds that seeks its investment goal by investing substantially all of its assets in a broad range of high quality, short-term municipal money market instruments that pay interest that is exempt from Federal income taxes. The issuers of these securities may be state and local governments and agencies located in any of the 50 states, the District of Columbia, Puerto Rico and other U.S. territories and possessions. The Portfolio is well diversified among issuers and comprised only of short-term debt securities that are rated in the two highest categories by nationally recognized statistical rating organizations or determined by the Advisor to be of equal credit quality. The Portfolio will not invest in securities subject to the alternative minimum tax or in taxable municipal securities.

In selecting securities for the Portfolio, the Advisor considers factors such as current yield, the anticipated level of interest rates, and the maturity of the instrument relative to the maturity of the entire Portfolio. In addition, the Portfolio may only purchase securities that meet certain SEC requirements relating to maturity, diversification and credit quality. Under these requirements, the Portfolio's securities must have remaining maturities of 397 days or less, and the Portfolio must have a dollar-weighted average maturity of 90 days or less.

Principal Risks of Investing in the Tax-Free Cash Management Portfolio

An investment in the Portfolio is subject to income risk, which is the possibility that the Portfolio's yield will decline due to falling interest rates. A Portfolio share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. In addition, although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

There may be economic or political changes that impact the ability of municipal issuers to repay principal and to make interest payments on municipal securities. Changes in the financial condition or credit rating of municipal issuers also may adversely affect the value of the Portfolio's securities.

Performance Information

The Portfolio commenced operations on the date of this prospectus and does not have a full calendar year of performance.

Portfolio Fees and Expenses

Every mutual fund has operating expenses to pay for services such as professional advisory, shareholder, distribution, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold shares of the Portfolio.

Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets)

                                                          Corporate  III Class
--------------------------------------------------------------------------------
  Investment Advisory Fees                                          0.08%
  Distribution (12b-1) Fees                                         0.40%
  Other Expenses                                                        %
                                                                    ----
Total Annual Portfolio Operating Expenses                               %
  Fee Waivers and Expense Reimbursements                                %
                                                                    ----
Net Total Operating Expenses                                            %*
                                                                    ----


* The Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. The Advisor may discontinue all or part of these waivers at any time. With these fee waivers, the Portfolio's actual total operating expenses are as follows:

       Tax-Free Cash Management Portfolio - Corporate II Class Shares  _____%

For more information about these fees, see "Investment Advisor" and "Distribution of Portfolio Shares."

Example

This Example is intended to help you compare the cost of investing in the Portfolio with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Portfolio for the time periods indicated and that you sell your shares at the end of the period.

The Example also assumes that each year your investment has a 5% return and Portfolio expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in the Portfolio would be:


          1 Year           3 Years            5 Years            10 Years
             -                -                  -                   -

More Information About Risk


Risks                                         Portfolios Affected by the
                                              Risks

Municipal Issuer Risk -- There may be         Tax-Free Cash Management Portfolio
economic or political changes that
impact the ability of municipal issuers
to repay principal and to make interest
payments on municipal securities.
Changes to the financial condition or
credit rating of municipal issuers may
also adversely affect the value of the
Portfolio's municipal securities.
Constitutional or legislative limits on
borrowing by municipal issuers may
result in reduced supplies of municipal
securities. Moreover, certain municipal
securities are backed only by a
municipal issuer's ability to levy and
collect taxes.

Year 2000 Risk -- The Portfolios depend on    All Portfolios
the smooth functioning of computer systems in almost every aspect of their business.
Like other mutual funds, businesses and
individuals around the world, the
Portfolios could be adversely affected
if the computer systems used by their
mission-critical service providers do
not properly process dates on and after
January 1, 2000, and do not distinguish
between the year 2000 and the year 1900, or are subject to other date recognition or similar systems issues. The
Portfolios have asked their mission-
critical service providers whether they
expect to have their computer systems
adjusted for the year 2000 transition,
and have sought and received assurances
from such service providers that they
are devoting significant resources to
prevent material adverse consequences to the Portfolios. While such assurances have been obtained, the Portfolios and their shareholders may experience losses if these assurances prove to be incorrect or as a result of year 2000 computer difficulties experienced by issuers of portfolio securities or third parties, such as custodians, banks, broker-dealers or others with which the Portfolios do business.

Each Portfolio's Other Investments

This prospectus describes the Portfolios' primary strategies, and each Portfolio will invest at least 80% of its assets in the types of securities described in this prospectus. However, each Portfolio also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information. Of course, there is no guarantee that any Portfolio will achieve its investment goal.


Investment Advisor

The Portfolio's Investment Advisor makes investment decisions for the Portfolios and continuously reviews, supervises and administers the Portfolios' respective investment programs.

The Board of Trustees of the ARK Funds supervises the Advisor and establishes policies that the Advisor must follow in its management activities.

Allied Investment Advisors, Inc. (AIA), a wholly-owned subsidiary of Allfirst Bank (formerly, First National Bank of Maryland) (Allfirst) serves as the Advisor to the Portfolios. As of December 31, 1999, AIA had approximately $_____ billion in assets under management. Under the advisory contract between ARK Funds and AIA, AIA is entitled to receive advisory fees of:

  U.S. Treasury Cash Management Portfolio              0.08%*
  U.S. Government Cash Management Portfolio            0.08%*
  Prime Cash Management Portfolio                      0.08%*
  Tax-Free Cash Management Portfolio                   0.08%*

__________________

* The Portfolios commenced operations on the date of this prospectus and have not paid any advisory fees. The Board of Directors has approved an investment advisory fee of 0.08%, however, the Portfolio's Advisor has agreed to contractually waive fees and reimburse expenses in order to keep total operating expenses from exceeding _____% until September 1, 2000. With these fee waivers, the actual advisory fees received by AIA would be lower than 0.08%.

James M. Hannan is a Principal of AIA and manager of each Portfolio. He is also manager of the ARK U.S. Treasury Money Market Portfolio, the ARK U.S. Government Money Market Portfolio, the ARK Money Market Portfolio, the ARK Tax-Free Money Market Portfolio, the ARK Pennsylvania Tax-Free Money Market Portfolio, and the ARK Short-Term Treasury Portfolio and is responsible for several separately managed institutional portfolios which he has managed since 1992. He has served as a Vice President of Allfirst since 1987. Prior to 1987 he served as the Treasurer for the city of Hyattsville, Maryland.

Purchasing, Selling and Exchanging Portfolio Shares

This section tells you how to purchase, sell (sometimes called "redeem") or exchange Corporate III Class Shares of the Portfolios.

Corporate III Class Shares are for individuals, financial institutions, corporations and other entities that have established trust relationships with Allfirst or its affiliates or correspondent banks. Before you can buy Corporate III Class Shares, you must establish a qualified account. In addition, purchases of Corporate III Class Shares are subject to minimum investment requirements, which are described below. For information on fee schedules and agreements for opening qualified accounts, call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

How to Purchase Portfolio Shares

Generally, you must make payment to Allfirst or a correspondent bank, who will forward your purchase orders. You may purchase shares directly by Federal funds, wire or other funds immediately available to the Portfolios. A Portfolio cannot accept checks, third-party checks, credit cards, credit card checks or cash.

You will have to follow the procedures applicable to qualified accounts. Your qualified account agreement may require you to pay a fee that is in addition to the fees charged by the Portfolios.

It is expected that Allfirst, or a correspondent bank, will be the record owner of Corporate III Class Shares held through qualified accounts. Allfirst, or a correspondent bank, will supply clients with quarterly statements showing all account activity.

Shareholders may instruct Allfirst or a correspondent bank to purchase Corporate III Class Shares automatically at preset intervals. Allfirst or a correspondent bank may charge additional fees for this and other services, including cash sweeps. For more information, please call 1-800-624-4116 (inside Maryland 1-800-638-7751) to speak with an investor representative.

General Information

You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Federal Reserve are open for business (a Business Day). Shares cannot be purchased by Federal Reserve wire on days when either the NYSE or the Federal Reserve is closed.

A Portfolio or its distributor may reject any purchase order if it is determined that accepting the order would not be in the best interests of the Portfolio or its shareholders.

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Portfolio receives your purchase order. We expect that the NAV of the Portfolios will remain constant at $1.00 per share.

The U.S. Treasury Cash Management Portfolio and Tax-Free Cash Management Portfolio calculate their NAV each Business Day at 12:00 noon Eastern time and 4:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds (readily available funds) before 12:00 noon Eastern time. For orders received and accepted after 12:00 noon Eastern time but before 4:00 p.m. Eastern time, you will begin earning dividends on the next Business Day.

The Prime Cash Management Portfolio and U.S. Government Cash Management Portfolio calculate their NAV each Business Day at 5:00 p.m. Eastern time. So, for you to be eligible to receive dividends declared on the day you submit your purchase order, generally the Portfolio must receive and accept your order and receive Federal funds before 5:00 p.m. Eastern time.

When the NYSE or Federal Reserve Bank of New York close early, the Portfolios will advance the time on any such day by which purchase orders must be received.

How We Calculate NAV

NAV for one Portfolio share is the value of that share's portion of all of the net assets in the Portfolio.

In calculating NAV for the Portfolios, we generally value a Portfolio's investment portfolio using the amortized cost valuation method, which is described in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other reasons, a Portfolio may value its securities at market price or fair value prices may be determined in good faith using methods approved by the Board of Trustees.

Minimum Purchases

To purchase shares for the first time, you must invest (through one or more accounts) at least $10,000,000 in any Portfolio. Your subsequent investments in any Portfolio may be made in any amount. There may be other minimums or restrictions established by Allfirst or a correspondent bank when you open your account.

Your subsequent investments in any Portfolio may be in any amount.

How to Sell Your Portfolio Shares

Holders of Corporate III Class Shares may sell shares by telephone or by mail on any Business Day by following procedures established when they opened their qualified account. If you have questions, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

By Mail. To redeem by mail, send a written request to Allfirst Bank, Banc #101-624, P.O. Box 1596, Baltimore, Maryland 21201, or to your correspondent bank and follow their procedures.

By Telephone. To redeem by telephone, call 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

Receiving Your Money

Normally, if we receive your redemption request by 12:00 noon Eastern time (1:30 p.m. Eastern time for the U.S. Government Cash Management and Prime Cash Management Portfolios) on any Business Day, we will send your sale proceeds on that day. Your proceeds can be wired to your bank account. For Allfirst clients, currently Allfirst bank pays the costs of these wires. The Portfolios reserve the right to charge wire fees to investors. You may not close your account by telephone.

Suspension of Your Right to Sell Your Shares

A Portfolio may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

How to Exchange Your Shares

You may exchange your Corporate Class III Shares on any Business Day by contacting us directly by telephone by calling 1-800-624-4116 (inside Maryland 1-800-638-7751) or your investor representative at Allfirst or a correspondent bank.

When you exchange shares, you are really selling your shares and buying other Portfolio shares. So, your sale price and purchase price will be based on the NAV next calculated after the Portfolio receives your exchange request. The Portfolios reserve the right to modify or suspend this exchange privilege.

An exchange between the Corporate III Class and another class of any Portfolio is generally not permitted, except that an exchange to Class A Shares of a Portfolio will occur if an investor becomes ineligible to hold Corporate III Class Shares. ARK Funds will provide 30 day's notice of any such exchange. ARK Funds have received a private letter ruling from the Internal Revenue Service which provides that exchanges of shares of one class of a Portfolio of shares for another class of the same Portfolio will not be a taxable event.

Telephone Transactions

Purchasing, selling and exchanging Portfolio shares over the telephone is extremely convenient, but not without risk. Although the Fund has certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, the Fund is not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with the Fund over the telephone, you will generally bear the risk of any loss.

Distribution of Portfolio Shares

Each Portfolio has adopted a distribution plan that allows the Portfolio to pay distribution and service fees for the sale and distribution of its shares, and for services provided to shareholders. Because these fees are paid out of a Portfolio's assets continuously, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Distribution fees, as a percentage of average daily net assets, may be up to 0.75%. The Board has set the distribution fees as follows:


U.S. Treasury Cash Management Portfolio          0.40%
U.S. Government Cash Management                  0.40%
Prime Cash Management Portfolio                  0.40%
Tax-Free Cash Management Portfolio               0.40%

Dividends and Distributions

Dividends are declared daily and paid monthly. Each Portfolio makes distributions of capital gains, if any, at least annually. If you own Portfolio shares on a Portfolio's record date, you will be entitled to receive the distribution.

You will receive dividends and distributions in the form of additional Portfolio shares unless you elect to receive payment in cash. To elect cash payment, you must notify Allfirst or your correspondent bank in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after Allfirst receives your written notice. To cancel your election, simply send written notice.

Taxes

Please consult your tax advisor regarding your specific questions about Federal, state and local income taxes. Below we have summarized some important tax issues that affect the Portfolios and their shareholders. This summary is based on current tax laws, which may change.

Each Portfolio will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to Federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Portfolio may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capital gains. A sale or exchange of shares is generally a taxable event.

The Tax-Free Cash Management Portfolio intends to distribute Federally tax-exempt income. Income exempt from Federal tax may be subject to state and local taxes. Any capital gains distributed by the Portfolio may be taxable.

More information about taxes is in the Statement of Additional Information.

                                   ARK Funds

Investment Advisor

Allied Investment Advisors, Inc.
100 E. Pratt Street
Baltimore, MD 21202

Distributor

SEI Investments Distribution Co.
One Freedom Valley Drive
Oaks, PA 19456

Legal Counsel

Piper Marbury Rudnick & Wolfe LLP
36 South Charles Street
Baltimore, MD 21201

Independent Auditors

KPMG LLP
99 High Street
Boston, MA 02110

More information about the Portfolios is available without charge through the following:

Statement of Additional Information (SAI)

The SAI dated March _____, 2000, includes detailed information about ARK Funds. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports

These reports list each Portfolio's holdings and contain information from the Portfolio's managers about strategies and recent market conditions and trends and their impact on performance. The reports also contain detailed financial information about the Portfolios.

To Obtain More Information:

By Telephone:  Call 1-800-624-4116 (inside Maryland 1-800-638-7751)

By Mail:  Write to us at:

ARK Funds
c/o Allfirst Bank
Banc #101-624
P.O. Box 1596
Baltimore, MD 21201

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual Reports, as well as other information about ARK Funds, from the SEC's website (http://www.sec.gov). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information call 1-800-SEC-0330). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Section, Washington, DC 20549-6009. ARK Funds' Investment Company Act registration number is 811-7310.

                                   ARK FUNDS

                      STATEMENT OF ADDITIONAL INFORMATION




                                March ___, 2000


     This Statement of Additional Information is not a prospectus but should be read in conjunction with the current prospectuses dated March __, 2000, for Retail Class A, Retail Class B, Institutional Class. Institutional II Class, Corporate Class, Corporate II Class and Corporate III Class shares of ARK Funds (the "Fund"). Please retain this document for future reference. Capitalized terms used by not defined herein have the meanings given them in the prospectuses. The Fund's Annual Report (including financial statements for the fiscal year ended April 30, 1999) and Semi-Annual Report (including financial statements for the six months ended October 31, 1999) are incorporated herein by reference. To obtain additional copies of the prospectuses, Annual Report, Semi-Annual Report or this Statement of Additional Information, please call 1-800-624-4116 (inside Maryland 1-800-638-7751).

Table of Contents                                                         Page
-----------------                                                         ----
INVESTMENT GOALS AND STRATEGIES                                              2
INVESTMENT POLICIES AND LIMITATIONS                                         16
INVESTMENT PRACTICES                                                        28
SPECIAL CONSIDERATIONS                                                      55
PORTFOLIO TRANSACTIONS                                                      72
VALUATION OF PORTFOLIO SECURITIES                                           75
PORTFOLIO PERFORMANCE                                                       77
ADDITIONAL PURCHASE AND REDEMPTION INFORMATION                              88
TAXES                                                                       91
TRUSTEES AND OFFICERS                                                       98
INVESTMENT ADVISOR                                                         102
ADMINISTRATOR AND DISTRIBUTOR                                              105
TRANSFER AGENT                                                             111
DESCRIPTION OF THE FUND                                                    111
CUSTODIAN                                                                  122
INDEPENDENT AUDITORS                                                       122
FINANCIAL STATEMENTS                                                       122
Appendix A - Description of Indices and Rating........................     A-1
Appendix B - 2000 Tax Rates...........................................     B-1

                        INVESTMENT GOALS AND STRATEGIES

     The Fund consists of separate investment portfolios with a variety of investment objectives and policies. A Portfolio's investment advisor is responsible for providing a continuous investment program in accordance with its investment objective and policies. Except for its investment objective and those policies identified as fundamental, the investment policies of the Portfolios are not fundamental and may be changed by the Board of Trustees of the Fund without shareholder approval. The investment objectives and policies of the Portfolios are set forth below. Additional information regarding the types of securities in which the Portfolios may invest and certain investment transactions is provided in the Fund's prospectuses and elsewhere in this Statement of Additional Information. See "Investment Policies and
Limitations."

Money Market Fund Portfolios

     The U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, and Tax-Free Cash Management Portfolio (the "Money Market Fund Portfolios") invest in high-quality, short-term, U.S. dollar-denominated instruments determined by the adviser to present minimal credit risks in accordance with guidelines adopted by the Board of Trustees. The Money Market Fund Portfolios seek to maintain a net asset value per share of $1.00, limit their investments to securities with remaining maturities of 397 days or less, and maintain a dollar-weighted average maturity of 90 days or less. Estimates may be used in determining a security's maturity for purposes of calculating average maturity. An estimated maturity can be substantially shorter than a stated final maturity. Although the Money Market Fund Portfolios' policies are designed to help maintain a stable $1.00 share price, all money market instruments can change in value when interest rates or issuers' creditworthiness change, or if an issuer or guarantor of a security fails to pay interest or principal when due. If these changes in value are large enough, a Money Market Fund Portfolio's share price could fall below $1.00. In general, securities with longer maturities are more vulnerable to price changes, although they may provide higher yields.

     The investment goal of the U.S. Treasury Money Market Portfolio and the U.S. Treasury Cash Management Portfolio is to maximize current income and provide liquidity and security of principal by investing in instruments which are issued or guaranteed as to principal and interest by the U.S. government and thus constitute direct obligations of the United States. As a non-fundamental operating policy, each Portfolio invests 100% of its total assets in U.S. Treasury bills, notes and bonds, and limits its investments to U.S. Treasury obligations that pay interest which is specifically exempt from state and local taxes under federal law.

     The investment goal of the U.S. Government Money Market Portfolio and the U.S. Government Cash Management Portfolio is to maximize current income and provide liquidity and security of principal by investing in instruments which are issued or guaranteed as to principal and interest by the U.S. government or any of its agencies or instrumentalities ("U.S. Government Securities"), or in repurchase agreements backed by such instruments. As a non-fundamental policy, each Portfolio invests 100% of its assets in U.S. Government Securities and in repurchase agreements backed by such instruments. Each Portfolio normally may not invest more than 5% of its total assets in the securities of any single issuer (other than the U.S. government). Under certain conditions, however, each Portfolio may invest up to 25% of its total assets in first-tier securities of a single issuer for up to three days.

     The investment goal of the Money Market Portfolio and the Prime Cash Management Portfolio is to maximize current income and provide liquidity and security of principal by investing in abroad range of short-term, high-quality U.S. dollar-denominated debt securities ("Money Market Instruments"). At least 95% of the assets of each Portfolio will be invested in securities that have received the highest rating assigned by any two nationally recognized statistical rating organizations ("NRSROs") or, if only one such rating organization has assigned a rating, such single organization. Up to 5% of each Portfolio's assets may be invested in securities that have received ratings in the second highest category by any two NRSROs or, if only one such rating organization has assigned a rating, such single organization. Each Portfolio may also acquire unrated securities determined by the advisor to be comparable in quality to rated securities in accordance with guidelines adopted by the Board of Trustees. Each Portfolio may invest in U.S. dollar-denominated obligations of U.S. banks and foreign branches of U.S. banks ("Eurodollars"), U.S. branches and agencies of foreign banks ("Yankee dollars"), and foreign branches of foreign banks. Each Portfolio may also invest more than 25% of its total assets in certain obligations of domestic banks and normally may not invest more than 5% of its total assets in the securities of any single issuer (other than the U.S. government). Under certain conditions, however, each Portfolio may invest up to 25% of its total assets in first-tier securities of a single issuer for up to three days.

     The investment goal of the Tax-Free Money Market Portfolio and the Tax-Free Cash Management Portfolio is to provide a high level of interest income by investing primarily in high-quality municipal obligations that are exempt from federal income taxes. Each Portfolio attempts to invest 100% of its assets in securities exempt from Federal income tax (not including the alternative minimum tax), and maintains a fundamental policy that at least 80% of its income will, under normal market conditions, be exempt from Federal income tax, including the Federal alternative minimum tax. Each Portfolio invests in high-quality, short-term municipal securities but may also invest in high-quality, long-term fixed, variable, or floating rate instruments (including tender option bonds) which have demand features or interest rate adjustment features that result in interest rates, maturities, and prices similar to short-term instruments. Each Portfolio's investments in municipal securities may include tax, revenue, or bond anticipation notes; tax-exempt commercial paper; general obligation or revenue bonds (including municipal lease obligations and resource recovery bonds); and zero coupon bonds. At least 95% of the assets of each Portfolio will be invested in securities that have received the highest rating assigned by any two NRSROs or, if only one such rating organization has assigned a rating, such single organization. Each Portfolio may also acquire unrated securities determined by the advisor to be of comparable quality in accordance with guidelines adopted by the Board of Trustees.

     The investment goal of the Pennsylvania Tax-Free Money Market Portfolio is to maximize current income exempt from Federal and Pennsylvania state income taxes and provide liquidity and security of principal. The Portfolio attempts to invest 100% of its securities exempt from Federal (not including the alternative minimum tax) and Pennsylvania state income taxes. The Portfolio has a fundamental policy that at least 80% of its income will, under normal market conditions, be exempt from Federal income tax, including the Federal alternative minimum tax, and Pennsylvania state income tax. The principal issuers of these securities may be state and local governments and agencies located in Pennsylvania, as well as the District of Columbia, Puerto Rico and other U.S. territories and possessions.

     The Portfolio invests in high-quality, short-term municipal money market instruments but may also invest in high-quality, long-term fixed, variable or floating rate instruments (including tender option bonds) which have demand features or interest rate adjustment features that result in interest rates, maturities and prices similar to short-term instruments. The Portfolio's investments in municipal securities may include tax, revenue or bond anticipation notes; tax-exempt commercial paper; general obligation or revenue bonds (including municipal lease obligations and resource recovery bonds); and zero coupon bonds. At least 95% of the assets of the Portfolio will be invested in securities that have received the highest rating assigned by any two NRSROs or, if only one such rating organization has assigned a rating, such single organization. The Portfolio may also acquire unrated securities determined by the advisor to be of comparable quality in accordance with guidelines adopted by the Board of Trustees.

     The Portfolios' advisor anticipates that the Tax-Free Money Market Portfolio, the Tax-Free Cash Management Portfolio and the Pennsylvania Tax-Free Money Market Portfolio will be as fully invested as is practicable in municipal obligations. However, each Portfolio reserves the right for temporary defensive purposes to invest without limitation in taxable Money Market Instruments.
There may be occasions when, as a result of maturities of portfolio securities or sales of portfolio shares, or in order to meet anticipated redemption requests, the Portfolios may hold cash which is not earning income.

     The Tax-Free Money Market Portfolio, Tax-Free Cash Management Portfolio and Pennsylvania Tax-Free Money Market Portfolio may each invest up to 25% of its net assets in a single issuer's securities. Each Portfolio may invest any portion of its assets in industrial revenue bonds ("IRBs") backed by private companies, and may invest up to 25% of its total assets in IRBs related to a single industry. Each Portfolio also may invest 25% or more of its total assets in tax-exempt securities whose revenue sources are from similar types of projects (e.g., education, electric utilities, health care, housing, transportation, water, sewer, and gas utilities). There may be economic, business or political developments or changes that affect all securities of a similar type. Therefore, developments affecting a single issuer or industry, or securities financing similar types of projects, could have a significant effect on the Portfolios' performance.

Short-Term Treasury Portfolio

     The investment goal of the Short-Term Treasury Portfolio is to provide current income, with a secondary objective of stability of principal.

     The Portfolio invests 100% of its total assets in instruments which are issued or guaranteed by the U.S. government and thus constitute direct obligations of the United States, and in repurchase agreements backed by such instruments. As a non-fundamental policy, the Portfolio will invest 100% of its total assets in U.S. Treasury bills, notes and bonds, and will limit its investments to U.S. Treasury obligations that pay interest that is specifically exempt from state and local taxes under federal law.

Short-Term Bond Portfolio

     The investment goal of the Short-Term Bond Portfolio is to provide current income.

     The Portfolio invests primarily in investment-grade debt securities, U.S. Government Securities, and mortgage-backed and asset-backed securities. In addition, the Portfolio may invest in taxable municipal obligations. The securities in which the Portfolio invests include, but are not limited to: U.S. Government Securities; corporate obligations; mortgage-backed securities; asset-backed securities; and Money Market Instruments. The Portfolio may invest up to 5% of its total assets in securities rated below investment grade ("junk bonds"). Under normal market conditions, the Portfolio will invest at least 65% of its total assets in bonds.

Intermediate Fixed Income Portfolio

     The investment goal of the Intermediate Fixed Income Portfolio is to provide current income.

     The Portfolio may invest in income-producing securities of all types, including bonds, notes, mortgage securities, government and government agency obligations, zero coupon securities, convertible securities, foreign securities, indexed securities and asset-backed securities. The Portfolio normally will invest in investment-grade debt securities (including convertible securities) and unrated securities determined by the advisor to be of comparable quality. The Portfolio may also invest up to 5% of its total assets in securities rated below investment grade ("junk bonds"). Common stocks acquired through the exercise of conversion rights or warrants, or the acceptance of exchange or similar offers, ordinarily will not be retained by the Portfolio. An orderly disposition of these stocks will be effected consistent with the judgment of the advisor as to the best price available. Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in fixed-income securities.

U.S. Government Bond Portfolio

     The investment goal of the U.S. Government Bond Portfolio is to provide current income.

     The securities in which the Portfolio invests include, but are not limited to: U.S. Government Securities; mortgage-backed securities; asset-backed securities; corporate obligations; taxable municipal obligations; and Money Market Instruments. The Portfolio may also invest up to 5% of its total assets in securities rated below investment grade ("junk bonds").

     Under normal market conditions, the Portfolio will invest at least 65% of the value of its total assets in U.S. Government Securities. For purposes of this policy, the Portfolio will consider collateralized mortgage obligations issued by U.S. government agencies or instrumentalities to be U.S. Government Securities. In addition, under normal market conditions, the Portfolio will invest at least 65% of its total assets in bonds. The Portfolio's remaining assets may be invested in any of the securities listed above.

Income Portfolio

     The investment goal of the Income Portfolio is to provide current income and capital growth.

     Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in fixed-income securities. The Portfolio may invest in income-producing securities of all types, including bonds, notes, mortgage securities, government and government agency obligations, zero coupon securities, convertible securities, foreign securities, indexed securities and asset-backed securities. The Portfolio normally will invest in investment-grade debt securities (including convertible securities) and unrated securities determined by the advisor to be of comparable quality. The Portfolio may also invest up to 15% of its total assets in securities rated below investment grade ("junk bonds"). Common stocks acquired through exercise of conversion rights or warrants or acceptance of exchange or similar offers ordinarily will not be retained by the Portfolio. An orderly disposition of these stocks will be effected consistent with the advisor's judgment as to the best price available.


Maryland Tax-Free Portfolio

     The investment goal of the Maryland Tax-Free Portfolio is to provide high current income exempt from federal and Maryland state and local income taxes.

     Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in Maryland municipal securities. In addition, as a matter of fundamental policy, the Portfolio's assets will be invested during periods of normal market conditions so that at least 80% of its income will not be subject to Federal income tax, including the Federal alternative minimum tax.

     The Portfolio normally invests primarily in investment-grade debt securities (and unrated securities determined by the advisor to be of comparable quality), but may also invest up to 5% of its total assets in securities rated below investment grade ("junk bonds").

     If you are subject to the Federal alternative minimum tax, you should note that the Portfolio may invest some of its assets in municipal securities issued to finance private activities. The interest from these investments is a tax-preference item for purposes of the tax.

     The advisor normally invests the Portfolio's assets according to its investment strategy and does not expect to invest in Federally or state taxable obligations. However, the Portfolio reserves the right to invest without limitation in short-term instruments, to hold a substantial amount of uninvested cash, and to invest more than normally permitted in taxable obligations for temporary defensive purposes.

Pennsylvania Tax-Free Portfolio

     The investment goal of the Pennsylvania Tax-Free Portfolio is to provide current income exempt from Federal and Pennsylvania state income taxes.

     Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in Pennsylvania municipal securities. In addition, as a matter of fundamental policy, the Portfolio's assets will be invested during periods of normal market conditions so that at least 80% of its income will not be subject to Federal income tax, including the Federal alternative minimum tax. The Portfolio invests primarily in investment-grade debt securities (and unrated securities determined by the advisor to be of comparable quality), but also may invest up to 5% of its total assets in securities rated below investment grade ("junk bonds").

     If you are subject to the Federal alternative minimum tax, you should note that the Portfolio may invest some of its assets in municipal securities issued to finance private activities. The interest from these investments is a tax-preference item for purposes of the tax.

     The advisor normally invests the Portfolio's assets according to its investment strategy and does not expect to invest in Federally or state taxable obligations. However, the Portfolio reserves the right to invest without limitation in short-term instruments, to hold a substantial amount of uninvested cash, and to invest more than normally permitted in taxable obligations for temporary, defensive purposes.

Balanced Portfolio

     The investment goal of the Balanced Portfolio is long-term total returns.

     The Portfolio's common stock investments may include foreign and domestic issues of larger, well-established companies, as well as medium-sized and smaller companies. The Portfolio may invest in preferred stock and convertible securities. Debt securities acquired by the Portfolio may include mortgage or asset-backed securities, corporate issues, indexed securities and U.S. Government Securities. The Portfolio normally will invest in investment-grade debt securities (including convertible securities) and unrated securities determined by the advisor to be of comparable quality, but may also invest up to 5% of its total assets in securities rated below investment grade ("junk bonds"). The Portfolio maintains at least 25% of its total assets infixed-income senior securities.

     The Portfolio emphasizes long-term total return from capital appreciation and current income. Although it is not a policy of the Portfolio to engage in short-term trading, the advisor may dispose of securities without regard to the length of time they are held if it believes such action will benefit the Portfolio. Although the advisor will consider the potential for income in selecting investments for the Portfolio, the Portfolio is generally not intended to achieve a level of income comparable to fixed-income portfolios.

Equity Income Portfolio

     The investment goal of the Equity Income Portfolio is current income and growth of capital.

     The Portfolio seeks capital appreciation from a broadly diversified portfolio of common stocks which, in general, have above-average dividend yields relative to the stock market as measured by the S&P 500. Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in dividend-paying common stocks. The Portfolio may invest up to 35% of its total assets in other types of securities, including preferred stock, which may be convertible into common stock, and investment-grade debt securities (including convertible debt securities) and unrated securities determined by the advisor to be of comparable quality. The Portfolio may invest up to 5% of its total assets in securities rated below investment grade ("junk bonds").

     The advisor considers many factors when evaluating a security for investment by the Portfolio, including the company's current financial strength and relative value. Although the advisor will consider the potential for income in selecting investments for the Portfolio, the Portfolio is generally not intended to achieve a level of income comparable to fixed-income portfolios.

Equity Index Portfolio

     The investment goal of the Equity Index Portfolio is to provide investment results that correspond to the performance of the S&P 500.

     The advisor believes that the Portfolio's objective can best be achieved by investing in the common stocks of approximately 250 to 500 of the companies included in the S&P 500, depending upon the size of the Portfolio.

     The Portfolio is managed by utilizing a computer program that identifies which stocks should be purchased or sold in order to replicate, as closely as practicable, the composition of the S&P 500. The Portfolio includes a stock in the order of its weighting in the S&P 500, starting with the most heavily weighted stock. Thus, the proportion of the Portfolio's assets invested in a stock or industry closely approximates the percentage of the S&P 500 represented by that stock or industry. Portfolio turnover is expected to be well below that of actively managed mutual funds.

     Although the Portfolio will not duplicate the performance of the S&P 500 precisely, it is anticipated that there will be a close correlation between the Portfolio's performance and that of the S&P 500 in both rising and falling markets. The Portfolio will attempt to achieve a correlation of at least 95%,without taking into account expenses of the Portfolio. A perfect correlation would be indicated by a figure of 100%, which would be achieved if the Portfolio's net asset value, including the value of its dividends and capital gains distributions, increased or decreased in exact proportion to changes in the S&P
500. The Portfolio's ability to replicate the performance of the S&P 500 may be affected by, among other things, changes in securities markets, the manner in which Standard & Poor's calculates the S&P 500, and the amount and timing of cash flows into and out of the Portfolio. Although cash flows into and out of the Portfolio will affect the Portfolio's ability to replicate the S&P 500's performance as well as its portfolio turnover rate, investment adjustments will be made, as practicable, to account for these circumstances. The Board of Trustees will monitor the targeted correlation of the Portfolio and, in the event that it is not achieved, will consider alternative methods for replicating the composition of the S&P 500.

     The Portfolio may invest up to 20% of its total assets in stock index futures contracts, options on stock indices, options on stock index futures, and index participation contracts based on the S&P 500. The Portfolio may also invest up to 5% of its total assets in Standard & Poor's Depositary Receipts ("SPDRs"). The Portfolio will not invest in these types of contracts and options for speculative purposes, but rather to maintain sufficient liquidity to meet redemption requests, to increase the level of Portfolio assets devoted to replicating the composition of the S&P 500, and to reduce transaction costs.

     Standard & Poor's designates the stocks included in the S&P 500 on a statistical basis. A particular stock's weighting in the S&P 500 is based on its total market value (that is, its market price per share times the number of shares outstanding) relative to the total market value of all stocks included in the S&P 500. From time to time, Standard & Poor's may add or delete stocks to or from the S&P 500. Inclusion of a particular stock in the S&P 500 does not imply any opinion by Standard & Poor's as to its merits as an investment. "S&P 500 Index" is a registered service mark of Standard & Poor's Corporation, which does not sponsor and is in no way affiliated with the Equity Index Portfolio.

Blue Chip Equity Portfolio

     The investment goal of the Blue Chip Equity Portfolio is capital appreciation.

     The Portfolio seeks capital appreciation from a broadly diversified portfolio of common stocks of established, large capitalization companies. The Portfolio may also seek capital by investing up to 35% of its total assets in other types of securities, including preferred stock and debt securities, securities convertible into common stock and asset-backed securities. The Portfolio normally invests in investment-grade debt securities (including convertible securities) and unrated securities determined by the advisor to be of comparable quality, but may also invest up to 5% of its total assets in securities rated below investment grade ("junk bonds").

     Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in equity securities of companies with operating histories of ten years or more and market capitalizations in excess of $5 billion. It is expected that the companies in which the Portfolio invests will be based primarily in the United States and will be recognized market leaders with strong financial positions.

Mid-Cap Equity Portfolio

     The investment goal of the Mid-Cap Equity Portfolio is long-term capital appreciation.

     The Portfolio seeks capital appreciation from a broadly diversified portfolio of common stocks of medium-sized companies. Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in equity securities of companies with a market capitalization of $500 million to $8 billion. Companies with market capitalizations in this range are considered "mid cap" and are represented by the Standard & Poor's Mid Cap 400 Index. As of December 31, 1999, the market capitalizations of the companies included in the S&P Mid Cap 400 Index ranged from $___ million to $__ billion.

     Assets not invested in equity securities of medium-sized companies as described above may be invested in equity securities of larger, more established companies or in investment-grade fixed-income securities (and unrated securities determined by the advisor to be of comparable quality).

Value Equity Portfolio

     The investment goal of the Value Equity Portfolio is growth of principal.

     The securities in which the Portfolio invests include, but are not limited to: common stocks; convertible securities; securities of foreign issuers traded on the New York or American Stock Exchanges or in the over-the-counter market, including American Depositary Receipts ("ADRs"); futures and options; U.S. Government Securities; corporate obligations; mortgage-backed securities; and Money Market Instruments.

     Under normal market conditions, the Portfolio intends to invest at least 65% of its total assets in equity securities of U.S. companies. In most market conditions, the stocks comprising the Portfolio's assets will exhibit traditional value characteristics, such as higher than average sales growth, higher than average return on equity, above average free cash flow, and high return on the company's invested capital.

Capital Growth Portfolio

     The investment goal of Capital Growth Portfolio is long-term capital appreciation. The Portfolio is expected to produce modest dividend or interest income. This income will be incidental to the Portfolio's primary goal.

     The Portfolio seeks capital appreciation from a broadly diversified portfolio of primarily common stocks and securities convertible into common stock. The Portfolio may also seek capital appreciation by investing up to 35% of its total assets in other types of securities, including preferred stock, debt securities, asset-backed securities and indexed securities. Debt securities (including convertible securities) in which the Portfolio invests will normally be investment grade or unrated securities determined by the advisor to be of comparable quality. The Portfolio may, however, invest up to 5% of its total assets in securities rated below investment grade ("junk bonds").

Small-Cap Equity Portfolio

     The investment goal of the Small-Cap Equity Portfolio is long-term capital appreciation.

     Under normal circumstances, at least 65% of the value of the Portfolio's total assets will be invested in equity securities of companies with a market capitalization of $1.2 billion or less at the time of investment. The advisor will seek to identify companies with above-average growth potential or companies experiencing an unusual or possibly non-repetitive development taking place in the company, i.e., a "special situation". See "Investment Practices - Special Situations" below for more information.

     The advisor intends to invest primarily in common stocks and securities that are convertible into common stocks; however, the Portfolio may also invest up to 35% of its total assets in debt securities of all types and quality if the advisor believes that investing in these securities will result in capital appreciation. The Portfolio may invest up to 35% of its total assets in securities rated below investment grade ("junk bonds"). The Portfolio may invest up to 35% of its total assets in foreign securities of all types and may enter into forward currency contracts for the purpose of managing exchange rate risks and to facilitate transactions in foreign securities. The Portfolio may purchase or engage in indexed securities, illiquid instruments, loans and other direct debt instruments, options and futures contracts, repurchase agreements, securities loans, restricted securities, swap agreements, warrants, real estate-related instruments and zero coupon bonds.

     The Portfolio spreads investment risk by limiting its holdings in any one company or industry. The advisor may use various investment techniques to hedge the Portfolio's risks, but there is no guarantee that these strategies will work as intended.

International Equity Selection Portfolio

     The investment goal of the International Equity Selection Portfolio is long-term capital appreciation. The Portfolio invests primarily in shares of other mutual funds ("underlying funds"), the portfolios of which consist primarily of equity securities of non-U.S. issuers.

     Under normal market conditions, and as an investment policy, the Portfolio will invest at least 65% of its total assets in underlying funds that are international equity funds. However, as an operational policy, the Portfolio anticipates investing substantially all of its assets in international equity funds. International equity funds are those which invest primarily in equity securities of companies located in three or more countries outside the United States. The advisor will attempt to identify and select a varied portfolio of international equity funds which presents the greatest long-term capital growth potential based on the advisor's analysis of many factors. The selection of international equity funds may include international equity funds that invest primarily in emerging markets or focus their investments on geographic regions. The selection of underlying funds involves an initial peer group screening process which assesses fund investment style, investment objectives and policies, and fund management. Rankings of certain independent rating services are also considered. Potential underlying funds which, in the advisor's view, meet these criteria will then be subject to further evaluation of investment policies, historical total return, size, volatility, manager tenure and operating expenses over various time periods. Also, on a macroeconomic level, a fund's geographical diversification is also considered. The underlying funds may be subject to more, less, the same or different investment restrictions than the Portfolio, and the advisor will consider these similarities and differences when making investment decisions.

     The Investment Company Act of 1940, as amended (the "1940 Act"), currently provides that the Portfolio may not purchase the securities of an underlying fund if, as a result, the Portfolio together with any of its affiliates would own more than 3% of the total outstanding securities of that underlying fund. Thus, the Portfolio's ability to invest in shares of certain underlying funds could be restricted and the adviser may have to select alternative investments. By investing in the Portfolio, investors bear not only the Portfolio's total operating expenses, but the operating expenses of the underlying funds as well. An investor in the Portfolio should recognize that investments may be made directly in underlying funds and that, by investing in underlying funds indirectly through the Portfolio, investors will bear not only a proportionate share of the expenses of the Portfolio, but also, indirectly, similar expenses of the underlying funds, including distribution expenses and sales charges. Finally, investors should recognize that, as a result of the Portfolio's policies of investing in other mutual funds, investors may receive taxable capital gains distributions to a greater extent than would be the case if an investment were made directly in the underlying funds.

     Assets not invested in international equity funds may be invested in underlying funds other than international equity funds, such as global funds (funds that invest primarily in securities of issuers throughout the world, including the United States), individual country funds, and domestic equity and debt funds to the extent consistent with the Portfolio's goal of long-term capital appreciation. As described in more detail below, the Portfolio may also make direct investments in the securities held by these underlying funds, including, but not limited to: domestic and foreign equity securities (such as equity or debt securities of foreign issuers traded on the New York or American Stock Exchanges or in the over-the-counter market in the form of sponsored or unsponsored ADRs, Global Depositary Receipts ("GDRs"), and European Depositary Receipts ("EDRs") (collectively, "Depositary Receipts"); fixed income securities, which include preferred stock, bonds, notes or other debt securities of U.S. and foreign companies or governments; short-term debt securities, including U.S. Treasury bills and other short-term U.S. government securities, commercial paper, certificates of deposit and bankers' acceptances; warrants; and unit investment trusts. The Portfolio and underlying funds may also invest in variable rate demand notes, invest in restricted securities, invest up to 15% of their net assets in illiquid securities, engage in repurchase agreements, when-issued and delayed delivery transactions and forward commitments, invest in foreign currency exchange transactions (including forward foreign currency exchange transactions), enter into futures contracts and foreign currency futures contracts and trade in options on foreign currencies, stock index and financial futures contracts, portfolio securities and stock indices.

The Portfolio and underlying funds may also lend their portfolio securities, and borrow for investment purposes.

     Underlying funds may be authorized to invest up to 100% of their respective assets in the securities of foreign issuers and engage in foreign currency transactions (including forward foreign currency exchange transactions) with respect to these investments; invest primarily in either the securities of emerging market countries or in the securities of a single country; invest 35% or more of their respective assets in high yield securities (i.e., "junk bonds"); invest in warrants; sell securities short; engage in leveraged borrowing; and enter into interest rate swaps, currency swaps, and other types of swap agreements such as caps, collars and floors. The Portfolio will not concentrate its assets (i.e., invest more than 25% of its total assets) in any industry or in underlying funds which concentrate their assets in any industry. However, under certain unusual circumstances, the Portfolio could be indirectly concentrated in one or more industries. If this were to occur, the advisor would consider whether to maintain or change its investments in underlying funds.

     Although the Portfolio will normally invest in open-end, management investment companies, or "mutual funds," it also may invest in closed-end management investment companies and/or unit investment trusts. Unlike open-end funds that offer and sell their shares at net asset value plus any applicable sales charge, the shares of closed-end funds and unit investment trusts may trade at a market value that represents a premium, discount or spread to net asset value.

International Equity Portfolio

     The investment goal of the International Equity Portfolio is long-term capital appreciation. The Portfolio invests primarily in equity securities of non-U.S. issuers.

     The Portfolio invests primarily in equity securities of companies located in some or all of the following countries: Argentina, Austria, Australia, Belgium, Brazil, Canada, Croatia (indirect investment only), Czech Republic, Denmark, Finland, France, Germany, Hong Kong, India, Indonesia, Israel, Italy, Japan, Luxembourg, Malaysia, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Russia, Singapore, Slovakia, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey and the United Kingdom. This list of countries may change from time to time.

     Under normal market conditions, the Portfolio will invest at least 65% of its total assets in issuers located in not less than three different countries (other than the U.S.). In addition, the Portfolio will normally invest at least 65% of its total assets in common and preferred stocks, and warrants to acquire such stocks. The Portfolio typically invests in equity securities listed on recognized foreign securities exchanges, but it may hold securities which are not so listed. The Portfolio may invest in debt obligations convertible into equity securities, and in non-convertible debt securities when its advisor believes these non-convertible securities present favorable opportunities for capital appreciation.


Emerging Markets Equity Portfolio

          The investment goal of the Emerging Markets Equity Portfolio is long-term capital appreciation. The Portfolio invests primarily in equity securities of issuers located in emerging markets.

     The Portfolio seeks its investment goal by providing investors with broadly diversified, direct access to equity markets in those developing nations anticipated to rank among the world's top-performing economies in the future.
An emerging or developing market is broadly defined as one with low-to-middle range per capita income. A country is considered to have an "emerging market" if it has a relatively low gross national product per capita compared to the world's major economies, and the potential for rapid economic growth. The Portfolio's advisor uses the classification system developed by the World Bank to determine the potential universe of emerging markets for investments, but limits Portfolio investments to those countries it believes have potential for significant growth and development. The Portfolio typically invests in securities listed on recognized securities exchanges, but it may hold securities that are listed on other exchanges or that are not listed. The Portfolio currently expects to invest in issues located in some or all of the following emerging or developing market countries: Argentina, Brazil, Chile, Colombia, Croatia (indirect investment only), Czech Republic, Greece, Hong Kong, Hungary, India, Indonesia, Israel, Jordan, Lebanon, Malaysia, Mexico, Morocco, Pakistan, Peru, the Philippines, Poland, Portugal, Russia, Singapore, Slovakia, South Africa, South Korea, Sri Lanka, Taiwan, Thailand, Turkey, Venezuela and Zimbabwe. The list of countries in which the Portfolio invests may change from time to time.

     The Portfolio typically invests in equity securities listed on recognized foreign securities exchanges, but the Portfolio may also hold securities that are not so listed. The Portfolio may invest in debt obligations convertible into equity securities, and in non-convertible debt securities when its advisor believes these non-convertible securities present favorable opportunities for capital appreciation. Under normal market conditions, at least 65% of the Portfolio's total assets will be invested in securities of issuers located in at least three different countries (other than the U.S.). Additionally, at least 65% of the Portfolio's total assets will normally be invested in common and preferred stocks, and warrants to acquire such stocks.

                      INVESTMENT POLICIES AND LIMITATIONS

     The following policies and limitations supplement those set forth in the prospectuses. Unless otherwise expressly noted, whenever an investment policy or limitation states a maximum percentage of a Portfolio's assets that may be invested in any security or other asset, or sets forth a policy regarding quality standards, such percentage or standard will be determined immediately after and as a result of the Portfolio's acquisition of such security or other asset. Accordingly, any subsequent change in value, net assets, or other circumstances will not be considered when determining whether the investment complies with the Portfolio's investment policies and limitations.

     The Portfolios' investment limitations are listed in the following tables. Fundamental investment policies and limitations cannot be changed without approval by a "majority of the outstanding voting securities" (as defined in the 1940 Act) of a Portfolio.

Fundamental Policies:                                         Portfolios to which the
                                                              Policy Applies:
The Portfolio may not issue senior securities, except as      All Portfolios
 permitted under the 1940 Act.

Fundamental Policies:                                              Portfolios to which the
                                                                   Policy Applies:
The Portfolio may not borrow money, except that the Portfolio      All Portfolios
may (i) borrow money from a bank for temporary or emergency
purposes (not for leveraging or investment) and (ii) engage in reverse repurchase agreements for any purpose; provided that (i)
and (ii) in combination do not exceed 33 1/3% of the value of the Portfolio's total assets (including the amount borrowed) less liabilities (other than borrowings) Any borrowings that come to exceed this amount will be reduced within three business days to the extent necessary to comply with the 33 1/3% limitation.



The Portfolio may not with respect to 75% of its total assets,     All Portfolios (other than
purchase the securities of any issuer (other than securities       Maryland Tax-Free Portfolio
issued or guaranteed by the U.S. government or any of its          and Pennsylvania Tax-Free
agencies or instrumentalities) if, as a result, (a) more than      Portfolio)/1/
5% of the Portfolio's total assets would be invested in the
securities of that issuer, or (b) the Portfolio would hold more than 10% of the outstanding voting securities of that issuer.


____________________________

/1/ For the Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio, the Portfolios' advisor identifies the issuer of a security depending on its terms and conditions. In identifying the issuer, the advisor will consider the entity or entities responsible for payment and repayment of principal and the source of such payments; the way in which assets and revenues of an issuing political subdivision are separated from those of other political entities; and whether a governmental body is guaranteeing the security.

Fundamental Policies:                                             Portfolios to which the
                                                                  Policy Applies:
The Portfolio may not underwrite securities issued by others,     Money Market Fund
except to the extent that the Portfolio may be considered an      Portfolios, Short-Term
underwriter within the meaning of the Securities Act of 1933      Treasury Portfolio,
in the disposition of portfolio securities.                       Short-Term Bond Portfolio,
                                                                  Intermediate Fixed Income
                                                                  Portfolio, U.S. Government
                                                                  Bond Portfolio, Income
                                                                  Portfolio, Balanced
                                                                  Portfolio, Equity Income
                                                                  Portfolio, Value Equity
                                                                  Portfolio, Capital Growth
                                                                  Portfolio, International
                                                                  Equity Selection Portfolio,
                                                                  International Equity
                                                                  Portfolio and Emerging
                                                                  Markets Equity Portfolio

The Portfolios may not underwrite securities issued by others,    Maryland Tax-Free Portfolio,
except to the extent that the Portfolio may be considered an      Pennsylvania Tax-Free
underwriter within the meaning of the Securities Act of 1933      Portfolio, Equity Index
in the disposition of restricted securities.                      Portfolio, Blue Chip Equity
                                                                  Portfolio, Mid-Cap Equity
                                                                  Portfolio and Small-Cap
                                                                  Equity Portfolio

The Portfolio may not purchase the securities of any issuer       International Equity
(other than securities issued or guaranteed by the U.S.           Selection Portfolio
government or any of its agencies or instrumentalities) if, as a result, more than 25% of the Portfolio's total assets would be invested in the securities of companies whose principal
business activities are in the same industry, except that the
Portfolio will invest in other investment companies.

Fundamental Policies:                                             Portfolios to which the
                                                                  Policy Applies:
The Portfolios may not purchase the securities of any issuer      All Portfolios (other than
(other than securities issued or guaranteed by the U.S.           Money Market Portfolio,
government or any of its agencies or instrumentalities) if, as    Tax-Free Money Market
a result, more than 25% of the Portfolio's total assets would     Portfolio, Pennsylvania
be invested in the securities of companies whose principal
business activities are in the same industry.

                                                                     - Tax-Free Money Market
                                                                     Portfolio, Prime Cash
                                                                     Management Portfolio and
                                                                     Tax-Free Cash Management
                                                                     Portfolio)/2/

                                                                     Money Market Portfolio and
                                                                     Prime Cash Management
 The Portfolio may not purchase the securities of any issuer         Portfolio
 (other than securities issued or guaranteed by the U.S.
 government or any of its agencies or instrumentalities) if, as a result, more than 25% of the Portfolio's total assets would be invested in the securities of companies whose principal
 business

 _____________________________________
    /2/    For the Pennsylvania Tax-Free Money Market Portfolio, Maryland
 Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio, the Portfolios' advisor identifies the issuer of a security depending on its terms and conditions. In identifying the issuer, the advisor will consider the entity or entities responsible for payment and repayment of principal and the source of such payments; the way in which assets and revenues of an issuing political subdivision are separated from those of other political entities; and whether a governmental body is guaranteeing the security.

 activities are in the same industry, except that the Portfolio may invest 25% or more of its assets in obligations of domestic banks.

 The Portfolios may not purchase or sell real estate unless          All Portfolios
 acquired as a result of ownership of securities or other
 instruments (but this shall not prevent the Portfolios from investing in securities or other instruments backed by real estate or securities of companies engaged in the real estate business).

 The Portfolios may not purchase or sell commodities unless          Money Market Fund Portfolios
 acquired as a result of ownership of securities or other
 instruments.

 Fundamental Policies:                                               Portfolios to which the
                                                                     Policy Applies:

 The Portfolios may not purchase or sell commodities unless          All Portfolios (other than
 acquired as a result of ownership of securities or other            Money Market Fund
 instruments (but this shall not prevent the Portfolio from          Portfolios, Value Equity
 purchasing or selling futures contracts or options on such          Portfolio, International
 contracts for the purpose of managing its exposure to changing      Equity Selection Portfolio,
 interest rates, security prices, and currency exchange rates).      International Equity
                                                                     Portfolio and Emerging
                                                                     Markets Equity Portfolio)

 [The Portfolio may engage in transactions involving financial       [Value Equity Portfolio,
 and stock index futures contracts or options on such futures        International Equity
 contracts, and the International Equity Selection Portfolio,        Selection Portfolio,
 International Equity Portfolio and Emerging Markets Equity          International Equity
 Portfolio may engage in foreign currency transactions, invest       Portfolio and Emerging
 in options and futures on foreign currencies, and purchase or       Markets Equity Portfolio]
 sell forward contracts with respect to foreign currencies and related options.]

 The Portfolio may not lend any security or make any other loan      All Portfolios
 if, as a result, more than 33 1/3% of its total assets would be lent to other parties, but this limitation does not apply to purchases of debt securities or to repurchase agreements.



The Following Investment Limitations Are Not Fundamental and May be Changed Without Shareholder Approval:

Non-Fundamental Policies:                                            Portfolios to which the
                                                                     Policy Applies:

The Portfolio does                                                   All Portfolios

 not currently intend to sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, and provided that transactions in futures contracts and options are not deemed to constitute selling securities short.


 Non-Fundamental Policies:                                           Portfolios to which the
                                                                     Policy Applies:

 The Portfolio does not currently intend to purchase a security      U.S. Government Money Market
 (other than a security issued or guaranteed by the U.S.             Portfolio, Money Market
 government or any of its agencies or instrumentalities) if, as      Portfolio, U.S. Government
 a result, more than 5% of a Portfolio's total assets would be       Cash Management Portfolio
 invested in the securities of a single issuer; provided that        and Prime Cash Management
 the Portfolio may invest up to 25% of its total assets in the       Portfolio
 first tier securities of a single issuer for up to three
 business days.

 The Portfolio, in order to meet Federal tax requirements for        Pennsylvania Tax-Free Money
 qualification as a "regulated investment company," limits its       Market Portfolio, Maryland
 investments so that at the close of each quarter of its             Tax-Free Portfolio and
 taxable year:  (a) with regard to at least 50% of total             Pennsylvania Tax-Free
 assets, no more than 5% of total assets are invested in the         Portfolio/3/
 securities of a single issuer, and (b) no more than 25% of
 total assets are invested in the securities of a single
 issuer.  Limitations (a) and (b) do not apply to "Government securities" as defined for Federal tax purposes.

___________________________
     /3/ For the Pennsylvania Tax-Free Money Market Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio, the Portfolios' advisor identifies the issuer of a security depending on its terms and conditions. In identifying the issuer, the adviser will consider the entity or entities responsible for payment and repayment of principal and the source of such payments; the way in which assets and revenues of an issuing political subdivision are separated from those of other political entities; and whether a governmental body is guaranteeing the security.

 The Portfolio does not currently intend, with respect to            International Equity
 securities comprising 75% of the value of its total assets, to      Selection Portfolio
 invest more than 5% in securities of any one issuer (other
 than cash, cash items, securities of investment companies or securities issued or guaranteed by the government of the
 United States or its agencies or instrumentalities and
 repurchase agreements collateralized by such securities) if, as a result, more than 5% of the value of its total assets
 would be invested in the securities of that issuer, and will not acquire more than 10% of the outstanding voting securities of any one issuer.

 The Portfolio will not purchase any security while borrowings       All Portfolios
 (including reverse repurchase agreements) representing more than 5% of its total assets are outstanding.


 Non-Fundamental Policies:                                           Portfolios to which the
                                                                     Policy Applies:

 The Portfolio does not currently intend to purchase securities      All Portfolios
 on margin, except that the Portfolio may obtain such
 short-term credits as are necessary for the clearance of
 transactions, and provided that margin payments in connection with futures contracts and options shall not constitute
 purchasing securities on margin.

 The Portfolio does not currently intend to engage in repurchase     U.S. Treasury Money Market
 agreements or make loans, but this limitation does not apply        Portfolio, Tax-Free Money
 to purchases of debt securities.                                    Market Portfolio,
                                                                     Pennsylvania Tax-Free Money
                                                                     Market Portfolio, U.S.
                                                                     Treasury Cash Management
                                                                     Portfolio and Tax-Free Cash
                                                                     Management Portfolio

 The Portfolio does not currently intend to purchase securities      All Portfolios
 of other investment companies, except to the extent permitted by the 1940 Act.

 The Portfolio does not currently intend to purchase any             All Portfolios (other than
 security if, as a result, more than 15% of its net assets           Money Market Fund Portfolios)
 would be invested in securities that are deemed to be illiquid because they are subject to legal or contractual restrictions on resale or because they cannot be sold or disposed of in the ordinary course of business at approximately the prices at
 which they are valued.

 The Portfolio does not currently intend to purchase any             Money Market Fund Portfolios
 security if, as a result, more than 10% of its net assets
 would be invested in securities that are deemed to be illiquid because they are subject to legal or contractual restrictions on resale or because they cannot be sold or disposed of in the ordinary course of business at approximately the prices at
 which they are valued.

 Non-Fundamental Policies:                                           Portfolios to which the
                                                                     Policy Applies:

 The Portfolio does not currently intend to invest more than 25%     Pennsylvania Tax-Free Money
 of its total assets in industrial revenue bonds issued by           Market Portfolio, Maryland
 entities whose principal business activities are in the same        Tax-Free Portfolio and
 industry.                                                           Pennsylvania Tax-Free
                                                                     Portfolio

                         INVESTMENT PRACTICES

     The Portfolios may engage in the following investment practices consistent with their investment objectives, policies and restrictions. Please refer to the current prospectuses and the section "Investment Policies and Limitations" contained in this Statement of Additional Information for a further description of each Portfolio's investment objectives, policies and restrictions.

Depository Receipts

     American Depositary Receipts and European Depositary Receipts ("ADRs" and "EDRs") are certificates evidencing ownership of shares of a foreign-based issuer held in trust by a bank or similar financial institution. Designed for use in the United States and European securities markets, respectively, ADRs and EDRs are alternatives to the purchase of the underlying securities in their national markets and currencies.

Delayed Delivery Transactions

     Buying securities on a delayed-delivery or when-issued basis and sell securities on a delayed-delivery basis involve a commitment by the Portfolio to purchase or sell specific securities at a predetermined price and/or yield, with payment and delivery taking place after the customary settlement period for that type of security (and more than seven days in the future). Typically, no interest accrues to the purchaser until the security is delivered. The Portfolio may receive fees for entering into delayed-delivery transactions.

     When purchasing securities on a delayed-delivery or when-issued basis, the Portfolio assumes the rights and risks of ownership, including the risk of price and yield fluctuations. Because the Portfolio is not required to pay for securities until the delivery date, these risks are in addition to the risks associated with the Portfolio's other investments. If the Portfolio remains substantially fully invested at a time when delayed-delivery or when-issued purchases are outstanding, such purchases may result in a form of leverage.
When delayed-delivery or when-issued purchases are outstanding, the Portfolio will set aside appropriate liquid assets in a segregated custodial account to cover its purchase obligations. When the Portfolio has sold a security on a delayed-delivery basis, the Portfolio does not participate in further gains or losses with respect to the security. If the other party to a delayed-delivery transaction fails to deliver or pay for the securities, the Portfolio could miss a favorable price or yield opportunity, or could suffer a loss.

     The Portfolio may renegotiate delayed-delivery or when-issued transactions after they are entered into, and may sell underlying securities before they are delivered, which may result in capital gains or losses.

Emerging Markets Considerations


     The risks of investing in foreign securities are increased if the Portfolio's investments are in emerging markets. An emerging market is broadly defined as a market with low- to middle-range per capita income. The advisor uses the World Bank's classification system to identify the potential universe of emerging markets. However, the advisor limits the Portfolio's investments to those countries it believes have potential for significant growth and development.

     Investments in emerging markets involve special risks not present in the U.S. or in mature foreign markets, such as Germany and the United Kingdom. For example, settlement of securities trades may be subject to extended delays so that the Portfolio may not receive securities purchased or the proceeds of sales of securities on a timely basis. Emerging markets generally have smaller, less developed trading markets and exchanges, and the Portfolio may not be able to dispose of those securities quickly and at reasonable price affecting the Portfolio's liquidity. These markets may also experience greater volatility, which can materially affect the value of the Portfolio and its net asset value. Emerging market countries may have relatively unstable governments. In such environments, the risk of nationalization of business or of prohibitions on repatriations of assets is greater than in more stable, developed political and economic circumstances. The economy of an emerging market country may be predominately based on only a few industries, and it may be highly vulnerable to changes in local or global trade conditions. The legal and accounting systems, and mechanisms for protecting property rights, may not be as well developed as those in more mature economies. In addition, some emerging markets countries have restrictions on foreign ownership that may limit or eliminated the Portfolio's opportunity to acquire desirable securities.

Emerging Markets Sovereign Debt

     Investments in sovereign debt securities of emerging market governments involve special risks. The issuer of the debt or the governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or interest when due in accordance with the terms of the debt especially if such debt is denominated in a currency other than that government's home currency. Periods of economic uncertainty may result in the volatility of market prices of sovereign debt, and in turn the Portfolio's net asset value, to a greater extent than the volatility inherent in domestic debt securities.

     A sovereign debtor's willingness or ability to repay principal, especially if such debt is denominated in a currency other than that government's home currency, and pay interest in a timely manner may be affected by, among other factors, its cash flow situation, the extent of its foreign reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the sovereign debtor's policy toward international lenders and the political constraints to which a sovereign debtor may be subject. Governments of emerging markets could default on their sovereign debt. Such sovereign debtors also may be dependent on expected disbursements from foreign governments, multilateral agencies and other entities abroad to reduce principal and interest arrearages on their debt. The commitment on the part of these governments, agencies and others to make such disbursements may be conditioned on a sovereign debtor's implementation of economic reforms and/or economic performance and the timely service of such debtor's obligations. Failure to implement such reforms, achieve such levels of economic performance or repay principal or interest when due, could result in the cancellation of such third parties' commitments to lend funds to the sovereign debtor, which may further impair such debtor's ability or willingness timely to service its debt.

     If reliable market quotations are not available, the Portfolio values such securities in accordance with procedures established by the Board of Trustees. The advisor's judgment and credit analysis plays a greater role in valuing sovereign debt obligations than for securities where external sources for quotations and last sale information are available.


European Monetary Union and the Euro


     On January 1, 1999, the European Monetary Union ("EMU") introduced a new single currency, the euro, which replaces the national currencies of the participating member nations. Until 2002, the national currencies will continue to exist, but exchange rates will be pegged to the euro. In addition, the 11 participating countries will share a single official interest rate and will adhere to agreed upon guidelines on government borrowing. Although budgetary decisions remain in the hands of each participating country, the European Central Bank is responsible for setting the official interest rate to maintain price stability within the euro group.

Federally Taxable Obligations

     The Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio and Tax-Free Cash Management Portfolio generally do not intend to invest in securities whose interest is taxable; however, from time to time the Portfolios may invest on a temporary basis in fixed-income obligations whose interest is subject to Federal income tax. For example, the Portfolio may invest in obligations whose interest is taxable pending the investment or reinvestment in municipal securities of proceeds from the sale of its shares or sales of portfolio securities.

     Should the Portfolio invest in taxable obligations, it would purchase securities that, in the advisor's judgment, are of high quality. This would include obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities, obligations of domestic banks and repurchase agreements. The Portfolios' standards for high-quality taxable obligations are essentially the same as those described by Moody's in rating corporate obligations within its two highest ratings of Prime-1 and Prime-2, and those described by S&P in rating corporate obligations within its two highest ratings of A-1 and A-2. The Portfolios may also acquire unrated securities determined by the advisor to be of comparable quality in accordance with guidelines adopted by the Board of Trustees.

     The Supreme Court of the United States has held that Congress may subject the interest on municipal obligations to Federal income tax. Proposals to restrict or eliminate the Federal income tax exemption for interest on municipal obligations are introduced before Congress from time to time. Proposals may also be introduced before state legislatures that would affect the state tax treatment of the Portfolios' distributions. If such proposals were enacted, the availability of municipal obligations and the value of the Portfolios' holdings would be affected and the Board of Trustees would reevaluate the Portfolios' investment objectives and policies.

     The Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio and Tax-Free Cash Management Portfolio anticipate being as fully invested in municipal securities as is practicable; however, there may be occasions when as a result of maturities of portfolio securities, or sales of portfolio shares, or in order to meet redemption requests, the Portfolios may hold cash that is not earning income. In addition, there may be occasions when, in order to raise cash to meet redemptions or to preserve credit quality, the Portfolios may be required to sell securities at a loss.

Foreign Currency Exchange Transactions

     The International Equity Selection Portfolio, International Equity Portfolio and Emerging Markets Equity Portfolio may conduct foreign currency exchange transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market, or by entering into forward contracts to purchase or sell foreign currencies at a future date and price (i.e., a "forward foreign currency contract" or "forward contract"). The Portfolio will convert currency on a spot basis from time to time, and investors should be aware of the costs of currency conversion. Although foreign exchange dealers do not charge a fee for conversion, they do realize a profit based on the difference between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a foreign currency to the Portfolio at one rate, while offering a lesser rate of exchange should the Portfolio desire to resell that currency to the dealer. Forward contracts are traded in the interbank market conducted directly between currency traders (usually large commercial banks) and their customers. The parties to a forward contract may agree to offset or terminate the contract before maturity, or may hold the contract to maturity and complete the contemplated currency exchange.


     The International Equity Selection Portfolio, International Equity Portfolio and Emerging Markets Equity Portfolio may use currency forward contracts for any purpose consistent with its respective investment objectives. The Small-Cap Equity Portfolio may invest in currency forward contracts to manage exchange rate risks and to facilitate transactions in foreign securities. The following discussion summarizes some, but not all, of the possible currency management strategies involving forward contracts that could be used by the Portfolios. The Portfolios may also use options and futures contracts relating to foreign currencies for the same purposes.

     When the Portfolio agrees to buy or sell a security denominated in a foreign currency, it may desire to "lock in" the U.S. dollar price of the security. By entering into a forward contract for the purchase or sale, for a fixed amount of U.S. dollars, of the amount of foreign currency involved in the underlying security transaction, the Portfolio will be able to protect itself against an adverse change in foreign currency values between the date the security is purchased or sold and the date on which payment on the underlying security is made or received. The Portfolio may also enter into forward contracts to purchase or sell a foreign currency in anticipation of future purchases or sales of securities denominated in foreign currency, even if the specific investments have not yet been selected by the advisor.

     The Portfolio may also use forward contracts to hedge against a decline in the value of existing investments denominated in foreign currency. For example, if the Portfolio owned securities denominated in French francs, it could enter into a forward contract to sell francs in return for U.S. dollars to hedge against possible declines in the value of the French franc. Such a hedge (sometimes referred to as a "position hedge") will tend to offset both positive and negative currency fluctuations, but will not offset changes in security values caused by other factors. The Portfolio could also hedge the position by selling another currency expected to perform similarly to the franc, for example, by entering into a forward contract to sell Deutsche marks in exchange for U.S. dollars. This type of strategy, sometimes known as a "proxy hedge", may offer advantages in terms of cost, yield or efficiency, but generally will not hedge currency exposure as effectively as a simple hedge into U.S. dollars. Proxy hedges may result in losses to the Portfolio if the currency used to hedge does not perform similarly to the currency in which the hedged securities are denominated.

     The Portfolio may enter into forward contracts to shift their investment exposure from one currency into another currency that is expected to perform better relative to the U.S. dollar. For example, if the Portfolio held investments denominated in Deutsche marks, it could enter into forward contracts to sell Deutsche marks and purchase Swiss francs. This type of strategy, sometimes known as a "cross-hedge", will tend to reduce or eliminate exposure to the currency that is sold, and increase exposure to the currency that is purchased, much as if the Portfolio had sold a security denominated in one currency and purchased an equivalent security denominated in another. Cross-hedges protect against losses resulting from a decline in the hedged currency, but will cause the Portfolio to assume the risk of fluctuations in the value of the currency it purchases.

     Under certain conditions, SEC guidelines require mutual funds to set aside appropriate liquid assets in a segregated custodial account to cover forward contracts. As required by SEC guidelines, the Portfolio will segregate assets to cover forward contracts, if any, whose purpose is essentially speculative. The Portfolio will not segregate assets to cover forward contracts entered into for hedging purposes, including settlement hedges, position hedges, and proxy hedges.

     Successful use of forward contracts will depend on the advisor's skill in analyzing and predicting currency values. Forward contracts may substantially change the Portfolio's investment exposure to changes in currency exchange rates, and could result in losses to the Portfolio if currencies do not perform as the advisor anticipates. For example, if a currency's value rose at a time when the advisor had hedged a Portfolio by selling that currency in exchange for dollars, the Portfolio would be unable to participate in the currency's appreciation. If the advisor hedges currency exposure through proxy hedges, the Portfolio could realize currency losses from the hedge and the security position at the same time if the two currencies do not move in tandem. Similarly, if the advisor increases a Portfolio's exposure to a foreign currency, and that currency's value declines, the Portfolio will realize a loss. There is no assurance that the advisor's use of forward contracts will be advantageous to the Portfolio or that they will hedge at an appropriate time.

Foreign Investments

     Foreign investments can involve significant risks in addition to the risks inherent in U.S. investments. The Small-Cap Equity Portfolio, International Equity Selection Portfolio, International Equity Portfolio and Emerging Markets Equity Portfolio may invest in foreign investments. The Small-Cap Equity Portfolio may invest up to 35% of its total assets in foreign securities of all types. The International Equity Selection Portfolio primarily invests in underlying funds that are international equity funds investing in foreign securities. The International Equity Portfolio primarily invests in equity securities of issuers located in any country other than the U.S. The Emerging Markets Equity Portfolio primarily invests in equity securities of issuers located in emerging markets. The value of securities denominated in or indexed to foreign currencies, and of dividends and interest from such securities, can change significantly when foreign currencies strengthen or weaken relative to the U.S. dollar. Foreign securities markets generally have less trading volume and less liquidity than U.S. markets, and prices on some foreign markets can be highly volatile. Many foreign countries lack uniform accounting and disclosure standards comparable to those applicable to U.S. companies, and it may be more difficult to obtain reliable information regarding an issuer's financial condition and operations. In addition, the costs of foreign investing, including withholding taxes, brokerage commissions, and custodial costs, are generally higher than for U.S. investments.

     Foreign markets may offer less protection to investors than U.S. markets. Foreign issuers, brokers and securities markets may be subject to less government supervision. Foreign security trading practices, including those involving the release of assets in advance of payment, may involve increased risks in the event of a failed trade or the insolvency of a broker-dealer, and may involve substantial delays. It may also be difficult to enforce legal rights in foreign countries.

     Investing abroad also involves different political and economic risks. Foreign investments may be affected by actions of foreign governments adverse to the interests of U.S. investors, including the possibility of expropriation or nationalization of assets, confiscatory taxation, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars, or other government intervention. There may be a greater possibility of default by foreign governments or foreign government-sponsored enterprises. Investments in foreign countries also involve a risk of local political, economic or social instability, military action or unrest, or adverse diplomatic developments. There is no assurance that the Portfolios' advisor will be able to anticipate these potential events or counter their effects.

     The considerations noted above generally are intensified for investments in developing countries. Developing countries may have relatively unstable governments, economies based on only a few industries, and securities markets that trade a small number of securities.

     The Portfolios may invest in foreign securities that impose restrictions on transfer within the United States or to U.S. persons. Although securities subject to transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.

Illiquid Investments

     Illiquid investments cannot be sold or disposed of in the ordinary course of business at approximately the prices at which they are valued. Under the supervision of the Board of Trustees, the Portfolios' advisor determines the liquidity of the Portfolio's investments and, through reports from the advisor, the Board monitors investment in illiquid instruments. In determining the liquidity of the Portfolios' investments, the advisor may consider various factors including (1) the frequency of trades and quotations, (2) the number of dealers and prospective purchasers in the marketplace, (3) dealer undertakings to make a market, (4) the nature of the security (including any demand or tender features), (5) the nature of the marketplace for trades (including the ability to assign or offset the Portfolio's rights and obligations relating to the investment), and (6) general credit quality. Investments currently considered by the Portfolios to be illiquid include repurchase agreements not entitling the holder to payment of principal and interest within seven days, non-government stripped fixed-rate mortgage-backed securities and government stripped fixed-rate mortgage-backed securities, loans and other direct debt instruments, over-the-counter options and swap agreements. Although restricted securities and municipal lease obligations are sometimes considered illiquid, the Portfolios' advisor may determine certain restricted securities and municipal lease obligations to be liquid. In the absence of market quotations, illiquid investments are valued for purposes of monitoring amortized cost valuation (for Money Market Fund Portfolios) and priced (for other Portfolios) at fair value as determined in good faith by a committee appointed by the Board of Trustees. If, as a result of a change in values, net assets or other circumstances, the Portfolio were in a position where more than 10% (for Money Market Fund Portfolios) or 15% (for other Portfolios) of its assets were invested in illiquid securities, it would seek to take appropriate steps to protect liquidity.

Restricted Securities

     Restricted securities are securities that generally can only be sold in privately negotiated transactions, pursuant to an exemption from registration under the Securities Act of 1933, or in a registered public offering. Where registration is required, the Portfolio may be obligated to pay all or part of the registration expense and a considerable period may elapse between the time it decides to seek registration and the time it may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Portfolio might obtain a less favorable price than prevailed when it decided to seek registration of the security.

Indexed Securities

     The Portfolios may purchase securities whose prices are indexed to the prices of other securities, securities indices, currencies, precious metals or other commodities, or other financial indicators. Indexed securities typically, but not always, are debt securities or deposits whose value at maturity or coupon rate is determined by reference to a specific instrument or statistic. Gold-indexed securities, for example, typically provide for a maturity value that depends on the price of gold, resulting in a security whose price tends to rise and fall together with gold prices. Currency-indexed securities typically are short-term to intermediate-term debt securities whose maturity values or interest rates are determined by reference to the values of one or more specified foreign currencies, and may offer higher yields than U.S. dollar-denominated securities of equivalent issuers. Currency-indexed securities may be positively or negatively indexed; that is, their maturity value may increase when the specified currency value increases, resulting in a security that performs similarly to a foreign-denominated instrument, or their maturity value may decline when foreign currencies increase, resulting in a security whose price characteristics are similar to a put on the underlying currency. Currency-indexed securities may also have prices that depend on the values of a number of different foreign currencies relative to each other.

     The performance of indexed securities depends to a great extent on the performance of the security, currency or other instrument to which they are indexed, and may also be influenced by interest rate changes in the United States and abroad. At the same time, indexed securities are subject to the credit risks associated with the issuer of the security, and their values may decline substantially if the issuer's creditworthiness deteriorates. Recent issuers of indexed securities have included banks, corporations and certain U.S. government agencies. Indexed securities may be more volatile than the underlying instruments.

Loans and Other Direct Debt Instruments

     Direct debt instruments are interests in amounts owed by a corporate, governmental or other borrower to lenders or lending syndicates (loans and loan participations), to suppliers of goods or services (trade claims or other receivables), or to other parties. Direct debt instruments are subject to the Portfolio's policies regarding the quality of debt securities.

     Purchasers of loans and other forms of direct indebtedness depend primarily upon the creditworthiness of the borrower for payment of principal and interest. Direct debt instruments may not be rated by any NRSRO. If the Portfolio does not receive scheduled interest or principal payments on such indebtedness, its share price and yield could be adversely affected. Loans that are fully secured offer the Portfolio more protections than an unsecured loan in the event of non-payment of scheduled interest or principal. However, there is no assurance that the liquidation of collateral from a secured loan would satisfy the borrower's obligation, or that the collateral can be liquidated. Indebtedness of borrowers whose creditworthiness is poor involves substantially greater risks, and may be highly speculative. Borrowers that are in bankruptcy or restructuring may never pay off their indebtedness, or may pay only a small fraction of the amount owed. Direct indebtedness of developing countries also will involve a risk that the governmental entities responsible for the repayment of the debt may be unable, or unwilling, to pay interest and repay principal when due.

     Investments in loans through direct assignment of a financial institution's interests with respect to a loan may involve additional risks to the Portfolio. For example, if a loan is foreclosed, the Portfolio could become part owner of any collateral, and would bear the costs and liabilities associated with owning and disposing of the collateral. In addition, it is conceivable that under emerging legal theories of lender liability, the Portfolio could be held liable as a co-lender. Direct debt instruments also may involve a risk of insolvency of the lending bank or other intermediary. Direct debt instruments that are not in the form of securities may offer less legal protection to the Portfolio in the event of fraud or misrepresentation. In the absence of definitive regulatory guidance, the Portfolio's advisor will conduct research and analysis in an attempt to avoid situations where fraud or misrepresentation could adversely affect the Portfolio.

     A loan is often administered by a bank or other financial institution which acts as agent for all holders. The agent administers the terms of the loan, as specified in the loan agreement. Unless, under the terms of the loan or other indebtedness, the Portfolio has direct recourse against the borrower, it may have to rely on the agent to apply appropriate credit remedies against the borrower. If assets held by the agent for the benefit of the Portfolio were determined to be subject to the claims of the agent's general creditors, the

Portfolio might incur certain costs and delays in realizing payment on the loan or loan participation and could suffer a loss of principal or interest.

     The Portfolios limit the amount of total assets that they will invest in any one issuer or in issuers within the same industry (see fundamental limitations for the Portfolios). For purposes of these limitations, the Portfolio generally will treat the borrower as the "issuer" of indebtedness held by the Portfolio. In the case of loan participations where a bank or other lending institution serves as financial intermediary between the Portfolio and the borrower, if the participation does not shift to the Portfolio the direct debtor-creditor relationship with the borrower, SEC interpretations require the Portfolio, in appropriate circumstances, to treat both the lending bank or other lending institution and the borrower as "issuers" for the purposes of determining whether the Portfolio has invested more than 5% of its total assets in a single issuer. Treating a financial intermediary as an issuer of indebtedness may restrict the Portfolio's ability to invest in indebtedness related to a single financial intermediary, or a group of intermediaries engaged in the same industry, even if the underlying borrowers represent many different companies and industries.

Lower-Quality Municipal Securities

     The Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio may invest a portion of their assets in lower-quality municipal securities as described in the prospectus. While the markets for Maryland and Pennsylvania municipal securities are considered to be adequate, adverse publicity and changing investor perceptions may affect the ability of outside pricing services used by the Portfolios to value their portfolio securities, and a Portfolio's ability to dispose of lower-quality bonds. The outside pricing services are monitored by a Portfolios' advisor to determine whether the services are furnishing prices that accurately reflect fair value. The impact of changing investor perceptions may be especially pronounced in markets where municipal securities are thinly traded.

     The Portfolio may choose, at its expense or in conjunction with others, to pursue litigation or otherwise exercise its rights as a security holder to seek to protect the interest of security holders if it determines this to be in the best interest of the Portfolio's shareholders.

Lower-Rated Debt Securities

     Lower-rated debt securities (i.e., securities rated Ba1 or lower by Moody's or BB+ or lower by S&P, or having comparable ratings by other NRSROs) may have poor protection with respect to the payment of interest and repayment of principal. These securities are often considered to be speculative and involve greater risk of loss or price changes due to changes in the issuer's capacity to pay. The market prices of lower-rated debt securities may fluctuate more than those of higher-rated debt securities and may decline significantly in periods of general economic difficulty, which may follow periods of rising interest rates.

     While the market for lower-rated, high-yield corporate debt securities has been in existence for many years and has weathered previous economic downturns, the 1980s brought a dramatic increase in the use of such securities to fund highly leveraged corporate acquisitions and restructurings. Past experience may not provide an accurate indication of the future performance of the high-yield bond market, especially during periods of economic recession. In fact, from 1989 to 1991, the percentage of lower-rated securities that defaulted rose significantly above prior levels, although the default rate decreased in 1992.

     The market for lower-rated debt securities may be thinner and less active than that for higher-rated debt securities, which can adversely affect the prices at which the former are sold. If market quotations are not available, lower-rated debt securities will be valued in accordance with procedures established by the Board of Trustees, including the use of outside pricing services. Judgment plays a greater role in valuing these debt securities than is the case for securities for which more external sources for quotations and last-sale information are available. Adverse publicity and changing investor perceptions may affect the ability of outside pricing services to value, and of the Portfolio to dispose of, lower-rated debt securities.

     Since the risk of default is higher for lower-rated debt securities, the research and credit analysis of the Portfolio's advisor are an especially important part of managing the Portfolio's investment in securities of this type. In considering investments in such securities for the Portfolio, its advisor will attempt to identify those issuers whose financial condition are adequate to meet future obligations, have improved, or are expected to improve in the future. The advisor's analysis focuses on relative values based on such factors as interest or dividend coverage, asset coverage, earnings prospects, and the experience and managerial strength of the issuer.

     The Portfolio may choose, at its own expense or in conjunction with others, to pursue litigation or otherwise to exercise its rights as a security holder to seek to protect the interests of security holders if it determines this to be in the best interest of the Portfolio's shareholders.

Municipal Lease Obligations

     Municipal leases and participation interests therein, which may take the form of a lease, an installment purchase, or a conditional sale contract, are issued by state and local governments and authorities to acquire land and a wide variety of equipment and facilities, such as fire and sanitation vehicles, telecommunications equipment, and other capital assets. Generally, the Portfolios will not hold such obligations directly as a lessor of the property, but will purchase a participation interest in a municipal obligation from a bank or other third party. A participation interest gives the Portfolio a specified, undivided interest in the obligation in proportion to its purchased interest in the total amount of the obligation.

     Municipal leases frequently have risks distinct from those associated with general obligation or revenue bonds. State constitutions and statutes set forth requirements that states or municipalities must meet to incur debt. These may include voter referenda, interest rate limits, or public sale requirements. Leases, installment purchases, or conditional sale contracts (which normally provide for title to the leased asset to pass to the governmental issuer) have evolved as a means for governmental issuers to acquire property and equipment without meeting their constitutional and statutory requirements for the issuance of debt. Many leases and contracts include "non-appropriation" clauses providing that the governmental issuer has no obligation to make future payments under the lease or contract unless money is appropriated for such purpose by the appropriate legislative body on a yearly or other periodic basis. Non-appropriation clauses free the issuer from debt issuance obligations.

     In determining the liquidity of a municipal lease obligation, the Portfolio's advisor will differentiate between direct municipal leases and municipal lease-backed securities, the latter of which may take the form of a lease-backed revenue bond, a tax-exempt asset-backed security, or any other investment structure using a municipal lease-purchase agreement as its base. While the former may present liquidity issues, the latter are based on a well-established method of securing payment of a municipal lease obligation.

Market Disruption Risk

     The value of municipal securities may be affected by uncertainties in the municipal market related to legislation or litigation involving the taxation of municipal securities or the rights of municipal securities holders in the event of a bankruptcy. Municipal bankruptcies are relatively rare, and certain provisions of the U.S. Bankruptcy Code governing such bankruptcies are unclear and remain untested. Further, the application of state law to municipal issuers could produce varying results among the states or among municipal securities issuers within a state. These legal uncertainties could affect the municipal securities market generally, certain specific segments of the market, or the relative credit quality of particular securities.

     Any of these effects could have a significant impact on the prices of some or all of the municipal securities held by the Portfolio. For the Money Market Fund

Portfolios, investing in these securities may make it more difficult to maintain a stable net asset value per share.

Portfolios' Rights as Shareholders

     The Portfolios do not intend to direct or administer the day-to-day operations of any company whose shares they hold. A Portfolio, however, may exercise its rights as a shareholder and may communicate its views on important matters of policy to management, the board of directors or trustees, and the shareholders of a company when its advisor determines that such matters could have a significant effect on the value of the Portfolio's investment in the company. The activities that a Portfolio may engage in, either individually or in conjunction with other shareholders, may include, among others, supporting or opposing proposed changes in a company's corporate structure or business activities; seeking changes in a company's board of directors or trustees, or management; seeking changes in a company's direction or policies; seeking the sale or reorganization of the company or a portion of its assets; or supporting or opposing third-party takeover efforts. This area of corporate activity is increasingly prone to litigation and it is possible that a Portfolio could be involved in lawsuits related to such activities. The Portfolio's advisor will monitor such activities with a view to mitigating, to the extent possible, the risk of litigation against the Portfolio and the risk of actual liability if the Portfolio is involved in litigation. There is no guarantee, however, that litigation against a Portfolio will not be undertaken or liabilities incurred.


Real-Estate-Related Instruments


     Real-estate-related instruments include real estate investment trusts (REITs), commercial and residential mortgage-backed securities and real estate financings. Real-estate-related instruments are sensitive to factors such as changes in real estate values and property taxes, interest rates, cash flow of underlying real assets, overbuilding and the management and creditworthiness of the issuer. Real-estate-related instruments may also be affected by tax and regulatory requirements, such as those relating to the environment.

Refunding Contracts

     Refunding obligations require the issuer to sell and the Portfolio to buy refunded municipal obligations at a stated price and yield on a settlement date that may be several months or years in the future. The Portfolio generally will not be obligated to pay the full purchase price if it fails to perform under a refunding contract. Instead, refunding contracts generally provide for payment of liquidated damages to the issuer (currently 15% to 20% of the purchase price). The Portfolio may secure its obligations under a refunding contract by depositing collateral or a letter of credit equal to the liquidated damages provisions of the refunding contract. When required by SEC guidelines, the Portfolio will place liquid assets in a segregated custodial account equal in amount to its obligations under refunding contracts.

Repurchase Agreements

     In a repurchase agreement, the Portfolio purchases a security and simultaneously commits to resell it to the seller at an agreed upon price on an agreed upon date. The resale price reflects the purchase price plus an agreed-upon incremental amount which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed-upon price, which obligation is in effect secured by the value (at least equal to the amount of the agreed-upon resale price and marked to market daily) of the underlying security. The risk associated with repurchase agreements is that a Portfolio may be unable to sell the collateral at its full value in the event of the seller's default. While it does not presently appear possible to eliminate all risks from these transactions (particularly the possibility of a decline in the market value of the underlying securities, as well as delays and costs to the Portfolio in connection with bankruptcy proceedings), it is each Portfolio's current policy to limit repurchase agreements to those parties whose creditworthiness has been reviewed and found satisfactory by its advisor.

Reverse Repurchase Agreements

     In a reverse repurchase agreement, the Portfolio sells a portfolio instrument to another party, such as a bank or broker-dealer, in return for cash and agrees to repurchase the instrument at a particular price and time. While a reverse repurchase agreement is outstanding, the Portfolio will maintain appropriate liquid assets in a segregated custodial account to cover its obligation under the agreement. The Portfolio will enter into reverse repurchase agreements only with parties whose creditworthiness has been found satisfactory by its advisor. These transactions may increase fluctuations in the market value of the Portfolio's assets and may be viewed as a form of leverage.

Securities Lending

     The Board of Trustees has authorized securities lending for the following
Portfolios: Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio and Income Portfolio. These Portfolios may lend securities to parties such as broker-dealers or institutional investors. Securities lending allows the Portfolio to retain ownership of the securities loaned and, at the same time, to earn additional income. Since there may be delays in the recovery of loaned securities, or even a loss of rights in collateral supplied should the borrower fail financially, loans will be made only to parties whose creditworthiness has been reviewed and found satisfactory by the Portfolio's advisor.

     It is the current view of the SEC that the Portfolios may engage in loan transactions only under the following conditions: (1) the Portfolio must receive 100% collateral in the form of cash or cash equivalents (e.g., U.S. Treasury bills or notes) from the borrower; (2) the borrower must increase the collateral whenever the market value of the securities loaned (determined on a daily basis) rises above the value of the collateral; (3) after giving notice, the Portfolio must be able to terminate the loan at any time; (4) the Portfolio must receive reasonable interest on the loan or a flat fee from the borrower, as well as amounts equivalent to any dividends, interest, or other distributions on the securities loaned and to any increase in market value; (5) the Portfolio may pay only reasonable custodian fees in connection with the loan; and (6) the Portfolio must be able to vote proxies on the securities loaned, either by terminating the loan or by entering into an alternative arrangement with the borrower. Cash received through loan transactions may be invested in any security in which the Portfolio is authorized to invest. Investing this cash subjects that investment, as well as the security loaned, to market forces (i.e., capital appreciation or depreciation).

Sovereign Debt Obligations

     Sovereign debt instruments are securities issued or guaranteed by foreign governments or their agencies, including debt of Latin American nations or other developing countries. Sovereign debt may be in the form of conventional securities or other types of debt instruments, such as loans or loan participations. Sovereign debt of developing countries may involve a high degree of risk, and may be in default or present the risk of default. Governmental entities responsible for repayment of the debt may be unable or unwilling to repay principal and interest when due, and may require negotiations or rescheduling of debt payments. In addition, prospects for repayment of principal and interest may depend on political as well as economic factors. Although some sovereign debt, such as Brady Bonds, is collateralized by U.S. government securities, repayment of principal and interest is not guaranteed by the U.S. government.

     The International Equity Selection Portfolio may invest in underlying funds that invest in Sovereign debt obligations.

Special Situations

     The Small-Cap Equity Portfolio may invest in companies experiencing an unusual or possibly non-repetitive development or "special situation." An unusual or possibly non-repetitive development or special situation may involve one or more of the following characteristics:

     . a technological advance or discovery, the offering of a new or unique product or service, or changes in consumer demand or consumption forecasts

     . changes in the competitive outlook or growth potential of an industry or a company within an industry, including changes in the scope or nature of foreign competition or the development of an emerging industry

     . new or changed management, or material changes in management policies or corporate structure

     . significant economic or political occurrences abroad, including changes in foreign or domestic import and tax laws or other regulations o other events, including natural disasters, favorable litigation settlements, or a major change in demographic patterns

Standard & Poor's Depositary Receipts ("SPDRs")

     SPDRs are interests in a unit investment trust ("UIT") that may be obtained from the UIT or purchased in the secondary market as SPDRs are listed on the American Stock Exchange. The UIT will issue SPDRs in aggregations of 50,000 known as "Creation Units" in exchange for a "Portfolio Deposit" consisting of
(a) a portfolio of securities substantially similar to the component securities ("Index Securities") of the S&P 500, (b) a cash payment equal to a pro rata portion of the dividends accrued to the UIT's portfolio securities since the last dividend payment by the UIT, net of expenses and liabilities, and (c) a cash payment or credit ("Balancing Amount") designed to equalize the net asset value of the S&P 500 and the net asset value of a Portfolio Deposit.

     SPDRs are not individually redeemable, except upon termination of the UIT. To redeem, the Portfolio must accumulate enough SPDRs to reconstitute a Creation Unit. The liquidity of small holdings of SPDRs, therefore, will depend upon the existence of a secondary market. Upon redemption of a Creation Unit, the Portfolio will receive Index Securities and cash identical to the Portfolio Deposit required of an investor wishing to purchase a Creation Unit that day.

     The price of SPDRs is derived and based upon the securities held by the UIT. Accordingly, the level of risk involved in the purchase or sale of a SPDR is similar to the risk involved in the purchase or sale of a traditional common stock, with the exception that the pricing mechanism for SPDRs is based on a basket of stocks. Disruptions in the markets for the securities underlying SPDRs purchased or sold by a Portfolio could result in losses on SPDRs. Trading in SPDRs involves risks similar to those risks, described below under "Hedging Strategies" relating to options, involved in the writing of options on securities.

Standby Commitments

     The Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio and Tax-Free Cash Management Portfolio each may invest in standby commitments. These obligations are puts that entitle holders to same day settlement at an exercise price equal to the amortized cost of the underlying security plus accrued interest, if any, at the time of exercise. The Portfolios may acquire standby commitments to enhance the liquidity of portfolio securities when the issuers of the commitments present minimal risk of default.

     Ordinarily a Portfolio will not transfer a standby commitment to a third party, although it could sell the underlying municipal security to a third party at any time. The Portfolios may purchase standby commitments separate from or in conjunction with the purchase of securities subject to such commitments. In the latter case, a Portfolio would pay a higher price for the securities acquired, thus reducing their yield to maturity. Standby commitments will not affect the dollar-weighted average maturity of the Portfolio, or the valuation of the securities underlying the commitments.

     Standby commitments are subject to certain risks, including the ability of issuers of standby commitments to pay for securities at the time the commitments are exercised; the fact that standby commitments are not marketable by the Portfolio and the possibility that the maturities of the underlying securities may be different from those of the commitments.

Swap Agreements

     Swap agreements can be individually negotiated and structured to include exposure to a variety of different types of investments or market factors. Depending on their structure, swap agreements may increase or decrease the Portfolio's exposure to long- or short-term interest rates (in the United States or abroad), foreign currency values, mortgage securities, corporate borrowing rates, or other factors such as security prices or inflation rates. Swap agreements can take many different forms and are known by a variety of names. A Portfolio is not limited to any particular form of swap agreement if its advisor determines it is consistent with the Portfolio's investment objective and policies.

     In a typical cap or floor agreement, one party agrees to make payments only under specified circumstances, usually in return for payment of a fee by the other party. For example, the buyer of an interest rate cap obtains the rights to receive payments to the extent that a specified interest rate exceeds an agreed-upon level, while the seller of an interest rate floor is obligated to make payments to the extent that a specified interest rate falls below an agreed-upon level. An interest rate collar combines elements of buying a cap and selling a floor.

     Swap agreements will tend to shift the Portfolio's investment exposure from one type of investment to another. For example, if the Portfolio agreed to exchange payments in dollars for payments in foreign currency, the swap agreement would tend to decrease the Portfolio's exposure to U.S. interest rates and increase its exposure to foreign currency and interest rates. Caps and floors have an effect similar to buying or writing options. Depending on how they are used, swap agreements may increase or decrease the overall volatility a Portfolio's investments and its share price and yield.

     The most significant factor in the performance of swap agreements is the change in the specific interest rate, currency, or other factors that determine the amounts of payments due to and from a Portfolio. If a swap agreement calls for payments by a Portfolio, the Portfolio must be prepared to make such payments when due. In addition, if the counterparty's creditworthiness declined, the value of a swap agreement would be likely to decline, potentially resulting in losses. The Portfolios expect to be able to reduce their exposure under swap agreements either by assignment or other disposition, or by entering into an offsetting swap agreement with the same party or a similarly creditworthy party.

     The Portfolio will maintain appropriate liquid assets in segregated custodial accounts to cover its current obligations under swap agreements. If a Portfolio enters into a swap agreement on a net basis, it will segregate assets with a daily value at least equal to the excess, if any, of the Portfolio's accrued obligations under the swap agreement over the accrued amount the Portfolio is entitled to receive under the agreement. If a Portfolio enters into a swap agreement on other than a net basis, it will segregate assets with a value equal to the full amount of the Portfolio's accrued obligations under the agreement.

Tender Option Bonds

     The Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio and Tax-Free Cash Management Portfolio may invest in tender option bonds. These bonds are created by coupling an intermediate- or long-term fixed-rate tax-exempt bond (generally held pursuant to a custodial agreement) with a tender agreement that gives the holder the option to tender the bond at its face value. As consideration for providing the tender option, the sponsor (usually a bank, broker-dealer, or other financial institution) receives periodic fees equal to the difference between the bond's fixed coupon rate and the rate (determined by a remarketing or similar agent) that would cause the bond, coupled with the tender option to trade at par on the date of such determination. After payment of the tender option fee, the Portfolio effectively holds a demand obligation that bears interest at the prevailing short-term tax-exempt rate. Subject to applicable regulatory requirements, the Tax-Free Money Market Portfolio and the Pennsylvania Tax-Free Money Market Portfolio may buy tender option bonds if the agreement gives the Portfolio the right to tender the bond to its sponsor no less frequently than once every 397 days. In selecting tender option bonds for a Portfolio, the advisor will, pursuant to procedures established by the Board of Trustees, consider the creditworthiness of the issuer of the underlying bond, the custodian, and the third-party provider of the tender option. In certain instances, a sponsor may terminate a tender option if, for example, the issuer of the underlying bond defaults on interest payments.

Variable or Floating Rate Instruments

     The Money Market Fund Portfolios (other than the U.S. Treasury Money Market Portfolio and U.S. Treasury Cash Management Portfolio) may invest in variable or floating rate instruments that ultimately mature in more than 397 days, if the Portfolio acquires a right to sell the securities that meet certain requirements set forth in Rule 2a-7 under the 1940 Act. Variable rate instruments (including instruments subject to a demand feature) that mature in 397 days or less may be deemed to have maturities equal to the period remaining until the next readjustment of the interest rate. Other variable rate instruments with demand features may be deemed to have a maturity equal to the longer of the period remaining until the next readjustment of the interest rate or the period remaining until the principal amount can be recovered through demand. A floating rate instrument subject to a demand feature may be deemed to have a maturity equal to the period remaining until the principal amount can be recovered through demand.



Variable or Floating Rate Demand Obligations

     The Money Market Fund Portfolios (other than the U.S. Treasury Money Market Portfolio and U.S. Treasury Cash Management Portfolio) may invest in variable or floating rate demand obligations (VRDOs/FRDOs). These obligations are tax-exempt obligations that bear variable or floating interest rates and carry rights that permit holders to demand payment of the unpaid principal balance plus accrued interest from the issuers or certain financial intermediaries. Floating rate obligations have interest rates that change whenever there is a change in a designated base rate while variable rate obligations provide for a specified periodic adjustment in the interest rate. These formulas are designed to result in a market value for the VRDO or FRDO that approximates its par value.


     A demand obligation with a conditional demand feature must have received both a short-term and a long-term high quality rating from a NRSRO or, if unrated, have been determined by the Portfolio's advisor to be of comparable quality pursuant to procedures adopted by the Board of Trustees. A demand obligation with an unconditional demand feature may be acquired solely in reliance upon a short-term high quality rating or, if unrated, upon finding of comparable short-term quality pursuant to procedures adopted by the Board.

     A Portfolio may invest in fixed-rate bonds that are subject to third party puts and in participation interests in such bonds held by a bank in trust or otherwise. These bonds and participation interests have tender options or demand features that permit a Portfolio to tender (or put) the bonds to an institution at periodic intervals of up to one year and to receive the principal amount thereof. A Portfolio considers variable rate obligations structured in this way (participating VRDOs) to be essentially equivalent to other VRDOs that it may purchase. The Internal Revenue Service (the "IRS") has not ruled whether or not the interest on participating VRDOs is tax-exempt and, accordingly, the Portfolios intend to purchase these obligations based on opinions of bond counsel.

     A variable rate instrument that matures in 397 or fewer days may be deemed to have a maturity equal to the period remaining until the next readjustment of the interest rate. A variable rate obligation that matures in more than 397 days but that is subject to a demand feature that is 397 days or fewer may be deemed to have a maturity equal to the longer of the period remaining until the next readjustment of the interest rate or the period remaining until the principal amount can be recovered through demand. A floating rate obligation that is subject to a demand feature may be deemed to have a maturity equal to the period remaining until the principal amount may be recovered through demand. The Money Market Fund Portfolios may purchase a demand obligation with a remaining final maturity in excess of 397 days only if the demand feature can be exercised on no more than 30 days' notice (a) at any time or (b) at specific intervals not exceeding 397 days.

Warrants

     Warrants are securities that give a Portfolio the right to purchase equity securities from an issuer at a specific price (the "strike price") for a limited period of time. The strike price of a warrant is typically much lower than the current market price of the underlying securities, yet a warrant is subject to greater price fluctuations. As a result, warrants may be more volatile investments than the underlying securities and may offer greater potential for capital appreciation as well as capital loss.

     Warrants do not entitle a holder to dividends or voting rights with respect to the underlying securities and do not represent any rights in the assets of the issuing company. Also, the value of the warrant does not necessarily change with the value of the underlying securities and a warrant ceases to have value if it is not exercised prior to the expiration date. These factors can make warrants more speculative than other types of investments.

Hedging Strategies

     Futures Transactions

     A Portfolio may use futures contracts and options on such contracts for bona fide hedging purposes within the meaning of regulations promulgated by the Commodity Futures Trading Commission ("CFTC"). A Portfolio may also establish positions for other purposes provided that the aggregate initial margin and premiums required to establish such positions will not exceed 5% of the liquidation value of the Portfolio after taking into account unrealized profits and unrealized losses on any such instruments.

     Futures Contracts

     When a Portfolio purchases a futures contract, it agrees to purchase a specified underlying instrument at a specified future date. When a Portfolio sells a futures contract, it agrees to sell the underlying instrument at a specified future date. The price at which the purchase and sale will take place is fixed when a Portfolio enters into the contract. Some currently available futures contracts are based on specific securities, such as U.S. Treasury bonds or notes, and some are based on indices of securities prices, such as the S&P
500. A futures contract can be held until its delivery date, or can be closed out prior to its delivery date if a liquid secondary market is available.

     The value of a futures contract tends to increase and decrease in tandem with the value of its underlying instrument. Therefore, purchasing futures contracts will tend to increase a Portfolio's exposure to positive and negative price fluctuations in the underlying instrument, much as if it had purchased the underlying instrument directly. When a Portfolio sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the market. Selling futures contracts, therefore, will tend to offset both positive and negative market price changes, much as if the underlying instrument had been sold.

     Futures Margin Payments

     The purchaser or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the purchaser and seller are required to deposit "initial margin" with a futures broker, known as a futures commission merchant ("FCM"), when the contract is entered into. Initial margin deposits are typically equal to a percentage of the contract's value. If the value of either party's position declines, that party will be required to make additional "variation margin" payments to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. Initial and variation margin payments do not constitute purchasing securities on margin for purposes of a Portfolio's investment limitations. In the event of the bankruptcy of a FCM that holds margin on behalf of a Portfolio, the Portfolio may be entitled to return of margin owed to it only in proportion to the amount received by the FCM's other customers, potentially resulting in losses to the Portfolio.

  Purchasing Put and Call Options Relating to Securities or Futures Contracts

     By purchasing a put option, a Portfolio obtains the right (but not the obligation) to sell the option's underlying instrument at a fixed price (strike price). In return for this right, a Portfolio pays the current market price for the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indices of securities prices, and futures contracts. A Portfolio may terminate its position in a put option it has purchased by allowing it to expire or by exercising the option.
If the option is allowed to expire, the Portfolio will lose the entire premium it paid. If a Portfolio exercises the option, it completes the sale of the underlying instrument at the strike price. A Portfolio may also terminate a put option position by closing it out in the secondary market at its current price, if a liquid secondary market exists.

     The buyer of a typical put option can expect to realize a gain if the price of the underlying security falls substantially. However, if the underlying instrument's price does not fall enough to offset the cost of purchasing the option, a put-buyer can expect to suffer a loss (limited to the amount of the premium paid, plus related transaction costs).

     The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the underlying instrument at the option's strike price. A call-buyer typically attempts to participate in potential price increases of the underlying instrument with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if the price of the underlying instrument does not rise sufficiently to offset the cost of the option.

     Writing Put And Call Options

     When a Portfolio writes a put option, it takes the opposite side of the transaction from the option's purchaser. In return for receipt of the premium, the Portfolio assumes the obligation to pay the strike price for the option's underlying instrument if the other party to the option chooses to exercise it. When writing an option on a futures contract a Portfolio will be required to make margin payments to a FCM as described above for futures contracts. A Portfolio may seek to terminate its position in a put option it writes before exercise by closing out the option in the secondary market at its current price. If the secondary market is not liquid for a put option a Portfolio has written, however, the Portfolio must continue to be prepared to pay the strike price while the option is outstanding, regardless of price changes, and must continue to set aside assets to cover its position.

     If the price of the underlying instrument rises, a put-writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If the price of the underlying instrument remains the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If the price of the underlying instrument falls, the put-writer would expect to suffer a loss. This loss should be less than the loss from purchasing the underlying instrument directly, however, because the premium received for writing the option should mitigate the effects of the decline.

     Writing a call option obligates a Portfolio to sell or deliver the option's underlying instrument, in return for the strike price, upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing a call option is generally a profitable strategy if prices remain the same or fall. Through receipt of the option premium, a call-writer mitigates the effects of a price decline. At the same time, because a call-writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call-writer gives up some ability to participate in security price increases.

     Combined Positions

     A Portfolio may purchase and write options in combination with each other, or in combination with futures contracts or forward contracts, to adjust the risk and return characteristics of the overall position. For example, a Portfolio may purchase a put option and write a call option on the same underlying instrument, in order to construct a combined position whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower strike price, in order to reduce the risk of the written call option in the event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

     Correlation of Price Changes

     Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized contracts available will not match a Portfolio's current or anticipated investments exactly. A Portfolio may invest in options and futures contracts based on securities with different issuers, maturities, or other characteristics than those of the securities in which it typically invests - for example, by hedging intermediate-term securities with a futures contract on an index of long-term bond prices, or by hedging stock holdings with a futures contract on a broad-based stock index such as the S&P 500 - which involves a risk that the options or futures position will not track the performance of the Portfolio's other investments.

     Options and futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the Portfolio's investments well. Options and futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect the price of the underlying security the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in the trading of options, futures and securities, or from imposition of daily price fluctuation limits or trading halts. A Portfolio may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in a Portfolio's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or may result in losses that are not offset by gains in other investments.

     Liquidity of Options and Futures Contracts

     There is no assurance that a liquid secondary market will exist for any particular options or futures contract at any particular time. Options may have relatively-low trading volume and liquidity if their strike prices are not close to the underlying instrument's current price. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts, and may halt trading if the price of an option or futures contract moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is imposed, it may be impossible for a Portfolio to enter into new positions or close out existing positions. If the secondary market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and potentially could require a Portfolio to continue to hold a position until delivery or expiration regardless of changes in its value. As a result, the Portfolio's access to other assets held to cover its options or futures positions could also be impaired.

     OTC Options

     Unlike exchange-traded options, which are standardized with respect to the underlying instrument, expiration date, contract size and strike price, the terms of over-the-counter ("OTC") options (options not traded on exchanges) generally are established through negotiation with the other party to the option. While this type of arrangement allows a Portfolio greater flexibility to tailor an option to its needs, OTC options generally involve greater credit risk than exchange-traded options, which are guaranteed by the clearing organization of the exchanges upon which they are traded.

     Options and Futures Contracts Relating to Foreign Currencies

     Currency futures contracts are similar to forward currency exchange contracts, except that they are traded on exchanges (and have margin requirements) and are standardized as to contract size and delivery date. Most currency futures contracts call for payment or delivery in U.S. dollars. The underlying instrument of a currency option may be a foreign currency, which generally is purchased or delivered in exchange for U.S. dollars, or may be a futures contract. The purchaser of a currency call option obtains the right to purchase the underlying currency, and the purchaser of a currency put option obtains the right to sell the underlying currency.

     The uses and risks of currency options and futures contracts are similar to options and futures contracts relating to securities or securities indices, as discussed above. A Portfolio may purchase and sell currency futures and may purchase and write currency options to increase or decrease its exposure to different foreign currencies. A Portfolio may also purchase and write currency options in conjunction with each other or with currency futures or forward contracts. Currency futures and option values can be expected to correlate with exchange rates, but may not reflect other factors that affect the value of the Portfolio's investments. A currency hedge, for example, should protect a yen-denominated security from a decline in the yen, but will not protect the Portfolio against a price decline resulting from deterioration in the issuer's creditworthiness. Because the value of the Portfolio's foreign-denominated investments changes in response to many factors other than exchange rates, it may not be possible to match exactly the amount of currency options and futures held by the Portfolio to the value of its investments over time.

     Asset Coverage For Futures and Options Positions

     The Portfolios will comply with guidelines established by the SEC with respect to coverage of options and futures strategies by mutual funds, and if the guidelines so require, will set aside appropriate liquid assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures or option position is outstanding, unless they are replaced with other appropriate liquid assets. As a result, there is a possibility that segregation of a large percentage of a Portfolio's assets could impede portfolio management or the Portfolio's ability to meet redemption requests or other current obligations.

     Short Sales

     A Portfolio may enter into short sales with respect to securities it owns, or with respect to stocks underlying its convertible bond holdings (short sales "against the box"). For example, if the Portfolio's advisor anticipates a decline in the price of the stock underlying a convertible security it holds, the Portfolio may sell the stock short. If the stock price substantially declines, the proceeds of the short sale could be expected to offset all or a portion of the effect of the stock's decline on the value of the convertible security.

     When a Portfolio enters into a short sale against the box, it will be required to set aside securities equivalent in kind and amount to those sold short (or securities convertible or exchangeable into such securities) and will be required to continue to hold them while the short sale is outstanding. A Portfolio will incur transaction costs, including interest expense, in connection with opening, maintaining and closing short sales against the box.

Health Care Industry

     The health care industry is subject to regulatory action by a number of private and governmental agencies, including Federal, state, and local governmental agencies. A major source of revenues for the health care industry is payments from Medicare and Medicaid programs. As a result, the industry is sensitive to legislative changes and reductions in governmental spending for such programs. Numerous other factors may affect the industry, such as general and local economic conditions; demands for services; expenses (including malpractice insurance premiums); and competition among health care providers.
In the future, the following elements may adversely affect health care facility operations: adoption of legislation proposing a national health insurance program; medical and technological advances that dramatically alter the need for health services or the way in which such services are delivered; and efforts by employers, insurers, and governmental agencies to reduce the costs of health insurance and health care services.

Transportation

     Transportation debt may be issued to finance the construction of airports, toll roads, and highways. Airport bonds are dependent on the general stability of the airline industry and stability of a specific carrier which uses the airport as a hub. Air traffic generally follows broader economic trends and is also affected by the price and availability of fuel. Toll-road bonds are also affected by the cost and availability of fuel as well as toll levels, the presence of competing roads and the general economic health of an area. Fuel costs and availability also affect other transportation-related services, as do the presence of alternate forms of transportation, such as public transportation.

                            SPECIAL CONSIDERATIONS

     The following information as to certain Maryland and Pennsylvania risk factors has been provided in view of the policy of the Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Money Market Portfolio and Pennsylvania Tax-Free Portfolio of concentrating in Maryland and Pennsylvania municipal securities, respectively. This information constitutes only a brief summary, does not purport to be a complete description of risk factors and is principally drawn from official statements relating to securities offerings of the State of Maryland and the Commonwealth of Pennsylvania that were available as of the date of this Statement of Additional Information.

Maryland Tax-Free Portfolio

     According to 1990 Census reports, Maryland's population in that year was 4,780,800, reflecting an increase of 13.4% from the 1980 Census. Maryland's population in 1998 was 5,134,808. Maryland's population is concentrated in urban areas: the eleven counties and Baltimore City located in the Baltimore-Washington Corridor contain 50.4% of the State's land area and 87.2% of its population. The estimated 1990 population for the Baltimore Primary Metropolitan Statistical Area was 2,382,172 and for the Maryland portion of the Washington Primary Metropolitan Statistical Area, 1,788,314. Overall, Maryland's population per square mile in 1990 was 489.1.

     Per capita personal income in Maryland, which had grown at rates no lower than 6.4% for the period from 1972 to 1989, grew at a rate of 4.7% in 1990 and only 1.7% in 1991. Subsequently, per capita personal income has grown at annual rates of between 2.9% and 5.0% in each of the years 1992 through 1997. Unemployment in Maryland peaked in 1992 at 6.7% in 1992, before dropping to 6.2% in 1993. The unemployment rate in Maryland has been between 5.1% and 4.5% in each of the years 1994 through 1998. In April 1999, the Maryland unemployment rate was 3.4%.

     Since 1991, retail sales in Maryland have grown in each year. Most recently, retail sales in Maryland have grown at annual rates of 2.9% in 1996, 4.7% in 1997 and 3.1% in 1998.

     Services (including mining), wholesale and retail trade, government and manufacturing (primarily printing and publishing, food and kindred products, instruments and related products, industrial machinery, electronic equipment and chemical and allied products) are the leading areas of employment in the State of Maryland. In contrast to the nation as a whole, more people in Maryland are employed in services than in manufacturing (33.3% versus 7.8% in 1997).

     In April 1998, the General Assembly approved a $16.6 billion fiscal year 1999 budget. This budget includes, among other things, (i) sufficient funds to meet all specific statutory funding requirements; (ii) sufficient funds to meet the actuarial recommended contributions for the State's seven retirement systems, determined on a basis consistent with prior years' practice; (iii) sufficient general funds to enable the State to maintain the State property tax rate at $.21 per $100 of assessed valuation; (iv) $3.3 billion in aid to local governments (reflecting a $169.1 million increase over fiscal year 1998); and
(v) $75.5 million in general fund deficiency appropriations, which include $25 million for computer programming modifications to address the "year 2000" problem. The fiscal year 1999 budget also incorporates the first full year of a five-year phase-in of the 10% reduction in personal income taxes, accelerated by legislation enacted by the 1998 General Assembly, estimated to result in a reduction of revenues of approximately $300 million in fiscal year 1999. Legislation was also enacted making the State's existing earned income tax credit refundable, with an estimated reduction in fiscal 1999 revenues of $17.5 million. The reduction in fiscal 1999 revenues resulting from the reductions in income taxes enacted by the 1998 General Assembly will be mitigated by a transfer of $185.2 million to the General Fund from the Revenue Stabilization Account of the State Reserve Fund. The 1999 budget includes $50 million for the funding to Baltimore City Public Schools related to a consent decree and $61.5 million to provide funding for a statewide public education proposal targeted primarily to at-risk students. The 1999 budget also includes $76 million ($29 million in general funds and $47 million in federal funds) to provide medical coverage to low income children and pregnant women currently without coverage.

     The State's fiscal year 1999 capital budget is to be funded with $430 million general obligation bonds (net of $13 million of prior year authorizations to be deauthorized), $156.7 million general funds appropriated in the operating budget, $1,244.5 million in special and federal funds (of which $572 million is appropriated to the Department of Transportation) and $46.5 million in revenue bonds. In the fiscal year 1999 general obligation bond program, $21.8 million is reserved as an allotment for legislative initiatives, private hospitals and independent colleges and universities.

     Based on the 1999 budget, the State estimates that the General Fund surplus on a budgetary basis at June 30, 1999 will approximately $249.5 million, in addition to which the State projects that there will be $635.8 million in the Revenue Stabilization Account of the State Reserve Fund.

     In April 1999, the General Assembly approved a $17.6 billion fiscal year 2000 budget. This budget includes, among other things, (i) sufficient funds to meet all specific statutory funding requirements; (ii) sufficient funds to meet the actuarial recommended contributions for

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the State's seven retirement systems, determined on a basis consistent with prior years' practice; and (iii) sufficient general funds to enable the State to maintain the State property tax rate at $.21 per $100 of assessed valuation. The fiscal year 2000 budget also contains funds needed to continue management and correction of the State's "year 2000" problem. Legislation was passed creating the Cigarette Restitution Fund designed to utilize payments to the State under the November 1998 settlement between the State and the tobacco industry. It is estimated that the General Fund balance on a budgetary basis at June 30, 2001, will be approximately $12.7 million. In addition, the balance in the Revenue Stabilization Fund of the State Reserve Fund is estimated to be $578.3 million at June 30, 2001.

     The State of Maryland and its various political subdivisions issue a number of different kinds of municipal obligations, including general obligation bonds supported by tax collections, revenue bonds payable from certain identified tax levies or revenue streams, conduit revenue bonds payable from the repayment of certain loans to authorized entities such as hospitals and universities, and certificates of participation in tax-exempt municipal leases.

     The State of Maryland issues general obligation bonds, which are payable from ad valorem property taxes. The State Constitution prohibits the contracting of State debt unless the debt is authorized by law levying an annual tax or taxes sufficient to pay the debt service within 15 years and prohibiting the repeal of the tax or taxes or their use for another purpose until the debt has been paid. The State also enters into lease-purchase agreements, in which participation interests are often sold publicly as individual securities.

     As of March 1999, the State's general obligation bonds were rated "Aaa" by Moody's, "AAA" by S&P, and "AAA" by Fitch IBCA ("Fitch").

     The Maryland Department of Transportation issues Consolidated Transportation Bonds, which are payable out of specific excise taxes, motor vehicle taxes, and corporate income taxes, and from the general revenues of the Department. Issued to finance highway, port, transit, rail or aviation facilities, these bonds are rated "Aa" by Moody's, "AA" by S&P, and "AA" by Fitch. The Maryland Transportation Authority, a unit of the Department, issues its own revenue bonds for transportation facilities, which are payable from certain highway, bridge and tunnel tolls. These bonds are rated "A+" by S&P.

     Other State agencies which issue municipal obligations include the Maryland Stadium Authority, which has issued bonds payable from sports facility and other lease revenues and certain lottery revenues and convention center lease revenue bonds; the Maryland Water Quality Financing Administration, which issues bonds to provide loans to local governments or private entities for wastewater control and drinking water projects; the Community Development Administration of the Department of Housing and Community Development, which issues mortgage revenue bonds for housing; the Maryland Environmental Service, which issues bonds secured by the revenues from its various water supply, wastewater treatment and waste management projects; and the various public institutions of higher education in Maryland (which include the University System of Maryland, Morgan State University and St. Mary's College of

Maryland) which issue their own revenue bonds. None of these bonds constitute debts or pledges of the full faith and credit of the State of Maryland. The issuers of these obligations are subject to various economic risks and uncertainties, and the credit quality of the securities issued by them may vary considerably from the quality of obligations backed by the full faith and credit of the State.

     In addition, the Maryland Health and Higher Educational Facilities Authority, the Maryland Industrial Development Financing Authority, the Northeast Maryland Waste Disposal Authority, the Maryland Economic Development Corporation and the Maryland Energy Financing Administration issue conduit revenue bonds, the proceeds of which are lent to borrowers eligible under relevant state and federal law. Conduit revenue bonds of these issuers are payable solely from the loan payments made by borrowers and other financing participants, and their credit quality varies with the financial strengths of these entities.

     Maryland has 24 geographical subdivisions, composed of 23 counties plus the independent City of Baltimore, which functions much like a county. Some of the counties and the City of Baltimore operate pursuant to the provisions of codes of their own adoption, while others operate pursuant to State-approved charters and State statutes.

     Maryland counties and municipalities and the City of Baltimore receive most of their revenues from ad valorem taxes on real and personal property, individual income taxes, transfer taxes, miscellaneous taxes and aid from the State. Their expenditures include public safety, public works, health, public welfare, court and correctional services, education, and general governmental costs.

     The economic factors affecting the State, as discussed above, also have affected the counties, municipalities and the City of Baltimore. In addition, reductions in State aid caused by State budget deficits have caused the local governments to trim expenditures and, in some cases, raise taxes.

     According to recent available ratings, general obligation bonds of Montgomery County (abutting Washington, D.C.) are rated "Aaa" by Moody's and "AAA" by S&P. Prince George's County, also in the Washington, D.C. suburbs, issues general obligation bonds rated "Aa3" by Moody's and "AA-" by S&P, while Baltimore County, a separate political subdivision surrounding the City of Baltimore, issues general obligation bonds rated "Aaa" by Moody's and "AAA" by S&P and Anne Arundel County issues general obligation bonds which are rated "AA+" by both Fitch and S&P and "Aa2" by Moody's. The City of Baltimore's general obligation bonds are rated "A1" by Moody's and "A" by S&P. The other counties in Maryland all have general obligation bond ratings of "A" or better, except for Allegany County and Garrett County, the bonds of which are rated "Baa2" and "Baa3", respectively, by Moody's and Kent County and Somerset County which are not rated. The Washington Suburban Sanitary District, a bi-county agency providing water and sewerage services in Montgomery and Prince George's counties, issues general obligation bonds rated "Aa1" by Moody's and "AA" by S&P. Additionally, some of the large municipal corporations in Maryland (such as the cities of

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Rockville, Annapolis and Frederick) have issued general obligation bonds. There can be no assurance that these ratings will continue.

     Many of Maryland's counties and the City of Baltimore have established subsidiary agencies with bond issuing powers, such as housing authorities, parking revenue authorities, and industrial development authorities. In addition, all Maryland municipalities have the authority under State law to issue conduit revenue bonds. These entities are subject to various economic risks and uncertainties and the credit quality of the securities issued by them may vary considerably from the credit quality of obligations backed by the full the faith and credit of the State.


Pennsylvania Tax-Free Money Market Portfolio and Pennsylvania Tax-free
Portfolio

     General

     Pennsylvania has historically been dependent on heavy industry, although declines over the past thirty years in the coal, steel and railroad industries have led to diversification of the Commonwealth's economy. Recent sources of economic growth in Pennsylvania are in the service sector, including trade, medical and health services, education and financial institutions. Agriculture continues to be an important component of the Commonwealth's economic structure, with nearly one-third of the Commonwealth's total land area devoted to cropland, pasture and farm woodlands.

     In 1998, the population of Pennsylvania was 12.0 million people. According to the U.S. Department of Commerce, Bureau of the Census, Pennsylvania's population experienced a slight increase from the 1989 estimate of 11.87 million. Pennsylvania has a high proportion of persons 65 years of age or older. The Commonwealth is highly urbanized, with 79% of the 1990 census population residing in metropolitan statistical areas. The cities of Philadelphia and Pittsburgh, the Commonwealth's largest metropolitan statistical areas, together comprise approximately 44% of the Commonwealth's total population.

     Pennsylvania's average annual unemployment rate remained below the national average between 1986 and 1990. Slower economic growth caused the rate to rise to 6.9% in 1991 and 7.5% in 1992. The resumption of faster economic growth resulted in a decrease in the Commonwealth's unemployment rate to 7.1% in 1993. In 1994 and 1995, Pennsylvania's annual average unemployment rate was below the overall rate in the Mid-Atlantic region, but slightly higher than in the United States as a whole. Seasonally adjusted data for March 1999, the most recent month for which data is available, shows an unemployment rate of 4.4%, which is the same rate for the United States.

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

     Financial Accounting

     Pennsylvania utilizes the fund method of accounting and over 150 funds have been established for the purpose of recording receipts and disbursements, of which the General Fund is the largest. Most operating and administrative expenses are payable from the General Fund. The Motor License Fund is a special revenue fund that receives tax and fee revenues relating to motor fuels and vehicles (except one-half cent per gallon of the liquid fuels tax which is deposited in the Liquid Fuels Tax Fund for distribution to local municipalities) and all such revenues are required to be used for highway purposes. Other special revenue funds have been established to receive specified revenues appropriated to specific departments, boards, and/or commissions. These funds include the Game, Fish, Boat, Banking Department, Milk Marketing, State Farm Products Show, State Racing and State Lottery Funds. The General Fund, all special revenue funds, the Debt Service Funds and the Capital Project Funds combine to form the Governmental Fund Types.

     Enterprise funds are maintained for departments or programs operated like private enterprises. The largest of the Enterprise funds is the State Stores Fund, which is used for the receipts and disbursements of the Commonwealth's liquor store system. Sale and distribution of all liquor within Pennsylvania is a government enterprise.

     Financial information for the funds is maintained on a budgetary basis of accounting ("Budgetary"). Since 1984, the Commonwealth has also prepared financial statements in accordance with generally accepted accounting principles ("GAAP"). The GAAP statements have been audited jointly by the Auditor General of the Commonwealth and an independent public accounting firm. The Budgetary information is adjusted at fiscal year end to reflect appropriate accruals for financial reporting in conformity with GAAP. The Commonwealth maintains a June 30th fiscal year end.

     The Constitution of Pennsylvania provides that operating budget appropriations may not exceed the actual and estimated revenues and available surplus in the fiscal year for which funds are appropriated. Annual budgets are enacted for the General Fund and for certain special revenue funds which represent the majority of expenditures of the Commonwealth.

     Revenues and Expenditures

     Pennsylvania's Governmental Fund Types receive over 57% of their revenues from taxes levied by the Commonwealth. Interest earnings, licenses and fees, lottery ticket sales, liquor store profits, miscellaneous revenues, augmentations and federal government grants supply the balance of the receipts of these funds. Revenues not required to be deposited in another fund are deposited in the General Fund. The major tax sources for the General Fund are the 6% sales and use tax (33.9% of General Fund revenues in fiscal 1998), the 2.8%

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personal income tax (34.4% of General Fund revenues in fiscal 1998) and the
9.99% corporate net income tax (9.4% of General Fund revenues in fiscal 1998). Tax and fee proceeds relating to motor fuels and vehicles are constitutionally dedicated to highway purposes and are deposited into the Motor License Fund. The major sources of revenue for the Motor License Fund include the liquid fuels tax, the oil company franchise tax, aviation taxes and revenues from fees levied on heavy trucks. These revenues are restricted to the repair and construction of highway bridges and aviation programs. Lottery ticket sales revenues are deposited in the State Lottery Fund and are reserved by statute for programs to benefit senior citizens.

     Pennsylvania's major expenditures include funding for education ($7.5 billion of fiscal 1998 expenditures, the projected $7.85 billion of the fiscal 1999 budget and the proposed almost $8.05 billion of the fiscal 2000 budget) and public health and human services ($13.5 billion of fiscal 1998 expenditures, the projected $15.1 billion of the fiscal 1999 budget and the proposed increase of the fiscal 2000 $15.2 billion budget).

     Governmental Fund Types: Financial Condition/results of Operations (GAAP BASIS)

     Assets in the Commonwealth's governmental fund types rose during fiscal 1998 by 16.1 percent to $7,635.6 million. Liabilities for the governmental fund types during fiscal 1998 increased by 4.6 percent to $3,843.8 million. A larger gain in assets than in liabilities during fiscal 1998 for governmental fund types produced a 30.7 percent increase in equity and other credits at June 30, 1998. Equity and other credits at the end of fiscal 1998 totaled $3,791.8 million, up from $2,900.9 million at the end of fiscal 1997. The five-year period ending with fiscal 1998 was a time of economic growth with modest growth rates at the beginning of the period and faster increased during the most recent years. Throughout the period inflation has remained relatively low, helping to restrain expenditure growth. Favorable economic conditions have helped total revenues and other sources rise at an annual average 4.2 percent rate during the five-year period. The growth rate for taxes of 4.3 percent almost matched the total revenue rate. License and fee revenues expanded at a 7.9 percent rate, largely because of various motor vehicle fees effective for fiscal 1998. Other revenues, mostly charges for sales and services and investment income, increased an average 17.6 percent during the period. Expenditure and other uses during the fiscal 1994 through fiscal 1998 period rose at a 3.8 percent average rate, led by a 10.2 percent average increase for protection of person and property costs. Though still high, the growth rate for this program is declining as the increased costs to acquire, staff and operate expanded prison facilities becomes part of the expenditure base. Public health and welfare programs, the largest single category of expenditures, have experienced a 5.5 percent average growth rate for expenditure, slightly above the average for total expenditures. A departmental restructuring in fiscal 1996 resulted in a re-categorization of expenditures from conservation of natural resources to other categories and is responsible for the decline of expenditures in that category beginning in fiscal 1996.

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

     General Fund: Financial Conditions/results of Operations

     Five-year Overview (GAAP BASIS)

     For the five-year period from fiscal 1994 through fiscal 1998, total revenues and other sources rose at a 5.0% average annual rate while total expenditures and other uses grew by 5.0% annually. Tax revenues from this same period increased by an average of 4.2% per year. The largest rate of growth for any single revenue source during this period came from intergovernmental revenues, which increased by 6.7% per year. As indicated above, this growth was largely due to an accounting change that made food stamp coupon revenue from the Federal government an item of intergovernmental revenue to the Commonwealth.

     Expenditures and other uses rose at a slightly higher percentage than revenues during the period from fiscal 1994 through fiscal 1998, at a rate of 5.0% per year. Program costs for protection of persons and property increased at an average rate of 11.8% per year, due to the high amounts expended to acquire, staff and operate expanded prison facilities for Pennsylvania's increased inmate population. Public health and welfare costs increased at an average annual rate of 5.8% during this period, the second-highest rate of percentage increase among Commonwealth programs. The amount and growth of these costs has been restrained by efforts to control costs for various social programs and by generally favorable economic conditions throughout the Commonwealth.

     The fund balance at June 30, 1998 totaled $1,958.9 million, an increase of $594 million over the $1,364.9 million balance at June 30, 1997. The fund balance has a $1,144 million unreserved-designated component, of which almost one-half is represented by the Tax Stabilization Reserve Fund. The increase in the fund balance at June 30, 1998 also includes a return of an unreserved-undesignated balance, of $497.6 million is the largest balance recorded since fiscal 1984.

     Fiscal 1994 Budget (GAAP BASIS)

     The fund balance of the General Fund increased by $194.0 million due largely to an increased reserve for encumbrances and an increase in other designated funds. The fund balance for June 30, 1994 was restated for the fiscal 1995 financial statements. That restatement totals $116.7 million to recognize previously unreported revenues and expenditures for fiscal 1994. The fund balance for June 30, 1994, as restated, was $776.5 million and the unreserved-undesignated balance totaled $79.1 million. A continuing recovery of the Commonwealth's financial condition from the effects of the national economic recession of 1990 and 1991 is demonstrated by this increase in the balance and a return to a positive unreserved-undesignated balance. For the third consecutive fiscal year the increase in the

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

unreserved-undesignated balance exceeded the increase recorded in the budgetary basis unappropriated surplus during the fiscal year.

     Fiscal 1995 Budget (GAAP BASIS)

     Revenues and other sources totaled $23,771.6 million, an increase of $1,135.0 million (0.5%) over the prior fiscal year. The largest increase was $817.9 million in taxes which represents a 5.6% increase over taxes in the prior fiscal year. Expenditures and other uses rose by $1,364.1 million to $23,821.4 million, an increase over the prior fiscal year of 6.1%. Consequently, an operating deficit of $49.8 million was recorded for the fiscal year and led to a fund balance decline to $688.3 million at June 30, 1995. Two items predominately contributed to the fund balance decline. First, a more comprehensive procedure was used for fiscal 1995 to compute the liabilities for certain public welfare programs leading to an increase for the year-end accruals. Second, a change to the methodology to calculate the year-end accrual for corporate tax payables increased the tax refund liability by $72 million for the 1995 fiscal year when compared to the previous fiscal year.

     Fiscal 1996 Budget (GAAP BASIS)

     Revenues and other sources totaled $25,850.3 million, an 8.0% increase from the previous fiscal year. The fund balance for fiscal 1996 was drawn down $53.1 million from the balance at the end of fiscal 1995 to $635.2 million. Expenditures and other uses exceeded revenues and other sources by $28.0 million. Consequently, the unreserved fund balance declined by $61.1 million, reducing the balance to $381.8 million at the end of fiscal 1996. Total revenues and other sources increased by 8.7%, led by a 24.2% increase in intergovernmental revenues due to the aforementioned accounting change to count Federal food-stamp coupon revenue as income to the Commonwealth. Expenditures and other uses increased by 8.6% for the fiscal year, including a 24.8% increase for protection of persons and property program costs due to higher correctional program costs and re-categorization of expenditures. Costs for the conservation of natural resources programs declined as a result of the abolishment of one department, the creation of new departments in its place and the re-classification of expenditures for natural resources programs of several organizations and/or appropriations. The consolidated programs were absorbed within existing organizations. Savings of $5.2 million are anticipated to result from these consolidations and eliminations.

     Fiscal 1997 Budget (GAAP BASIS)

     Assets for fiscal 1997 increased $563.4 million and liabilities declined $166.3 million to produce a $729.7 million increase in the fund balance at June 30, 1997. The fund balance increase during fiscal 1997 has brought a restoration of an undesignated-unreserved balance, which totaled $187.3 million in fiscal 1997. Total revenues and other sources rose 3.5% for

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fiscal 1997. An increase of 5.5% in tax revenue from an improving state economy was partially offset by a $175.2 million decline in intergovernmental revenues. Expenditures and other uses increased by 1.0% for the fiscal year led, again, by costs associated with the program for the protection of persons and property. These prison construction- and staffing-related costs increased by 4.7% in fiscal 1997, well below the average 17.1% annual increase that occurred over the four previous fiscal years. General government program costs for fiscal 1997 declined by 14.3% from fiscal 1996, largely due to a reduction in estimated expenditures for maintaining Pennsylvania's self-insured worker's compensation program.

     Fiscal 1998 Budget (GAAP Basis)

     GAAP Basis: For fiscal 1998, general fund (including the tax stabilization reserve fund) assets increased $705.1 million and liabilities rose by $111.1 million during the fiscal year. These changes contributed to a $310.3 million rise in the undesignated-unreserved balance for June 30, 1998 to $497.6 million, the highest level achieved since audited GAAP reporting was instituted in 1984 for the Commonwealth. Fiscal 1998 total revenues and other sources rose 4.3 percent led by an 11.1 percent increase in other revenues, largely charges for sales and services and investment income. Tax revenues rose 4.2 percent.

     Expenditures and other uses during fiscal 1998 rose by 4.5 percent. Program areas with the largest percentage increase for the fiscal year were economic development and assistance (21.3 percent), transportation (19.3 percent) and general government (14.3 percent). A drop in general government expenditures for fiscal 1997 exaggerates the increase for fiscal 1998.

     Adopted Fiscal 1999 Budget (Budgetary Basis)

     The budget for fiscal 1999 was enacted in April 1998 at which time the official revenue estimate for the 1999 fiscal year was established at $18,456.6 million. Enactment of tax legislation in November 198 reduced estimated revenues by a net $2.4 million. Only Commonwealth funds are included in the official revenue estimate. The official revenue estimate is based on an economic forecast for national gross domestic product, on a year-to-year basis, to slow from an estimated annualized 3.9 percent rate in the fourth quarter of 1997 to a projected 1.8 percent annualized growth rate by the second quarter of 1999. The forecast of slowing economic activity is based on the expectation that consumers will reduce their pace of spending, particularly on motor vehicles, housing and other durable goods. Business is also expected to trim its spending on fixed investments. Foreign demand for domestic goods is expected to decline in reaction to economic difficulties in Asia and Latin America, while an economic recovery in Europe is expected to proceed slowly. The underlying growth rate, excluding any effect of scheduled or proposed tax changes, for the General Fund fiscal 1999 official revenue estimate is 3.0 percent over actual fiscal 1998 revenues. When adjusted to include the estimated effect of enacted tax changes, fiscal 1999 Commonwealth revenues are projected to increase by 1.6 percent over actual Commonwealth revenues for fiscal 1998.

     Tax reductions enacted with the 1999 fiscal year budget totaled an estimated $241.0 million for fiscal 1999. The major components of the enacted tax reductions and their estimated fiscal 1999 cost are: (i) reduce the capital stock and franchise tax rate from 12.75 mills to 11.99 mills ($72.5 million);
(ii) increase the eligibility income limit for qualification for personal income tax forgiveness ($57.1 million); (iii) eliminate personal income tax on gains from the sale of an individual's residence ($30.0 million); (iv) extend the time period from three to ten years over which net operating loss deductions may be taken for the corporate net income tax ($17.8); (v) expand various sales tax exemption ($40.4 million); and (vi) reduce various other miscellaneous items ($23.2 million). The major tax changes were enacted with January 1, 1998 effective dates. Consequently, the cost of these changes during fiscal 1999 may be above the expected annualized cost of the changes.


     Appropriations enacted for fiscal 1999 when the budget was adopted in April 1998 were 4.1 percent ($713.2 million) above the appropriations enacted for fiscal 1998 (including supplemental appropriations). Major increase in expenditures budgeted for fiscal 1999 at that time included: (i) $249.5 million in direct support of local school district education costs (local school districts will also benefit from an estimated $104 million of reduced contributions by school districts to their worker's retirement costs from a reduced employer contribution rate); (ii) $60.4 million for higher education, including scholarship grants; (iii) $56.5 million to fund the correctional system, including $21.0 million to operate a new correctional facility; (iv) $121.1 million for long-term care medical assistance costs; (v) $14.4 million for technology and Year 2000 investments; (vi) $55.9 million to fund the first year's cost of a July 1, 1998 annuitant cost of living increase for state and school district employees; and (v) $20 million to replace bond funding for equipment loans for volunteer fire and rescue companies. The balance of the increase is spread over many departments and program operations. In May 1999, along with the adoption of the fiscal 2000 budget, supplemental fiscal 1999 appropriations totaling $357.8 million were enacted. Of this amount, $200 million was appropriated for general obligations debt service that will be available for possible use to retire outstanding debt; $59.0 million to accrue the fourth quarterly Commonwealth contribution to the School Employees' Retirement System; and $90.0 million is proposed for the Public Welfare department to pay additional medical assistance costs anticipated to occur in the current fiscal year. With these additional amounts, total appropriation for fiscal 1998 represent a 6.2 percent increase over fiscal 1998 appropriations.
An anticipated $180 million of appropriation lapses and anticipated additional revenues provide the funding for the additional appropriations. Appropriation lapses in fiscal 1998 and 1997 were $161.8 million and $200.6 million, respectively.

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

     Reserves for tax refunds for fiscal 1999 total $631.0 million, a $26.2 million increase over the budget as enacted. This amount includes $33.1 million of tax refunds anticipated from the enacted fiscal 1999 tax changes and included in the estimated cost of those changes. Reserves for tax refunds for fiscal 1999 are $279.0 million below the reserve established for fiscal 1998. The fiscal 1998 amount includes a one-time addition intended to fund all fiscal 1998 tax refund liabilities, including that portion to be paid during fiscal 1999. Without the necessity to pay fiscal 1998 tax refund liabilities from fiscal 1999 reserves, the fiscal 1999 reserve need only be in an amount equal to the estimated fiscal 1999 estimate for tax refund liabilities.

     Current revenue estimates for fiscal 1999 anticipated $722 million of receipts above the official estimate used in the enactment of the fiscal 1999 budget. As of the fiscal year through April 1999, revenues are $547 million over the official estimate, principally due to receipts from the sales tax and the personal income tax. The higher revenues, if maintained during the remainder of the fiscal year, will more than offset the planned draw down of the $265.4 million beginning unappropriated balance. Using the most recent fiscal 1999 estimates for revenues and expenditures, the fiscal year-end unappropriated surplus is projected to rise by $364.3 million to $629.7 million, before transfers to the Tax Stabilization Reserve Fund. The transfer to the Tax Stabilization Reserve Fund for fiscal 1999 is currently estimated at $244.5 million, including a $150 million one-time transfer authorized by the general assembly in May 1999. With this transfer, the Tax Stabilization Reserve Fund will total approximately $932 million and represent 4.9% of General Fund revenues.

     Fiscal 2000 Budget (Budgetary Basis)

     The General Fund budget for the 1999-2000 fiscal year was approved by the General Assembly in May 1999. The adopted budget includes estimated spending of $19,103.8 million and estimated revenues (net of estimated tax refunds and enacted tax changes) of $18,718.5 million. Funds to cover the $342.1 million difference between estimated revenues and projected spending will be obtained from a draw down of the projected fiscal 1999 year-end balance. The level of proposed spending represents an increase of 3.8 percent over the revised spending authorized for fiscal 1999 of $18,360.3 million. Enacted tax changes effective for fiscal 2000 total a net reduction of $380.2 million for the General Fund.

     The estimate of Commonwealth revenues for fiscal 1999 is based on an economic forecast for real gross domestic product to grow at a 1.4 percent rate from the second quarter of 1999 to the second quarter of 2000. Growth of real gross domestic product is expected to be restrained by a slowing of the rate of consumer spending to a level consistent with personal income gains and by smaller gains in business investment in response to falling capacity utilization and profits. Slowing economic growth is expected to cause the unemployment rate to rise through the fiscal year but inflation is expected to remain quite moderate. Trends for

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

the Pennsylvania economy are expected to maintain their close association with national economic trends. Personal income growth is anticipated to remain slightly below that of the U.S. while the Pennsylvania unemployment rate is anticipated to be very close to the national rate.

     Commonwealth Debt

     Current constitutional provisions permit Pennsylvania to issue the following types of debt: (i) debt to suppress insurrection or rehabilitate areas affected by disaster, (ii) electorate approved debt, (iii) debt for capital projects subject to an aggregate debt limit of 1.75 times the annual average tax revenues of the preceding five fiscal years, and (iv) tax anticipation notes payable in the fiscal year of issuance. All debt except tax anticipation notes must be amortized in substantial and regular amounts.

     General obligation debt totaled $4,724.5 million at June 30, 1998, a decrease of $70.6 million from June 30, 1997. Over the 10-year period ended June 30, 1998, total outstanding general obligation debt increased at an annual rate of 0.1%. For the most recent five years, total outstanding general obligation debt decreased at an annual rate of 1.3%. All outstanding general obligation bonds of the Commonwealth are rated AA by S & P's, Aa3 by Moody's and AA by Fitch. The ratings reflect only the views of the rating agencies.

     Pennsylvania engages in short-term borrowing to fund expenses within a fiscal year through the sale of tax anticipation notes which must mature within the fiscal year of issuance. The principal amount issued, when added to that already outstanding, may not exceed in aggregate 20% of the revenues estimated to accrue to the appropriate fund in the fiscal year. The Commonwealth is not permitted to fund deficits between fiscal years with any form of debt. All year-end deficit balances must be fielded within the succeeding fiscal year's budget. Currently, the Commonwealth has no tax anticipation notes outstanding. The fiscal 1999 budget includes the issuance of $560 million of tax anticipation notes. The Commonwealth has no plans to issue tax anticipation notes for fiscal 1999.

     Pending the issuance of bonds, Pennsylvania may issue bond anticipation notes subject to the applicable statutory and constitutional limitations generally imposed on bonds. The term of such borrowings may not exceed three years. Currently, $60 million of bond anticipation notes are authorized to be issued in the form of commercial paper notes. As of April 30, 1999, $21.4 million was issued and outstanding.

     State-related Obligations

     Certain state-created agencies have statutory authorization to incur debt for which no legislation providing for state appropriations to pay debt service thereon is required. The debt of these agencies is supported by assets of, or revenues derived from, the various projects financed and the debt of such agencies is not an obligation of Pennsylvania although some of the agencies are indirectly dependent on Commonwealth appropriations. In addition, Pennsylvania may choose to take action to financially assist these organizations. The following agencies had debt currently outstanding as of June 30, 1998: Delaware River Joint Toll Bridge Commission ($51.4 million), Delaware River Port Authority ($504.1 million), Pennsylvania Economic Development Financing Authority ($1,106.4 million), Pennsylvania Energy Development Authority ($43.1 million), Pennsylvania Higher Education Assistance Agency ($1,633.8 million), Pennsylvania Higher Educational Facilities Authority ($3,057.6 million), Pennsylvania Industrial Development Authority ($394.5 million), Pennsylvania Infrastructure Investment Authority ($196.4 million), Pennsylvania Turnpike Commission ($1,127.9 million), Philadelphia Regional Port Authority ($59.5 million), and the State Public School Building Authority ($343.3 million). In addition, the Governor is statutorily required to place in the budget of the Commonwealth an amount sufficient make up any deficiency in the capital reserve fund created for, or to avoid default on, bonds issued by the Pennsylvania Housing Finance Agency ($2,716.4 million of revenue bonds outstanding as of June 30, 1998), and an amount of funds sufficient to alleviate any deficiency that may arise in the debt service reserve fund for bonds issued by The Hospitals and Higher Education Facilities Authority of Philadelphia ($1.1 million of the loan principal was outstanding as of June 30, 1998). The budget as finally adopted by the legislation may or may not include the amounts requested by the Governor.

     Litigation

     Certain litigation is pending against the Commonwealth that could adversely affect the ability of the Commonwealth to pay debt service on its obligations, including suits relating to the following matters: (a) approximately 3,500 suits are pending against the Commonwealth pursuant to the General Assembly's 1978 approval of a limited waiver of sovereign immunity which permits recovery of damages for any loss up to $250,000 per person and $1,000,000 per accident ($27.0 million has been appropriated from the Motor License Fund in fiscal
1998); (b) the ACLU filed suit in April 1990 in federal court demanding additional funding for child welfare services (no available estimates of potential liability), the Commonwealth then sought dismissal based on, among other things, the settlement in a similar Commonwealth court action that provided for more funding in fiscal 1991 as well as a commitment to pay to counties $30.0 million over five years (In January 1992, the U.S. District Court, per Judge Kelly, denied the ACLU's motion for class certification, following which the Commonwealth filed a motion for summary judgment on most of the counts in the ACLU's complaints. After the filing of the motion for summary judgment, the ACLU filed a renewed motion to certify sub-classes of plaintiffs. In December of 1994, the U.S. Court of Appeals for the Third Circuit reversed Judge Kelly's ruling, finding that he erred in refusing to certify the class. Consistent with the Third Circuit's ruling, the district court recently certified the class, and the parties have resumed discovery. In July 1998, the plaintiffs entered into a settlement agreement with the City of Philadelphia and related parties and submitted the agreement to the district court for approval. The district court has preliminarily approved the settlement. Recently, the remaining parties, including the Commonwealth, have agreed to settle the claims made against them. The Commonwealth has agreed to pay $100,000 to settle plaintiffs' $1.4 million claim for attorneys' fees and to take other actions in exchange for a full and final release and dismissal of the case against the Commonwealth parties. The settlement was approved by the district court on February 1, 1999, and dismissed the case.); (c) in 1987, the Supreme Court of Pennsylvania held that the statutory scheme for county funding of the judicial system was in conflict with the Pennsylvania Constitution but stayed judgment pending enactment by the legislature of funding consistent with the opinion (In response to an action in mandamus seeking to compel the Commonwealth to comply with the 1987 decision, on July 26, 1996, the Supreme Court appointed retired Justice Montemuro as special master to devise a plan and submit it for implementation by January 1, 1998. On January 28, 1997, the Supreme Court announced the establishment of a tripartite committee, including representatives of the Commonwealth Executive and Legislative Departments and Justice Montemuro, to develop an implementation plan. On July 26, 1997, Justice Montemuro filed an interim report wherein he recommended a transition to state funding of a unified judicial system in four phases, during each of which specified court employees would transfer into the Commonwealth payroll system. Justice Montemuro recommended implementation of the system effective July 1, 1998, with completion of the first phase early in the next century. Objections to the report were due by September 1, 1997. Although the General Assembly is yet to enact legislation implementing the Supreme Court's decision, the Governor has proposed an appropriation of $15.6 million to implement Phase I of Justice Montemuro's report as part of his proposed fiscal 1999 budget.); (d) several banks have filed suit against the Commonwealth contesting the constitutionality of a 1989 law imposing a bank shares tax on banking institutions (Pursuant to a Settlement Agreement dated as of April 2, 1995, the Commonwealth agreed to enter a credit in favor of one plaintiff bank in the amount of $4,100,000 in settlement of the constitutional and non-constitutional issues including interest. Pursuant to a separate Settlement Agreement dated as of April 21, 1995, the Commonwealth settled with the intervening banks, referred to as "New Banks." As part of the settlement, the Commonwealth agreed neither to assess nor attempt to recoup any New Bank tax credits which had been granted or taken by any of the intervening banks. Certain other banks have filed petitions in the same matter that are currently pending with the Commonwealth Court, and one of these banks proceeded forward on behalf of the other banks to litigate the same issues involved in the Settlement Agreements. A panel of the Commonwealth Court, by a decision dated January 8, 1998, found no constitutional violations by the Commonwealth. Royal Bank filed exceptions. On July 30, 1998, the Commonwealth Court, en banc, denied those exceptions. Royal Bank has appealed to the Pennsylvania Supreme Court and briefing has been completed. The Court has not schedule oral argument.); (f) litigation has been filed in both state and federal court by an association of rural and small schools and several individual school districts and parents challenging the constitutionality of the Commonwealth's system for funding local school districts (The federal case has been stayed pending resolution of the state case. The state case is assigned to Judge Pellegrini. Judge Pellegrini heard oral argument on September 8, 1997 and has taken the case under advisement. After a lengthy trail, Judge Dan Pellegrini on July 9, 1998, issued an opinion and decree nisi dismissing the petitioners' claim in its entirely. Judge Pellegrini held that Pennsylvania's system for funding public school is constitutional under both the education clause and the equal protection clause of the Pennsylvania Constitution. On July 20, 1998, the petitioners filed a timely motion for post-trial relief, taking exception of Judge Pellegrini's findings of fact that conclusions of law, and again asking Commonwealth Court to declare Pennsylvania' public school funding system to be unconstitutional. Also, the petitioners on July 21, 1998, filed an application asking the Supreme Court of Pennsylvania to assume extraordinary, plenary jurisdiction over the case to decide one legal issue - whether the petitioners' constitutional claims are justiciable in the courts of the Commonwealth. The petitioners have asked the court to consider the issue in conjunction with a separate appeal in another case, Marrero v. Commonwealth of Pennsylvania, involving the same provisions of the Constitution and a similar issue of justiciability. On September 2, 1998, the Supreme Court granted the petitioners' application and directed the filing of briefs. The respondents asked the Supreme Court to clarify its assumption of jurisdiction. Specifically, the respondents asked the Court to state expressly that it will consider only the issue of justiciability, as requested in the petitioners' application and not other issues presented in petitioners' motion for post-trial relief pending in the Commonwealth Court. The Supreme Court denied the respondents' motion and, therefore, the parties have addressed in their briefs all of the issues presented in the petitioners' motion for post-trial relief. The Supreme Court has indicated that it will not hear oral argument in the case but will decide the petitioners' motion based on the briefs alone.); (g) on November 3, 1995, the Commonwealth and the Governor, along with the Mayor and City of Philadelphia, were joined as additional respondents in an enforcement action commenced in Commonwealth Court in 1973 against the School District of Philadelphia, to remedy unintentional conditions of segregation in the Philadelphia public schools. The Governor and Commonwealth were joined in the remedial phase of the proceeding to determine their liability, if any, to pay additional costs necessary to remedy the unlawful conditions of segregation found to exist in Philadelphia public schools. On February 28, 1996, the School District of Philadelphia and certain public interest intervenors each filed third-party actions against the Commonwealth to require the Commonwealth to supply the funding necessary to fully comply with the remedial orders of the Commonwealth Court. Following denial of the Commonwealth's preliminary objections seeking dismissal of the claims against it, the Commonwealth asserted numerous defenses and filed a cross-claim against the City of Philadelphia claiming that sole liability rests with the City or, in the alternative, that the Commonwealth has a right of indemnity or contribution against the City if liability exists (Trial commenced on May 30, 1996 in the Commonwealth Court, but the Supreme Court of Pennsylvania assumed extraordinary plenary jurisdiction on July 3, 1996 for a resolution of the case before Judge Smith. On August 20, 1996, Judge Smith issued an opinion and order and entered judgment in favor of the School District and the intervenors against the Commonwealth and Governor; entered judgment in favor of the City and Mayor on the intervenors' claim and on the Commonwealth's and Governor's cross-claim; and required the Commonwealth and Governor to submit a plan to the Court within 30 days to effect a transfer of funds to enable the School District to comply with the remedial order. The Governor and Commonwealth moved to vacate Judge Smith's order, and on September 10, 1996, the Supreme Court granted the motion to vacate, retaining further jurisdiction in the case. On January 28, 1997, the Supreme Court issued an order directing the parties to brief, among other issues, whether the lower court erred in its opinion joining the Commonwealth and Governor and City and Mayor as additional respondents. Oral argument was heard in the case on February 3, 1998, and the Supreme Court took the matter under advisement.); (h) on December 29, 1993 a former judge of the Allegheny Court of Common Pleas filed a complaint for declaratory judgment in the Commonwealth Court against the State Employees' Retirement Board, alleging that its use of gender distinct actuarial factors for benefits based on service prior to August 1, 1983 violated the equal protection and equal rights provisions of the Pennsylvania Constitution. Due to the constitutional nature of the claims, it is possible that a decision adverse to the State Employee's Retirement Board would also be applicable to other Commonwealth retirement systems which paid lower benefits to some participants on the basis of their gender or the gender of their survivor annuitants (The Commonwealth Court granted the State Employee's Retirement Board's preliminary objections to the plaintiff's claims for all damages except for a recalculation of his pension benefits should he prevail. On February 13, 1997, the Commonwealth Court en banc denied the plaintiff's motion for judgment and the pleadings.); and (i) five residents of the City of Philadelphia, on their own behalf and that of their school-aged children, together with a number of public interest organizations, filed an action for declaratory judgment in the Commonwealth Court on February 24, 1997, against the Commonwealth, the General Assembly, the Governor and numerous other Legislative and Executive Branch officials. The plaintiffs claim that Pennsylvania's statutory education financing system violates the Pennsylvania Constitution as applied in Philadelphia, and that they were denied their constitutional right to a "thorough and efficient" system of public education in the financial and administrative circumstances faced by the School District of Philadelphia. The plaintiffs sought a declaration that the present funding system is unconstitutional and that the legislature must amend the present or enact new education legislation so as to assure that future funding for the School District of Philadelphia makes adequate provision for the special needs of its students (The respondents filed preliminary objections seeking dismissal of the action and the Commonwealth Court heard oral argument on the matter on September 10, 1997. The Commonwealth Court subsequently dismissed the case on the grounds that it presented non-justiciable issues. An appeal is presently expected.).

     Philadelphia

     Legislation providing for the establishment of the Pennsylvania Intergovernmental Cooperation Authority ("PICA") to assist Philadelphia in remedying fiscal emergencies was enacted by the General Assembly and approved by the Governor in June 1991. PICA is designed to provide assistance through the issuance of funding debt and to make factual findings and recommendations to the assisted city concerning its budgetary and fiscal affairs. At this time, Philadelphia is operating under a five-year fiscal plan approved by PICA on June 9, 1998.

     To date, PICA has issued $2,371.7 million of its Special Tax Revenue Bonds. This financial assistance has included the refunding of certain city general obligation bonds, funding of capital projects and the liquidation of the Cumulative General Fund balance deficit of $224.9 million as of June 30, 1992. The audited General Fund balance of the city as of June 30, 1998 showed a surplus of approximately $169.2 million.

     No further bonds are to be issued by PICA for the purpose of financing a capital project or deficit as the authority for such bond sales expired December 31, 1994. PICA's authority to issue debt for the purpose of financing a cash flow deficit expires on December 31, 1996.

                            PORTFOLIO TRANSACTIONS


     The Portfolios' advisor (or subadvisor) seeks the most favorable execution result with respect to transactions. In seeking the most favorable execution, the advisor, having in mind a Portfolio's best interest, considers all factors it deems relevant, including, by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction, taking into account market process and trends; the reputation, experience and financial stability of the broker-dealer involved; and the quality of service rendered by the broker-dealer in other transactions. For additional information about the Portfolios' advisor and subadvisor, see "Investment Advisor" below.

     Transactions on U.S. stock exchanges and other agency transactions involve the payment by a Portfolio of negotiated brokerage commissions. Such commissions vary by the price and the size of the transaction along with the quality of service. Transactions in foreign securities often involve the payment of fixed brokerage commissions, that are generally higher than those in the United States. There is generally no stated commission in the case of securities traded in the OTC markets, but the price paid by a Portfolio usually includes an undisclosed dealer commission or mark-up. In underwritten offerings, the price paid by a Portfolio includes a disclosed, fixed commission or discount retained by the underwriter or dealer.

     For each Portfolio, the advisor (or subadvisor) places all orders for the purchase and sale of Portfolio securities and buys and sells securities for the Portfolio through a number of brokers and dealers.

     It has for many years been a common practice in the investment advisory business for advisers of investment companies and other institutional investors to receive research, statistical, and quotation services from broker-dealers that execute Portfolio transactions for the clients of such advisers. Consistent with this practice, a Portfolio's advisor (or subadvisor) may receive research, statistical, and quotation services from broker-dealers with which it places the Portfolio's portfolio transactions. These services, which in some cases may also be purchased for cash, include such matters as general economic and security market reviews, industry and company reviews, evaluations of securities, and recommendations as to the purchase and sale of securities. Some of these services are of value to the advisor (or subadvisor) and its affiliates in advising various of their clients (including the Portfolios), although not all of these services are necessarily useful and of value in managing the Portfolios. The fee paid by a Portfolio to the advisor is not reduced because the advisor (or subadvisor) and its affiliates receive such services.

     As permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended, the advisor (or subadvisor) of a Portfolio may cause the Portfolio to pay a broker-dealer that provides brokerage and research services to the advisor (or subadvisor) a commission in excess of the commission charged by another broker-dealer for effecting a particular transaction. To cause a Portfolio to pay any such greater commissions, the advisor (or subadvisor) must determine in good faith that such commissions are reasonable in relation to the value of the brokerage or research service provided by such executing broker-dealers viewed in terms of a particular transaction or the advisor's (or subadvisor's) overall responsibilities to the Portfolio or its other clients. In reaching this determination, the advisor (or subadvisor) will not attempt to place a specific dollar value on the brokerage or research services provided or to determine what portion of the compensation should be related to those services.

     Certain investments may be appropriate for a Portfolio and for other clients advised by the advisor (or subadvisor). Investment decisions for a Portfolio and other clients are made with a view to achieving their respective investment objectives and after consideration of such factors as their current holdings, availability of cash for investment, and the size of their investments generally. A particular security may be bought or sold for only one client or in different amounts and at different times for more than one but fewer than all clients. Likewise, a particular security may be bought for one or more clients when one or more other clients are selling the security. In addition, purchases or sales of the same security may be made for two or more clients of the advisor (or subadvisor) on the same day. In each of these situations, the transactions will be allocated among the clients in a manner considered by the advisor (or subadvisor) to be equitable to each. In some cases, this procedure could have an adverse effect on the price or amount of the securities purchased or sold by a Portfolio. Purchase and sale orders for a Portfolio may be combined with those of other clients in the interest of achieving the most favorable execution for the Portfolio.

     For the fiscal year ended April 30, 1997, the Balanced Portfolio, Capital Growth Portfolio, Small-Cap Equity Portfolio, Blue Chip Equity Portfolio, Equity Income Portfolio and Mid-Cap Equity Portfolio paid brokerage commissions of $251,132, $204,310, $274,131, $61,450, $65,133, and $14,645, respectively. For the fiscal year ended April 30, 1998, the Balanced Portfolio, Capital Growth Portfolio, Small-Cap Equity Portfolio, Blue Chip Equity Portfolio, Equity Income Portfolio, Mid-Cap Equity Portfolio, Equity Index Portfolio and Value Equity Portfolio paid brokerage commissions of $121,443, $178,598, $210,728, $83,365, $127,244, $52,089, $33,683 and $87,444, respectively. For the fiscal year ended April 30, 1999, the U.S. Government Bond Portfolio, Balanced Portfolio, Equity Income Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Mid-Cap Equity Portfolio, Value Equity Portfolio, Capital Growth Portfolio and Small-Cap Equity Portfolio paid brokerage commission of $1,400, $138,610, $176,499, $38,056, $182,928, $74,796, $587,947, $236,101 and $249,580, respectively.

     For the fiscal year ended April 30, 1997, the Small-Cap Equity Portfolio, Blue Chip Equity Portfolio and Stock Portfolio paid brokerage commissions of $28, $112 and $350 to affiliated brokers. For the fiscal year ended April 30, 1998, the Portfolios paid no brokerage commissions to affiliated brokers. For the fiscal year ended April 30, 1999, the Portfolios paid no brokerage commissions to affiliated brokers.

     The Fund is required to identify any securities of its "regular brokers or dealers" (as such term is defined in the 1940 Act) which the Fund has acquired during its most recent fiscal year. As of April 30, 1999, the Portfolios held securities of the Fund's "regular brokers or dealers" as follows: the U.S. Government Money Market Portfolio held repurchase agreements issued by Morgan Stanley valued at $300,000,000, repurchase agreements issued by Goldman Sachs valued at $312,535,000; the Money Market Portfolio held corporate obligations issued by Bear Stearns valued at $12,027,000, corporate obligations issued by Goldman Sachs valued at $22,000,402, corporate obligations issued by Lehman Brothers valued at $2,004,000, corporate obligations issued by Merrill Lynch valued at $3,011,000, corporate obligations issued by Morgan Stanley, Dean Witter valued at $10,007,000, corporate obligations issued by Salomon Smith Barney valued at $34,081,000, and repurchase agreements issued by Goldman Sachs valued at $40,616,598; the Short-Term Bond Portfolio held corporate obligations issued by Goldman Sachs valued at $5,001,000, corporate obligations issued by Lehman Brothers valued at $5,518,000, and repurchase agreements issued by First Boston valued at $5,370,000; the Income Portfolio held corporate obligations issued by Merrill Lynch valued at $9,991,000, corporate obligations issued by Morgan Stanley, Dean Witter valued at $7,374,000, and repurchase agreements issued by First Boston valued at $18,157,000; the Intermediate Fixed Income Portfolio held corporate obligations issued by Merrill Lynch valued at $1,534,000, and repurchase agreements issued by First Boston valued at $1,973,000; the U.S. Government Bond Portfolio held repurchase agreements valued at $6,192,000; the Balanced Portfolio held equity securities issued by Morgan Stanley, Dean Witter valued at $1,984,000, and repurchase agreements issued by First Boston valued at $6,975,000; the Equity Income Portfolio held repurchase agreements issued by First Boston valued at $1,802,000; the Value Equity Portfolio held repurchase agreements issued by First Boston valued at $10,367,000; the Equity Index Portfolio held equity securities issued by Bear Stearns valued at $34,000, equity securities issued by Lehman Brothers valued at $52,000, equity securities issued by Merrill Lynch valued at $230,000, equity securities issued by Morgan Stanley, Dean Witter valued at $464,000, and repurchase agreements issued by First Boston valued at $2,356,000; the Blue Chip Equity Portfolio held equity securities issued by Morgan Stanley, Dean Witter valued at $4,959,000, and repurchase agreements issued by First Boston valued at $6,375,000; the Capital Growth Portfolio held equity securities issued by Merrill Lynch valued at $1,679,000, equity securities issued by Morgan Stanley Dean Witter valued at $2,728,000, equity securities issued by Paine Webber valued at $1,408,000, and repurchase agreements issued by First Boston valued at $2,747,000; the Mid-Cap Equity Portfolio held equity securities issued by Bear Stearns valued at $294,000, equity securities issued by Paine Webber valued at $584,000, and repurchase agreements issued by First Boston valued at $6,000; the Small-Cap Equity Portfolio held repurchase agreements issued by First Boston valued at $1,230,000; and the International Equity Selection Portfolio held repurchase agreements issued by First Boston valued at $1,230,000.

                       VALUATION OF PORTFOLIO SECURITIES


Money Market Fund Portfolios

     Each Money Market Fund Portfolio values its investments on the basis of amortized cost. This method involves valuing an instrument at its cost as adjusted for amortization of premium or accretion of discount rather than its value based on current market quotations or appropriate substitutes which reflect current market conditions. The amortized cost value of an instrument may be higher or lower than the price the Portfolio would receive if it sold the instrument.

     Valuing a Portfolio's instruments on the basis of amortized cost and use of the term "money market portfolio" are permitted by Rule 2a-7 under the 1940 Act. Each Money Market Fund Portfolio must adhere to certain conditions under Rule 2a-7.

     The Board of Trustees oversees the advisor's adherence to SEC rules concerning money market funds, and has established procedures designed to stabilize each Money Market Fund Portfolio's net asset value per share ("NAV") at $1.00. At such intervals as they deem appropriate, the trustees consider the extent to which NAV calculated by using market valuations would deviate from $1.00 per share. If the trustees believe that a deviation from the Portfolio's amortized cost per share may result in material dilution or other unfair results to shareholders, the trustees will take such corrective action, if any, as they deem appropriate to eliminate or reduce, to the extent reasonably practicable, such dilution or other unfair result. Such corrective action could include selling portfolio instruments prior to maturity to realize capital gains or losses or to shorten average portfolio maturity; withholding dividends; redeeming shares in kind; establishing NAV by using available market quotations; and such other measures as the trustees may deem appropriate.

     During periods of declining interest rates, a Portfolio's yield based on amortized cost may be higher than the yield based on market valuations. Under these circumstances, a shareholder in the Portfolio would be able to obtain a somewhat higher yield than would result if the Portfolio utilized market valuations to determine its NAV. The converse would apply in a period of rising interest rates.

Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio

     Valuations of portfolio securities furnished by the pricing service utilized by the Fund are based upon a computerized matrix system and/or appraisals by the pricing service, in each case in reliance upon information concerning market transactions and quotations from recognized securities dealers. The methods used by the pricing service and the quality of valuations so established are reviewed by officers of the Fund and each Portfolio's respective pricing agent under general supervision of the Board of Trustees. There are a number of pricing services available, and the Board, on the basis of evaluation of these services, may use other pricing services or discontinue the use of any pricing service in whole or in part.

Balanced Portfolio, Equity Income Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Mid-Cap Equity Portfolio, Value Equity Portfolio, Capital Growth Portfolio,

Small-Cap Equity Portfolio, International Equity Selection Portfolio, International Equity Portfolio and Emerging Markets Equity Portfolio

     Securities owned by each of these Portfolios are valued by various methods depending on the market or exchange on which they trade. Securities traded on a national securities exchange are valued at the last sale price, or if no sale has occurred, at the closing bid price. Securities traded in the over-the-counter market are valued at the last sale price, or if no sale has occurred, at the closing bid price. Securities and other assets for which market quotations are not readily available are valued at their fair value as determined under procedures established by the Board of Trustees.

     Generally, the valuation of foreign and domestic equity securities, as well as corporate bonds, U.S. Government Securities, Money Market Instruments, and repurchase agreements, is substantially completed each day at the close of the NYSE. The values of any such securities held by a Portfolio are determined as of such time for the purpose of computing a Portfolio's NAV. Foreign security prices are furnished by independent brokers or quotation services which express the value of securities in their local currency. The pricing agent gathers all exchange rates daily at 2:00 p.m., Eastern Time, and using the last quoted price of the security in the local currency, translates the value of foreign securities from their local currency into U.S. dollars. Any changes in the value of forward contracts due to exchange rate fluctuations and days to maturity are included in the calculation of NAV. If an extraordinary event that is expected to affect materially the value of a portfolio security occurs after the close of an exchange on which that security is traded, then the security will be valued pursuant to the procedures established by the Board of Trustees.

                             PORTFOLIO PERFORMANCE

Yield Calculations

     In computing the yield of shares of a Money Market Fund Portfolio for a period, the net change in value of a hypothetical account containing one share reflects the value of additional shares purchased with dividends from the one original share and dividends declared on both the original share and any additional shares. The net change is then divided by the value of the account at the beginning of the period to obtain a base period return. This base period return is annualized to obtain a current annualized yield. A Money Market Fund Portfolio may also calculate a compounded effective yield for its shares by compounding the base period return over a one-year period. In addition to the current yield, the Money Market Fund Portfolios may quote yields in advertising based on any historical seven-day period. Yields for the shares of the Money Market Fund Portfolios are calculated on the same basis as other money market funds, as required by regulation.

     For shares of Portfolios (other than the Money Market Fund Portfolios), yields used in advertising are computed by dividing the interest income for a given 30-day or one-month period, net of the Portfolio's expenses, by the average number of shares entitled to receive dividends during the period, dividing this figure by the Portfolio's NAV at the end of the period and annualizing the result (assuming compounding of income) in order to arrive at an annual percentage rate. Income is calculated for purposes of the yield quotations in accordance with standardized methods applicable to all stock and bond funds. In general, interest income is reduced with respect to bonds trading at a premium over their par value by subtracting a portion of the premium from income on a daily basis, and is increased with respect to bonds trading at a discount by adding a portion of the discount to daily income. Capital gains and losses generally are excluded from the calculation.

     Income calculated for the purposes of determining yield differs from income as determined for other accounting purposes. Because of the different accounting methods used, and because of the compounding of income assumed in yield calculations, a Portfolio's yield may not equal its distribution rate, the income paid to your account, or income reported in the Portfolio's financial statements.

     For the Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Tax-Free Cash Management Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio, a tax-equivalent yield is the rate an investor would have to earn from a fully taxable investment before taxes to equal the Portfolio's tax-free yield. Tax-equivalent yields are calculated by dividing a Portfolio's yield by the result of one minus a stated Federal or combined Federal, state and city tax rate. (If only a portion of a Portfolio's yield was tax-exempt, only that portion is included in the calculation.) If any portion of a Portfolio's income is derived from obligations subject to state or Federal income taxes, its tax-equivalent yield will generally be lower.

     See Appendix B for tables showing the effect of a shareholder's tax status on effective yield under the Federal income tax laws for 2000.

     For the seven-day period ended October 31, 1999, the yields and effective yields for the Money Market Fund Portfolios were:

Name of Portfolio and Class                 Yield          Effective Yield
---------------------------                 -----          ---------------
U.S. Treasury Money Market
 Portfolio
Retail Class A
Institutional Class
Institutional II Class


U.S. Government Money
Market Portfolio
Retail Class A
Institutional Class
Institutional II Class

Money Market Portfolio
Retail Class A
Institutional Class
Retail Class B
Institutional II Class

Tax-Free Money Market
Portfolio
Retail Class A
Institutional Class
Institutional II Class

     For the 30-day period ended October 31, 1999, the yields for the Portfolios (other than the Money Market Fund Portfolios) were as follows:

         Name of Portfolio and Class                        Yield
         ---------------------------                        -----
Short-Term Treasury Portfolio
Retail Class A
Institutional Class

Short-Term Bond Portfolio
Institutional Class

Intermediate Fixed Income Portfolio
Institutional Class

U.S. Government Bond Portfolio
Retail Class A
Institutional Class

Income Portfolio
Retail Class A
Retail Class B
Institutional Class

Maryland Tax-Free Portfolio
Retail Class A
Institutional Class

Pennsylvania Tax-Free Portfolio

Retail Class A
Institutional Class                              %

Balanced Portfolio
Retail Class A
Retail Class B
Institutional Class


Equity Income Portfolio
Retail Class A
Institutional Class

Equity Index Portfolio
Retail Class A
Institutional Class

Blue Chip Equity Portfolio
Retail Class A
Retail Class B
Institutional Class

Mid-Cap Equity Portfolio
Institutional Class

Value Equity Portfolio
Retail Class A
Retail Class B
Institutional Class

Capital Growth Portfolio
Retail Class A
Retail Class B
Institutional Class

Small-Cap Equity Portfolio
Retail Class A
Institutional Class

International Equity Selection Portfolio
Retail Class A

Institutional Class                      %


Total Return

     The average annual total returns for the one-year period and five-year period ended October 31, 1999 and since inception are shown in the table below. The performance shown for Retail Class A and Retail Class B includes applicable sales charges. The returns shown since inception for Retail Class B shares is cumulative and has not been annualized.

  Name of Portfolio
      and Class           One-year        Five-year         Since Inception
  -----------------       --------        ---------         ---------------
Income Portfolio
Retail Class A
Retail Class B                                                    -
Institutional Class
                                                            (April 12, 1994)
                                                            (September 14, 1998)
                                                            (July 16, 1993)

Balanced Portfolio
Retail Class A
Retail Class B                                              -
Institutional Class
                                                            -

                                                            (March 9, 1994)
                                                            (September 14, 1998)
                                                            (July 16, 1993)

Small-Cap Equity
Portfolio
Retail Class A
Institutional Class

                                                             -
                                                             -

                                                             (May 16, 1996)
                                                             (July 13, 1995)
Blue Chip Equity
Portfolio
Retail Class A
Retail Class B
Institutional Class                                          -


                                                             -
                                                             -
                                                             -

                                                             (May 16, 1996)
                                                             (July 31, 1998)
                                                             (April 1, 1996)

Short-Term
Treasury Portfolio
Retail Class A
Institutional Class
                                                             -
                                                             -

                                                             (September 9, 1996)
                                                             (March 20, 1996)

Short-Term Bond
 Portfolio
Institutional Class/4/                                       -

                                                             (April 1, 1996)

Capital Growth

__________________________

     /4/ Performance presented from inception reflects the performance of the Marketvest Short-Term Bond Fund shares, which were offered beginning April 1, 1996.

Portfolio
Retail Class A
Retail Class B
Institutional Class                                          -
                                                             -
                                                            (March 9, 1994)
                                                            (September 14, 1998)
                                                            (July 16, 1993)

Maryland Tax-Free
 Portfolio
Retail Class A
Institutional Class                                          -
                                                             -

                                                            (January 2, 1997)
                                                            (November 18, 1996)


Pennsylvania Tax-Free
 Portfolio
Retail Class A
Institutional Class/5/
                                                             -
                                                             -

                                                            (March 23, 1998)
                                                            (April 1, 1996)

Intermediate Fixed
 Income Portfolio

_____________________

     /5/ Performance presented from inception reflects the performance of the Marketvest Pennsylvania Intermediate Municipal Bond Fund shares, which were offered beginning April 1, 1996.

Institutional Class
                                                             -
                                                            (November 18, 1996)

Equity Income
Portfolio
Retail Class A
Institutional Class
                                                            -
                                                            -

                                                            (May 9, 1997)
                                                            (November 18, 1996)

Mid-Cap Equity
Portfolio
Institutional Class
                                                            -

                                                            (November 18, 1996)

Value Equity
Portfolio
Retail Class A                                              -
Retail Class B
Institutional Class/6/
                                                            -
                                                            -
                                                            -

                                                            (April 1, 1998)
                                                            (September 14, 1998)
                                                            (April 1, 1996)

International Equity
 Selection Portfolio
Retail Class A
Institutional Class/7/
                                                            -
                                                            (April 1, 1998)
                                                            (May 31, 1991)
U.S. Government
Bond Portfolio
Retail Class A
Institutional Class/8/
                                                            -
                                                            -

                                                            (April 1, 1998)

____________________________

     /6/ Performance presented from inception reflects the performance of the Marketvest Equity Fund shares, which were offered beginning April 1, 1996.

     /7/ Performance presented from inception reflects the performance of the Marketvest International Equity Fund shares, which is the successor to a collective trust fund for the period from May 31, 1991 to April 1, 1997 when the Marketvest International Equity Fund's registration statement became effective, as adjusted to reflect the Marketvest International Equity Fund's anticipated expenses.

                                                            (April 1, 1996)

Equity Index
Portfolio
Retail Class A
Institutional Class
                                                            -
                                                            -
                                                            (November 3, 1997)
                                                            (October 1, 1997)


                ADDITIONAL PURCHASE AND REDEMPTION INFORMATION


     Each Portfolio is open for business and its NAV is calculated each day that the Federal Reserve Bank of New York ("FRB") and the New York Stock Exchange ("NYSE") are open for trading (a "Business Day").

     The calculation of the NAV, dividends and distributions of a Portfolio's Retail Class A, Retail Class B, Institutional Class, Institutional II Class, Corporate Class, Corporate II Class and Corporate III Class shares recognizes two types of expenses. General expenses that do not pertain specifically to any class are allocated pro rata to the shares of each class, based on the percentage of the net assets of such class to the Portfolio's total assets, and then equally to each outstanding share within a given class. Such general expenses include (i) management fees, (ii) legal, bookkeeping and audit fees,
(iii) printing and mailing costs of shareholder reports, prospectuses, statements of additional information and other materials for current shareholders, (iv) fees to independent trustees, (v) custodian expenses, (vi) share issuance costs, (vii) organization and start-up costs, (viii) interest, taxes and brokerage commissions, and (ix) non-recurring expenses, such as litigation costs. Other expenses that are directly attributable to a class are allocated equally to each outstanding share within that class. Such expenses include (i) distribution and/or other fees, (ii) transfer and shareholder servicing agent fees and expenses, (iii) registration fees and (iv) shareholder meeting expenses, to the extent that such expenses pertain to a specific class rather than to a Portfolio as a whole.

     The NAV per share of Retail Class A, Retail Class B, Institutional Class, Institutional II Class, Corporate Class, Corporate II Class and Corporate III Class shares of a

--------------------------------------------------------------------------------

     /8/ Performance presented from inception reflects the performance of the Marketvest Intermediate U.S. Government Bond Fund shares, which were offered beginning April 1, 1996.

Portfolio are determined as of the close of business of the NYSE on each day that the NYSE is open, by dividing the value of the Portfolio's net assets attributable to that class by the number of shares of that class outstanding.

     The NAV of the Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Balanced Portfolio, Equity Income, Equity Index Portfolio, Blue Chip Equity Portfolio, Mid-Cap Equity Portfolio, Value Equity Portfolio, Capital Growth Portfolio, Small-Cap Equity Portfolio, International Equity Selection Portfolio, International Equity Portfolio and Emerging Markets Equity Portfolio is determined as of the close of regular trading on the NYSE, normally 4:00 p.m., Eastern Time ("4:00 p.m."). Shares purchased at 4:00 p.m. begin to earn dividends on the following Business Day.

     The NAV of the U.S. Treasury Money Market Portfolio, U.S. Treasury Cash Management Portfolio, Tax-Free Money Market Portfolio, Tax-Free Cash Management Portfolio and Pennsylvania Tax-Free Money Market Portfolio are determined at 12:00 noon, Eastern Time ("12:00 noon"), and as of the close of regular trading on the NYSE, normally 4:00 p.m. The NAV of the U.S. Government Money Market Portfolio, U.S. Government Cash Management Portfolio, Money Market Portfolio and Prime Cash Money Market Portfolio are determined at 5:00 p.m., Eastern Time ("5:00 p.m.").

     The following holiday closings have been scheduled for 2000 and the Fund expects the schedule to be the same in the future: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas Day. The NYSE or FRB may also close on other days. When the NYSE or the FRB is closed, or when trading is restricted for any reason other than its customary weekend or holiday closings, or under emergency circumstances as determined by the SEC to merit such action, each Portfolio will determine its NAV at the close of business, the time of which will coincide with the closing of the NYSE. To the extent that securities held by a Portfolio are traded in other markets on days the NYSE or FRB is closed (when investors do not have access to the Portfolio to purchase or redeem shares), the Portfolio's NAV may be significantly affected.

     If, in the opinion of the Board of Trustees, conditions exist which make cash payment undesirable, redemption payments may be made in whole or in part in securities or other property, valued for this purpose as they are valued in computing the NAV of the Portfolio. Shareholders receiving securities or other property on redemption may realize a gain or loss for tax purposes and will incur any costs of sale as well as the associated inconveniences.

     Retail Class B shares will automatically convert into Retail Class A shares at the end of the month eight years after the purchase date. Retail Class B shares acquired by exchanging Retail Class B shares of another Portfolio will convert into Retail Class A shares based on the time of the initial purchase. Retail Class B shares acquired through reinvestment of distributions will convert into Retail Class A shares based on the date of the initial purchase to which such shares relate. For this purpose, Retail Class B shares acquired through reinvestment of distributions will be attributed to particular purchases of Retail Class B shares in accordance with such procedures as the Board of Trustees may determine from time to time. The conversion of Retail Class B shares to Retail Class A shares is subject to the condition that such conversions will not constitute taxable events for Federal tax purposes.

Retail Class A Sales Charges

     The offering price (price to buy one share) is the net asset value of a Retail Class A share, divided by the sum of one minus the applicable sales charge percentage. There are no sales charges imposed on purchases of Retail Class A shares of the Money Market Fund Portfolios and the Short-Term Treasury Portfolio. The following table shows the total sales charges applicable to purchases of Retail Class A shares:

                                                              Balanced, Equity Income,
                                                           Equity Index, Blue Chip Equity,
                         U.S. Government Bond,          Value Equity, Capital Growth, Mid-Cap
                       Income, Maryland Tax-Free,      Equity, Small-Cap Equity, International          International Equity
                    Pennsylvania Tax-Free Portfolios  Equity, Emerging Markets Equity Portfolios        Selection Portfolio
                  ------------------------------------------------------------------------------------------------------------------

                       Sales Charge      Professional          Sales Charge        Professional       Sales Charge      Professional
                        as a % of         Concession            as a % of           Concession         as a % of         Concession
                  ----------------------                --------------------------                --------------------
                                  Net      as a % of                      Net        as a % of                 Net        as a % of
                    Offering    Amount     Offering       Offering       Amount      Offering     Offering    Amount       Offering
                     Price     Invested      Price         Price        Invested       Price       Price     Invested       Price
                    --------  ----------    -------     ------------  ------------    -------     --------  ----------     -------
Less than $50,000.   4.50       4.71         4.05           4.75          4.99          4.28         1.50       1.52         1.40
$50,000 but less
 than $100,000....   4.00       4.17         3.60           4.50          4.71          4.05         1.50       1.52         1.40
$100,000 but less
 than $250,000....   3.00       3.09         2.70           3.50          3.63          3.15         1.00       1.01         0.90
$250,000 but less
 than $500,000....   2.50       2.56         2.25           2.50          2.56          2.25         0.75       0.76         0.65
$500,000 but less
 than $1,000,000..   2.00       2.04         1.80           2.00          2.04          1.80         0.50       0.50         0.40
$1,000,000 and
 above(1).........   0.00       0.00         0.00           0.00          0.00          0.00         0.00       0.00         0.00
------------------------------------------------------------------------------------------------------------------------------------

_________________________
(1) No initial sales charge applies to purchases of Retail Class A shares of $1 million or more. However, you will pay a redemption fee of 1.00% if you sell your shares within one year of the date of purchase, or of 0.50% if you sell your shares between one and two years of the date of the purchase.

     All questions regarding the applicability of sales charges to share purchases will be determined by the Fund's distributor.


                                     TAXES

     The following is only a summary of certain additional Federal income tax considerations generally affecting the Portfolios and their shareholders that are not described in the prospectuses. No attempt is made to present a detailed explanation of the Federal, state or local tax treatment of the Portfolios or their shareholders, and the discussion here and in the prospectuses is not intended as a substitute for careful tax planning.


     The following discussion of Federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder as in effect on the date of this Statement of Additional Information. New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, and may have a retroactive effect with respect to the transactions contemplated herein.

     Each Portfolio calculates dividend and capital gain distributions separately, and is treated as a separate entity in all respects for tax purposes.

Taxation of The Portfolios


     Each Portfolio intends to qualify as a regulated investment company ("RIC") under Subchapter M of the Code. In order to qualify as a RIC for any taxable year, a Portfolio must derive at least 90% of its gross income from dividends, interest, certain payments with respect to securities loans and gains from the sale or other disposition of stock, securities or foreign currencies and other income (including, but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies (the "Income Requirement"). In addition, at the close of each quarter of the Portfolio's taxable year, (1) at least 50% of the value of its assets must consist of cash and cash items, U.S. government securities, securities of other RICs, and securities of other issuers (as to which the Portfolio has not invested more than 5% of the value of its total assets in securities of any one such issuer and as to which the Portfolio does not hold more than 10% of the outstanding voting securities of any one such issuer), and
(2) no more than 25% of the value of its total assets may be invested in the securities of any one issuer (other than U.S. government securities and securities of other RICs), or in two or more issuers that the Portfolio controls and that are engaged in the same or similar trades or businesses or related trades or businesses (the "Asset Diversification Test"). Generally, a Portfolio will not lose its status as a RIC if it fails to meet the Asset Diversification Test solely as a result of a fluctuation in value of Portfolio assets not attributable to a purchase.


     Under Subchapter M of the Code, a Portfolio is not subject to Federal income tax on the portion of its taxable net investment income and net capital gains that it distributes to shareholders, provided generally that it distributes at least 90% of its investment company taxable income (net investment income and the excess of net short-term capital gains over net long-term capital loss) for the year and at least 90% of the excess of its tax-exempt interest income over related expenses (the "Distribution Requirement") and complies with the other requirements of the Code described above. The Distribution Requirement for any year may be waived if a RIC establishes to the satisfaction of the Internal Revenue Service that it is unable to satisfy the Distribution Requirement by reason of distributions previously made for the purpose of avoiding liability for Federal excise tax (discussed below).

     If for any taxable year a Portfolio does not qualify as a RIC, all of its taxable income will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions generally will be taxable as ordinary dividends to the extent of the Portfolio's current and accumulated earnings and profits. However, in the case of corporate shareholders, such distributions generally will be eligible for the 70% dividends received deduction for "qualifying dividends."


     The Code imposes a nondeductible 4% excise tax on RICs that do not distribute in each calendar year an amount equal to 98% of their ordinary income for the calendar year plus 98% of their capital gains net income for the one-year period ending on October 31 of such calendar year. The balance of such income must be distributed during the next calendar year. For the foregoing purposes, a RIC will include in the amount distributed any amount taxed to the RIC as investment company taxable income or capital gains for any taxable year ending in such calendar year. Each Portfolio intends to make sufficient distributions of its ordinary income and capital gains net income prior to the end of each calendar year to avoid liability for excise tax. However, a Portfolio may in certain circumstances be required to liquidate portfolio investments in order to make sufficient distributions to avoid excise tax liability.

Taxation of Shareholders


     Distributions from each Portfolio's taxable net investment income and short-term capital gain are taxed as dividends. Distributions that are (i) designated by a Portfolio as capital gains dividends and (ii) made out of the "net capital gain" (the excess of net long-term capital gain over net short-term capital loss), if any, of a Portfolio will be taxed to shareholders as net capital gain, regardless of the length of time a shareholder has held shares, whether such gain was reflected in the price paid for the shares, or whether such gain was attributable to bonds bearing tax-exempt interest. Net capital gain of a noncorporate taxpayer is generally taxed at a rate of 20%. Distributions that are not net capital gain dividends or exempt-interest dividends will generally be taxed at a maximum marginal rate of 39.6% in the case of non-corporate taxpayers. Corporate taxpayers are currently taxed at the same maximum marginal rates on both ordinary income and capital gains. A portion of the dividends may qualify for the dividends received deduction for corporations to the extent derived from dividend income received by the Portfolio. The Portfolios' distributions are taxable when they are paid, whether taken in cash or reinvested in additional shares, except that distributions declared in October, November or December and payable to shareholders of record in such month, if paid in January of the following year, will be taxed as though paid on December 31. The Portfolios will send non-corporate shareholders a tax statement by January 31 showing the tax status of the distributions received in the prior year. Shareholders also will be notified as to the portion of distributions from the Tax-Free Money Market Portfolio, Pennsylvania Money Market Portfolio, Tax-Free Cash Management Portfolio, Maryland Tax-Free Portfolio and

Pennsylvania Tax-Free Portfolio that are exempt from Federal income taxes. It is suggested that shareholders keep all statements received to assist in personal record keeping.

     Shareholders may realize a capital gain or loss when they redeem (sell) or exchange shares of the Portfolios. For most types of accounts, the Portfolios will report the proceeds of a shareholder's redemptions to the shareholder and the IRS annually. However, because the tax treatment also depends on the purchase price and the shareholder's personal tax position, shareholders should keep their regular account statements for use in determining their tax. If a shareholder receives a long-term capital gain distribution on shares of the Portfolios, and such shares are held six months or less and are sold at a loss, the portion of the loss equal to the amount of the long-term capital gain distribution will be considered a long-term loss for tax purposes. Short-term capital gains distributed by the Portfolios are taxable to shareholders as dividends, not as capital gains.

     Any gain or loss recognized on a sale or redemption of shares of a Portfolio by a shareholder who is not a dealer in securities generally will be treated as a long-term capital gain or loss if the shares have been held for more than twelve months and otherwise generally will be treated as a short-term capital gain or loss. Any resultant net capital gain will be subject to the 20% rate.

     On the record date for a distribution or dividend, the applicable Portfolio's share value is reduced by the amount of the distribution. If a shareholder were to buy shares just before the record date ("buying a dividend"), he would pay the full price for the shares and then receive a portion of the price back as a taxable distribution.


International Equity and Emerging Markets Equity Portfolios


     Income that the International Equity Selection Portfolio, International Equity Portfolio and Emerging Markets Equity Portfolio receive from sources within various foreign countries may be subject to foreign income taxes withheld at the source. If a Portfolio has more than 50% of its assets invested in foreign securities at the end of its taxable year, it may elect to pass through the foreign tax credit to its shareholders. It is expected that the International Equity Selection Portfolio will not have more than 50% of the value of its total assets at the close of its taxable year invested in foreign securities, and therefore will not be permitted to make this election and "pass through" to its shareholders. Each shareholder's respective pro rata share of foreign taxes the Portfolio pays will, therefore in effect, be netted against their share of the Portfolio's gross income.


     The Portfolios may invest in non-U.S. corporations which could be treated as passive foreign investment companies ("PFICs"). This could result in adverse tax consequences upon the disposition of, or the receipt of "excess distributions" with respect to, such equity investments. To the extent a Portfolio does invest in PFICs, it may adopt certain tax strategies to reduce or eliminate the adverse effects of certain Federal tax provisions governing PFIC investments. Some of these strategies may require the Portfolio to distribute amounts in excess of its realized income and gains. Many non-U.S. banks and insurance companies may not be treated as PFICs if they satisfy certain technical requirements under the Code. To the extent that a Portfolio does invest in foreign securities which are determined to be PFIC securities and is required to pay a tax on such investments, a credit for this tax would not be allowed to be passed through to its shareholders. Therefore, the payment of this tax would reduce the Portfolio's economic return from its PFIC shares, and excess distributions received with respect to such shares are treated as ordinary income rather than capital gains.


     In the case of the International Equity Selection Portfolio, an underlying fund may inadvertently invest in non-U.S. corporations which would be treated as PFICs or become a PFIC under the Code. This could result in adverse tax consequences upon the disposition of, or the receipt of "excess distributions" with respect to, such equity investments. To the extent an underlying fund does invest in PFICs, it may elect to treat the PFIC as a "qualified electing fund" or mark-to-market its investments in PFICs annually. In either case, the underlying fund may be required to distribute amounts in excess of its realized income and gains. To the extent that the underlying fund itself is required to pay a tax on income or gain from investment in PFICs, the payment of this tax would reduce the Portfolio's economic return.


Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Tax-Free Cash Management Portfolio, Maryland Tax-free Portfolio and Pennsylvania Tax-free Portfolio


     Dividends (i) designated by these Portfolios as exempt-interest dividends and (ii) paid to shareholders out of tax-exempt interest income earned by the Portfolios (exempt-interest dividends) generally will not be subject to Federal income tax paid by the Portfolios' shareholders. However, persons who are "substantial users" or "related persons" of facilities financed by private activity bonds held by the Portfolios may be subject to tax on their pro-rata share of the interest income from such bonds and should consult their tax advisors before purchasing shares of the Portfolios. Realized market discount on tax-exempt obligations purchased after April 30, 1993 is treated as ordinary income and not as a capital gain. Dividends paid by a Portfolio out of its taxable net investment income (including realized net short-term capital gains, if any) are taxable to shareholders as ordinary income notwithstanding that such dividends are reinvested in additional shares of the Portfolio. The "exempt interest dividend" portion of a distribution is determined by the ratio of the net tax-exempt income realized by a Portfolio for the entire year to the aggregate amount of distributions for such year and, thus, is an annual average, rather than a day-to-day determination for each shareholder. Distributions of long-term capital gains, if any, are taxable as long-term capital gains to the shareholder receiving them regardless of the length of time he or she may have held his or her shares. Under current tax law (1) interest on certain private activity bonds is treated as an item of tax preference for purposes of the Federal Alternative Minimum Tax imposed on individuals and corporations, although for regular Federal income tax purposes such interest remains fully tax-exempt, and (2) interest on all tax-exempt obligations is included in "adjusted current earnings" of corporations for Federal Alternative Minimum Tax purposes. Because the Portfolios expect to purchase private activity bonds, a portion (not expected to exceed 20%) of each Portfolio's exempt-interest dividends may constitute an item of tax preference for those shareholders subject to the Federal Alternative Minimum Tax.


     Interest on indebtedness incurred by shareholders to purchase or carry shares of Portfolios generating exempt-interest dividends generally is not deductible for Federal income tax purposes. Under IRS rules for determining when borrowed funds are used for purchasing or carrying particular assets, shares of the Portfolios may be considered to have been purchased or carried with borrowed funds even though those funds are not directly linked to the shares.


     The exemption for Federal income tax purposes of dividends derived from interest on municipal securities does not necessarily result in an exemption under the income or other tax laws of any state or local taxing authority. Shareholders of a Portfolio may be exempt from state and local taxes on distributions of tax-exempt interest income derived from obligations of the state and/or municipalities of the state in which they reside but may be subject to tax on income derived from the municipal securities of other jurisdictions. Shareholders are advised to consult with their tax advisors concerning the application of state and local taxes to investments in the Portfolios which may differ from the Federal income tax consequences described above.


     Receipt of tax-exempt income may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. For example, shareholders who receive social security benefits may be subject to Federal income tax on up to 85% of such benefits to the extent that their income, including tax-exempt income, exceeds certain base amounts. Prospective purchasers of Portfolio shares should consult their own tax advisors as to the applicability of any such collateral consequences.


     The Portfolios purchase municipal obligations based on opinions of bond counsel regarding the Federal income tax status of the obligations. These opinions generally will be based upon covenants by the issuers regarding continuing compliance with Federal tax requirements. If the issuer of an obligation fails to comply with its covenant at any time, interest on the obligation could become federally taxable retroactive to the date the obligation was issued.

     Corporate investors should note that the corporate Alternative Minimum Tax base is increased by 75% of the amount by which adjusted current earnings (which includes tax-exempt interest not already included as a specified item of tax preference) exceeds the alternative minimum taxable income of the corporation (computed without regard to such increase and net operating loss deductions).

     If a shareholder receives an exempt-interest dividend and sells shares at a loss after holding them for a period of six months or less, the loss will be disallowed to the extent of the amount of exempt-interest dividend.


     Shares of the Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Tax-Free Cash Management Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio would not be suitable for tax-exempt institutions and may not be suitable for retirement plans qualified under
Section 401 of the Code, H.R. 10 plans and Individual Retirement Accounts, because such plans and accounts are generally tax-exempt. Therefore, such plans and accounts would not gain any additional benefit from the tax-exempt status of the Portfolios' dividends and, moreover, such dividends would be taxable when distributed to the beneficiary.

Maryland Tax Matters

     To the extent that dividends paid by the Portfolios qualify as exempt-interest dividends of a regulated investment company, the portion of exempt-interest dividends that represents interest received by the Portfolios (a) on obligations of Maryland or its political subdivisions and authorities, (b) on obligations of the United States, or (c) obligations of certain authorities, commissions, instrumentalities, possessions or territories of the United States, will be exempt from Maryland state and local income taxes when allocated or distributed to a shareholder of the Portfolios.

     In addition, gains realized by the Portfolios from the sale or exchange of a bond issued by Maryland or a political subdivision of Maryland, will not be subject to Maryland state and local income taxes. To the extent that distributions of the Portfolios are attributable to sources other than those described in the preceding sentences, such as interest received by the Portfolios on obligations issued by states other than Maryland or capital gains realized on obligations issued by U.S. territories and possessions and from states other than Maryland, and income earned on repurchase agreements, such distributions will be subject to Maryland state and local income taxes. Income earned on certain private activity bonds (other than obligations of the State of Maryland or a political subdivision or authority thereof) which the Portfolios might hold will constitute a Maryland tax preference for individual shareholders. In addition, capital gains realized by a shareholder upon a redemption or exchange of portfolio shares will be subject to Maryland state and local income taxes.

Pennsylvania Tax Matters

     To the extent that dividends paid by the Portfolios qualify as exempt-interest dividends of a regulated investment company, the portion of exempt-interest dividends that represents interest received by the Portfolios on obligations (a) of Pennsylvania or its political subdivisions and authorities, or (b) of the United States or an authority, commission, instrumentality, possession or territory of the United States, will be exempt from Pennsylvania state and local income taxes when allocated or distributed to a shareholder of the Portfolios.

     In addition, gains realized by the Portfolios from the sale or exchange of a bond issued by Pennsylvania or a political subdivision of Pennsylvania, or by the United States or an authority, commission or instrumentality of the United States, will not be subject to Pennsylvania state and local income taxes. To the extent that distributions of the Portfolios are attributable to sources other than those described in the preceding sentences, such as interest received by the Portfolios on obligations issued by states other than Pennsylvania or capital gains realized on obligations issued by U.S. territories and possessions and from states other than Pennsylvania, and income earned on repurchase agreements, such distributions will be subject to Pennsylvania state and local income taxes. Income earned on certain private activity bonds which the Portfolios might hold will constitute a Pennsylvania tax preference for individual shareholders. In addition, capital gains realized by a shareholder upon a redemption or exchange of portfolio shares will be subject to Pennsylvania state and local income taxes.

Other Tax Information


     In addition to Federal taxes, shareholders may be subject to state or local taxes on their investment, depending on state law.

     The Fund will be required in certain cases to withhold and remit to the U.S. Treasury 31% of distributions payable to any shareholder who (1) has provided the Fund either an incorrect tax identification number or no number at all, (2) is subject to backup withholding by the Internal Revenue Service for failure to properly report payments of interest or dividends, or (3) has failed to certify to the Fund that such shareholder is not subject to backup withholding.

                             TRUSTEES AND OFFICERS

     The trustees and officers of the Fund and their principal occupations during the past five years are set forth below. Each trustee who is an "interested person" of the Fund (as defined in the 1940 Act) is indicated by an asterisk (*). Unless otherwise indicated the business address of each is One Freedom Valley Drive, Oaks, PA 19456.

     William H. Cowie, Jr., 1408 Ruxton Road, Baltimore, MD 21204.  Date of
Birth: 1/24/31. Trustee since 1993. Prior to retirement, Mr. Cowie was Chief Financial Officer (1991-1995) of Pencor, Inc. (developers of environmental projects). Prior to 1991, Mr. Cowie was Vice Chairman of Signet Banking Corporation.

     Charlotte R. Kerr, American City Building, 10227 Wincopin Circle, Suite 108, Columbia, MD 21044. Date of Birth: 9/26/46. Trustee since 1993. Ms. Kerr is Practitioner and faculty member at the Traditional Acupuncture Institute.

     *David D. Downes, 210 Allegheny Ave., Towson, MD 21204. Date of Birth:
7/16/35. President and Trustee since 1995. Mr. Downes is an attorney in private practice (since October 1996). Prior thereto he was a partner (1989-
1995) and of counsel (1995-Sept. 1996) of Venable, Baetjer & Howard (law firm).

     Thomas Schweizer, 6 Betty Bush Lane, Baltimore, MD 21212.  Date of Birth:
8/21/22. Trustee since 1993. Prior to his retirement in 1987, Mr. Schweizer was self-employed. He currently is a board member of various charity organizations and hospitals.

     Richard B. Seidel, 770 Hedges Lane, Wayne, Pennsylvania 19087.  Date of
Birth: 4/20/41. Trustee since 1998. Mr. Seidel is a Director and President (since 1994) of Girard Partners, Ltd. (a registered broker-dealer). Prior to 1994, Mr. Seidel was a Director and President of Fairfield Group, Inc.

     James F. Volk. Date of Birth: 8/28/62. Controller, Treasurer and Chief Financial Officer since March 1997. Mr. Volk is Director of Investment Accounting Operations. He joined SEI Investments Mutual Fund Services in February 1996 and is co-director of the International Fund Accounting Group. From December 1993 to January 1996, Mr. Volk was Assistant Chief Accountant of the Securities and Exchange Commission's Division of Investment Management. Prior to December 1993, Mr. Volk spent nine years with Coopers & Lybrand L.L.P., most recently as a senior manager.

     Lynda J. Striegel. Date of Birth: 10/30/48. Vice President and Secretary since June 1998. Ms. Striegel is Vice President and Assistance Secretary of SEI Investments, since 1998. Prior to 1998, Ms. Striegel was Senior Assets Management Counsel, Barnet Banks from 1997 to 1998; Partners, Groom and Nordberg, Chartered from 1996 to 1997; Associate General Counsel, Riggs Bank, N.A. from 1991 to 1995.

     Lydia A. Gavalis. Date of Birth: 6/5/64. Vice President and Assistant Secretary since 1998. Vice President and Assistant Secretary of SEI Investments Company since 1998. Assistant General Counsel and Director of Arbitration, Philadelphia Stock Exchange from 1989 to 1998.

     Kathy Heilig. Date of Birth: 12/21/58. Vice President and Assistant Secretary since 1998. Treasurer of SEI Investments Company since 1997. Assistant Controller of SEI Investments Company since 1995; Vice President of SEI Investments Company since 1991; Director of Taxes of SEI Investments Company from 1987 to 1991; Tax Manager - Arthur Anderson LLP prior to 1987.

     Kevin P. Robins. Date of Birth: 4/15/61. Vice President and Assistant Secretary since November 1995. Mr. Robins is Senior Vice President, General Counsel and Secretary of SEI Investments since 1994. Prior to 1994, Mr. Robins was Vice President and Assistant Secretary of SEI Investments. Prior to 1992, Mr. Robins was an Associate with Morgan Lewis & Bockius (law firm) since 1988.

     Todd Cipperman. Date of Birth: 2/14/66. Vice President and Assistant Secretary since November 1995. Mr. Cipperman is Vice President and Assistant Secretary of SEI Investments since 1995. From 1994 to May 1995, Mr. Cipperman was an Associate with Dewey Ballantine (law firm). Prior to 1994, Mr. Cipperman was an Associate with Winston & Strawn (law firm) since 1991.

     James R. Foggo. Date of Birth: 6/30/64. Vice President and Assistant Secretary since 1998. Mr. Foggo is Vice President and Assistant Secretary of the Administrator and the Distributor since 1998. In 1998, Mr. Foggo was an Associate with Paul Weiss, Rifkind, Wharton & Garrison. From 1995 to 1998, Mr. Foggo was an Associate with Baker & McKenzie. From 1993 to 1995, Mr. Foggo was an Associate with Battle Fowler L.L.P. Prior to 1990, Mr. Foggo was Operations Manager with The Shareholder Services Group, Inc. since 1986.

     The following table sets forth information describing the compensation of each current trustee of the Fund for his or her services as trustee for the fiscal year ended April 30, 1999.

                          Trustee Compensation Table

                                                   Pension or        Estimated
                                                   Retirement          Annual          Total
                                 Aggregate      Benefits Accrued    Retirement      Compensation
                               Compensation       from the Fund    from the Fund   from the Fund
      Name of Trustee          from the Fund        Complex*         Complex*        Complex*
      ---------------          -------------        --------         --------        --------
William H. Cowie, Jr.               $16,000            --                 --            $16,000
David D. Downes                      13,500            --                 --             13,500
Charlotte R. Kerr                    13,500            --                 --             13,500
Thomas Schweizer                     13,500            --                 --             13,500
Richard B. Seidel                    11,750            --                 --             11,750

     *The Fund's trustees do not receive any pension or retirement benefits from the Fund as compensation for their services as trustees of the Fund. The Fund, a Massachusetts business trust, is the sole investment company in the fund complex.

                               INVESTMENT ADVISOR

     The investment advisor of the Fund is Allied Investment Advisors, Inc. ("AIA"). AIA provides (or supervises any subadvisor who provides) the Portfolios with day-to-day management services and makes investment decisions on the Portfolios' behalf in accordance with each Portfolio's investment policies. AIB Govett Asset Management Limited ("AIB Govett") serves as subadvisor to the International Equity Portfolio and Emerging Markets Equity Portfolio.

     Institutional, Institutional II, Corporate, Corporate II and Corporate III Class shares of the Fund are offered through Allfirst Trust Company, N.A. ("Allfirst Trust"), and Retail Class A and Retail Class B shares are offered through Allfirst Brokerage Corporation ("Allfirst Brokerage"). Allfirst Trust also provides custodial and administrative services to the Fund. AIA, Allfirst Trust and Allfirst Brokerage are wholly-owned subsidiaries of Allfirst Bank, a Maryland-chartered Federal Reserve member bank based in Baltimore, Maryland. Allfirst Bank is a wholly-owned subsidiary of Allfirst Financial Inc., which is owned by Allied Irish Banks, p.l.c., an international financial services organization based in Dublin, Ireland. AIB Govett is an indirect, majority-owned subsidiary of Allied Irish Banks, p.l.c. SEI Investments Distribution Co., the distributor of the Fund, is not affiliated with Allied Irish Banks, p.l.c. or its affiliates.


     Pursuant to an investment advisory agreement with the Fund dated as of February 12, 1998, AIA furnishes, at its own expense, all services, facilities and personnel necessary to manage each applicable Portfolio's investments and effect portfolio transactions on its behalf. Pursuant to an investment subadvisory agreement with the Fund and AIA dated as of [_____], 2000, AIB Govett furnishes, at its own expense, all services, facilities and personnel necessary to manage the International Equity Portfolio's and Emerging Markets Equity Portfolio's investments and effect portfolio transactions on its behalf.


     The advisory contracts have been approved by the Board of Trustees and will continue in effect with respect to a Portfolio only if such continuance is specifically approved at least annually by the Board or by vote of the shareholders of the Portfolio, and in either case by a majority of the trustees who are not parties to the advisory contract or interested persons of any such party, at a meeting called for the purpose of voting on the advisory contract. The advisory contracts are terminable with respect to a Portfolio without penalty on 60 days' written notice when authorized either by vote of the shareholders of the Portfolio or by a vote of a majority of the trustees, or by AIA (and, in the case of the subadvisory agreement, AIB Govett), on 60 days' written notice, and will automatically terminate in the event of its assignment.

     The advisory contracts provide that, with respect to each Portfolio, neither AIA or AIB Govett, nor their personnel shall be liable for any error of judgment or mistake of law or for any act or omission in the performance of its duties to a Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance by either AIA or AIB Govett of its duties or by reason of reckless disregard of its obligations and duties under the advisory contract. The advisory contracts provide that AIA and AIB Govett may render services to others.

     For the fiscal year ended April 30, 1999, the advisory fee payable to AIA with respect to the U.S. Treasury Money Market Portfolio was $1,076,083 of which $258,255 was waived; with respect to the U.S. Government Money Market Portfolio was $4,172,358 of which $1,835,842 was waived; with respect to the Money Market Portfolio was $1,959,252 of which $1,097,179 was waived; with respect to the Tax-Free Money Market Portfolio was $391,788 of which $250,747 was waived; with respect to the Short-Term Treasury Portfolio was $152,294 of which $0 was waived; with respect to the Short-Term Bond Portfolio was $983,974 of which $65,598 was waived; with respect to the Maryland Tax-Free Portfolio was $761,925 of which $187,552 was waived; with respect to the Pennsylvania Tax-Free Portfolio was $1,442,998 of which $0 was waived; with respect to the Intermediate Fixed Income Portfolio was $563,525 of which $103,313 was waived; with respect to the U.S. Government Bond Portfolio was $1,986,405 of which $238,374 was waived; with respect to the Income Portfolio was $2,086,212 of which $312,937 was waived; with respect to the Balanced Portfolio was $820,804 of which $113,652 was waived; with respect to the Equity Income Portfolio was $724,219 of which $62,075 was waived; with respect to the Value Equity Portfolio was $5,913,639 of which $768,762 was waived; with respect to the Equity Index Portfolio was $134,964 of which $95,275 was waived; with respect to the Blue Chip Equity Portfolio was $981,292 of which $140,183 was waived; with respect to the Capital Growth Portfolio was $591,773 of which $42,271 was waived; with respect to the Mid-Cap Equity Portfolio was $444,981 of which $33,373 was waived; with respect to the Small-Cap Equity Portfolio was $221,721 of which $2,772 was waived; and with respect to the International Equity Selection Portfolio was $232,924 of which $35,834 was waived.

     For the fiscal year ended April 30, 1998, the advisory fee payable to AIA with respect to the U.S. Treasury Money Market Portfolio was $950,471 of which $228,108 was waived; with respect to the U.S. Government Money Market Portfolio was $3,419,050 of which $1,504,386 was waived; with respect to the Money Market Portfolio was $1,340,587 of which $750,727 was waived; with respect to the Tax-Free Money Market Portfolio was $363,632 of which $232,727 was waived; with respect to the Short-Term Treasury Portfolio was $142,899 of which $7,217 was waived; with respect to the Short-Term Bond Portfolio was $173,712 of which $26,223 was waived; with respect to the U.S. Government Bond Portfolio was $333,031 of which $49,534 was waived; with respect to the Intermediate Fixed Income Portfolio was $470,633 of which $114,918 was waived; with respect to the Income Portfolio was $1,430,536 of which $24,176 was waived; with respect to the Maryland Tax-Free Portfolio was $523,716 of which $60,920 was waived; with respect to the Pennsylvania Tax-Free Portfolio was $232,022 of which $22,998 was waived; with respect to the Balanced Portfolio was $537,057 of which $8,299 was waived; with respect to the Equity Income Portfolio was $691,714 of which $95,123 was waived; with respect to the Equity Index Portfolio was $39,637 of which $37,626 was waived; with respect to the Blue Chip Equity Portfolio was $473,707 of which $27,150 was waived; with respect to the Mid-Cap Equity Portfolio was $286,418 of which $20,587 was waived; with respect to the Value Equity Portfolio was $997,541 of which $162,273 was waived; with respect to the Capital Growth Portfolio was $304,120 of which $2,637 was waived; with respect to the Small-Cap Equity Portfolio was $150,514 of which $238 was waived; and with respect to the International Equity Selection Portfolio was $42,205 of which $23,706 was waived. Prior to February 12, 1998, the fees set forth above were payable pursuant to an advisory agreement with AIA which provided a different fee schedule.

     For the fiscal year ended April 30, 1997, the advisory fee payable to AIA with respect to the U.S. Treasury Money Market Portfolio was $868,468 of which $208,427 was waived; with respect to the U.S. Government Money Market Portfolio was $2,979,910 of which $1,311,172 was waived; with respect to the Money Market Portfolio was $1,152,587 of which $668,387 was waived; with respect to the Tax-Free Money Market Portfolio was $293,764 of which $188,010 was waived; with respect to the Income Portfolio was $1,065,590; with respect to the Balanced Portfolio was $534,609; with respect to the Capital Growth Portfolio was $230,061 of which $171,884 was waived; with respect to the Small-Cap Equity Portfolio was $149,991; with respect to the Short-Term Treasury Portfolio was $113,265 of which $16,181 was waived; with respect to the Blue Chip Equity Portfolio was $155,125 of which $51,706 was waived; with respect to the Intermediate Fixed Income Portfolio was $210,973 of which $52,655 was waived; with respect to the Maryland Tax-Free Portfolio was $190,624 of which $18,909 was waived; with respect to the Pennsylvania Tax-Free Portfolio was $52,803 of which $13,698 was waived; and with respect to the Equity Income Portfolio was $262,270 of which $37,287 was waived; and with respect to the Mid-Cap Equity Portfolio was $83,933 of which $5,948 was waived.


     In addition to receiving its advisory or subadvisory fee, AIA and AIB Govett may also act and be compensated as investment manager for clients with respect to assets which are invested in a Portfolio. In some instances AIA and AIB Govett may elect to credit against any investment management fee received from a client who is also a shareholder in a Portfolio an amount equal to all or a portion of the fee received by AIA and AIB Govett, or their affiliates, from a Portfolio with respect to the client's assets invested in the Portfolio.

     Each Portfolio has, under its advisory contract, confirmed its obligation to pay all expenses, including interest charges, taxes, brokerage fees and commissions; certain insurance premiums; fees, interest charges and expenses of the custodian, transfer agent and dividend disbursing agent; telecommunications expenses; auditing, legal and compliance expenses; organization costs and costs of maintaining existence; costs of preparing and printing the Portfolios' prospectuses, statements of additional information and shareholder reports and delivering them to existing and prospective shareholders; costs of maintaining books of original entry for portfolio accounting and other required books and accounts of calculating the NAV of shares of the Portfolios; costs of reproduction, stationery and supplies; compensation of trustees and officers of the Fund and costs of other personnel performing services for the Fund who are not officers of the Administrator or Distributor, or their respective affiliates; costs of shareholder meetings; SEC registration fees and related expenses; state securities laws registration fees and related expenses; fees payable under the advisory contracts and under the administration agreement, and all other fees and expenses paid by the Portfolios.

                         ADMINISTRATOR AND DISTRIBUTOR

Administrator and Sub-administrator


     SEI Investments Mutual Funds Services serves as administrator (the "Administrator") to the Fund. The Administrator assists in supervising all operations of the Portfolios, except those performed by AIA and/or AIB Govett under the advisory contracts, by the Distributor under the distribution agreement and by Allfirst Trust Company, National Association ("Allfirst Trust") under the sub-administration and custodian agreements.


     Under its administration agreement with the Fund, the Administrator has agreed to maintain office facilities for the Fund. The Administrator prepares annual and semi-annual reports to the SEC, prepares Federal and state tax returns, prepares filings with state securities commissions, and generally assists in all aspects of the Fund's operations other than those discussed above. Under the administration agreement, the Administrator also provides fund accounting and related accounting services. The Administrator may delegate its responsibilities under the administration agreement with the Fund's written approval.

     The Administrator, a Delaware business trust, has its principal business offices at 1 Freedom Valley Drive, Oaks, PA 19456. SEI Investments Management Corporation, a wholly-owned subsidiary of SEI Investments Company ("SEI"), is the owner of all beneficial interest in the Administrator. SEI and its subsidiaries and affiliates are leading providers of funds evaluation services, trust accounting systems, and brokerage and information services to financial institutions, institutional investors and money managers. The Administrator also serves as administrator or sub-administrator to the following mutual funds:
SEI Daily Income Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Index Funds, SEI Institutional Managed Trust, SEI Institutional International Trust, The Advisors' Inner Circle Fund, The Pillar Funds, CUFUND, STI Classic Funds, First American Funds, Inc., First American Investment Funds, Inc., The Arbor Fund, Boston 1784 Funds, The PBHG Funds, Inc.,

Morgan Grenfell Investment Trust, The Achievement Funds Trust, Bishop Street Funds, CrestFunds, Inc., STI Classic Variable Trust, Huntington Funds, SEI Asset Allocation Trust, TIP Funds, SEI Institutional Investments Trust, First American Strategy Funds, Inc., HighMark Funds, PBHG Insurance Series Fund, Inc., Expedition Funds, Alpha Select Funds, Oak Associates Funds, The Nevis Fund, Inc., The Parkstone Group of Funds, CNI Charter Funds and The Parkstone Advantage Fund.

     For the fiscal year ended April 30, 1999, the administration fee payable to the Administrator with respect to the U.S. Treasury Money Market Portfolio was $559,558; with respect to the U.S. Government Money Market Portfolio was $2,169,604; with respect to the Money Market Portfolio was $1,018,801; with respect to the Tax-Free Money Market Portfolio was $203,728; with respect to the Short-Term Treasury Portfolio was $56,566; with respect to the Short-Term Bond Portfolio was $170,554; with respect to the Maryland Tax-Free Portfolio was $152,383; with respect to the Pennsylvania Tax-Free Portfolio was $288,596; with respect to the Intermediate Fixed Income Portfolio was $122,095; with respect to the U.S. Government Bond Portfolio was $344,307; with respect to the Income Portfolio was $452,006; with respect to the Balanced Portfolio was $164,159; with respect to the Equity Income Portfolio was $134,496; with respect to the Value Equity Portfolio was $768,762; with respect to the Equity Index Portfolio was $27,405; with respect to Blue Chip Equity Portfolio was $182,238; with respect to the Capital Growth Portfolio was $109,899; with respect to the Mid-Cap Equity Portfolio was $72,308; with respect to the Small-Cap Equity Portfolio was $36,029; and with respect to the International Equity Selection Portfolio was $46,584.

     For the fiscal year ended April 30, 1998, the administration fee payable to the Administrator with respect to the U.S. Treasury Money Market Portfolio was $494,240; with respect to the U.S. Government Money Market Portfolio was $1,777,888; with respect to the Money Market Portfolio was $697,098; with respect to the Tax-Free Money Market Portfolio was $189,087; with respect to the Income Portfolio was $364,951; with respect to the Balanced Portfolio was $124,759; with respect to the Capital Growth Portfolio was $64,748; with respect to the Small-Cap Equity Portfolio (formerly Special Equity Portfolio) was $31,575; with respect to Blue Chip Equity Portfolio was $100,718; with respect to the Short-Term Treasury Portfolio was $53,076; with respect to the Intermediate Fixed Income Portfolio was $101,969; with respect to the Maryland Tax-Free Portfolio was $132,656; with respect to the Pennsylvania Tax-Free Portfolio was $30,476 (an additional $16,803 was paid to Federated Investors, the administrator of the Marketvest Funds prior to the reorganizations ("Federated")); with respect to the Equity Income Portfolio was $128,459; with respect to the Mid-Cap Equity Portfolio was $52,356; with respect to the Short-Term Bond Portfolio was $18,456 (an additional $12,347 was paid to Federated); with respect to the U.S. Government Bond Portfolio was $36,989 (an additional $22,521 was paid to Federated); with respect to the Value Equity Portfolio was $69,147 (an additional $86,672 was paid to Federated); and with respect to the International Equity Selection Portfolio was $4,627 (an additional $10,640 was paid to Federated).

     For the fiscal year ended April 30, 1997, the administration fee payable to the Administrator with respect to the U.S. Treasury Money Market Portfolio was $451,599; with respect to the U.S. Government Money Market Portfolio was $1,549,513; with respect to the Money Market Portfolio was $599,341 of which $15,103 was waived; with respect to the Tax-Free Money Market Portfolio was $153,254; with respect to the Income Portfolio was $277,052; with respect to the Balanced Portfolio was $126,362; with respect to the Capital Growth Portfolio was $49,846; with respect to the Small-Cap Equity Portfolio was $32,496; with respect to Blue Chip Equity Portfolio was $34,734; with respect to the Short-Term Treasury Portfolio was $42,070; with respect to the Intermediate Fixed Income Portfolio was $45,699; with respect to the Maryland Tax-Free Portfolio was $49,562; with respect to the Pennsylvania Tax-Free Portfolio was $13,729; with respect to the Equity Income Portfolio was $48,707; and with respect to the Mid-Cap Equity Portfolio was $15,587.

     The administration agreement permits the Administrator to subcontract its services thereunder, provided that the Administrator will not be relieved of its obligations under the agreement by the appointment of a subcontractor and the Administrator shall be responsible to the Fund for all acts of the subcontractor as if such acts were its own, except for losses suffered by any Portfolio resulting from willful misfeasance, bad faith or gross negligence by the subcontractor in the performance of its duties or for reckless disregard by it of its obligations and duties. Pursuant to a sub-administration agreement between the Administrator and Allfirst Trust, Allfirst Trust performs services which may include clerical, bookkeeping, accounting, stenographic, and administrative services, for which it receives a fee, paid by the Administrator, at the annual rate of up to 0.0275% of aggregate average net assets. For the fiscal year ended April 30, 1998, the Administrator paid a sub-administration fee to Allfirst Trust of $429,472.47. For the fiscal year ended April 30, 1999, the Administrator paid a sub-administration fee to Allfirst Trust of $1,492,171.

Distributor

     SEI Investments Distribution Co. (formerly SEI Financial Services Company) serves as the distributor (the "Distributor") of the Fund. The Distributor offers shares continuously and has agreed to use its best efforts to solicit purchase orders.

Distribution Plans


     The Board of Trustees has adopted distribution plans (the "Plans") pursuant to Rule 12b-1 under the 1940 Act (the "Rule") on behalf of the Retail Class A and Retail Class B of each Portfolio, Institutional II Class of each Money Market Fund Portfolio and Corporate II Class and Corporate III Class shares of the U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, and Tax-Free Cash Management Portfolio. The Plans allow the Portfolios to pay the Distributor a distribution fee at the annual rate of up to 0.75% of the average net assets of such class, or such lesser amount as approved from time to time by the Board. These fees may be used to pay expenses associated with the promotion and administration of activities primarily intended to result in the sale of shares of the Portfolios, including, but not limited to: advertising the availability of services and products; designing material to send to customers and developing methods of making such materials accessible to customers; providing information about the product needs of customers; providing facilities to solicit sales and to answer questions from prospective and existing investors about the Portfolios; receiving and answering correspondence from prospective investors, including requests for sales literature, prospectuses and statements of additional information; displaying and making sales literature and prospectuses available; acting as liaison between shareholders and the Portfolios, including obtaining information from the Portfolios regarding the Portfolios and providing performance and other information about the Portfolios; and providing additional distribution-related services.


     The Plans have been approved by the Board of Trustees, including the majority of disinterested trustees, and where approved by the initial sole shareholder of the classes. As required by the Rule, the Board considered all pertinent factors relating to the implementation of each of the Plans prior to its approval, and the trustees have determined that there is a reasonable likelihood that the Plans will benefit the classes and their respective shareholders. To the extent that the Plans provide greater flexibility in connection with the distribution of shares of the Portfolios, additional sales may result.

     The Board has approved a distribution fee of 0.15% of the average net assets of the Institutional II Class. For the fiscal year ended April 30, 1999, the Institutional II Class of the U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio and Tax-Free Money Market Portfolio paid distribution fees of $138,487, $180,079, $203,976 and $52,457, respectively.


     The Board has approved distribution fees of 0.25% and 0.40% of the average net assets of the Corporate II Class and Corporate III Class, respectively.


     The Board has approved distribution fees based on the following percentages of the average daily net assets of the Retail Class A: 0.25% for each Money Market Fund Portfolio; 0.30% for the Short-Term Bond Portfolio, U.S. Government Bond Portfolio, Intermediate Fixed Income Portfolio, Income Portfolio, Maryland Tax-Free Portfolio and Pennsylvania Tax-Free Portfolio; 0.40% for the Short-Term Treasury Portfolio, Balanced Portfolio, Equity Income Portfolio, Equity Index Portfolio, Mid-Cap Equity Portfolio, Value

Equity Portfolio, Capital Growth Portfolio, Small-Cap Equity Portfolio, and International Equity Selection Portfolio; and 0.55% for the Blue Chip Equity Portfolio. For the fiscal year ended April 30, 1999, the Retail Class A of the Portfolios paid distribution fees in the following amounts: $69,823 for the U.S. Treasury Money Market Portfolio, $228,796 for the U.S. Government Money Market Portfolio, $541,144 for the Money Market Portfolio, $68,932 for the Tax-Free Money Market Portfolio, $19,710 for the Income Portfolio, $49,428 for the Balanced Portfolio, $43,220 for the Capital Growth Portfolio, $4,724 for the Small-Cap Equity Portfolio, $117,918 for the Blue Chip Equity Portfolio, $35,889 for the Short-Term Treasury Portfolio, $71,337 for the Maryland Tax-Free Portfolio, $7,866 for the Pennsylvania Tax-Free Portfolio, $2,110 for the U.S. Government Bond Portfolio, $8,740 for the Equity Income Portfolio; $6,354 for the Equity Index Portfolio, $5,851 for the Value Equity Portfolio and $2,970 for the International Equity Selection Portfolio.

     The Board has approved distribution fees of 0.75% of the average daily net assets of the Retail Class B of each Portfolio. For the fiscal year ended April 30, 1999, the Retail Class B of the Portfolios paid distribution fees in the following amounts: $45 for the Money Market Portfolio; $695 for the Income Portfolio; $3,747 for the Balanced Portfolio; $5,719 for the Blue Chip Equity Portfolio; $248 for the Value Equity Portfolio; and $3,107 for the Capital Growth Portfolio.

     As of the date of this Statement of Additional Information, all distribution fees received by the Distributor under the Plans are paid to qualified securities brokers or financial institutions or other investment professionals in respect of their share accounts. The Plans are a compensation plan because the Distributor is paid a fixed fee and is given discretion concerning what expenses are payable under the Plans. The Distributor may spend more for marketing and distribution than it receives in fees. However, to the extent fees received exceed expenses, including indirect expenses such as overhead, the Distributor could be said to have received a profit. For example, if the Distributor pays $1 for distribution-related expenses and receives $2 under the Plan, the $1 difference could be said to be a profit for the Distributor. If, after payments by the Distributor for marketing and distribution, there are any remaining fees which have been paid under the Plan, they may be used as the Distributor may elect. Since the amounts payable under the Plan are commingled with the Distributor's general funds, including the revenues it receives in the conduct of its business, it is possible that certain of the Distributor's overhead expenses will be paid out of distribution fees and that these expenses may include the costs of leases, depreciation, communications, salaries, training and supplies.

Shareholder Services Plans

     The Board of Trustees has adopted shareholder services plans on behalf of the Retail Class A, Retail Class B and Institutional Class of the Portfolios to compensate qualified recipients for individual shareholder services and account maintenance. These functions include, but are not limited to, answering shareholder questions and handling correspondence, assisting customers, and account record keeping and maintenance. For these services the participating qualified recipients are paid a service fee at the annual rate of up to 0.25% of average net assets of Retail Class A and Retail Class B of each Portfolio or such lesser amount as may be approved by the Board and 0.15% of average net assets of the Institutional Class of each Portfolio or such lesser amounts as may be approved by the Board of Trustees.

     For the fiscal year ended April 30, 1999, Retail Class A of the U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio paid shareholder servicing fees of $16,757, $54,910, $129,872 and $16,543, respectively.

     For the fiscal year ended April 30, 1999, Retail Class B of the Money Market Portfolio, Income Portfolio, Balanced Portfolio, Blue Chip Equity Portfolio, Value Equity Portfolio and Capital Growth Portfolio paid shareholder servicing fees of $15, $232, $1,249, $1,906, $83 and $1,035, respectively.

     For the fiscal year ended April 30, 1999, Institutional Class of the U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio Tax-Free Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, U.S. Government Bond Portfolio, Intermediate Fixed Income Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio and International Equity Portfolio paid shareholder servicing fees of $191,841, $965,908, $267,531, $56,305, $17,494,
$78,716, $71,626, $167,382, $201,067, $72,686, $272,899, $94,100, $86,044,
$504,823, $85,415, $49,329, $61,883, $22,948 and $27,969, respectively.

     For the fiscal year ended April 30, 1998, Retail Class A of the U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio and Tax-Free Money Market Portfolio paid shareholder servicing fees of $16,492, $19,162, $109,013 and $15,603, respectively.

     For the fiscal year ended April 30, 1998, the Institutional Class of the U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, Income Portfolio, Balanced Portfolio, Capital Growth Portfolio, Small-Cap Equity Portfolio, Blue Chip Equity Portfolio, Short-Term Treasury Portfolio, Intermediate Fixed Income Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Equity Income Portfolio, Mid-Cap Equity Portfolio, International Equity Selection Portfolio, U.S. Government Bond Portfolio, Value Equity Portfolio and Short-Term

Bond Portfolio paid shareholder servicing fees of $59,751, $210,161, $52,733, $19,720, $61,137, $18,509, $9,213, $4,891, $11,688, $4,700, $16,149, $16,836,
$13,905, $20,520, $9,987, $2,135, $17,071, $31,907 and $8,518, respectively.

     For the fiscal year ended April 30, 1997, Retail Class A of the U.S. Treasury Money Market Portfolio, Money Market Portfolio and Tax-Free Money Market Portfolio paid shareholder servicing fees of $6,142, $69,190 and $10,416, respectively.

                                 TRANSFER AGENT

     The Fund has a Transfer Agency and Services Agreement dated November 1, 1995, with SEI Investments Management Corporation. SEI Investments Management Corporation has subcontracted transfer agency services to State Street Bank and Trust Company ("State Street Bank"). State Street Bank maintains an account for each shareholder, provides tax reporting for each Portfolio, performs other transfer agency functions and acts as dividend disbursing agent for each Portfolio.

                            DESCRIPTION OF THE FUND

Trust Organization


     The U.S. Treasury Money Market Portfolio, U.S. Government Money Market Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, U.S. Treasury Cash Management Portfolio, U.S. Government Cash Management Portfolio, Prime Cash Management Portfolio, Tax-Free Cash Management Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Value Equity Portfolio, Equity Index Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Small-Cap Equity Portfolio, International Equity Selection Portfolio, International Equity Portfolio and Emerging Markets Equity Portfolio are series of ARK Funds, an open-end management investment company organized as a Massachusetts business trust by a Declaration of Trust dated October 22, 1992, and amended and restated on March 19, 1993. A supplement to the Declaration of Trust was executed and filed on March 23, 1993. The Declaration of Trust permits the Board to create additional series and classes of shares.


     In the event that an affiliate of Allied Irish Banks, p.l.c. ceases to be the investment advisor to the Portfolios, the right of the Fund and Portfolio to use the identifying name "ARK" may be withdrawn.

     The assets of the Fund received for the issue or sale of shares of a Portfolio and all income, earnings, profits and proceeds thereof are allocated to the Portfolio and constitute the underlying assets thereof. The underlying assets of a Portfolio are segregated on the books of account and are charged with the liabilities with respect to the Portfolio and with a share of the general expenses of the Fund. General expenses of the Fund are allocated in proportion to the asset value of the respective Portfolios, except where allocations of direct expense can otherwise fairly be made. The officers of the Fund, subject to the general supervision of the Board of Trustees, have the power to determine which expenses are allocable to a given Portfolio, or which are general or allocable to all of the Portfolios. In the event of the dissolution or liquidation of the Fund, shareholders of a Portfolio are entitled to receive as a class the underlying assets of the Portfolio available for distribution.

Banking Law Matters


     Banking laws and regulations generally permit a bank or bank affiliate to act as an investment advisor and to purchase shares of an investment company as agent for and upon the order of a customer. However, banking laws and regulations, including the Glass-Steagall Act as currently interpreted by the Board of Governors of the Federal Reserve System, prohibit a bank holding company registered under the Bank Holding Company Act of 1956 or any affiliate thereof from sponsoring, organizing, controlling or distributing the shares of a registered, open-end investment company continuously engaged in the issuance of its shares, and prohibit banks generally from issuing, underwriting, selling or distributing securities. Upon advice of legal counsel, AIA and AIB Govett each believes that it may perform the advisory services described in the prospectuses or this Statement of Additional Information for the Fund and its shareholders without violating applicable Federal banking laws or regulations.


     Judicial or administrative decisions or interpretations of, as well as changes in, either Federal or state statutes or regulations relating to the activities of banks and their affiliates could prevent a bank or bank affiliate from continuing to perform all or a part of the activities contemplated by the prospectuses or this Statement of Additional Information. If banks or bank affiliates were prohibited from so acting, changes in the operating of the Fund might occur. It is not anticipated, however, that any such change would affect the net asset value of the shares of any Portfolio or result in any financial loss to any shareholder.

Shareholder and Trustee Liability


     The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of such a business trust may, under certain circumstances, be held personally liable for the obligations of the trust. The Declaration of

Trust provides that the Fund shall not have any claim against shareholders, except for the payment of the purchase price of shares, and requires that each agreement, obligation or instrument entered into or executed by the Fund or the trustees shall include a provision limiting the obligations created thereby to the Fund and its assets. The Declaration of Trust provides for indemnification out of a Portfolio's property of any shareholders of the Portfolio held personally liable for the obligations of the Portfolio. The Declaration of Trust also provides that a Portfolio shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the Portfolio and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss because of shareholder liability is limited to circumstances in which the Portfolio itself would be unable to meet its obligations. In view of the above, the risk of personal liability to shareholders is remote.

     The Declaration of Trust further provides that the trustees, if they have exercised reasonable care, will not be liable for any neglect or wrongdoing, but nothing in the Declaration of Trust protects a trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Shares

     Shares of a Portfolio of any class are fully paid and non-assessable, except as set forth under the heading "Shareholder and Trustee Liability" above. Shareholders may, as set forth in the Declaration of Trust, call meetings for any purpose related to the Fund, a Portfolio or a class, respectively, including in the case of a meeting of the entire Fund, the purpose of voting on removal of one or more trustees. The Fund or any Portfolio may be terminated upon the sale of its assets to another open-end management investment company, or upon liquidation and distribution of its assets, if approved by vote of the holders of a majority of the outstanding shares of the Fund or the Portfolio. If not so terminated, the Fund and the Portfolios will continue indefinitely.

Share Ownership


     As of _______, 2000, the officers and trustees of the Fund owned less than 1% of the outstanding shares of any Portfolio and the following persons owned beneficially more than 5% of the outstanding shares of the Portfolios and classes indicated. Unless otherwise indicated the address as of July 30, 1999 for the 5% shareholders listed below is: c/o Allfirst Bank, 110 South Paca Street, Baltimore, Maryland 21201.

U.S. Treasury Money Market Portfolio










U.S. Government Money Market Portfolio

Money Market Portfolio











Tax-Free Money Market Portfolio

Pennsylvania Tax-Free Money Market Portfolio


Short-Term Treasury Portfolio

Maryland Tax-Free Portfolio






Pennsylvania Tax-Free Portfolio









U.S. Government Bond Portfolio



Income Portfolio

Balanced Portfolio







Equity Income Portfolio






Value Equity Portfolio

Equity Index Portfolio









Mid-Cap Equity Portfolio






Capital Growth Portfolio






Small-Cap Equity Portfolio

International Equity Selection Portfolio



International Equity Portfolio



Emerging Markets Equity Portfolio



U.S. Treasury Cash Management Portfolio



U.S. Government Cash Management Portfolio



Prime Cash Management Portfolio



Tax-Free Cash Management Portfolio

     A shareholder owning beneficially more than 25% of a particular Portfolio's shares may be considered to be a "controlling person" of that Portfolio. Accordingly, its vote could have a more significant effect on matters presented at shareholder meetings than the votes of the Portfolio's other shareholders. Allfirst Bank or its affiliates, however, may receive voting instructions from certain underlying customer accounts and will vote the shares in accordance with those instructions. In the absence of such instructions, Allfirst Bank or its affiliates will vote those shares in the same proportion as it votes the shares for which it has received instructions from its customers and fiduciary accounts.

                                   CUSTODIAN


     Allfirst Trust, 25 South Charles Street, Baltimore, Maryland 21201, serves as custodian for the Portfolios. Under the custody agreement with the Fund, Allfirst Trust holds the Fund's portfolio securities in safekeeping and keeps all necessary records and documents relating to its duties. For the services provided to the Fund pursuant to the custody agreement, the Fund pays Allfirst Trust a monthly fee at the annual rate of 0.015% of the average net assets of the Portfolios. Allfirst Trust also charges the Fund transaction handling fees ranging from $5 to $75 per transaction and receives reimbursement for out-of-pocket expenses. Foreign securities purchased by the Portfolios are held by foreign banks participating in a network coordinated by ________, which serves as sub-custodian for the Portfolios holding foreign securities. All expenses incurred through this network are paid by the Portfolios holding foreign securities.

                              INDEPENDENT AUDITORS

     KPMG LLP, located at 99 High Street, Boston, Massachusetts 02110, are the Fund's independent auditors, providing audit services and consultation in connection with the review of various Securities and Exchange Commission filings.

                              FINANCIAL STATEMENTS


     The Portfolios' financial statements and financial highlights for the fiscal year ended April 30, 1999 and for the six months ended October 31, 1999 are included in the Annual Report and the Semi-Annual Report, respectively, which are supplied with this Statement of Additional Information. The Portfolios' financial statements and financial highlights are incorporated herein by reference.

                                   APPENDIX A

Description of Selected Indices

Dow Jones Industrial Average is an unmanaged index of common stock prices representing stocks of major industrial companies and includes reinvestment of dividends.

Standard & Poor's 500 Composite Stock Price Index is an unmanaged index of common stock prices and includes reinvestment of dividends.

Standard & Poor's MidCap 400 Index is an unmanaged index of common stock prices and includes reinvestment of dividends.

NASDAQ Composite Index is an unmanaged index of over-the-counter stock prices and does not assume reinvestment of dividends.

Russell 2000 Index is an unmanaged index of Small-Capitalization stocks that includes reinvestment of dividends.

Morgan Stanley Capital International Europe, Australia, Far East (EAFE) Index is an unmanaged index of over 1,000 foreign securities in Europe, Australia and the Far East, and includes reinvestment of dividends.

Morgan Stanley Capital World Index is an unmanaged index of over 1,500 foreign securities, and includes reinvestment of dividends.

Lehman Brothers Aggregate Bond Index, an unmanaged index, is a broad measure of bond performance and includes reinvestment of interest. It is comprised of securities from the Lehman Brothers Government/Corporate Bond Index, Mortgage-Backed Securities Index, and Yankee Bond Index.

Lehman Brothers Government Bond Index is an index comprised of all public obligations of the U.S. Treasury, U.S. government agencies, quasi-federal corporations, and of corporate debt guaranteed by the U.S. government. The index excludes flower bonds, foreign targeted issues, and mortgage-backed securities.

Lehman Brothers Corporate Bond Index is an index comprised of all public, fixed-rate, non-convertible investment-grade domestic corporate debt. Issues included in this index are rated at least Baa3 by Moody's or BBB- by S&P or, in the case of unrated bonds, BBB by Fitch

Investors Service. Collateralized mortgage obligations are not included in the Corporate Bond Index.

The Lehman Brothers Government Bond Index and the Lehman Brothers Corporate Bond Index combine to form the Lehman Government/Corporate Bond Index.

Lehman Brothers Intermediate Corporate Bond Index is an index comprised of all public, fixed-rate, non-convertible investment-grade domestic corporate debt. Issues included in this index have remaining maturities of one to ten years and are rated at least Baa3 by Moody's or BBB- by S&P, or, in the case of unrated bonds, BBB- by Fitch Investors Service.

Lehman Brothers Long-Term Corporate Bond Index is an index comprised of all public, fixed-rate, non-convertible investment-grade domestic corporate debt. Issues included in this index have remaining maturities greater than ten years and are rated at least Baa3 by Moody's or BBB- by S&P, or, in the case of unrated bonds, BBB- by Fitch Investors Service.

Salomon Brothers High-Grade Corporate Bond Index is an index of high-quality corporate bonds with a minimum maturity of at least ten years and with total debt outstanding of at least $50 million. Issues included in the index are rated AA or better by Moody's or AA or better by S&P.

Merrill Lynch High and Medium Quality Intermediate-Term Corporate Index is an index comprised of all public, fixed-rate, non-convertible corporate debt. Issues included in this index have remaining maturities of between one year and
9.99 years.  Issues included in the index are rated at least BBB by S&P.

Description of Moody's Ratings of State and Municipal Notes

Moody's ratings for state and municipal and other short-term obligations are designated Moody's Investment Grade ("MIG," or "VMIG" for variable rate obligations). This distinction is in recognition of the difference between short-term credit risk and long-term credit risk. Factors affecting the liquidity of the borrower and short-term cyclical elements are critical in short-term ratings, while other factors of major importance in bond risk, long-term secular trends for example, may be less important over the short run. Symbols used will be as follows:

MIG-1/VMIG-1 - This designation denotes best quality. There is present strong protection by established cash flows, superior liquidity support or demonstrated broad-based access to the market for refinancing.

MIG-2/VMIG-2 - This designation denotes high quality. Margins of protection are ample although not so large as in the preceding group.

Description of S&P'S Ratings of State and Municipal Notes

SP-1 - Very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics will be given a plus (+) designation.

SP-2 - Satisfactory capacity to pay principal and interest.

Description of Moody's Municipal Bond Ratings

Aaa - Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa - Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long- term risks appear somewhat larger than Aaa securities.

A - Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest may be present which suggest a susceptibility to impairment sometime in the future.

Baa - Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Moody's applies numerical modifiers, 1, 2, and 3, in each generic rating classification from Aa through B in its corporate bond rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Description of S&P'S Municipal Bond Ratings

AAA - Debt rated AAA has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.

AA - Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the highest rated debt issues only in small degree.

A - Debt rated A has a strong capacity to pay interest and repay principal, although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

BBB - Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher categories.

The ratings from AA to BBB may be modified by the addition of a plus or minus to show relative standing within the major rating categories.

Description of Moody's Commercial Paper Ratings

Issuers rated Prime-1 (or related supporting institutions) have a superior capacity for repayment of short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by the following characteristics:

             Leading market positions in well-established industries.

             High rates of return on funds employed.

             Conservative capitalization structures with moderate reliance on debt and ample asset protection.

             Broad margins in earnings coverage of fixed financial charges and with high internal cash generation.

             Well established access to a range of financial markets and assured sources of alternate liquidity.

Issuers rated Prime-2 (or related supporting institutions) have a strong capacity for repayment of short-term promissory obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, will be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

Description of S&P'S Commercial Paper Ratings

A - Issues assigned this highest rating are regarded as having the greatest capacity for timely payment. Issues in this category are delineated with the numbers 1, 2, and 3 to indicate the relative degree of safety.

A-1 - This designation indicates that the degree of safety regarding timely payment is either overwhelming or very strong. Those issues determined to possess overwhelming safety characteristics will be denoted with a plus (+) sign designation.

A-2 - Capacity for timely payment on issues with this designation is strong. However, the relative degree of safety is not as high as for issues designated A-1.

Description of Moody's Corporate Bond Ratings

Aaa - Bonds rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa - Bonds rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

A - Bonds rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa - Bonds rated Baa are considered as medium-grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba - Bonds rated Ba are judged to have speculative elements. Their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B - Bonds rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or maintenance of other terms of the contract over any long period of time may be small.

Caa - Bonds rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

Ca - Bonds rated Ca represent obligations which are speculative to a high degree. Such issues are often in default or have other marked short-comings.

C - Bonds rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Moody's applies numerical modifiers, 1, 2, and 3, in each generic rating classification from Aa through B in its corporate bond rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Description of S&P'S Corporate Bond Ratings

AAA - Debt rated AAA has the highest rating assigned by S&P to a debt obligation. Capacity to pay interest and repay principal is extremely strong.

AA - Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the highest-rated issues only to a small degree.

A - Debt rated A has a strong capacity to pay interest and repay principal, although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

BBB - Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher-rated categories.

BB - Debt rate BB has less near-term vulnerability to default than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments.

B - Debt rated B has a greater vulnerability to default but currently has the capacity to meet interest payments and principal repayments. Adverse business, financial, or economic conditions will likely impair capacity or willingness to pay interest and repay principal. The B rating category is also used for debt subordinated to senior debt that is assigned an actual or implied BB- rating.

CCC - Debt rated CCC has a currently identifiable vulnerability to default, and is dependent upon favorable business, financial, and economic conditions to meet timely payment of interest and repayment of principal. In the event of adverse business, financial, or economic conditions, it is not likely to have the capacity to pay interest and repay principal.

CC - Debt rated CC is typically applied to debt subordinated to senior debt which is assigned an actual or implied CCC debt rating.

C - The rating C is typically applied to debt subordinated to senior debt which is assigned an actual or implied CCC- debt rating. The C rating may be used to cover a situation where a bankruptcy petition has been filed but debt service payments are continued.

CI - The rating CI is reserved for income bonds on which no interest is being paid.

D - Debt rated D is in payment default. The D rating category is used when interest payments or principal payments are not made on the date due even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such grace period. The D rating will also be used upon the filing of a bankruptcy petition if debt service payments are jeopardized.

The ratings from AA to CCC may be modified by the addition of a plus or minus to show relative standing within the major rating categories.

                                   APPENDIX B


                                 2000 TAX RATES


     The following tables show the effect of a shareholder's tax status on effective yield under the Federal and applicable state and local income tax laws for 2000. The second table shows the approximate yield a taxable security must provide at various income brackets to produce after-tax yields equivalent to those of hypothetical tax-exempt obligations yielding from 3% to 7%. Of course, no assurance can be given that a Portfolio will achieve any specific tax-exempt yield. While the Portfolios invest principally in obligations whose interest is exempt from Federal income tax (and, in the case of the Maryland Tax-Free Portfolio and the Pennsylvania Tax-Free Money Market Portfolio and Pennsylvania Tax-Free Portfolio, from Maryland and Pennsylvania state income tax, respectively, as well) other income received by a Portfolio may be taxable.


     Use the first table to find your approximate effective tax bracket taking into account Federal and state taxes for 2000.

                                                             Combined                   Combined        Combined
                                                             Maryland                   Pennsyl-        Pennsyl-
                                     Federal     Maryland   and Federal    Pennsyl-     vania and      vania and
Single Return      Joint Return      Income      Marginal    Effective      vania       Federal         Federal
Taxable Income     Taxable Income      Tax         Rate        Tax         Marginal    Effective       Effective
                                     Bracket                 Bracket**      Rate         Tax             Tax
                                                                                       Bracket**       Bracket**

* Net amount subject to Federal income tax after deductions and exemptions. Assumes ordinary income only.

** Excludes the impact of the phaseout of personal exemptions, limitations on itemized deductions, and other credits, exclusions, and adjustments which may increase a taxpayer's marginal tax rate. An increase in a shareholder's marginal tax rate would increase that shareholder's tax-equivalent yield.

*** Combined Maryland and Federal effective tax brackets take into account the highest combined Maryland state and county income tax rate of ___% (applicable to residents of Caroline County). The table below sets forth the combined Maryland state and county income tax rate in descending order for each county:


                                                           Combined
                                      County               Rate

                                      Caroline
                                      Somerset
                                      Wicomico
                                      Price George's
                                      Montgomery
                                      St. Mary's
                                      Allegany
                                      Baltimore
                                      Carroll
                                      Queen Anne's
                                      Garrett
                                      Charles
                                      Calvert
                                      Washington
                                      Kent
                                      Frederick
                                      Dorchester
                                      Harford
                                      Cecil
                                      Anne Arundel
                                      Baltimore City
                                      Howard
                                      Talbot
                                      Worcester


Figures are tax-effected to reflect the federal tax benefit for persons who itemized deductions.

**** Combined Pennsylvania and Federal effective tax brackets take into account the Pennsylvania state income tax rate of ___% and Philadelphia school district investment income tax rate of ___%. Figures are tax-effected to reflect the the Federal tax benefit for persons who itemized deductions. Having determined your effective tax bracket above, use the following table to determine the tax equivalent yield for a given tax-free yield.

***** Combined Pennsylvania and Federal effective tax brackets take into account the highest Pennsylvania state income tax rate of ___% but does not take into account any local income tax rate since only residents of the school district of Philadelphia are subject to a local income tax on the net income from the ownership, sale or other disposition of tangible and intangible personal property. Figures are tax-effected to reflect the Federal tax benefit for persons who itemized deductions.

If your combined effective Federal, Maryland state and county personal income tax rate in 2000 is:


                           %             %              %

             %


To match these tax free rates: Your taxable investment would have to earn the following yield:

                          %              %              %              %



%
%                         %              %              %              %
%                         %              %              %              %
%                         %              %              %              %
%                         %              %              %              %



If your combined effective Federal, Pennsylvania state and Philadelphia school district investment income tax rate in 2000 is:


                        %              %              %
           %


Your taxable investment would have to earn the following yield:

                          %              %              %              %


%
%                         %              %              %              %
%                         %              %              %              %
%                         %              %              %              %
%                         %              %              %              %



If your combined effective Federal and Pennsylvania state income tax rate in 2000 is:





                        %            %              %

       %

Your taxable investment would have to earn the following yield:


                          %              %              %              %


%
%                         %              %              %              %
%                         %              %              %              %
%                         %              %              %              %
%                         %              %              %              %



A Portfolio may invest a portion of its assets in obligations that are subject to Federal, state, or county (or City of Baltimore) income taxes. When the Portfolio invests in these obligations, its tax-equivalent yield will be lower. In the table above, tax-equivalent yields are calculated assuming investments are 100% Federal and state tax free.

Yield information may be useful in reviewing a Portfolio's performance and in providing a basis for comparison with other investment alternatives. However, each Portfolio's yield fluctuates, unlike investments that pay a fixed interest rate over a stated period of time. When comparing investment alternatives, investors should also note the quality and maturity of the portfolio securities of the respective investment companies that they have chosen to consider.


Investors should recognize that in periods of declining interest rates a Portfolio's yield will tend to be somewhat higher than prevailing market rates, and in periods of rising interest rates a Portfolio's yield will tend to be somewhat lower. Also, when interest rates are falling, the inflow of net new money to a Portfolio from the continuous sale of its shares will likely be invested in instruments producing lower yields than the balance of the Portfolio's holdings, thereby reducing the Portfolio's current yield. In periods of rising interest rates, the opposite can be expected to occur. The yields of the Retail Class A, Retail Class B, Institutional Class, Institutional II Class, Corporate Class, Corporate II Class or Corporate III Class of a Portfolio are each calculated separately. The yields of the Retail Class A, Retail Class B and Institutional Class of a Portfolio will be lower than those of the Institutional Class, Corporate Class, Corporate II Class or Corporate III Class of the same Portfolio, due to higher expenses in general.

                        Part C - Other Information Item

Item 23.  Exhibits

     (a) (1) Declaration of Trust dated October 22, 1992 is incorporated by reference to Exhibit 1 to the Registration Statement.

          (2) Amended and Restated Declaration of Trust dated March 19, 1993 is incorporated by reference to Exhibit 1(b) to Pre-Effective Amendment No. 2.

          (3) Supplement dated March 23, 1993 to the Amended and Restated Declaration of Trust dated March 19, 1993 is incorporated by reference to Exhibit 1(c) to Pre-Effective Amendment No. 2.

     (b) By-Laws of the Registrant are incorporated by reference to Exhibit 1(d) to Pre-Effective Amendment No. 2.

     (c)  Not applicable.

     (d) (1) Investment Advisory Agreement dated February 12, 1998, between the Registrant and Allied Investment Advisors, Inc. is incorporated herein by reference to Exhibit 5(b) to Post-Effective Amendment No. 17.

          (2) Investment Advisory Agreement, between the Registrant and AIB Govett Asset Management Limited. *

     (e) (1) Distribution Agreement dated November 1, 1995, between the Registrant and SEI Investments Distribution Co. is incorporated herein by reference to Exhibit 6(a) to Post-Effective Amendment No. 6.

          (2) Administration Agreement dated November 1, 1995, between the Registrant and SEI Investments Mutual Fund Services is incorporated herein by reference to Exhibit 6(b) to Post-Effective Amendment No. 6.

     (f)  Not applicable.

     (g) (1) Custody Agreement dated April 1, 1997, between the Registrant and Allfirst Trust Company, National Association, is incorporated herein by reference to Exhibit 8(a) to Post-Effective Amendment No. 17.

          (2)  Subcustody Agreement.*

     (h) (1) Transfer Agency and Service Agreement dated November 1, 1995, between the Registrant and SEI Investments Mutual Fund Services is incorporated herein by reference to Exhibit 9 to Post-Effective Amendment No. 6.

          (2) Sub-Administration Agreement dated January 1, 1998, between SEI Investments Management Corporation and Allfirst Trust Company, National Association, is incorporated herein by reference to Exhibit 9(b) to Post-Effective Amendment No. 17.

     (i)  Opinion and consent of legal counsel.*

     (j)  Consent of independent auditors.*

     (k)  Not applicable.

     (l) Written assurance dated May 27, 1993 that purchase representing initial capital was made for investment purposes without any present intention of redeeming or reselling is incorporated herein by reference to
     Exhibit 13 to Pre-Effective Amendment No. 3.

     (m) (1) Distribution and Shareholder Services Plan is incorporated by reference to Exhibit (m)(1) to Post-Effective Amendment No. 21.

          (2) Distribution and Shareholder Services Plan with respect to Retail Class B Shares is incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 21.

          (3) Shareholder Services Plan for Institutional Class Shares is incorporated by reference to Exhibit (m)(2) to Post-Effective Amendment No. 21.

          (4) Distribution and Service Plan with respect to Institutional II Class Shares is incorporated by reference to Exhibit (m)(3) to Post-Effective Amendment No. 21.


          (5) Distribution and Service Plan with respect to Corporate II Class Shares.*

          (6) Distribution and Service Plan with respect to Corporate III Class Shares.*



     (n)   Not applicable.

     (o) Amended and Restated Rule 18f-3 Plan is incorporated herein by reference to Exhibit 18 to Post-Effective Amendment No. 20.

____________________
*To be filed by amendment.

Item 24.  Persons Controlled by or Under Common Control with Registrant

     None.

Item 25.  Indemnification

     Article XI, Section 2 of the Declaration of Trust sets forth the reasonable and fair means for determining whether indemnification shall be provided to any past or present trustee or officer. It states that the Registrant shall indemnify any present or past trustee or officer to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his service as a trustee, an officer, or both. Additionally, amounts paid or incurred in settlement of such matters are covered by this indemnification. Indemnification will not be provided in certain circumstances, however. These include instances of willful misfeasance, bad faith, gross negligence, and reckless disregard of the duties involved in the conduct of the particular office involved. Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 26.  Business and Other Connections of Investment Adviser

     Allied Investment Advisors, Inc. ("AIA") serves as investment adviser to all Portfolios of the Registrant. A description of the directors and officers of AIA and other required information is included in the Form ADV and schedules thereto of AIA, as amended, on file with the Securities and Exchange Commission (File No. 801-50883) and is incorporated herein by reference.

     AIB Govett Asset Management Limited ("AIB Govett London", formerly John Govett & Co. Limited) serves as investment subadviser to the International Equity Portfolio and Emerging Markets Equity Portfolio. A description of the directors and officers of AIB Govett London, and other required information, is included in AIB Govett London's Form ADV and schedules thereto, as amended, which is on file at the SEC (File No. 801-34730). AIB Govett London's Form ADV, as amended, is incorporated herein by reference.


Item 27.  Principal Underwriters

     (a) SEI Investments Distribution Co. (the "Distributor") acts as distributor for the Registrant. The Distributor also acts as distributor for:

SEI Daily Income Trust                   July 15, 1982
SEI Liquid Asset Trust                   November 29, 1982
SEI Tax Exempt Trust                     December 3, 1982
SEI Index Funds                          July 10, 1985
SEI Institutional Managed Trust          January 22, 1987
SEI Institutional International Trust    August 30, 1988
The Advisors' Inner Circle Fund          November 14, 1991
The Pillar Funds                         February 28, 1992
CUFUND                                   May 1, 1992

STI Classic Funds                        May 29, 1992
First American Funds, Inc.               November 1, 1992
First American Investment Funds, Inc.    November 1, 1992
The Arbor Fund                           January 28, 1993
Boston 1784 Funds                        June 1, 1993
The PBHG Funds, Inc.                     July 16, 1993
Morgan Grenfell Investment Trust         January 3, 1994
The Achievement Funds Trust              December 27, 1994
Bishop Street Funds                      January 27, 1995
STI Classic Variable Trust               August 18, 1995
Huntington Funds                         January 11, 1996
SEI Asset Allocation Trust               April 1, 1996
TIP Funds                                April 28, 1996
SEI Institutional Investments Trust      June 14, 1996
First American Strategy Funds, Inc.      October 1, 1996
HighMark Funds                           February 15, 1997
Armada Funds                             March 8, 1997
PBHG Insurance Series Fund, Inc.         April 1, 1997
The Expedition Funds                     June 9, 1997
TIP Institutional Funds                  January 1, 1998
Oak Associates Funds                     February 27, 1998
The Nevis Fund, Inc.                     June 29, 1998
The Parkstone Group of Funds             September 14, 1998
CNI Charter Funds                        April 1, 1999
The Parkstone Advantage Fund             May 1, 1999
Amerindo Funds, Inc.                     July 13, 1999

The Distributor provides numerous financial services to investment managers, pension plan sponsors and bank trust departments. These services include portfolio evaluation, performance measurement and consulting services ("Funds Evaluation") and automated execution, clearing and settlement of securities transactions ("MarketLink").

     (b) Directors, officers and partners of SEI Investments Distribution Co. are as follows:

  Name and Principal Business          Positions and Offices with          Positions and Offices with
          Address *                           Underwriter                          Registrant

Alfred P. West, Jr.                Director, Chairman of the Board
                                   of Directors
Richard B. Lieb                    Director and Executive Vice
                                   President
Carmen V. Romeo                    Director
Mark J. Held                       President and Chief Operating
                                   Officer
Gilbert L. Beebower                Executive Vice President
Dennis J. McGonigle                Executive Vice President
Robert M. Silvestri                Chief Financial Officer and
                                   Treasurer
Leo J. Dolan, Jr.                  Senior Vice President

Carl A. Guarino                    Senior Vice President
Larry Hutchinson                   Senior Vice President
Jack May                           Senior Vice President
Hartland J. McKeown                Senior Vice President
Kevin P. Robins                    Senior Vice President and           Vice President and Assistant
                                   General Counsel                     Secretary
Patrick K. Walsh                   Senior Vice President
Robert Crudup                      Vice President and Managing
                                   Director
Barbara Doyne                      Vice President
Vic Galef                          Vice President and Managing
                                   Director
Kim Kirk                           Vice President and Managing
                                   Director
John Krzeminski                    Vice President and Managing
                                   Director
Carolyn McLaurin                   Vice President and Managing
                                   Director
Lori White                         Vice President and Assistant
                                   Secretary
Wayne M. Withrow                   Vice President and Managing
                                   Director
Robert Aller                       Vice President
Gordon W. Carpenter                Vice President
Todd Cipperman                     Vice President
S. Courtney E. Collier             Vice President and Assistant
                                   Secretary
Richard A. Deak                    Vice President and Assistant
                                   Secretary
Jeff Drennen                       Vice President
James R. Foggo                     Vice President and Assistant
                                   Secretary
Lydia A. Gavalis                   Vice President and Assistant        Vice President and Assistant
                                   Secretary                           Secretary
Greg Gettinger                     Vice President and Assistant
                                   Secretary
Kathy Heilig                       Vice President
Jeff Jacobs                        Vice President
Samuel King                        Vice President
W. Kelso Morrill                   Vice President
Mark Nagle                         Vice President
Joanne Nelson                      Vice President
Cynthia M. Parrish                 Vice President and Secretary
Kim Rainey                         Vice President
Robert Redican                     Vice President
Maria Rinehart                     Vice President
Steve Smith                        Vice President
Kathryn L. Stanton                 Vice President
Lynda J. Striegel                  Vice President and Assistant        Vice President and Secretary

                                   Secretary
Daniel Spaventa                    Vice President

_______________________
* 1 Freedom Valley Drive, Oaks, PA 19456

     (c)  Not applicable.

Item 28.  Location of Accounts and Records

The Registrant maintains the records required by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 inclusive thereunder at its principal office located at One Freedom Valley Drive, Oaks, PA 19456. Certain records, including records relating to the Registrant's shareholders, may be maintained pursuant to Rule 31a-3 at the offices of the Registrant's investment adviser, Allied Investment Advisors, Inc., located at 100 E. Pratt Street, Baltimore, MD 21202; and its transfer agent, SEI Investments Mutual Fund Services, located at One Freedom Valley Drive, Oaks, PA. 19456. Certain records relating to the physical possession of the Registrant's securities may be maintained at the offices of the Registrant's custodian, Allfirst Trust Company, N.A., located at 25 S. Charles Street, Baltimore, MD 21201.

Item 29.  Management Services Not applicable.

Item 30.  Undertakings

     (a)  Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant duly caused this Post-Effective Amendment No. 23 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Baltimore, and State of Maryland, on the 3/rd/ day of January, 2000.

                                    ARK FUNDS

                                    By:  /s/ David D. Downes
                                         -------------------
                                             David D. Downes
                                             President


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 23 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ David D. Downes                President (principal executive     January 3, 2000
---------------------------------  officer) and Trustee
David D. Downes

 /s/ James F. Volk                 Treasurer, Controller and Chief    January 3, 2000
---------------------------------  Financial Officer
James F. Volk

        *                          Trustee
---------------------------------
William H. Cowie

        *                          Trustee
---------------------------------
Charlotte Kerr

        *                          Trustee
---------------------------------
Thomas Schweizer

        *                          Trustee
---------------------------------
Richard B. Seidel

* By:    /s/ Alan C. Porter                                 January 3, 2000
       --------------------
         Alan C. Porter
         Attorney-in-Fact

     An original power-of-attorney authorizing Alan C. Porter to execute amendments to this Registration Statement for each trustee of the Registrant on whose behalf this amendment to the Registration Statement is filed has been executed and filed with the Securities and Exchange Commission.